    As filed with the Securities and Exchange Commission on April 28 1995
                                                  Registration No. 33-__________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                 --------------

                             STORAGE EQUITIES, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

            95-3551121                                         6798
(I.R.S. Employer Identification No.)                (Primary Standard Industrial
                                                     Classification Code Number)

`      600 North Brand Boulevard                           HUGH W. HORNE
     Glendale, California 91203-1241                   Storage Equities, Inc.
             (818) 244-8080                         600 North Brand Boulevard
    (Address, including zip code, and            Glendale, California 91203-1241
  telephone number, including area code,                  (818) 244-8080
of registrant's principal executive offices)      (Name, address, including zip
                                                    code, and telephone number,
                                                   including area code, of agent
                                                     for service)______________
                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                             Storage Equities, Inc.
                      600 North Brand Boulevard, Suite 300
                        Glendale, California 91203-1241
                                 --------------

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                 --------------

     If the only securities being registered on this Form are being offered in connection with the formation of a holding company, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

                                                                              Proposed       Proposed
                                                                               Maximum        Maximum
                                                       Amount     Offering    Aggregate      Amount of
                                                        to be     Price Per   Offering     Registration
Title of Each Class of Securities to be Registered   Registered     Share       Price           Fee
- ----------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                  (1)          (1)         (1)       $23,955 (1)(2)

(1) This Registration Statement relates to the proposed merger of Public Storage Properties VII, Inc. ("PSP7") into the Registrant and the conversion of shares of common stock of PSP7 into either cash (as to up to 20% of the outstanding shares of common stock of PSP7) or common stock of the Registrant. At the merger, there will be a maximum of 3,806,491 shares of common stock of PSP7 outstanding. The closing price of such securities on the American Stock Exchange on April 25, 1995 was $18.25 per share. The number of shares of common stock of the Registrant to be issued in the merger cannot be determined at this time.

(2) Calculated in accordance with rule 457(f)(1) under the Securities Act of 1933. $14,427 of the registration fee was previously paid in connection with PSP7's preliminary proxy materials.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             STORAGE EQUITIES, INC.

              Cross Reference Sheet Showing Location in Prospectus
                      of Information Required by Form S-4

      Registration Statement Item                                     Location in Prospectus
     -----------------------------                                   ------------------------
A.  Information About the Transaction

  1.  Forepart of Registration Statement and Outside                 Front Cover Page of
      Prospectus Front Cover Page

  2.  Inside Front and Outside Back Cover Pages of Prospectus        See page 1 and pages (iii)-(iv)

  3.  Risk Factors, Ratio of Earnings to Fixed Charges and           Risk Factors and Material Considerations
      Other Information

  4.  Terms of the Transaction                                       Summary and The Merger

  5.  Pro Forma Financial Information                                Pro Forma Financial Statements

  6.  Material Contacts with the Company Being Acquired              Risk Factors and Material Considerations,
                                                                     Conflicts of Interest and The Merger

  7.  Additional Information Required for Reoffering by Persons      *
      and Parties Deemed to be Underwriters

  8.  Interests of Named Experts and Counsel                         Legal Opinions

  9.  Disclosure of Commission Position on Indemnification           The Merger - Comparison of Ownership of Shares
      for Securities Act Liabilities                                 of PSP7 and SEI - Management and Duties

B.  Information About the Registrant

  10. Information with Respect to S-3 Registrants                    Incorporation of Certain Documents by Reference

  11. Incorporation of Certain Information By
      Reference                                                      Incorporation of Certain Documents by Reference

  12. Information with Respect to S-2 or S-3
      Registrants                                                    Incorporation of Certain Documents by Reference

  13. Incorporation of Certain Information By
      Reference                                                      Incorporation of Certain Documents by Reference

  14. Information with Respect to Registrants Other
      than S-2 or S-3 Registrants                                    Incorporation of Certain Documents by Reference
_________________

*  Omitted as Inapplicable.

C.  Information About the Company Being Acquired

  15. Information with Respect to S-3 Companies                       Incorporation of Certain Documents by Reference

  16. Information with Respect to S-2 or S-3 Companies                Incorporation of Certain Documents by Reference

  17. Information with Respect to Companies Other than                Incorporation of Certain Documents by Reference
      S-2 or S-3 Companies

D.  Voting and Management Information

  18. Information if Proxies, Consents or Authorizations              Incorporation of Certain Documents by Reference
      are to be Solicited

  19. Information if Proxies, Consents or Authorizations              Incorporation of Certain Documents by Reference
      are not to be Solicited or in an Exchange Offer

_________________

*  Omitted as Inapplicable.

                      PUBLIC STORAGE PROPERTIES VII, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              __________ __, 1995


         A special meeting of shareholders of Public Storage Properties VII, Inc., a California corporation ("PSP7"), will be held at PSP7's offices at 600 North Brand Boulevard, Suite 300, Glendale, California on __________ __, 1995, at the hour of __:__ a.m. for the following purposes:

         1. To consider and vote upon an Agreement and Plan of Reorganization between PSP7 and Storage Equities, Inc. ("SEI") described in the accompanying Joint Proxy Statement and Prospectus pursuant to which PSP7 would be merged with and into SEI (the "Merger"). Upon the Merger, each outstanding share of PSP7 Common Stock Series A ("PSP7 Common Stock") (other than shares held by shareholders of PSP7 who have properly exercised dissenters' rights under California law ("Dissenting Shares")) would be converted into the right to receive cash, SEI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP7 Common Stock (not to exceed 20% of the outstanding PSP7 Common Stock, or 761,298 shares, less any Dissenting Shares), upon a shareholder's election, $18.95 in cash, subject to reduction as described below (the "Cash Election") or (ii) that number (subject to rounding) of shares of SEI Common Stock determined by dividing $18.95, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of SEI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP7. If a shareholder does not make a Cash Election, all of his or her PSP7 Common Stock would be converted into SEI Common Stock in the Merger. The consideration paid by SEI in the Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid by PSP7 to its shareholders prior to completion of the Merger in order to satisfy PSP7's REIT distribution requirements ("Required REIT Distributions"). The consideration received by the shareholders of PSP7 in the Merger, however, along with any Required REIT Distributions, will not be less than $18.95 per share of PSP7 Common Stock, which amount represents the market value of PSP7's real estate assets at December 31, 1994 appraisal) and the estimated net asset value of its other assets at May 31, 1995. Additional pre-Merger cash distributions would be made to the shareholders of PSP7 to cause PSP7's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. Prior to, and conditioned upon, the Merger, PSP7 intends to redeem for an aggregate of $2,757,000 in cash all outstanding shares of its Common Stock Series D. The Common Stock Series D was issued to the original shareholders of PSP7.

         2. To consider and vote upon a related amendment to PSP7's bylaws to authorize the Merger in the form of Appendix F to the accompanying Joint Proxy Statement and Prospectus.

         The Board of Directors has determined that holders of record of Common Stock Series A and Common Stock Series D at the close of business on __________ __, 1995 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

         Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

         You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                                              By Order of the Board of Directors

                                                 OBREN B. GERICH, Secretary

Glendale, California
__________ __, 1995

                             STORAGE EQUITIES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              __________ __, 1995


         A special meeting of shareholders of Storage Equities, Inc., a California corporation ("SEI"), will be held at SEI's offices at 600 North Brand Boulevard, Suite 300, Glendale, California on __________ __, 1995, at the hour of __:__ a.m. The purpose of the meeting will be to consider and vote upon an Agreement and Plan of Reorganization between Public Storage Properties VII, Inc. ("PSP7") and SEI described in the accompanying Joint Proxy Statement and Prospectus pursuant to which PSP7 would be merged with and into SEI (the "Merger"). Upon the Merger, each outstanding share of PSP7 Common Stock Series A ("PSP7 Common Stock") (other than shares held by shareholders of PSP7 who have properly exercised dissenters' rights under California law ("Dissenting Shares")) would be converted into the right to receive cash, SEI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP7 Common Stock (not to exceed 20% of the outstanding PSP7 Common Stock, or 761,298 shares, less any Dissenting Shares), upon a shareholder of PSP7's election, $18.95 in cash, subject to reduction as described below (the "Cash Election") or (ii) that number (subject to rounding) of shares of SEI Common Stock determined by dividing $18.95, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of SEI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP7. If a shareholder of PSP7 does not make a Cash Election, all of his or her PSP7 Common Stock would be converted into SEI Common Stock in the Merger. The consideration paid by SEI in the Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid by PSP7 to its shareholders prior to completion of the Merger in order to satisfy PSP7's REIT distribution requirements ("Required REIT Distributions"). The consideration received by shareholders of PSP7 in the Merger, however, along with any Required REIT
Distributions, will not be less than $18.95 per share of PSP7 Common Stock, which amount represents the market value of PSP7's real estate assets at December 31, 1994 (based on an independent appraisal) and the estimated net asset value of its other assets at May 31, 1995. Additional pre-Merger cash distributions would be made to the shareholders of PSP7 to cause PSP7's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995.

         The Board of Directors has determined that only holders of record of Common Stock at the close of business on __________ __, 1995 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

         Please complete, date, sign and promptly mail the proxy in the stamped return envelope included with these materials.

         You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                                              By Order of the Board of Directors

                                                  SARAH HASS, Secretary


Glendale, California
__________ __, 1995

                             STORAGE EQUITIES, INC.
                      PUBLIC STORAGE PROPERTIES VII, INC.

                      JOINT PROXY STATEMENT and PROSPECTUS
                        SPECIAL MEETING OF SHAREHOLDERS
                              __________ __, 1995

         This Joint Proxy Statement and Prospectus is being furnished to holders of shares of Common Stock, par value $.10 per share (the "SEI Common Stock") of Storage Equities, Inc. ("SEI") and holders of shares of Common Stock Series A, par value $.01 per share (the "PSP7 Common Stock") and of shares of Common Stock Series D, par value $.01 per share (the "Series D Shares") of Public Storage Properties VII, Inc. ("PSP7") and relates to meetings of shareholders of SEI and PSP7 called to approve the proposed merger of PSP7 with and into SEI (the "Merger") pursuant to the Agreement and Plan of Reorganization attached as Appendix A to this Joint Proxy Statement and Prospectus (the "Merger Agreement"). Holders of SEI Common Stock and PSP7 Common Stock are referred to hereafter as the "SEI Shareholders" and the "PSP7 Shareholders," respectively.

         Public Storage, Inc. ("PSI") and its affiliates have significant relationships with both SEI and PSP7 and own approximately 28% and 26% of the
PSP7  Common   Stock  and  SEI  Common   Stock,   respectively.   See   "Summary
- -Relationships." PSI and its affiliates have informed PSP7 and SEI that they intend to vote their shares for the Merger. The Boards of Directors of SEI and PSP7, based on recommendations of special committees composed of independent directors, recommend that SEI Shareholders and PSP7 Shareholders, respectively, vote for the Merger. PSP7 has imposed as an additional condition to the Merger that it be approved by a majority of the shares of PSP7 Common Stock voting at the meeting of PSP7 Shareholders not held by PSI and its affiliates.

         The Merger involves certain factors that should be considered by all shareholders, particularly PSP7 Shareholders, including the following:

* The Merger has not been negotiated at arms' length, and no unaffiliated representatives were appointed to negotiate the terms of the Merger on behalf of either SEI or PSP7.

* The nature of the investment of PSP7 Shareholders who receive SEI Common Stock is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, and which does not plan to liquidate its assets within a fixed period of time.

* Based on the current price of SEI Common Stock, the level of distributions to PSP7 Shareholders who receive SEI Common Stock in the Merger would be lower after the Merger than before.

*        PSP7's  properties  may continue to  appreciate in   value and might be
         able to be liquidated at a later date for more consideration than receivable in the Merger.

* Under California law, PSP7 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Merger only if demands for payments are filed with respect to 5% or more of the outstanding shares of PSP7 Common Stock.

* PSI and its affiliates have conflicts of interest in connection with the Merger.

* The Merger is expected to increase the compensation payable to an affiliate of PSI because its fee is a function of SEI's capitalization, as well as SEI's results of operations.

* SEI has acquired, and intends to continue to acquire, interests in real estate assets from affiliates of PSI.

                                                   (Continued on following page)
                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON, OR ENDORSED THE MERITS OF, THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

* In making real estate investments, SEI, unlike PSP7, has incurred, and may continue to incur, debt.

* The interest of SEI Shareholders can be diluted through the issuance of additional securities. SEI has outstanding, and intends to issue additional, securities with priority over SEI Common Stock.

* The market price of SEI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP7 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors.

* The consideration to be received by PSP7 Shareholders in the Merger is based on third party appraisals. However, appraisals are opinions as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of PSP7's properties.

* PSP7 Shareholders who receive any cash in connection with the Merger may have a taxable gain.

See "Risk Factors and Material Considerations."

         The SEI Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "SEQ." On __________ __, 1995, the closing price of the SEI Common Stock on the NYSE was $____. The PSP7 Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "PSF." On __________ __, 1995, the closing price of the PSP7 Common Stock on the AMEX was $____.

         This Joint Proxy Statement and Prospectus is first being mailed on or about __________ __, 1995 to SEI and PSP7 Shareholders of record at the close of business on __________ __, 1995.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SEI OR PSP7. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE REGISTERED SECURITIES TO WHICH THIS JOINT PROXY STATEMENT AND PROSPECTUS RELATES TO OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS
                                                                          Page

Available Information                                                      1
Incorporation of Certain Documents by Reference                            1
Summary                                                                    2
  Overview of Merger                                                       2
  Meetings and Vote Requirements of Shareholders                           3
  SEI                                                                      3
  PSP7                                                                     3
  Recent Developments                                                      4
  Risk Factors and Material Considerations                                 5
  Background and Reasons for the Merger                                    6
  Potential Advantages of the Merger                                       8
  Rights of Dissenting Shareholders                                        8
  Determination of Payments to be Received by PSP7 Shareholders
    in Connection with the Merger                                          9
  Federal Income Tax Matters                                               9
  Recommendations; Opinions of Financial Advisors                          9
  Comparison of Ownership of Shares in PSP7 and SEI and
    Comparison of Fees and Compensation                                   11
  Series D Shares                                                         13
  Roll-Up Transactions                                                    14
  Summary Financial Information                                           14
  Relationships                                                           18
Risk Factors and Material Considerations                                  21
  No Arms' Length Negotiation or Unaffiliated Representatives             21
  Change from Finite Life to Infinite Life                                21
  Uncertainty Regarding Market Price of SEI Common Stock                  21
  Potential Loss of Future Appreciation                                   21
  Limitation on Dissenters' Rights of Appraisal                           21
  Lower Level of Distributions                                            21
  Financing Risks                                                         22
  Merger Consideration Based on Appraisals Instead
    of Arms' Length Negotiation                                           22
  Tax to PSP7 Shareholders                                                22
  Operating Risks                                                         22
  Conflicts of Interest, Increase of Adviser's Compensation and
    Transactions with Affiliates                                          23
  Consequences of Loss of Qualification as a REIT                         24
Conflicts of Interest                                                     24
  Conflicts of Interest in the Merger                                     24
  Allocation of Services and Costs                                        25
  Allocation of Investment Opportunities                                  25
  Competition with Affiliates                                             25
  Transactions with Affiliates                                            26
Comparison of Fees and Compensation                                       27
  Fees Payable With Respect to Combined Operations of SEI and PSP7        27
  Fees Payable With Respect to PSP7 Operations                            29
  Distributions Payable by PSP7                                           29
The Merger                                                                30
  General                                                                 30
  Background                                                              30
  Reasons for the Merger and Timing                                       36
  Alternatives to Merger                                                  36
  No Solicitation of Other Proposals                                      38
  Determination of Payments to be Received by PSP7 Shareholders
    in Connection with the Merger                                         39
  Potential Advantages of the Merger                                      40

                                                                          Page
  Recommendation to PSP7 Shareholders and Fairness Analysis               41
  Comparison of Consideration to be Received in the Merger
    to Other Alternatives                                                 43
  Recommendation to SEI Shareholders and Fairness Analysis                46
  Real Estate Portfolio Appraisal by Wilson                               47
  Fairness Opinion from Stanger                                           50
  Fairness Opinion from Houlihan Lokey                                    54
  The Merger Agreement                                                    58
  Cash Election Procedure                                                 59
  Consequences to PSP7 if the Merger is Not Completed                     60
  Costs of the Merger                                                     60
  Accounting Treatment                                                    61
  Regulatory Requirements                                                 61
  Comparison of Ownership of Shares in PSP7 and SEI                       61
Amendment to PSP7 Bylaws                                                  66
Redemption of Series D Shares                                             67
Approval of the Merger and Bylaw Amendment                                68
  General                                                                 68
  PSP7                                                                    68
  SEI                                                                     68
  Security Ownership of Certain Beneficial Owners and Management          69
  Solicitation of Proxies                                                 73
Description of PSP7's Properties                                          74
Description of SEI's Properties                                           78
Distributions and Price Range of SEI Common  Stock                        79
Distributions and Price Range of PSP7 Common Stock                        80
Description of SEI Capital Stock                                          81
  Common Stock                                                            81
  Preferred Stock                                                         81
  Effects of Issuance of Capital Stock                                    82
Dissenting Shareholders' Rights of Appraisal                              83
  PSP7                                                                    83
  SEI                                                                     84
Certain Federal Income Tax Matters                                        85
  The Merger                                                              85
  General Tax Treatment of SEI                                            86
  Taxation of SEI Shareholders                                            88
  Tax Consequences to SEI of Joint Investments with PSP Partnerships      90
  State and Local Taxes                                                   90
Legal Opinions                                                            90
Experts                                                                   91
Independent Auditors                                                      91
Shareholder Proposals                                                     91
Glossary                                                                  91
Pro Forma Financial Statements                                          PF-1

Appendix A -    Agreement and Plan of Reorganization  between SEI and PSP7 dated as of February 2, 1995
Appendix B -    Real Estate  Appraisal Report by Charles R. Wilson & Associates,
                Inc. dated January 31, 1995
Appendix C -    Opinion of  Robert A. Stanger & Co., Inc.  dated  April 27, 1995

Appendix D -    Opinion  of  Houlihan,   Lokey,   Howard  &  Zukin,  Inc.  dated
                April 27, 1995
Appendix E -    Chapter 13 of the California General  Corporation Law Concerning
                Dissenters' Rights
Appendix F -    Proposed Amendment to PSP7's Bylaws
Appendix G -    Notice of Redemption of Series D Shares
Appendix H -    Financial Statements of PSP7
Appendix I -    Management's  Discussion and Analysis of Financial Condition and
                Results of Operations of PSP7

                             AVAILABLE INFORMATION

         Both SEI and PSP7 are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 75 Park Place, 14th Floor, New York, New York 10007; and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected, in the case of SEI, at the NYSE, 20 Broad Street, New York, New York 10005 and, in the case of PSP7, at the AMEX, 86 Trinity Place, New York, New York 10006.

         SEI has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the
Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following  documents,  filed by SEI with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/As dated April 4, 1995 and April 21, 1995 and (ii) the Current Report on Form 8-K dated January 24, 1995.

         All documents filed by SEI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and Prospectus and prior to the date of the special meetings of the Shareholders of SEI and PSP7 shall be deemed to be incorporated by reference herein from the date of filing such documents.

         The following  documents filed by PSP7 with the Commission  pursuant to
Section 13 of the Exchange Act (File No. 1-10840) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/As dated March 29, 1995 and April 26, 1995 and
(ii) the Current Report on Form 8-K dated February 2, 1995.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

         Also incorporated by reference herein is the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement and Prospectus.

         THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (INCLUDING DOCUMENTS FILED SUBSEQUENT TO THE DATE HEREOF), EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS), SHALL BE DELIVERED TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR SERVICES DEPARTMENT, 600 NORTH BRAND BOULEVARD, SUITE 300, GLENDALE, CALIFORNIA 91203-1241 OR BY TELEPHONE AT (818) 244-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________ __, 1995.

                                    SUMMARY

         The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus. See "Glossary" for definitions of certain terms used in this Joint Proxy Statement and Prospectus.

Overview of Merger

         Upon consummation of the Merger, PSP7 will be merged with and into SEI, which will be the surviving corporation. Each share of PSP7 Common Stock outstanding immediately prior to the consummation of the Merger (other than shares held by PSP7 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting Shares")) will be converted into the right to receive cash, SEI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP7 Common Stock (not to exceed 20% of the outstanding PSP7 Common Stock, or 761,298 shares, less any Dissenting Shares), upon a PSP7 Shareholder's election (the "Cash Election"), $18.95 in cash, subject to reduction as described below, or (ii) that number of shares of SEI Common Stock (subject to rounding) determined by dividing $18.95, subject to reduction as described below, by the average of the per share closing prices on the NYSE of SEI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSP7 Shareholders. If a PSP7 Shareholder does not make a Cash Election, all of his or her PSP7 Common Stock would be converted into SEI Common Stock. The consideration paid by SEI in the Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid by PSP7 to its shareholders prior to completion of the Merger (estimated at up to $.60 per share) in order to satisfy PSP7's REIT distribution requirements ("Required REIT Distributions"). The consideration received by the shareholders of PSP7 in the Merger, however, along with any Required REIT Distributions, will not be less than $18.95 per share of PSP7 Common Stock, which amount represents the market value of PSP7's real estate assets at December 31, 1994 (based on an independent appraisal) and the estimated net asset value of its other assets at May 31, 1995. PSP7 Shareholders would receive the Required REIT Distributions upon any liquidation of PSP7, regardless of the Merger. Additional pre-Merger cash distributions would be made to the PSP7 Shareholders to cause PSP7's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. Prior to, and conditioned upon, the Merger, PSP7 intends to redeem for an aggregate of $2,757,000 in cash all of the outstanding Series D Shares. The Series D Shares were issued to the original PSP7
Shareholders. See "The Merger -- Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger" and "Redemption of Series D Shares." For a description of the terms of the Merger, see "The Merger -- The Merger Agreement."

         The SEI and PSP7 Common Stock are listed on the NYSE and the AMEX, respectively. On February 1, 1995, the last full trading day prior to the first announcement of the proposed Merger, the reported closing sales prices per share of SEI Common Stock and PSP7 Common Stock on the NYSE and AMEX, respectively, were $14 and $16-7/8, respectively. On __________ __, 1995, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the reported closing sales prices per share of SEI Common Stock and PSP7 Common Stock on the NYSE and AMEX, respectively, were $____ and $____, respectively.

Meetings and Vote Requirements of Shareholders

                                                    SEI                                          PSP7
Meeting Date                         __________ __, 1995 at __:__ a.m.             __________ __, 1995 at __:__ a.m.
Record Date                                 __________ __, 1995                           __________ __, 1995
Purpose                                    To Approve the Merger                       To Approve the Merger and
                                                                                       Proposed Bylaw Amendment
Shares of Common                                32,838,310                             3,806,491 Series A Shares
  Stock Outstanding*                                                                     2,757 Series D Shares
Vote Required                            Majority of Shares of SEI                 Majority of Shares of Outstanding
                                            Common Stock Voting                          PSP7 Common Stock and
                                                                                            Series D Shares
                                                                                          Entitled to Vote**
Percentage Ownership by
  Executive Officers
  and Directors                                   28%***                                          28%
Shareholder Lists                      Available upon written demand                 Available upon written demand
- ---------------

  *    Includes shares owned by PSI and its affiliates.
 ** PSI and its affiliates own 1,068,167 of the outstanding Series A Shares (approximately 28%) and 27.6 of the outstanding Series D Shares (1%). PSP7 has imposed as an additional condition to the Merger that it be approved by a majority of the shares of PSP7 Common Stock voting at the meeting of PSP7 Shareholders not held by PSI and its affiliates.
*** Includes SEI Common Stock owned by members of the family of executive officers of SEI, as well as 2.4% of SEI Common Stock owned by the independent directors of SEI. See "-- Relationships."


SEI

         SEI is a real estate investment trust ("REIT"), organized as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. SEI believes that it is one of the largest owners of mini-warehouse facilities in the United States. SEI has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At December 31, 1994, SEI had equity interests (through direct ownership, as well as general and limited partnership interests) in 402 properties located in 37 states, consisting of 368 mini-warehouse facilities, 16 business parks and 18 combination mini-warehouse/business park facilities. All of these facilities are operated under the "Public Storage" name. See "Description of SEI's Properties." The SEI Common Stock (symbol "SEQ") and six series of preferred stock of SEI are traded on the NYSE.

         SEI's operations are managed by its investment adviser, Public Storage Advisers, Inc. (the "Adviser"), by its mini-warehouse property operator, Public Storage Management, Inc. ("PSMI"), and by its commercial property operator, Public Storage Commercial Properties Group, Inc. ("PSCP"). SEI's operations are under the general supervision of its eight-member board of directors, consisting of two executive officers of PSI, one former executive officer of PSI and five other directors. Of SEI's investments, 212 were made jointly with seven of a group of eight public limited partnerships affiliated with PSI (the "PSP Partnerships"); SEI is a co-general partner of the PSP Partnerships. See "Recent Developments - Proposed Restructuring" for the status of a proposed major restructuring of SEI.

PSP7

         PSP7 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties VII, Ltd., a California limited partnership (the "Partnership"), in a reorganization transaction completed on July 31, 1991. PSI was the sponsor of the Partnership. PSP7 owns 38 properties located in 11 states, including 34 mini-warehouses, three business parks and one combination mini-warehouse/business park facility. All of these facilities are operated under the "Public Storage" name. See "Description of PSP7's Properties." The PSP7 Common Stock is traded on the AMEX under the symbol "PSH."

         PSP7's properties are managed by PSMI and PSCP. PSP7's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. See "-- Relationships."

         The principal executive offices of both SEI and PSP7 are located at 600 North Brand Boulevard, Glendale, California 91203-1241. Their telephone number is (818) 244-8080.

Recent Developments

         Proposed Restructuring. SEI has formed a special committee of independent directors to consider a transaction in which SEI would be combined with substantially all of the United States real estate operations of PSI, and SEI would become self-advised and self-managed. The special committee selected Robertson Stephens & Company, L.P., as financial adviser in March 1995 to render advice in connection with the restructuring. Although no terms have been established, it is expected that SEI would issue shares of its common stock in the transaction. There is no agreement between SEI and PSI and no assurance that an agreement can be reached or that a transaction can be completed. Any such transaction would be subject, among other things, to prior approval of the SEI Shareholders and a fairness opinion from Robertson Stephens & Company, L.P.

         PSI is engaged, directly and through subsidiaries, in the acquisition, development and construction of mini-warehouses and, to a lesser extent, other commercial properties in the United States and Canada. PSMI, PSCP and the Adviser are subsidiaries of PSI. PSMI and PSCP operate approximately 1,150 facilities in the United States, including SEI's approximately 430 facilities, and PSI has direct or indirect ownership interests in approximately 1,060 facilities in the United States, including SEI's facilities.

         Acquisition of Properties. During 1995 (through March 31), SEI acquired 32 mini-warehouses for an aggregate purchase price of approximately $86,503,000 (including properties acquired in the February 1995 merger described below). Affiliates of PSI owned 25 of these properties, including 23 acquired from PSP VI.

         Issuances of Capital Stock. During 1995 (through March 31), SEI issued 3,947,600 shares of Common Stock for an aggregate price of $54,312,000 and
2,195,000 shares of preferred stock for an aggregate gross price of approximately $54,875,000. As of March 31, 1995, SEI's officers, directors and their affiliates beneficially owned approximately 9,358,024 shares or 28% of SEI's Common Stock. The shares of Common Stock issued in 1995 were issued in the February 1995 merger described below and to PSI in connection with the acquisition of participation interests in 19 mini-warehouses. See "-- Relationships."

         Mergers with Related Corporations. In February 1995, SEI completed a merger with Public Storage Properties VI, Inc. ("PSP VI"). PSP VI, like PSP7 and Public Storage Properties VIII, Inc., which merged into SEI in 1994, is a REIT that succeeded to a PSI-sponsored partnership in a reorganization transaction. PSI and its affiliates owned approximately 28% of PSP VI's common stock. In the merger, PSP VI was merged with and into SEI, and the outstanding PSP VI common stock (2,716,223 shares) was converted into an aggregate of approximately (i) approximately 3,148,000 shares of SEI Common Stock (at the rate of 1.724 shares of SEI Common Stock for each share of PSP VI common stock) and (ii) approximately $21,428,000 in cash (at the rate of $24.05 per share of PSP VI common stock) (excluding, in each case, a liquidating cash distribution of $.72 per share). PSI and its affiliates received approximately 1,293,000 shares of SEI Common Stock in respect of their interest in PSP VI.

     Tender Offers. There are a total of eight PSP Partnerships. During the first quarter of 1995, the Company acquired, in cash tender offers, limited partnership interests in two PSP Partnerships (PS Partners I and VIII), representing approximately 24% and 13% of these limited partnership interests, respectively, for an aggregate purchase price of approximately $8,079,000. During 1994, the Company acquired limited partnership interests in five other PSP Partnerships (PS Partners II, III, IV, V and VII). As a result, the Company owns approximately 33% to 66% of the outstanding limited partnership interests of each of the seven PSP Partnerships. The Company currently owns approximately 34% of the limited partnership interests in the eighth and final PSP Partnership (PSP Partners VI) and intends to make a cash tender offer for up to 45% of the limited partnership interests in that partnership.

Risk Factors and Material Considerations

         The Merger involves certain factors that should be considered by all shareholders, particularly PSP7 Shareholders, including the following:

* No Arms' Length Negotiation or Unaffiliated Representatives. The Merger has not been negotiated at arms' length, and no unaffiliated representatives were appointed to negotiate the terms of the Merger on behalf of either SEI or PSP7. If such persons had been engaged, the terms of the Merger may have been more favorable to the shareholders of either SEI or PSP7.

* Change from Finite Life to Infinite Life. The nature of the investment of PSP7 Shareholders who receive SEI Common Stock is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, and which does not plan to liquidate its assets within a fixed period of time. PSP7 Shareholders who receive SEI Common Stock in the Merger will be able to liquidate their investment only by selling their shares in the market.

* Lower Level of Distributions After the Merger. Depending on the market price of the SEI Common Stock during the period in which the number of shares to be issued in the Merger is established, the level of distributions to PSP7 Shareholders who receive SEI Common Stock in the Merger may be lower after the Merger than before. Based on a market price of SEI Common Stock of $16.75 and the current regular quarterly distribution rate for SEI ($.22 per share) and PSP7 ($.28 per share), PSP7 Shareholders would receive approximately $.03 (11%) less in regular quarterly distributions per share of PSP7 Common Stock after the Merger from SEI than before the Merger from PSP7 and approximately $.01 less per share in regular quarterly distributions for each $.70 (4%) increase in the market price of SEI Common Stock above $16.75.

* Potential Loss of Future Appreciation. PSP7's properties may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than receivable in the Merger.

* Limitation on Dissenters' Rights of Appraisal. Under California law, PSP7 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Merger ("Dissenters' Rights") only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP7 Common Stock.

* Conflicts of Interest. PSI and its affiliates, which are affiliated with both SEI and PSP7, have conflicts of interest in connection with the Merger and the operation of properties.

* Increase in Adviser Compensation. The Merger is expected to increase the compensation payable to the Adviser (approximately $373,000 on a pro forma basis for 1994 assuming the Merger is completed with no Cash Elections), which is affiliated with both SEI and PSP7, because the Adviser's fee is a function of SEI's capitalization, as well as its results of operations.

* Transactions with Affiliates. SEI has acquired, and intends to continue to acquire, interests in real estate assets from affiliates of PSI through direct purchases, mergers, tender offers or other transactions. These transactions present the risk that their terms may not be as favorable to SEI as could be obtained in transactions with unaffiliated parties, although it is SEI's policy that these affiliated transactions receive approval by a majority of SEI's independent directors after review of independent valuations.

* Financing Risks. In making real estate investments, SEI, unlike PSP7, has incurred, and may continue to incur, debt. The incurrence of debt increases the risk of loss of investment.

* Possible Future Dilution. The interest of SEI shareholders can be diluted through the issuance of additional securities by SEI. SEI has outstanding, and intends to issue additional, securities with priority over SEI Common Stock.

* Uncertainty Regarding Market Price of SEI Common Stock. The market price of SEI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP7 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors.

* Merger Consideration Based on Appraisals Instead of Arms' Length Negotiations. The consideration to be paid to the PSP7 Shareholders is based on third party appraisals of PSP7's properties. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of PSP7's properties. There can be no assurance that if PSP7's properties were sold, they would be sold at the appraised values; the sales price might be higher or lower.

* Tax to PSP7 Shareholders Upon Receipt of Cash. PSP7 Shareholders who receive any cash in connection with the Merger may recognize a taxable gain. In addition, the Required REIT Distributions will be taxable to all PSP7 Shareholders as ordinary income.


Background and Reasons for the Merger

         The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and are also affiliated with PSI. Special committees composed of independent directors of SEI and PSP7 (the "SEI Special Committee" and "PSP7 Special Committee", respectively) have reviewed the terms of the Merger, and the Boards of Directors of SEI and PSP7, based on recommendations of these special committees which the Boards of Directors have adopted, and on the opinions of financial advisors in which they concur, believe that the Merger is fair to the public shareholders of SEI and PSP7, respectively, and recommend that SEI Shareholders and PSP7 Shareholders, respectively, vote for the Merger.

         PSP7 was organized to succeed to the business of the Partnership in a reorganization transaction completed on July 31, 1991. In response to changes in the reorganization requested by the unaffiliated dealer manager of the Partnership's original offering of limited partnership interests, PSP7 added a provision to its bylaws to the effect that by 1995 PSP7 Shareholders would be presented with a proposal to sell all or substantially all of the properties, distribute the proceeds from such sale and liquidate PSP7. Later, in settlement of litigation arising from the reorganization, this bylaw provision was amended to expand the terms of the proposal to include a possible financing of the properties. See "The Merger -- Background."

         The proposed Merger satisfies PSP7's obligation to present a proposal to PSP7 Shareholders for the sale or financing of its properties.

         The PSP7 Special Committee and the PSP7 Board of Directors believe that the proposed Merger is consistent with this bylaw provision. In the Merger, PSP7 would be disposing of its properties to SEI for value, i.e., SEI Common Stock and cash (if Cash Elections are made), and PSP7's corporate existence would cease. Furthermore, the consideration to be received in the Merger is based on the appraised value of its assets, and PSP7 Shareholders have the right, with respect to up to 20% of the outstanding PSP7 Common Stock (less any Dissenting Shares), to receive cash in the Merger. PSP7's bylaws do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by PSP7's bylaws or (iii) preclude sales of PSP7's properties to entities related to PSI, such as SEI.

         SEI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Beginning in March 1993, the SEI Board of Directors commenced discussions of a possible merger with PSP VIII and PSP7 and in August 1994 commenced discussion of a merger with PSP VI. The mergers with PSP VIII and PSP VI were completed in September 1994 and February 1995, respectively.

         In January 1995, the SEI Board of Directors appointed the SEI Special Committee to consider and make a recommendation to the SEI Board of Directors and the SEI Shareholders regarding a possible merger with PSP7. In February 1995, following approval by the shareholders of SEI of the merger of SEI and PSP VI, the SEI Board of Directors, based on recommendations of the SEI Special Committee, approved the Merger and determined to recommend that SEI Shareholders vote for the Merger.

         In August 1993 and August 1994, the boards of directors of PSP VIII and PSP VI, respectively, which have the same directors as PSP7, commenced discussions of mergers with SEI. The mergers of PSP VIII and PSP VI with SEI were completed in September 1994 and February 1995, respectively.

         In January 1995, the PSP7 Board of Directors appointed the PSP7 Special Committee to consider and make a recommendation to the PSP7 Board of Directors and the PSP7 Shareholders regarding a possible merger with SEI. In February 1995, following approval by the shareholders of PSP VI of the merger of PSP VI and SEI, the PSP7 Board of Directors based on recommendations of the PSP7 Special Committee, which were adopted by the PSP7 Board of Directors, approved the Merger and determined to recommend that PSP7 Shareholders vote for the Merger.

         The PSP7 Board of Directors and the PSP7 Special Committee believe that the consideration being offered in the Merger compares favorably with the trading price of the PSP7 Common Stock immediately prior to the first announcement of the Merger and during other periods, a range of estimated going concern values per share of PSP7 Common Stock, an estimated liquidation value per share of PSP7 Common stock and the book value per share of PSP7 Common Stock. The PSP7 Board of Directors and the PSP7 Special Committee recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "The Merger -- Comparison of Consideration to be Received in the Merger to Other Alternatives."

        Prior  to  concluding  that  the  Merger  should  be  proposed  to PSP7
Shareholders, the PSP7 Board of Directors and the PSP7 Special Committee considered several alternatives to the Merger, including liquidation of PSP7, continued operation of PSP7 and an amendment to PSP7's organizational documents. In order to determine whether the Merger or one of its alternatives would be more advantageous to PSP7 Shareholders, the PSP7 Board of Directors and the PSP7 Special Committee compared the potential benefits and detriments of the Merger with the potential benefits and detriments of other alternatives. Based upon a comparison of the potential benefits and detriments of the Merger with its alternatives, the PSP7 Board of Directors and the PSP7 Special Committee have concluded that the Merger is more attractive to PSP7 Shareholders than any of the alternatives considered. The PSP7 Board of Directors did not solicit any other proposal for the acquisition of PSP7 or its properties. See "The Merger -- No Solicitation of Other Proposals."

         In comparing the Merger to other alternatives, the PSP7 Board of Directors and the PSP7 Special Committee noted the following:

         Liquidation. The PSP7 Board of Directors and the PSP7 Special Committee do not believe this is an opportune time to sell PSP7's properties because mini-warehouses may continue to appreciate in value. The Merger provides PSP7 Shareholders with the opportunity either to convert their investment in PSP7 into an investment in SEI, which like PSP7 primarily owns mini-warehouses, on a tax-free basis or to receive cash based on the appraised value of PSP7's properties as to a portion of their investment. However, if PSP7 liquidated its assets through asset sales to unaffiliated third parties, PSP7 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of PSP7's properties.

         Continued Operation. Nothing requires the liquidation or merger of PSP7 at this time. PSP7 is operating profitably. Continued operation should provide PSP7 Shareholders with continued distributions of net operating cash flow and participation in future appreciation of PSP7's properties, as well as avoiding many of the risks described under "Risk Factors and Material Considerations." However, continued operation would fail to secure the potential benefits of the Merger described under "The Merger -- Potential Advantages of the Merger."

         Amendment of PSP7's Bylaws. An amendment to PSP7's bylaws to remove the restrictions on investment of cash flow and issuance of securities by PSP7 would permit PSP7 to take advantage of investment opportunities and to grow as new investments are made. However, the PSP7 Board of Directors and the PSP7 Special Committee believe that SEI's larger capital base and greater liquidity and diversification better enable SEI to take advantage of investment opportunities and to raise investment capital.

Potential Advantages of the Merger

         The Merger would provide SEI with a larger asset and capital base. The principal potential benefits to PSP7 Shareholders who receive SEI Common Stock are:

* Acquisition of Additional Properties. Following the Merger, PSP7 Shareholders will be investors in an entity with a larger asset base and market capitalization than PSP7. SEI has grown and is expected to continue to grow, as new investments are made.

* Increased Liquidity. PSP7 has 3,806,491 shares of PSP7 Common Stock listed on the AMEX with an average daily trading volume during the 12 months ended December 31, 1994 of 1,394 shares. In comparison, SEI has approximately 33,000,000 shares of Common Stock listed on the NYSE with an average daily trading volume during the 12 months ended December 31, 1994 of 39,106 shares (24,421 shares if February and November 1994, during which SEI was engaged in public offerings of Common Stock, are excluded). Given SEI's greater market capitalization and trading volume than PSP7's, PSP7 Shareholders who receive SEI Common Stock in exchange for their PSP7 Common Stock are likely to enjoy a more active trading market and increased liquidity for their shares.

* Tax-Free Treatment if Only SEI Common Stock is Received. The Merger is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Merger by PSP7 Shareholders who exchange their PSP7 Common Stock solely for SEI Common Stock. However, the Required REIT Distributons will be taxable to all PSP7 Shareholders as ordinary income. PSI and its affiliates, who have little tax basis in their PSP7 Common Stock, have advised SEI and PSP7 that they intend to exchange their PSP7 Common Stock solely for SEI Common Stock. See "Certain Federal Income Tax Matters -- The Merger."

Rights of Dissenting Shareholders

         PSP7. Pursuant to Chapter 13 of the Corporations Code of the State of California (the "California Code"), PSP7 Shareholders will be entitled to obtain appraisal of the fair value of their shares ("Dissenters' Rights") if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP7 Common Stock.

         A dissenting shareholder who wishes to require PSP7 to purchase his or her shares of PSP7 Common Stock must:

              (1) vote  against  the  Merger  any or all of the  shares  of PSP7
         Common Stock entitled to be voted (shares of PSP7 Common Stock not voted are not considered to be voted against the Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP7 Shareholder votes part of the shares entitled to be voted in favor of the Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

              (2) make written demand upon PSP7 or its transfer agent, which is received not later than the date of the meeting of PSP7 Shareholders, setting forth the number of shares of PSP7 Common Stock demanded to be purchased by PSP7 and a statement as to claimed fair market value of such shares at February 1, 1995; and

              (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by PSP7 Shareholders is mailed to such shareholders, to PSP7 or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

         The provisions of Chapter 13 are technical in nature and complex. PSP7 Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. A copy of Chapter 13 of the California Code is attached hereto as Appendix E. See "Dissenting Shareholders' Rights of Appraisal."

         SEI. SEI Shareholders are not entitled to dissenters' rights in connection with the Merger.

Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger

         In connection with the Merger PSP7 Shareholders will receive the net asset value or $18.95 per share of PSP7 Common Stock. PSP7's net asset value is the sum of (a) the appraised value of PSP7's real estate assets determined by Wilson, as of December 31, 1994, plus (b) the estimated book values of PSP7's non-real estate assets as of May 31, 1995, less (c) PSP7's estimated liabilities as of May 31, 1995. Pre-Merger cash distributions would be made to PSP7 Shareholders to cause PSP7's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. The consideration paid by SEI in the Merger will be reduced on a pro rata basis by the amount of the Required REIT Distributions paid by PSP7 to its shareholders prior to completion of the Merger. See "The Merger -- Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger." However, the consideration received by PSP7 Shareholders in the Merger along with the Required REIT Distributions (which will be paid in cash) will not be less than $18.95.

Federal Income Tax Matters

         The Merger is  intended to qualify as a tax-free  reorganization  under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case generally (i) no gain or loss would be recognized by PSP7 Shareholders who receive solely SEI Common Stock in exchange for their PSP7 Common Stock; (ii) gain or loss would be recognized by PSP7 Shareholders who receive solely cash in exchange for their PSP7 Common Stock in an amount equal to the difference between their adjusted basis in their PSP7 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP7 Shareholders who receive a combination of SEI Common Stock and cash in exchange for their PSP7 Common Stock in an amount equal to the difference between their adjusted basis in their PSP7 Common Stock and the sum of (a) the fair market value of the SEI Common Stock received and (b) the amount of cash received, but only to the extent of the amount of cash received. The Required REIT Distributions would not be treated as cash paid in exchange for the PSP7 Common Stock, but rather as a dividend taxable to all recipients as ordinary income. See "Certain Federal Income Tax Matters -The Merger."

Recommendations; Opinions of Financial Advisors

         Recommendation of PSP7 Board of Directors to PSP7 Shareholders. Based upon an analysis of the Merger, the PSP7 Special Committee and the PSP7 Board of Directors have concluded that (i) the terms of the Merger are fair to public shareholders of PSP7, (ii) after comparing the potential benefits and detriments of the Merger with those of several alternatives, the Merger is more advantageous to PSP7 Shareholders than such alternatives and (iii) PSP7 Shareholders should vote for the Merger.

         The PSP7 Special Committee and the PSP7 Board of Directors based their conclusion on the following factors: (i) PSP7's bylaws require a proposal for the sale or financing of PSP7's properties in 1995; (ii) the consideration to be paid to PSP7 Shareholders in the Merger and the division of the consideration between PSI and the public shareholders of PSP7 is fair and reasonable; (iii) the Merger provides PSP7 Shareholders with a choice of converting their investment in PSP7 into an investment in SEI or, with respect to up to 20% of the outstanding PSP7 Common Stock (less any Dissenting Shares), receiving cash for their investment; (iv) PSP7's properties have been appraised by an independent appraiser and PSP7 has received a fairness opinion from Robert A. Stanger & Co. Inc. ("Stanger") relating to the consideration to be received in the Merger; (v) the Merger is required to be approved by PSP7 Shareholders and, subject to certain limitations, PSP7 Shareholders will have the right to exercise Dissenters' Rights; and (vi) based on certain significant assumptions, qualifications and limitations, the consideration being offered in the Merger compares favorably with other alternatives.

         Recommendation of SEI Board of Directors to SEI Shareholders. Based on an analysis of the Merger, the SEI Special Committee and the SEI Board of Directors have concluded that (i) the terms of the Merger are fair to public shareholders of SEI and (ii) SEI Shareholders should vote for the Merger.

         The SEI Special Committee and the SEI Board of Directors have based their conclusions on the following factors: (i) the consideration to be paid to PSP7 in the Merger is fair and reasonable; (ii) PSP7's properties have been appraised by an independent appraiser and SEI has received a fairness opinion from Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey"); (iii) the Merger is required to be approved by a majority of the shares of SEI Common Stock voting, although PSI and its affiliates own approximately 25% of the outstanding SEI Common Stock; (iv) the Merger involves certain potential benefits and risks to SEI; and (v) SEI is paying a premium over the trading price of the PSP7 Common Stock, although the average capitalization rate used in the real estate portfolio appraisals is believed to be reasonable.

         Absence of Arms' Length Negotiation and Benefits to PSI. The terms of the Merger are not the result of arms' length negotiation and the Merger affords certain benefits to PSI and its affiliates, including receipt of approximately 28% of the consideration paid in the Merger in exchange for shares of PSP7 held by PSI and its affiliates and an increase in the Advisory Fee and the Disposition Fee. The SEI Board of Directors and the PSP7 Board of Directors do not believe that the benefits to PSI and its affiliates in the Merger and the absence of independent representatives to negotiate the Merger undermine the fairness of the Merger because the consideration to be received by PSI and its affiliates in the Merger is in proportion to their share interest in PSP7 and the increase in the Advisory Fee and the Disposition Fee is in accordance with the terms of the existing Advisory Contract (the "Advisory Contract"). The Merger has been reviewed and approved by the SEI Special Committee (one of whose members owns PSP7 Common Stock) and the PSP7 Special Committee, comprised of independent directors of SEI and PSP7, respectively.

         Fairness Opinion from Stanger. Stanger was engaged by PSP7 through the PSP7 Special Committee to deliver a written summary of its determination as to the fairness of the consideration to be received in the Merger, from a financial point of view, to the public shareholders of PSP7. The full text of the opinion is set forth in Appendix C to this Joint Proxy Statement and Prospectus. Subject to the assumptions, qualifications and limitations contained therein, the fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be received in the Merger is fair to the public shareholders of PSP7, from a financial point of view. In arriving at its opinion, Stanger considered, among other things, the independent appraised value of PSP7's portfolio of properties, the estimated liquidation value of PSP7 prepared by PSP7 based upon liquidation of the portfolio on a property-by-property basis, financial analyses and projections prepared by PSP7 concerning the going-concern value from continuing operation of PSP7 as a stand-alone entity, and a comparison of the historical market prices of PSP7 Common Stock with the consideration offered in the Merger. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Merger; (ii) make any recommendation to the PSP7 or SEI Shareholders with respect to whether to approve or reject the Merger or whether to select the cash or Common Stock option in the Merger; or (iii) express any opinion as to the business decision to effect the Merger or alternatives to the Merger. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "The Merger -- Fairness Opinion from Stanger."

         Fairness Opinion from Houlihan Lokey. Houlihan Lokey was engaged by SEI through the SEI Special Committee to render an opinion as to the fairness, from a financial point of view, to the public shareholders of SEI of the consideration to be paid in the Merger. The full text of the opinion is set forth in Appendix D to this Joint Proxy Statement and Prospectus. Subject to the assumptions, qualifications and limitations contained therein, the fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be paid by SEI in the Merger is fair, from a financial point of view, to the public shareholders of SEI. In arriving at its opinion, Houlihan Lokey considered, among other things, the pricing and trading volume of SEI's and PSP7's Common Stock, a comparison of SEI's and PSP7's dividend yields, funds from operations yields and market capitalization multiples to a group of publicly traded PSI-related REITs and a group of publicly traded unaffiliated REITs deemed comparable, a comparison of the capitalization rates applied in Wilson's portfolio appraisal to other properties acquired by SEI over the last two years, and the implied dividend yield, funds from operation yield, and market capitalization multiples implied by the $18.95 per share being offered to PSP7 Shareholders. Houlihan Lokey's opinion is based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey on the date of its opinion. See "The Merger -- Fairness Opinion from Houlihan Lokey."

Comparison of Ownership of Shares in PSP7 and SEI and Comparison of Fees and Compensation

         The information below summarizes certain principal differences in the ownership of shares of SEI and PSP7 Common Stock and the effect of the Merger on PSP7 Shareholders who receive SEI Common Stock in the Merger (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "The Merger -- Comparison of Ownership of Shares in PSP7 and SEI."



              PSP7                                           SEI

                       Investment Objectives and Policies



To  provide  (i)   quarterly   cash         To  maximize  funds from  operations
distributions  from  operations and         ("FFO")  allocable to holders of SEI
(ii)   long-term    capital   gains         Common   Stock   and   to   increase
through  appreciation  in the value         shareholder  value through  internal
of properties.                              growth  and  acquisitions.  FFO is a
                                            supplemental performance measure for
                                            equity   REITs   used  by   industry
                                            analysts.  FFO does  not  take  into
                                            consideration  principal payments on
                                            debt,     capital      improvements,
                                            distributions  and other obligations
                                            of  SEI.  Accordingly,  FFO is not a
                                            substitute   for   SEI's   net  cash
                                            provided by operating  activities or
                                            net  income  as a  measure  of SEI's
                                            liquidity or operating  performance.
                                            An  increase  in SEI's  FFO will not
                                            necessarily   correspond   with   an
                                            increase in distributions to holders
                                            of  SEI   Common   Stock.   See  "--
                                            Liquidity,     Marketability     and
                                            Distributions."

         PSP7 Shareholders who receive SEI Common Stock in the Merger will be changing their investment from "finite-life" to "infinite life," and they will be able to realize the value of their investment only by selling the SEI Common Stock. The interest of SEI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over SEI Common Stock as to cash flow, distributions and liquidation proceeds. SEI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional offerings of securities under this registration statement, including a recently completed $57,500,000 offering of preferred stock. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations -- Uncertainty Regarding Market Price of Common Stock" and "-- Financing Risks -- Dilution and Subordination."

              PSP7                                           SEI
                               Borrowing Policies

Not  permitted to incur  borrowings         Permitted  to borrow in  furtherance
in   acquisition   of   properties.         of   its   investment    objectives,
                                            subject to certain limitations.



         SEI, unlike PSP7, incurs debt in the ordinary course of business and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          Transactions with Affiliates

Restricted  from  entering  into  a         Restricted from acquiring properties
variety  of  business  transactions         from PSI and its  affiliates or from
with PSI and its affiliates without         selling  properties  to them  unless
approval  of  a  majority  of  PSP7         the  transaction  is  approved  by a
Shareholders.   See  "Amendment  to         majority   of   SEI's    independent
PSP7's  Bylaws."                            directors  and is fair to SEI  based
                                            on an independent appraisal.

         It is easier for SEI to enter into transactions with PSI and its affiliates than in the case of PSP7 because shareholder approval is not required.

                                   Properties

38  wholly-owned  properties  in 12         Equity  interests in 402  properties
states (as of December  31,  1994).         in 37  states  (as of  December  31,
                                            1994).

         Because SEI owns substantially more property interests in more states than does PSP7, SEI's results of operations are less affected by the operations of a single property than are those of PSP7, and it would be more difficult to liquidate SEI than PSP7 within a reasonable period of time.

                   Liquidity, Marketability and Distributions

PSP7 Common  Stock is traded on the         SEI  Common  Stock is  traded on the
AMEX.  During  the 12 months  ended         NYSE.  During  the 12  months  ended
December  31,  1994,   the  average         December 31, 1994, the average daily
daily trading volume of PSP7 Common         trading  volume of SEI Common  Stock
Stock  was 1,394  shares.  PSP7 may         was 39,106 shares  (24,421 shares if
not   issue    securities    having         February and November  1994,  during
priority  over  PSP7  Common  Stock         which  SEI  was  engaged  in  public
(other  than  the  Series  D Shares         offerings  of  Common   Stock,   are
issued  in   connection   with  the         excluded).  SEI has issued,  and may
organization of PSP7).                      in the future issue, securities that
                                            have  priority over SEI Common Stock
                                            as to cash flow,  distributions  and
                                            liquidation proceeds.

              PSP7                                           SEI
         Distributions may be declared by the Boards of Directors of both PSP7 and SEI out of any funds legally available for that purpose. PSP7 and SEI are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs. SEI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

         A PSP7 Shareholder who receives SEI Common Stock in the Merger should have an investment for which the market is broader and more active than the market for PSP7 Common Stock. Distributions on SEI Common Stock are subject, however, to priority of preferred stock.

                           Compensation of Affiliates

                                 Advisory Fees

         As a result of the Merger, the Advisory Fee payable to the Adviser for services to SEI is expected to increase since the Advisory Fee is a function of SEI's capitalization and results of operations. On a pro forma basis the fee would have increased approximately $373,000 in 1994 (assuming the Merger had been completed with no Cash Elections). PSP7 does not have an advisory relationship similar to SEI's with the Adviser and pays no advisory fee. PSP7 Shareholders who receive SEI Common Stock in the Merger will, as holders of SEI Common Stock, bear their proportionate share of the Advisory Fee. The Adviser could receive a Disposition Fee in a subsequent sale or liquidation of the properties of PSP7 acquired by SEI in the Merger. See "Comparison of Fees and Compensation -- Fees Payable With Respect to Combined Operations of SEI and PSP7
- -- Adviser's Fee."

                               Property Operation

         The properties of PSP7 and SEI are operated by PSMI and PSCP under agreements for monthly fees of 6% and 5%, respectively, of gross revenues from operations for operating mini-warehouse space (in the case of PSMI) and business park space (in the case of PSCP). The fees paid to PSMI and PSCP will not change as a result of the Merger.

         As a result of the Merger, the Advisory Fee payable to the Adviser is expected to increase.

        Additional Issuances of Securities and Anti-Takeover Provisions

PSP7  Shareholders must approve all         Subject to the rules of the NYSE and
additional   issuances  of  capital         applicable  provisions of California
stock by PSP7.                              law,  SEI has issued and  intends to
                                            continue to issue authorized  common
                                            and    preferred    stock    without
                                            shareholder approval.

         Given its greater flexibility to issue capital stock, including senior securities with special voting rights and priority over common stock, SEI should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors than PSP7 and shareholders of SEI could be less likely to benefit from a takeover not approved by its Board of Directors than would shareholders of PSP7 in a similar circumstance.

Series D Shares

         Holders of the Series D Shares are entitled to vote on the Merger. The Series D Shares were issued to the original PSP7 Shareholders, who were limited partners in the Partnership, based on their respective dates of admission to the Partnership.

         The Series D Shares are entitled to the first $2,757,000 of distributions attributable to sale or financing proceeds. The Series D Shares are not entitled to participate in any other distributions. The Series D Shares have a liquidation preference of $2,757,000 ($1,000 per Series D Share) less the amount of any prior distributions with respect to the Series D Shares. The Series D Shares (i) are automatically redeemed for no consideration when the Company has distributed $2,757,000 with respect to the Series D Shares and (ii) are redeemable at the option of the Company at any time at an aggregate price of $2,757,000 less the amount of any prior distributions with respect to the Series D Shares. No distributions have been made with respect to the Series D Shares. PSP7 is redeeming all outstanding Series D Shares, conditional upon effectiveness of the Merger.

         In evaluating the Merger, holders of the Series D Shares should consider the following:

         *     The  Merger   provides   holders  of  the  Series  D  Shares  the
         opportunity to receive the amount to which they are entitled in redemption of their shares (an aggregate of $2,757,000).

         * If PSP7 were liquidated, holders of the Series D Shares would receive the same amounts they are receiving in connection with the Merger.

         * If PSP7 continued its operations, the holders of the Series D Shares would not receive any distributions until PSP7 were liquidated or its properties were sold or financed.

         * Holders of the Series D Shares will have a taxable gain upon the redemption of their shares.

         See "The Merger -- Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger," "Redemption of Series D Shares" and "Certain Federal Income Tax Matters -- Series D Shares."

Roll-Up Transactions

         The Merger will be exempt from the Commission's rules on "roll-up transactions," provided that less than 20% of the outstanding SEI Common Stock is issued in the Merger. Although the number of shares of SEI Common Stock is not fixed, SEI and PSP7 believe that less than 20% of the outstanding SEI Common Stock will be issued in the Merger. There are currently approximately 33,000,000 outstanding shares of SEI Common Stock. If the number of shares of SEI Common Stock to be issued in the Merger is more than 20% of the SEI Common Stock outstanding at the time of the Merger, SEI will file a post-effective amendment with the Commission complying with the Commission's rules on roll-up transactions and resolicit the vote of the shareholders of PSP7. See "The Merger
- -- General."

Summary Financial Information

         The financial data in this section should be read in conjunction with the "Pro Forma Consolidated Financial Statements" and the financial statements incorporated herein by reference.

                                SEI - Historical



                                                                     Years Ended December 31,
                                                       1990        1991        1992         1993        1994
                                                             ($ In thousands, except per share data)
                                             `
Operating Data:
Total revenues                                        $ 93,570     $ 93,528    $ 97,448     $114,680    $147,196
Depreciation and amortization                           21,099       21,773      22,405       24,998      28,274
Interest expense                                        10,920       10,621       9,834        6,079       6,893
Minority interest in income                              9,154        6,693       6,895        7,291       9,481
Net income                                              11,994       11,954      15,123       28,036      42,118
Other Data:
Net cash provided by operating
    activities                                        $ 41,101     $ 40,419    $ 44,025     $ 59,477    $ 79,180
Ratio of earnings to combined
    fixed charges and preferred
    stock dividends(1)                                   2.79x        2.71x       2.89x        2.40x       2.22x
Balance Sheet Data (at end of period):
Total cash and cash equivalents                       $  9,225     $  6,439    $  8,384     $ 10,532     $20,151
Total assets                                           572,247      548,220     537,724      666,133     820,309
Total debt                                             105,285      104,244      69,478       84,076      77,235
Shareholders' equity                                   175,585      188,113     253,669      376,066     587,786
Per Share of Common Stock:
Net income                                              $ 1.04       $  .81      $  .90       $  .98     $  1.05
Distributions(2)                                        .65(3)          .82         .84          .84         .85
Book value (at end of period)                            15.16        12.75       12.02        11.93       12.66
Weighted average shares of
    Common Stock                                        11,583       14,751      15,981       17,558      24,077

                               PSP7 - Historical


                                                                      Years Ended December 31,
                                                       1990(4)     1991        1992         1993        1994
                                                              ($ In thousands, except per share data)
Operating Data:
Total revenues                                         $11,694      $11,808     $12,055      $12,741     $13,285
Depreciation and amortization                            1,714        1,784       1,868        1,838       1,912
Reorganization costs(5)                                     94          314          --           --          --
Interest expense                                            --           --          45          217         146
Net income                                               4,751        4,233       4,348        4,943   5,139(12)

Other Data:

Net cash provided by operating
    activities                                         $ 6,370      $ 6,282     $ 5,993      $ 6,830     $ 6,848
Ratio of earnings to fixed charges                         N/A          N/A       97.6x        23.8x       34.8x

Balance Sheet Data (at end of period):

Total cash and cash equivalents                        $ 1,951      $ 2,358      $  535      $ 1,809     $ 1,724
Total assets                                            45,687       45,452      42,269       42,157      40,700
Total debt                                                  --           --       1,300        3,033         917
Shareholders' equity                                    44,449       42,661      38,301       36,555      37,235

Per Share of Common Stock:

Net income:
    Primary                                             $ 1.34      $ 1.19       $ 1.32       $ 1.43      $ 1.35
    Fully-diluted                                         1.10         0.99        1.07         1.28        1.35

Distributions(6):
    Series A                                            $ 1.55       $ 1.44        1.44       $ 1.36      $ 1.12
    Series B(7)                                           1.55         1.44        1.44          .72          --
    Series C                                                --           --          --           --          --
Book value (at end of period)(8)                        $10.31       $10.08      $ 9.70       $ 9.57      $ 9.78

Weighted average shares of common stock:
    Primary                                              3,232        3,213       2,981        3,330       3,811
    Fully-diluted                                        4,310        4,291       4,058        3,869       3,811

                      SEI and PSP7 - Pro Forma Combined(9)
                          Year Ended December 31, 1994
                    ($ In thousands, except per share data)


Operating Data:
                                              No Cash          Maximum
                                             Elections    Cash Elections (20%)

Total revenues                                $190,652      $190,652
Depreciation and amortization                   35,867        35,867
Advisory fee                                     6,769         6,687
Interest expense                                 7,312         8,682
Minority interest in income                      8,060         8,060
Net income                                      59,976(12)    58,688(12)

Other Data:

Net cash provided by operating activities     $103,261      $101,973
Ratio of earnings to combined fixed charges   2.13x         2.05x
    and preferred stock dividends(1)


Balance Sheet Data (at end of period):

Total assets                                  $972,038      $972,038
Total debt                                      61,954        76,380
Shareholders' equity                           754,275       739,849

Per Share of Common Stock:

SEI and PSP7 - Pro Forma Combined(10)
    Net income                                $   0.95      $   0.94
    Distributions paid on Common Stock            0.85          0.85
    Book value (at end of period)                13.14         13.05

PSP7 - Pro Forma Equivalent(11)
    Net income                                $   1.08      $   1.06
    Distributions                                 0.96          0.96
    Book value (at end of period)                14.87         14.76

- ---------------

(1) For purposes of these computations, earnings consist of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) and less the portion of minority interest in income for those consolidated minority interests which had no fixed charges during the period. Fixed charges and preferred stock dividends consist of interest expense and the dividend requirements of SEI preferred stock.

(2) For federal income tax purposes (a) distributions for 1990 consist of $.50 of ordinary income and $.15 return of capital and (b) distributions for 1991, 1992, 1993 and 1994 are from ordinary income. The distributions for generally accepted accounting principles ("GAAP"), include a return of capital for 1991 of $.01. All distributions for 1990, 1992, 1993 and 1994 were from investment income. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(3) When SEI was organized in 1980, it intended to distribute all net cash flow from operations less reserves. SEI's distributions per share of Common Stock were reduced from $.35 per quarter to $.05 for the first quarter of 1990 and $.20 for each subsequent quarter of 1990. Distributions had been reduced because distributions had exceeded cash available for distributions and because capital expenditures had been required for maintenance of properties. Commencing in 1990 SEI changed its distribution policy and distributes less than its cash available for distributions, permitting it to retain funds for additional investment and debt reduction.

(4) PSP7 was reorganized from the Partnership on July 31, 1991 (the "Reorganization"). The Reorganization has been reflected by retroactively restating the information for prior years; the only impact relates to the classification of certain equity accounts.

(5) Reorganization costs, which consist primarily of legal fees, accounting fees, transfer taxes, registration and solicitation fees, represent the costs incurred in the Reorganization.

(6) For federal income tax purposes, distributions for 1990, 1992 and 1993 are from ordinary income. Distributions on Series A Shares for 1991 consist of $1.19 of ordinary income and $.25 return of capital. Distributions on Series A Shares for 1994 consist of $1.08 of ordinary income and $.04 of capital gain. Distributions through 1992 exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes include a return of capital for 1989 of $.37, for 1990 of $.21, for 1991 of $.25 and for 1992 of $.12. All distributions for 1993 and 1994 were from investment income. Distributions for each year include distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(7) In the Reorganization, PSP7 issued shares of Common Stock Series A, Series B, Series C and Series D. In connection with PSP7's distribution with respect to the third quarter of 1993, the Series B and Series C shares converted to Series A shares on a share for share basis in accordance with PSP7's articles of incorporation. Therefore, commencing with the distribution with respect to the fourth quarter of 1993, no distributions have been paid on the Series B shares.

(8) Book value per share computed based on the number of Series A, Series B and Series C shares outstanding at period end.

(9) For the December 31, 1994 Pro Forma Combined financial data, assumes that the transactions which occurred during 1994 as described in the Notes to Pro Forma Financial Statements occurred at the beginning of 1994.

(10) Presents combined pro forma per share amounts based on the number of shares of SEI Common Stock assumed to be outstanding at December 31, 1994, after giving effect to the issuance of shares of SEI Common Stock in January 1995 to PSI in connection with the acquisition of participation interests in mini-warehouses, in the merger with PSP VI and in the Merger. The per share information assumes 4,306,000 shares of SEI Common Stock are issued in connection with the Merger (assumed issue price of $16.75) assuming no Cash Elections and 3,444,919 shares of SEI Common Stock are issued in connection with the Merger (assumed issue price of $16.75) assuming maximum Cash Elections.

(11) Presents combined pro forma amounts per share of PSP7 Common Stock based on the number of shares of PSP7 Common Stock assumed to be outstanding immediately prior to the effective time of the Merger (the "Effective Time"). Income and book value data are calculated by multiplying the combined pro forma amounts by an assumed exchange ratio (based on assumed issue price of SEI stock of $16.75). The distribution amounts are calculated by multiplying the SEI historical distribution by the assumed exchange ratio.

(12) In December 1994, PSP7 sold a portion of its Houston, Texas property to the State of Texas under a condemnation proceeding, recognizing a gain of $203,000 on the sale. The gain is included in PSP7's 1994 net income and in the pro forma combined net income for 1994.

Relationships

       The following charts show the relationships among SEI, PSP7, PSI and certain of their affiliates both before and after the Merger. SEI's operations are managed by the Adviser, PSMI and PSCP, all under the supervision of SEI's Board of Directors. PSP7's properties are managed by PSMI and PSCP under the supervision of PSP7's Board of Directors. The Adviser, PSMI and PSCP are affiliated with PSI, which is controlled by B. Wayne Hughes, the Chairman of the Board and Chief Executive Officer of both SEI and PSP7.

Before the Merger

                              [CHART OMITTED HERE]

                             Description of Graphic

Chart illustrating the affiliated relationships among SEI, PSP7, PSI and certain affiliates before the Merger: Public shareholders own 72% of PSP7 and PSI owns 28%; PSI is a wholly owned subsidiary of PSIH, which is controlled by BWH by virtue of his 86% ownership; KQV also owns 14% of PSIH; PSMI, the property manager to both PSP7 and SEI, is a wholly owned subsidiary of PSI; The Adviser and PSCP, the property manager to SEI, are both wholly owned subsidiaries of PSI. PSI owns 26% of SEI. The remaining 74% of SEI is owned publicly.

After the Merger

                              [CHART OMITTED HERE]

                             Description of Graphic

Chart illustrating the affiliated relationships among SEI, PSI and certain affiliates following the Merger: Public shareholders own 73% of SEI; PSI owns 27% of SEI; PSMI, the property manager to SEI, the Adviser, and PSCP, a second property manager to SEI, are all wholly owned subsidiaries of PSI; PSI is a wholly owned subsidiary of PSIH, 86% of which is owned by BWH and 14% of which is owned by KQV.

Solid lines indicate ownership interests and shaded lines indicate other relationships.

BWH B. Wayne Hughes. Mr. Hughes is the Chairman of the Board and Chief Executive Officer of both SEI and PSP7. PSIH is owned 86% by B. Wayne Hughes and by his adult daughter, Tamara L. Hughes, (who has an option (exercisable under certain circumstances) to acquire Mr. Volk's interest in PSIH and has an irrevocable proxy to vote Mr. Volk's shares in PSIH).

KQV       Kenneth Q. Volk, Jr.
PSIH      PSI Holdings, Inc.
PSI Public Storage, Inc. Percentages of Common Stock ownership of PSP7 and SEI represent percentage of outstanding shares deemed beneficially owned (under Commission rules), as of March 31, 1995, by PSI and its affiliates, including Mr. Hughes (and members of his family) and other executive officers of PSI. Ownership "After the Merger" assumes maximum Cash Elections (and an assumed issue price of the SEI Common Stock of $16.75). After the Merger, the ownership of SEI Common Stock by PSI and its affiliates would be approximately 26.4% assuming no Cash Elections (and an assumed issue price of the SEI Common Stock of $16.75). The other directors of SEI and PSP7 own an additional 2% and 0.07% of their respective corporation's Common Stock (before the Merger); the balance of the Common Stock is owned by public shareholders.
PSMI      Public Storage Management, Inc.
PSCP      Public Storage Commercial Properties Group, Inc.
Adviser   Public Storage Advisers, Inc.
PSP7      Public Storage Properties VII, Inc.
SEI       Storage Equities, Inc.

                    RISK FACTORS AND MATERIAL CONSIDERATIONS

         The Merger involves the following factors which should be considered by all shareholders, particularly PSP7 Shareholders, including the following:

No Arms' Length Negotiation or Unaffiliated Representatives

         The Merger has not been negotiated at arm's length, and PSI and its affiliates have significant relationships with both SEI and PSP7. No unaffiliated representatives were appointed to negotiate the terms of the Merger on behalf of either SEI or PSP7. If such persons had been engaged, the terms of the Merger might have been more favorable to the shareholders of either SEI or PSP7.

Change from Finite Life to Infinite Life

         PSP7 is a REIT organized to hold an interest in a specified portfolio of properties for a finite period. PSP7's bylaws require PSP7 to propose liquidation to its shareholders in 1995, although PSP7 could continue in existence for a longer period. In contrast, SEI intends to operate for an indefinite period. As a consequence of this difference, following the Merger, PSP7 Shareholders receiving SEI Common Stock will be able to liquidate their investment only by selling their shares on the NYSE or in private transactions.

Uncertainty Regarding Market Price of SEI Common Stock

         The number of shares of SEI Common Stock that would be received by PSP7 Shareholders is based on the average market price of SEI Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP7 Shareholders. Since the market price of SEI Common Stock fluctuates, the market value of SEI Common Stock that holders of PSP7 Common Stock may receive in the Merger may decrease following establishment of the number of shares. In addition, because of increased selling activity following issuance of shares in the Merger and other factors, the market value of SEI Common Stock that PSP7 Shareholders may receive in the Merger may decrease following the Merger.

Potential Loss of Future Appreciation

         PSP7's properties may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than receivable in the Merger.

Limitation on Dissenters' Rights of Appraisal

         Under California law, PSP7 Shareholders will be entitled to Dissenters' Rights in connection with the Merger only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP7 Common Stock. See "Dissenting Shareholders Rights of Appraisal -- PSP7."

Lower Level of Distributions

         Depending on the market price of the SEI Common Stock during the period in which the number of shares to be issued in the Merger is established, the level of distributions to PSP7 Shareholders who receive SEI Common Stock in the Merger may be lower after the Merger than before. Based on a market price of SEI Common Stock of $16.75 and the current regular quarterly distribution rate for SEI ($.22 per share) and PSP7 ($.28 per share), PSP7 Shareholders would receive approximately $.03 (11%) less in regular quarterly distributions per share of PSP7 Common Stock after the Merger from SEI than before the Merger from PSP7 and approximately $.01 less per share in regular quarterly distributions for each $.70 (4%) increase in the market price of SEI Common Stock above $16.75.

Financing Risks

         Dilution and Subordination. The interest of SEI Shareholders, including persons who receive shares in the Merger, can be diluted through the issuance of additional securities. From January 1, 1994 to March 31, 1995, the number of shares of SEI Common Stock increased by approximately 81%.

         Since October 1992, SEI has issued shares of preferred stock in public offerings and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of SEI Common Stock, including shares of SEI Common Stock to be issued in the Merger. In the event of a liquidation of SEI, the holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of SEI Common Stock, liquidating distributions (an aggregate of $277,650,000 in respect of preferred stock issued to date), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the SEI Board of Directors, cash dividends (an aggregate of $22,357,000 per year in respect of preferred stock issued to date (up to $23, 064,000 at the maximum dividend rate on shares of adjustable rate preferred stock)), in preference to holders of SEI Common Stock. As a REIT, SEI must distribute at least 95% of its taxable income to its shareholders (which include not only holders of SEI Common Stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize SEI's qualification as a REIT. See "Certain Federal Income Tax Matters."

         Certain of these securities have been issued under a currently effective registration statement of SEI for preferred stock, common stock and warrants. SEI intends to issue additional securities under this registration statement, including a recently completed $57,500,000 offering of preferred stock. There is no assurance that any such securities will be issued.

         Risk of Leverage. In making real estate investments, SEI, unlike PSP7, has incurred, and may continue to incur, debt, subject to certain limitations. The incurrence of debt increases the risk of loss of the investment. At December 31, 1994, SEI's debt as a percentage of its total capitalization was approximately 12%.

Merger Consideration Based on Appraisals Instead of Arms' Length Negotiation

         The consideration to be received by PSP7 Shareholders is based on third party appraisals of PSP7's properties appraising the properties at $74,300,000. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of PSP7's properties. There can be no assurance that if PSP7's properties were sold, they would be sold at the appraisal values; the sales price might be higher or lower.

Tax to PSP7 Shareholders

         PSP7 Shareholders who receive cash in connection with the Merger in exchange for their PSP7 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such Shareholder in his or her PSP7 Common Stock. A PSP7 Shareholder receiving a combination of cash and SEI Common Stock in the Merger in exchange for his or her PSP7 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP7 Common Stock and the sum of (1) the fair market value of the SEI Common Stock received and (2) the amount of cash received. The Required REIT Distributions will be taxable to all PSP7 Shareholders as ordinary income.

Operating Risks

         General Risks of Real Estate Ownership. Like PSP7, SEI is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

         Significant Competition Among Mini-Warehouses. Like PSP7, most of SEI's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties.

         Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral.

         Substantially all of the properties of SEI and PSP7 were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with property acquisitions. SEI's current practice is to conduct environmental investigations in connection with property acquisitions (other than acquisitions of additional interests in properties in which SEI has an existing interest). Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with its operations and during the course of environmental investigations in connection with property acquisitions, SEI has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. Although there can be no assurance, SEI believes it has funds available to cover any liability from such environmental contamination or potential contamination and SEI is not aware of any environmental contamination of its facilities material to its liquidity, results of operations or overall business or financial condition.

         In connection with the Merger, environmental investigations were conducted with respect to PSP7's properties. Based on such investigations, a firm of engineering consultants estimated the cost of environmental remediation at one of PSP7's properties at $250,000 and this amount was taken into account in the appraisal of PSP7's properties. See "The Merger -- Background -- SEI Board Actions" and "-- Real Estate Portfolio Appraisal by Wilson."

Conflicts of Interest, Increase of Adviser's Compensation and Transactions with Affiliates

         Conflicts  of  Interest.  The  Adviser,  PSMI,  PSCP and the  executive officers  and  certain  directors  of SEI and PSP7 have  conflicts  of  interest arising out of their relationship with entities that own and operate mini-warehouses and other facilities. See "Conflicts of Interest."

               Allocation of Services and Costs Among Competing Entities. Conflicts of interests include the method by which executive officers and directors of SEI allocate their time between SEI and other activities, including activities involving mini-warehouses and other facilities owned by affiliates of PSMI or PSCP.

               Affiliates' Interest in Competing Entities. Directors and executive officers of SEI and their affiliates may, subject to certain limitations, invest in other businesses, including business activities of the type conducted by or in competition with SEI.

               Competition With Other PSMI Managed Properties. Conflicts of interest exist to the extent SEI's mini-warehouses compete with other PSMI-managed mini-warehouses.

         Increase in Adviser Compensation. The Merger is expected to increase the compensation payable by SEI to the Adviser (approximately $373,000 on a pro forma basis for 1994 assuming the Merger is completed with no Cash Elections) because the Adviser's fee is a function of SEI's capitalization, as well as its results of operations. The Adviser could receive a Disposition Fee in a subsequent sale or liquidation of the properties of PSP7 acquired by SEI in the Merger. PSP7 has no adviser and pays no acquisition or disposition fees. See "Comparison of Fees and Compensation -- Fees Payable to the Adviser and the Property Manager -- Adviser's Fee" and "Conflicts of Interest -Conflicts Created by Adviser's Compensation."

         Transactions with Affiliates. SEI has acquired, and intends to continue to acquire, interests in real estate assets from affiliates of PSI through direct purchases, mergers, tender offers or other transactions. These transactions present the risk that their terms may not be as favorable to SEI as could be obtained in transactions with unaffiliated parties, although it is SEI's policy that these affiliated transactions receive approval by a majority of SEI's independent directors after review of independent valuations. See "Conflicts of Interest -Transactions with Affiliates."

Consequences of Loss of Qualification as a REIT

         Like PSP7, SEI has elected to be taxed as a REIT under the Code. In order for SEI to continue to qualify as a REIT under the Code, certain detailed technical requirements must be met (including certain income tests, certain limitations on types of assets SEI can own, certain operational limitations, and certain stock ownership tests). Although SEI intends to operate so that it will continue to qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of SEI preclude any assurance that SEI will so qualify in any year. If SEI fails to qualify as a REIT in any tax year, it will be taxed as a regular domestic corporation, and distributions to its shareholders would not be deductible for tax purposes. This would result in a significant corporate tax liability for SEI and a material reduction in the after-tax cash that would be available for distribution to its shareholders. Furthermore, unless certain relief provisions apply, SEI would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which SEI fails to qualify.

         As a REIT, SEI is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its REIT Taxable Income is so distributed. REIT Taxable Income is generally equivalent to net taxable ordinary income. Under certain circumstances SEI can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. SEI has satisfied the REIT distribution requirement for 1990, 1991, 1992, 1993 and 1994 by attributing distributions in 1991, 1992, 1993, 1994 and 1995 to each respective prior year's taxable income. SEI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they are actually made. The extent to which SEI will be required to attribute distributions to the prior year will depend on SEI's operating results and the level of distributions as determined by SEI's Board of Directors. Reliance on subsequent year distributions could cause SEI to be subject to certain penalty taxes. In that regard, if SEI were to distribute during any year less than 85% of SEI's REIT Taxable Income (not taking into account distributions made in subsequent years but attributed to such year) a 4% non-deductible excise tax would apply to the excess of the required 85% distribution (plus any distribution shortfall from the preceding year) over the amount actually distributed during the year. SEI intends to monitor its compliance with this 85% distribution requirement in an effort to minimize any excise tax. See "Certain Federal Income Tax Matters -- General Tax Treatment of SEI."

                             CONFLICTS OF INTEREST

         PSI and its affiliates have conflicts of interest in connection with the Merger, and SEI, the Adviser, PSMI, PSCP and the executive officers and certain directors of SEI and PSP7 have conflicts of interest arising out of their relationship with entities that own and operate mini-warehouses and business parks. PSI and its affiliates have a significant ownership interest in both SEI and PSP7, owning approximately 26% of the SEI Common Stock and 28% of the PSP7 Common Stock. See "Summary -- Relationships."

Conflicts of Interest in the Merger

         No Arms'-Length Negotiation. The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and are also affiliated with PSI, and the Merger has not been negotiated at arms' length. No independent representatives have been retained to negotiate the terms of the Merger on behalf of either SEI or PSP7. If such representatives had been retained, the terms of the Merger might have been more favorable to the shareholders of either SEI or PSP7. Although independent representatives were not retained by SEI or PSP7, each of SEI and PSP7 has created a special committee comprised of independent directors, and each committee has engaged an independent financial advisor, to evaluate the Merger. Each of these special committees has reviewed the terms of the Merger and recommends that the shareholders of its respective corporation vote for the Merger. Based upon the use of an independent appraisal firm to determine the value of consideration to be paid to PSP7 Shareholders, the fairness opinions and the participation of the special committees of SEI and PSP7, the Boards of Directors of SEI and PSP7 considered that the engagement of independent representatives to negotiate the terms of the Merger was not necessary or cost effective.

         Conflicts Created by Adviser's Compensation. The Adviser, an affiliate of PSI, may have an incentive to recommend actions that would increase SEI's capitalization because the Adviser's compensation is a function of SEI's capitalization, as well as its results of operations.

         Increase in Ownership of SEI Stock. After the Merger, the ownership of SEI Common Stock by PSI and its affiliates would increase from approximately 26% to approximately 27% (assuming maximum Cash Elections) or to approximately 26.4% (assuming no Cash Elections). See "Summary -- Relationships."

Allocation of Services and Costs

         As a result of participation in other activities, including activities involving mini-warehouses, the Adviser and the executive officers, certain of whom are also executive officers (and a director) of PSP7, and certain directors of SEI may have conflicts of interest in allocating their time between SEI and other activities. Each of the directors and executive officers has, and will continue to have, a principal occupation and principal source of income other than as a director or executive officer of SEI. They intend to devote to SEI's affairs only such time as they deem reasonably necessary for the selection of investments and for the general supervision of SEI's affairs. Moreover, PSMI and PSCP may have comparable conflicts allocating their time and services and allocating the services of persons employed or otherwise engaged part time for SEI and part time by or for other owners of PSMI- or PSCP-operated properties. Some of these other owners will be affiliates of PSMI or PSCP. One such conflict may exist in the employment of certain personnel who may have supervisory responsibility for mini-warehouses and other properties operated by PSMI or PSCP for SEI and for other owners. Similar conflicts may exist with respect to the purchasing of other services, such as advertising, to the extent that PSMI or PSCP attempts to achieve economies by combining the resources of the various properties that it operates. The cost of engaging these personnel or purchasing these services will be allocated among the various properties on a basis that is as equitable as reasonably possible.

         Currently, the Adviser administers SEI exclusively. However, it may engage in other activities, including the rendering of advice to other investors and the management of other investments in the future.

Allocation of Investment Opportunities

         The directors and executive officers of SEI and their affiliates may, subject to certain limitations, invest in businesses, including business activities of the type conducted by or in competition with SEI. It is expected that the directors and executive officers of SEI and their affiliates will continue to invest in mini-warehouses and other types of properties for their own account and for entities other than SEI. These affiliates include other REITs organized by PSI whose objectives may be comparable to those of SEI.

Competition with Affiliates

         Conflicts of interest exist to the extent that SEI's mini-warehouses or commercial properties compete, or are in a position to compete, with other PSMI-operated mini-warehouses or PSCP-operated commercial properties. As a result of these conflicts, decisions may be made that are not fully reflective of SEI's best interests.

         There are generally no restrictions on the distance between current and future mini-warehouses developed or purchased by PSI or its affiliates and mini-warehouses in which SEI may invest, or between any mini-warehouses operated by PSMI for SEI and any operated by PSMI for other persons. In addition, there will be no restrictions on the number or size of the mini-warehouses that may be developed or acquired in a particular geographic area. Similar conflicts may exist with respect to commercial properties acquired by SEI and operated by PSCP, especially if SEI increases its investments in these properties. Although no specific method for resolving these conflicts has been developed, PSMI will attempt to reduce conflicts between competing properties by referring prospective tenants to the geographically closest property.

         Further conflicts of interest may exist if and to the extent that other entities whose properties are operated by PSMI and PSCP seek to finance or sell mini-warehouses or commercial properties at the same time as SEI. Although no specific method for resolving these conflicts has been developed, PSI and its affiliates will seek to reduce any such conflicts by making prospective purchasers aware of all mini-warehouses or commercial properties available for sale or financing which are owned by PSI or its affiliated partnerships or in partnerships in which SEI has invested.

Transactions with Affiliates

         Unlike PSP7, SEI may acquire property interests from PSI or its affiliates or the officers or directors of SEI. SEI will enter into such a transaction only upon the favorable vote of a majority of the independent directors and upon a determination by the independent directors that the transaction is fair to SEI based on an independent appraisal.

         PSMI, PSCP and the Adviser are affiliates of the executive officers of both SEI and PSP7 and are entitled to receive substantial fees for the services rendered pursuant to the terms of the Management Agreement between PSMI and PSCP and each of SEI and PSP7 (the "Management Agreements") and the Advisory Contract between SEI and the Adviser.

         SEI has agreed to indemnify, in certain circumstances, the Adviser under the Advisory Contract and both SEI and PSP7 have agreed, in certain circumstances, to indemnify PSMI and PSCP under their respective property Management Agreements. These agreements also limit the circumstances under which PSMI, PSCP and the Adviser may be held liable to SEI or PSP7. As a result of these provisions, SEI and PSP7 may have more limited rights of action against PSMI, PSCP and the Adviser (and their affiliates) than SEI and PSP7 would have in the absence of these provisions.

         A subsidiary of PSI reinsures policies insuring against losses to goods stored by tenants in SEI's and PSP7's mini-warehouses. PSI believes that the availability of insurance reduces the potential liability of these entities to tenants for losses to their goods from theft or destruction. The PSI subsidiary receives the premiums and bears the risks associated with the insurance. PSI sells locks and boxes to tenants to be used in securing their spaces. PSI believes that the availability of locks and boxes for sale promotes the rental of spaces. PSI receives the benefit and bears the expense of these sales.

                      COMPARISON OF FEES AND COMPENSATION

         The following tables and related material set forth certain information with respect to the fees payable with respect to SEI and PSP7 operations and distributions by PSP7 to PSI and its affiliates.

Fees Payable With Respect to Combined Operations of SEI and PSP7

         SEI's day-to-day investment operations are administered, and after the Merger will continue to be administered, by the Adviser, and its properties are operated, and after the Merger will continue to be operated, by PSMI and PSCP. PSP7's properties are managed by PSMI and PSCP. As a result of the Merger, fees paid to the Adviser for services to SEI are expected to increase. Fees to PSMI and PSCP for operating the properties held by SEI and PSP7 before the Merger will be the same with respect to those properties on a combined basis after the Merger. The following table sets forth the total fees payable to the Adviser, PSMI and PSCP with respect to the combined operations of SEI and PSP7 for each of the last three fiscal years on an historical basis and on a pro forma basis with and without the completion of the Merger (assuming no Cash Elections). [CAPTION]


                                                       Years ended December 31,
                                                     1992          1993         1994

Fees to Adviser, PSMI and PSCP - historical(1)   $ 8,202,000   $10,030,000   $13,338,000
Fees to Adviser, PSMI and PSCP - pro forma
 without Merger(2)                                14,576,000    15,343,000    16,588,000
Fees to Adviser, PSMI and PSCP - pro forma
 with Merger(3)(4)                                15,602,000    16,453,000    17,743,000
- -----------

(1) As a result of a September 30, 1991 modification to the Advisory Contract with the Adviser (as defined below), the fee paid to the Adviser was less in 1992 than in 1991. For a breakdown of this increase, see table below under "-Adviser's Fee."

(2) The Adviser's fees pro forma without Merger assume the issuance and investment of the proceeds of the following securities occurred as of January 1, 1992: $45,625,000 (1,825,000 shares) of 10% cumulative preferred stock - Series A in 1992, $57,500,000 (2,300,000 shares) of 9.2% cumulative preferred stock Series B and $57,500,000 (2,300,000 shares) of 8.25% convertible preferred stock in 1993, $30,000,000 (1,200,000 shares) of adjustable rate cumulative preferred stock and $30,000,000 (1,200,000 shares) of 9.5% cumulative preferred stock - Series D in 1994 and $35,956,000 (2,325,600 shares) of common stock in 1992, $9,699,000 (741,200 shares) of common stock in 1993, $80,889,000
        (5,484,000 shares) of common stock in February 1994, $38,504,000 (2,593,910 shares) of common stock in connection with the merger of PSP VIII in September 1994, $33,750,000 (2,500,000 shares) of common stock in November 1994, $7,239,700 (515,739 shares) of common stock in January 1995, $54,875,000 (2,195,000 shares) of 10% cumulative preferred stock Series E in February 1995 and $42,865,000 (3,148,000 shares) in connection with the merger of PSP VI in February 1995. The Adviser's fee pro forma without Merger assumes the Advisory Contract currently in effect was in effect for all periods presented.

(3) The Adviser's fees pro forma with Merger assume the transactions listed in footnote (2) above and no Cash Elections.

(4) Includes increase in fee payable to the Adviser by SEI as a result of the Merger. PSP7 has no advisory contract. See "-- Fees Payable With Respect to PSP7 Operations."

Additional information regarding the fees of the Adviser, PSMI and PSCP is set forth below.

         Adviser's Fee. As a result of the Merger, fees payable under the Amended and Restated Advisory Contract between SEI and the Adviser dated as of September 30, 1991 (the "Advisory Contract") are expected to increase. These fees have two components: a monthly advisory fee (the "Advisory Fee") and a fee based on sale of property interests (the "Disposition Fee"). In addition, upon termination of the Advisory Contract, other than in certain specific circumstances, the Adviser is entitled to substantial payments, including a portion of SEI's unrealized gains.

         The Advisory Fee is calculated as follows: (i) 12.75% of SEI's Adjusted Income per Share (as defined), multiplied by the number of shares of SEI Common Stock outstanding at September 30, 1991 plus (ii) 6% of SEI's Adjusted Income per Share multiplied by the average number of shares of SEI Common Stock outstanding during the period in excess of the number of shares outstanding at September 30, 1991 plus (iii) 6% of the dividends paid with respect to SEI's preferred stock. As a result of the Merger, the Advisory Fee is expected to increase because there will be more shares of SEI Common Stock outstanding after the Merger. The Advisory Fee is a function of SEI's capitalization and results of operations.

         The Disposition Fee is 20% of the Total Realized Gain (generally the sum of the gains realized by SEI from the sale (reduced by accumulated depreciation) less the sum of the losses from the sale of assets). Under the Advisory Contract, the Adviser is to receive Disposition Fees from the sale or liquidation of SEI's property interests, which would include sale or liquidation of the properties of PSP7 acquired in the Merger. The Adviser has not earned any Disposition Fee during the last three years, other than $108,000 earned in 1992 in connection with the partial condemnation of a property. Because there is no present intention to sell or liquidate any of the properties of PSP7 acquired in the Merger, it is assumed that there will be no Disposition Fee as a result of the Merger. Upon sale of these properties, the Adviser will be entitled to 20% of the gain that would be recognized by SEI, i.e., the excess of the proceeds realized from a sale over the acquisition cost of the properties in the Merger.

         The following table sets forth the fees payable to the Adviser for the periods indicated under the Advisory Contract (i) historical, (ii) pro forma assuming the transactions described in footnote (2) to the preceding table without Merger and (iii) pro forma assuming such transactions with Merger (with no Cash Elections).

                                                      Years ended December 31,
                                                  1992          1993         1994
Fees to Adviser - historical(1)                 $2,612,000   $3,619,000   $4,983,000
Fees to Adviser - pro forma without Merger(2)    5,620,000    5,916,000    6,396,000
Fees to Adviser- pro forma with Merger(3)        5,936,000    6,275,000    6,769,000
- ---------------

(1)     See footnote (1) to preceding table.
(2)     See footnote (2) to preceding table.
(3)     See footnote (3) to preceding table.

         Fees to PSMI and PSCP. PSMI and PSCP operate all the properties in which SEI and PSP7 have invested on terms that are identical for both entities, i.e., 6% of gross revenues from operations of mini-warehouses and 5% of gross revenues from operations of commercial properties. After the Merger, the fees of PSMI and PSCP will be based on the same formula as before the Merger, and, therefore, in the aggregate these fees will not be affected by the Merger.

Fees Payable With Respect to PSP7 Operations

         PSP7's properties are operated by PSMI and PSCP based on the same compensation formula as is applicable to the fees paid by SEI to PSMI and PSCP, i.e., 6% of gross revenues from operations of mini-warehouses and 5% of gross revenues from operations of commercial properties. PSP7 does not have an overall advisory relationship similar to SEI's with the Adviser. The following table sets forth for each of the last three years (i) fees to PSMI and PSCP by PSP7 (which are the same with or without the Merger), (ii) the pro forma incremental fees payable to the Adviser with respect to PSP7 operations (see "-- Fees Payable With Respect to Combined Operations of SEI and PSP7") and (iii) the total fees payable with respect to PSP7 operations after the Merger.

                                                Years ended December 31,
                                           1992          1993          1994

Fees to PSMI and PSCP - historical $ 710,000 $ 751,000 $ 782,000 Pro forma fees payable to Adviser
  with respect to PSP7 operations(1)       316,000       359,000       373,000
                                       -----------   -----------   -----------
Total fees payable with respect to
  PSP7 operations with Merger          $ 1,026,000   $ 1,110,000   $ 1,155,000
                                       ===========   ===========   ===========
- -----------

(1) PSP7 has no advisory contract. Amount represents approximate pro forma increase in fees payable to the Adviser by SEI as a result of the Merger. See "-- Fees Payable With Respect to Combined Operations of SEI and PSP7 -- Adviser's Fee."

Distributions Payable by PSP7

         PSI and its affiliates have received distributions from PSP7 in respect of their ownership interest in PSP7 as set forth in the following table. In the Merger, PSI and its affiliates will receive shares of SEI Common Stock and, following the Merger, will receive distributions from SEI in respect of such shares. See "The Merger -Determination of Consideration to be Paid for PSP7."

                                                       Years ended December 31,
                                                1992        1993       1994

PSP7 distributions to PSI and affiliates(1)   $390,000    $852,000    $1,190,000
- ----------

(1) In accordance with PSP7's articles of incorporation, the number of shares held by PSI receiving distributions increased in connection with PSP7's distribution with respect to the third quarter of 1993. Footnote
        (7) to "Summary -- Summary Financial Information."

                                   THE MERGER

                                    General

         As a result of the Merger, the separate existence of PSP7 would cease. Upon the Merger, each outstanding share of PSP7's Common Stock (other than Dissenting Shares) would be converted into the right to receive cash, SEI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP7 Common Stock (not to exceed 20% of the outstanding PSP7 Common Stock, or 761,298 shares, less any Dissenting Shares), upon a Cash Election, $18.95 in cash, subject to reduction as described below, or (ii) that number of shares of SEI Common Stock (subject to rounding) determined by dividing $18.95, subject to reduction as described below, by the average of the per share closing prices on the NYSE of SEI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSP7 Shareholders. If a PSP7 Shareholder does not make a Cash Election, all of his or her PSP7 Common Stock would be converted into SEI Common Stock in the Merger. The consideration paid by SEI in the Merger will be reduced on a pro rata basis by the Required REIT Distributions (estimated at up to $.60 per share). The consideration received by the shareholders of PSP7 in the Merger, however, along with any Required REIT Distributions, will not be less than $18.95 per share of PSP7 Common Stock, which amount represents the market value of PSP7's real estate assets at December 31, 1994 (based on an independent appraisal) and the estimated net asset value of its other assets at May 31, 1995. PSP7 Shareholders would receive the Required REIT Distributions upon any liquidation of PSP7, regardless of the Merger. Additional pre-Merger cash distributions would be made to the PSP7 Shareholders to cause PSP7's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. Prior to, and conditioned upon, the Merger, PSP7 intends to redeem for an aggregate of $2,757,000 in cash all of the outstanding Series D Shares. The Series D Shares were issued to the original PSP7 Shareholders. See "Summary -- Series D Shares" and "Redemption of Series D Shares."

         It is estimated that the aggregate consideration (cash and Common Stock) to be paid by SEI to purchase all of the PSP7 Common Stock in the Merger and to pay related costs and expenses would be $72,128,000 (assuming no Required REIT Distributions) and that the total amount of cash that would be required by SEI to purchase the PSP7 Common Stock from PSP7 Shareholders making Cash Elections and to pay the costs and expenses of the Merger would be $19,699,000 (assuming maximum Cash Elections). See "-- Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger" and "-- Costs of the Merger." These amounts would be reduced to the extent PSP7 must pay a Required REIT Distribution.

         PSP7's Board of Directors is also proposing that PSP7's Bylaws be amended to authorize the Merger. See "Amendment to PSP7's Bylaws."

Background

         General. The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and are also affiliated with PSI.
Special committees composed of independent directors of SEI and PSP7 have reviewed the terms of the Merger, and the Boards of Directors of SEI and PSP7, based on recommendations of these special committees, which the Boards of Directors have adopted, and on the opinions of financial advisors in which they concur, believe that the Merger is fair to the public shareholders of SEI and PSP7, respectively, and recommend that SEI Shareholders and PSP7 Shareholders, respectively, vote for the Merger.

         PSP7 was organized to succeed, on July 31, 1991, to the business of Public Storage Properties VII, Ltd., a California limited partnership (the "Partnership"). The Partnership raised $64,000,000 in a public offering in 1981 primarily to develop and operate mini-warehouses. All of the proceeds from the offering have been invested. PSI was the sponsor of the Partnership.

         The Partnership originally anticipated selling or financing its properties from seven to ten years after completion of their development, i.e., between 1990 and 1993. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

         In view of the events affecting the timing of the sale or financing of the Partnership's properties, PSI, the sponsor of the Partnership, concluded that the limited partners of the Partnership, as well as the limited partners of other partnerships sponsored by PSI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, PSI commenced planning the reorganization of the Partnership and other public limited partnerships sponsored by PSI into individual corporations taxed as REITs, and, between December 1990 and November 1991, PSI completed such reorganization of the Partnership and 17 other public partnerships.

         The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated and were not intended to have any material impact on the timing of the sale or financing of the partnerships' properties.

          In response to changes requested by the unaffiliated dealer manager of the Partnership's original offering of limited partnership interests, PSP7 added a provision to its bylaws to the effect that by 1995 PSP7 Shareholders would be presented with a proposal to sell all or substantially all of the properties, distribute the proceeds from such sale and liquidate PSP7. Later, in settlement of litigation arising from the reorganizations, this bylaw provision was amended to expand the terms of the proposal to include a possible financing of the properties.

         The proposed Merger satisfies PSP7's obligation to present a proposal to PSP7 Shareholders for the sale or financing of its properties.

         The PSP7 Special Committee and the PSP7 Board of Directors believe that the Merger is consistent with this bylaw provision. In the Merger, PSP7 would be disposing of its properties to SEI for consideration, i.e., SEI Common Stock and cash (if Cash Elections are made), and PSP7's corporate existence would cease. Furthermore, the consideration to be received by PSP7 Shareholders in the Merger is based on the appraised value of PSP7's assets and PSP7 Shareholders have the right, with respect to up to 20% of the outstanding PSP7 Common Stock (less any Dissenting Shares), to receive cash in the Merger. PSP7's bylaws do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by PSP7's bylaws or (iii) preclude sales of PSP7's properties to entities related to PSI, such as SEI.

         As described under "Summary -- Recent Developments," the merger between PSP VIII and PSP VI with SEI have recently been completed. In addition, another REIT that succeeded to a PSI sponsored partnership in a reorganization has a similar bylaw provision requiring that its shareholders be presented with a proposal for the sale or financing of properties. The executive officers of this REIT (who are executive officers of SEI and are affiliated with PSI), with the assistance of Wilson and an environmental consultant, are currently evaluating the feasibility of merging this REIT with SEI.

         SEI Board Actions. SEI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. In a regularly scheduled meeting of SEI's Board of Directors in March 1993 attended by officers of SEI and PSMI and in-house counsel, SEI's officers (who are affiliated with PSP7 and PSI) reported on the results of a recently completed public offering of non-convertible preferred stock. The Board discussed alternatives for raising additional junior equity to facilitate future offerings of non-convertible preferred stock, including a public offering of convertible preferred stock and the issuance of SEI Common Stock in a possible merger with PSP VIII or PSP7 and in August 1994 commenced discussions of a merger with PSP VI. The mergers with PSP VIII and PSP VI were completed in September 1994 and February 1995, respectively.

         In May 1993, SEI engaged the law firm of Orrick, Herrington & Sutcliffe for advice regarding the applicability of California legislation relating to "roll-up transactions" to a proposed merger of SEI and PSP VIII. The law firm advised that it did not believe the legislation applied to mergers of REITs and suggested that SEI and PSP VIII seek confirmation from the California Department of Corporations. In June 1993 the law firm requested such confirmation and in July 1993 the California Department of Corporations advised that, in its view, the proposed merger of SEI and PSP VIII did not involve a "roll-up transaction" within the meaning of the California legislation.

         At a telephonic meeting of SEI's Board of Directors which included officers of SEI and PSMI and in-house counsel, on January 12, 1995, the SEI Board of Directors appointed a special committee of independent directors, consisting of Berry Holmes, William C. Baker and Robert J. Abernethy to consider and make a recommendation to the Board of Directors regarding a proposed merger with PSP7. Messrs. Holmes and Baker were members of the special committee that considered the mergers of SEI with PSP VIII and PSP VI. The Board also authorized payments to Messrs. Holmes, Baker and Harkham of $3,000, $1,500 and $1,500, respectively, in connection with services as members of the special committee of PSP VI. The Board discussed the preliminary results of the environmental investigation of PSP7's properties and the structural condition of one of PSP7's properties. Following the January 12 board meeting, the SEI Special Committee held an organizational meeting by telephone, which included officers of SEI and PSMI and in-house counsel, appointed Mr. Holmes as chairman, approved Wilson jointly with PSP7 to appraise PSP7's properties, determined to engage Kindel & Anderson as special counsel to represent and advise the SEI Special Committee as to its legal obligations in making a recommendation regarding the proposed merger with PSP7 and approved the engagement of Houlihan Lokey to render an opinion as to the fairness of the consideration to be paid by SEI in the Merger to SEI Shareholders, subject to review of the Houlihan Lokey engagement letter. Wilson, Kindel & Anderson and Houlihan Lokey had acted in similar capacities in connection with the mergers of SEI with PSP VIII and PSP VI.

         On January 25, 1995, the SEI Special Committee met with representatives of Wilson, Houlihan Lokey and Kindel & Anderson. Also present at the meeting was PSI's controller and officers of SEI (who are also affiliated with PSP7 and
PSI). The representative of Wilson delivered the appraisal report and a binder containing financial information and photographs of the PSP7 properties. He commented on the methodology used in appraising the PSP7 properties, being both the income and sales comparison approaches with greater emphasis on the income approach. The representative stated that Wilson visited all of PSP7's properties, collected income and expense data on all properties, normalized the income and expense data, compiled rental rates and occupancy levels of competing facilities and reviewed comparable sales of self-storage facilities to determine current market acquisition parameters. The SEI Special Committee and the representatives of Houlihan Lokey inquired as to the composition of the sales comparisons, the adjustments made to normalize income and expense and the basis for the assumptions used in the analysis. The representative of Wilson indicated that the sales comparisons represented 62 separate self-storage transactions, some of which involved PSI affiliates. The SEI Special Committee inquired as to whether SEI, PSP7 or any other party had placed restrictions on Wilson in the appraisal process. The representative confirmed that no party had imposed any restriction on Wilson. The officers of SEI reported on the status of the environmental investigation of PSP7's properties and the structural condition of one of PSP7's properties.

         On January 31, 1995, the SEI Special Committee met with representatives of Houlihan Lokey and Kindel & Anderson. Also present during portions of the meeting were a representative of Financial Research Group, and officers of SEI (who are also affiliated with PSP7 and PSI), in-house counsel, and the controller of PSI. A considerable amount of time at the beginning of the meeting was devoted to consideration of environmental and structural matters affecting the PSP7 properties. Letters from an independent environmental engineering firm, ENSR Consulting and Engineering ("ENSR"), dated January 31, 1995, were distributed. ENSR had conducted Phase 1 environmental assessments of all PSP7's properties, and after follow up activities an environmental uncertainty remained as to one of its properties, a high-rise, self-storage building. The findings from a survey of the asbestos-containing materials in both the public and private areas of the building had been evaluated by ENSR. ENSR estimated that the remediation cost in the public areas would be between $100,000 and $110,000 and about $60,000 in the private areas. (The cost of replacing the materials removed was separately estimated at $75,600.) During the meeting, the SEI Special Committee contacted SEI's environmental counsel with respect to the suggested remediation. The SEI Special Committee then discussed the potential effect of seismic retrofitting on the value of the same building. A representative of John A. Martin & Associates, Inc., structural engineers, was contacted during the meeting. He commented on the results of his inspection of the building and the additional work that would be undertaken to assess the extent of retrofitting that might be required. A representative of Financial Research Group presented to the SEI Special Committee its analysis of the potential impact of the structural condition, which took into account potential outcomes, estimated costs, probabilities and computation of a net present value. The result of its analysis was a net present value of the cost of retrofitting of $988,294. Letters from Financial Research Group dated January 31, 1995 and John A. Martin Associates, Inc. dated January 31, 1995 were reviewed by the SEI Special Committee. The SEI Committee, based on the discussion and the current level of occupancy, determined that the disruption from retrofitting should not have a material effect on revenues. The representatives of Houlihan Lokey then advised the SEI Special Committee that they had reviewed the Wilson appraisal, and expressed the conclusion that the appraisal seemed reasonable. They reviewed with the SEI Special Committee the SEI stock price and suggested that a floor at about 7 1/2% below the current market price be considered to minimize the risk to SEI from fluctuations in the stock price over the next several months. The SEI Special Committee was advised that Houlihan Lokey was prepared to render its fairness opinion. A schedule showing the pro forma impact of the Merger was distributed and the SEI Special Committee considered the dilution of funds from operations (approximately $1,000,000 or $.025 per share of SEI Common Stock at a price of SEI Common Stock of $14.00 per share). Consideration was given to adding a floor to the SEI stock price, and it was determined that a floor of $13 should be used with a ceiling of $16 if required. The terms and conditions of the proposed Merger were reviewed, including the method for determining the consideration to be paid and the adjustments to be made to the net asset value. The SEI Special Committee reviewed a schedule showing the computation of the net asset value at December 31, 1994, with the adjustments to reach an estimated net asset value at May 31, 1995. Special counsel commented on the permitted pre-Merger distributions, including the regular quarterly dividends for PSP7, a distribution of any excess of the estimated net asset value as of the date of the Merger over the estimated net asset value at May 31, 1995 and a distribution to satisfy any REIT requirements. He also commented on the conditions to the Merger. The SEI Special Committee discussed a 20% limitation for cash elections by PSP7 Shareholders, in order to preserve SEI's cash for l the acquisition of interests in other properties and in view of the difficulty and expense of raising cash in public offerings. At the conclusion of this review and discussion, the SEI Special Committee voted to recommend to the SEI Board that the Merger be approved, expressed the belief that the Merger is fair to, and in the best interests of, the public shareholders of SEI and determined to recommend that SEI Shareholders vote for the Merger.

         On February 1, 1995, following approval of the merger of SEI and PSP VI by the shareholders of SEI, SEI's Board of Directors met. The meeting was also attended by officers of SEI and PSMI and in-house counsel. At the beginning of the meeting, the SEI officers described the terms and conditions of the proposed Merger, including the method for determining the consideration to be paid, the method for determining the value of the SEI Common Stock to be issued, and the redemption of Common Stock Series D. The SEI officers also described certain environmental remediation requirements and the structural condition of one of PSP7's properties, the anticipated costs of which were taken into account in the appraisal. The SEI officers noted that the principal differences in the structure of the Merger and the structure of the mergers between SEI and PSP VIII and PSP VI are the limitation of Cash Elections to 20% (instead of 50%) of the outstanding SEI Common Stock in order to preserve SEI's cash for other business opportunities and the provisions in the proposed Merger Agreement that permit SEI and PSP7 to terminate the Merger based on fluctuations in the price of SEI Common Stock during the measurement period. Mr. Holmes then reported to the Board the process followed by the SEI Special Committee, including its meetings with representatives of Houlihan Lokey, Wilson and a financial structural consultant and telephone conferences with SEI's environmental counsel and structural engineer. He noted that during its discussion the SEI Special Committee focused on several aspects of the proposed Merger, including the effect of the previously discussed anticipated costs on Wilson's appraisal and the Merger's dilutive effect on SEI. He noted that the committee believes that the estimate of these costs, which were taken into account in the appraisal, were reasonable. The Board discussed that, since the SEI Common Stock was trading at a multiple of FFO of only approximately nine, at the trading price at the time of the meeting ($14.00 per share), the Merger would be dilutive to SEI Shareholders and the Merger would reduce SEI's FFO per share in the short-term. However, the Merger is consistent with SEI's objectives and is reasonably designed to enhance long-term shareholder value. The Board discussed the differences in the structure of the Merger and the structure of the mergers between SEI and PSP VIII and PSP VI referenced above and whether SEI should consider the disposition of the property referenced above after the Merger. Mr. Holmes then reported the SEI Special Committee's (i) recommendation to the Board that the Merger be approved, (ii) belief that the Merger is fair to, and in the best interests of, the public shareholders of SEI and (iii) determination to recommend that SEI Shareholders vote for the Merger. Based on the foregoing recommendations of the SEI Special Committee, the SEI Board of Directors expressed the belief that the Merger is fair to, and in the best interests of, the public shareholders of SEI, approved the Merger on the terms set forth in the Merger Agreement and determined to recommend that SEI Shareholders vote for the Merger.

         At a regularly scheduled meeting of the SEI Board of Directors attended by officers of SEI and in-house counsel on April 13, 1995, the timing of the Merger was discussed.

         PSP7 Board Actions. In August 1993 and August 1994, the boards of directors of PSP VIII and PSP VI, respectively, which have the same directors as PSP7, commenced discussions of mergers with SEI. The mergers of PSP VIII and PSP VI with SEI were completed in September 1994 and February 1995, respectively.

         At a regularly scheduled meeting of PSP7's Board of Directors on May 10, 1994, attended by officers of PSP7 (who are affiliated with SEI and PSI) and PSMI and in-house counsel, the officers of PSP7 reported that, with the assistance of Wilson and an environmental consultant, they were currently evaluating the feasibility of merging PSP7 (and PSP VI) with SEI.

         At a telephonic meeting of PSP7's Board of Directors which included officers of PSP7 and in-house counsel on January 11, 1995, the PSP7 Board of Directors appointed a special committee of independent directors, consisting of Vern O. Curtis and Jack D. Steele, to consider and make a recommendation to the Board of Directors regarding a proposed merger with SEI. Mr. Curtis and Mr. Steele were the members of the special committee that considered the mergers of PSP VIII and PSP VI with SEI. The Board discussed a proposed limitation on Cash Elections, SEI's leverage, the preliminary results of the environmental investigation of PSP7's properties and the structural condition of one of PSP7's properties. Following the board meeting, the PSP7 Special Committee held an organizational meeting by telephone, which included officers of SEI and PSMI and in-house counsel, approved Wilson, on behalf of both PSP7 and SEI, to appraise PSP7's properties, determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the PSP7 Special Committee as to its legal obligations in making a recommendation regarding the proposed merger with PSP7 and approved the engagement of Stanger to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by PSP7 Shareholders in the Merger. Wilson, Hogan & Hartson L.L.P. and Stanger had acted in similar capacities in connection with the mergers of PSP VIII and PSP VI with SEI.

         On February 1, 1995, the PSP7 Special Committee held a meeting, which included officers of PSP7, in-house counsel and a representative of Wilson with representatives of Stanger participating by telephone. First, the officers of PSP7 described the mechanics of arriving at the value per share of PSP7 Common Stock, including the treatment of the Series D Shares, by referencing a valuation analysis, and described a pending litigation. Next Wilson and the officers of PSP7 described the adjustments taken into account in the appraisal resulting from environmental remediation requirements and the structural condition of one of PSP7's properties, including the history of the property, the status of pending litigation, the methodology used in computing the adjustment, the experience of the consultants engaged to assist in determining the adjustment, the extent of required environmental remediation and the difficulty of selling this property alone. The officers of PSP7 noted the receipt of four letters dated January 31, 1995 -- one from John A. Martin & Associates, structural engineers, one from Financial Research Group, financial consultants, and two from ENSR Consulting and Engineering, environmental consultants. The Stanger representatives presented Stanger's analysis, which included the following items: (1) they briefly reviewed Stanger's recent experience relating to mini-warehouses; (2) they noted that Stanger had performed a similar analysis in connection with the mergers of PSP VIII and PSP VI with SEI, including a review of the portfolio appraisals prepared by Wilson;
(3) they noted that Stanger reviewed the appraisal methodologies utilized; (4) they noted that Stanger reviewed the capitalization rates utilized in the portfolio appraisals, which were approximately 10.0% based on net operating income generated for the 12 months prior to the appraisal date before taking into account the structural and environmental costs and approximately 10.2% after taking into account such costs; (5) they noted that Stanger reviewed the capitalization rates on SEI transactions during the prior 12 months, which capitalization rates averaged 10.2%, and reviewed capitalization rates currently cited by industry sources for mini-warehouse transactions, and concluded that the capitalization rates used in Wilson's appraisal were consistent with transactions in the market; (6) they noted that Stanger reviewed a liquidation analysis, including assumptions (liquidation of PSP7's properties on a property-by-property basis) prepared by PSP7 based on certain information provided by Wilson and that the projected consideration per share resulting from liquidation under that analysis was less than the consideration offered in the Merger; (7) they indicated that Stanger noted Wilson's assumption that no premium is appropriate for the bulk acquisition of an assembled portfolio, that Stanger reviewed information on recent bulk purchases by SEI or PSI or affiliates in which the capitalization rates averaged 10.3%, and discussed bulk transactions with industry sources, and, based upon that review, Stanger concluded that Wilson's assumption was consistent with transactions in the market; (8) they noted that Stanger reviewed a going concern analysis, based on analyses and five-year and 10-year projections provided by PSP7, under scenarios in which the PSP7 Common Stock would be liquidated into the securities markets or PSP7's properties would be liquidated after 10 years at their residual value (from Wilson's appraisal), that Stanger reviewed the FFO multiples used in the various scenarios regarding the sale of the PSP7 Common Stock, and they noted that, under the lower multiple, the estimated value per share on a going concern basis was approximately 10% lower than the consideration offered in the Merger and that, under the higher multiple, the estimated value per share on a going concern basis was approximately 1% higher; (9) they noted that Stanger had reviewed the historical market prices of PSP7's Common Stock and compared them with the consideration offered in the Merger, and they noted that the consideration offered in the Merger, reduced by estimated retained earnings between the date of the appraisal and May 31, 1995, represents an approximately 10.9% premium over the then current price of the PSP7 Common Stock and a 15.6%, 18.5%, 15.4% and 16.6% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; and (10) they indicated that, subject to receipt of certain documents, Stanger was prepared to render its opinion that the consideration to be received in the Merger is fair to the public shareholders of PSP7 from a financial point of view. The Wilson representative reported that representatives of Wilson had visited all of PSP7's 38 properties and that the methodology used in appraising PSP7's properties was the same as that used in appraising the properties of PSP VIII and PSP VI, and confirmed that no party had imposed restrictions on Wilson. The officers of PSP7 discussed alternatives to the Merger by referencing a comparative analysis. A financing of the properties is not a feasible alternative because REITs, like PSP7, are required to distribute substantially all taxable income and, as a result of the age of PSP7's properties, within the next several years, PSP7 will have no depreciation deductions available to reduce PSP7's taxable income. Therefore, if it were to refinance its properties, PSP7 would not have sufficient funds available to meet the REIT distribution requirements after making principal amortization payments. The PSP7 Special Committee discussed the limitation on Cash Elections to 20% of the outstanding PSP7 Common Stock. The PSP7 Special Committee discussed the liquidity of the SEI Common Stock to be received by PSP7 Shareholders in the Merger, although it was noted that the market price of the SEI Common Stock may fluctuate and could decrease following issuance to the PSP7 Shareholders. In response to a question from the PSP7 Special Committee, the representatives of Stanger noted that the limitation on Cash Elections would not detract from Stanger's evaluation that the consideration to be received in the Merger is fair to the public shareholders of PSP7 from a financial point of view. Following the discussion, the PSP7 Special Committee expressed the belief that the Merger is fair to, and in the best interests of, public shareholders of PSP7 and determined to recommend to the Board that the Merger be approved and to recommend that PSP7 Shareholders vote for the Merger. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives."

         On February 1, 1995, following approval of the merger of PSP VI and SEI by the shareholders of PSP VI, the PSP7 Board of Directors held a meeting attended by officers of PSP7 and in-house counsel. At the meeting the board discussed the provisions in the proposed Merger Agreement that permit SEI and PSP7 to terminate the Merger based on fluctuations in the price of SEI Common Stock during the measurement period. The PSP7 Special Committee recommended to the Board that the Merger be approved, expressed the belief that the Merger is fair to, and in the best interests of, public shareholders of PSP7 and determined to recommend that PSP7 Shareholders vote for the Merger. Based on the foregoing recommendations of the PSP7 Special Committee, which were adopted by the PSP7 Board of Directors, the PSP7 Board of Directors expressed the belief that the Merger is fair to, and in the best interests of, public shareholders of PSP7, approved the Merger on the terms set forth in the Merger Agreement, determined to recommend that PSP7 Shareholders vote for the Merger and approved the filing with the Commission of preliminary proxy materials. The Board of Directors of PSP VI (which is the same as the PSP7 Board of Directors) authorized payments of $3,000 to each of Mr. Curtis and Mr. Steele in connection with services as members of the special committee of PSP VI.

         On March 22, 1995, the PSP7 Board of Directors held a telephonic meeting attended by officers of PSP7 and in-house counsel. The officers of PSP7 reminded the Board that PSP7 had the right to terminate the Merger Agreement if the price of SEI Common Stock during the valuation period exceeds $16.00 per share. The officers of PSP7 noted that, following SEI's mid-March 1995 public announcement of the proposed transaction described under "Summary -Recent Developments -- Proposed Restructuring," the price of SEI Common Stock exceeds $16.00 per share. It was noted that the proposed transaction would be expected to change the public's perception of SEI. It was also noted that the Merger was designed to provide PSP7 Shareholders with the opportunity to receive SEI Common Stock with a market value equal to PSP7's net assets. After discussion, in view of the foregoing, the PSP7 Board of Directors determined to waive its right to terminate the Merger Agreement if the price of SEI Common Stock during the valuation period exceeds $16.00 per share and to proceed with the Merger upon satisfaction of the other conditions to the Merger Agreement.

         Public  Announcement of Merger and Commission  Filings.  On February 2,
1995, SEI and PSP7 signed the Merger Agreement and publicly announced the general terms of the Merger.

         On February 15, 1995, PSP7 filed preliminary proxy materials with the Commission. On March 28, 1995, PSP7 received comments from the Commission staff on the preliminary proxy materials, and on April 5, 1995, PSP7 filed amended proxy materials with the Commission. On April 18, 1995, PSP7 received comments from the Commission staff on the amended preliminary proxy materials.

         On April 27, 1995, SEI filed a registration statement with the Commission, which was declared effective on ______, 1995.

Reasons for the Merger and Timing

         The reasons for the decision of the PSP7 Special Committee and the PSP7 Board of Directors to recommend the Merger include:

         * PSP7's bylaws include a provision that by 1995 PSP7 Shareholders be presented with a proposal to sell all of PSP7's properties, distribute the proceeds from such sale and liquidate PSP7. The proposed Merger satisfies this obligation. See "-- Background."

         *     The Merger provides PSP7  Shareholders  with the choice of either
         (A) converting their investment in PSP7 into an investment in SEI, which generally owns the same type of properties as PSP7, on a tax-free basis (assuming the Merger is a tax-free reorganization) and which has, and intends to continue, to acquire additional properties or (B) with respect to up to 20% of the outstanding PSP7 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if PSP7's properties were sold at their appraised values and PSP7 were liquidated (without any reduction for real estate commissions and other sales expenses). In view of PSI's intention to receive SEI Common Stock in the Merger, if all other PSP7 Shareholders made Cash Elections, a PSP7 Shareholder who made a Cash Election would receive approximately 28% of his or her consideration in the form of cash. See "-- Recommendation to PSP7 Shareholders and Fairness Analysis."

         * The PSP7 Special Committee and the PSP7 Board of Directors believe that the Merger is more advantageous to PSP7 Shareholders than any of the alternatives. See "-- Alternatives to Merger" and "-- Recommendation to PSP7 Shareholders and Fairness Analysis."

         * SEI has agreed to merge with PSP7 at this time, subject to approval by SEI Shareholders and PSP7 Shareholders and certain other conditions. See "-- The Merger Agreement -- Conditions to Consummation of the Merger."

Alternatives to Merger

         The following is a brief discussion of the benefits and disadvantages of alternatives to the Merger that could have been pursued by the PSP7 Board of Directors.

Liquidation

         Benefits of Liquidation. An alternative to the Merger would be to liquidate PSP7's assets, distribute the net liquidation proceeds to PSP7 Shareholders in proportion to their share ownership and thereafter dissolve PSP7. Through such liquidation, PSP7 would provide for a final wrapping up of PSP7 Shareholders' interest in PSP7. PSP7 Shareholders would receive cash liquidation proceeds (as they will as to a portion of their investment if they make a Cash Election). Liquidating PSP7 would be consistent with PSP7's bylaws that provide that PSP7 Shareholders be presented, during 1995, with a proposal for the sale or financing of its properties, and, in the case of a sale, the liquidation of PSP7. If PSP7 liquidated its assets through asset sales to unaffiliated third parties, PSP7 Shareholders would not need to rely upon real estate portfolio appraisals of the fair market value of PSP7's real estate assets. Such assets would be valued through arms' length negotiations between PSP7 and prospective purchasers.

         Disadvantages   of   Liquidation.   Since   PSP7's   predecessor,   the
Partnership, was organized, significant changes have taken place in the financial and real estate markets that have had a materially adverse impact upon the value of commercial real estate. These changes have included, among others, the following: (i) the increased construction of mini-warehouses from 1984 to 1988, which has increased competition, (ii) the general e deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax e laws), which has significantly affected property values and decreased real estate sales activities, (iii) the e reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions. Although conditions have recently been improving, these developments have resulted in a reduced market for the sale and financing of commercial real estate, making this, in the view of the PSP7 Board of Directors and the PSP7 Special Committee, a less than optimal time to liquidate PSP7's real estate assets. For many PSP7 Shareholders, the proceeds available for reinvestment after liquidation would be significantly reduced as a result of federal and state income taxes (as they would be in the case of a Cash Election) and real estate commissions and other sales expenses (estimated at $3,685,000 or $.97 per share of PSP7 Common Stock).

         PSP7 Shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of PSP7's properties. There can be no assurance that if PSP7's properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

         Liquidation Procedures. Like a merger, a liquidation of PSP7 would require approval by the holders of a majority of the PSP7 Common Stock. Upon the dissolution of PSP7, PSP7's properties would be sold and any funds remaining after payment of PSP7's debts and liabilities would be distributed to PSP7 Shareholders in respect of their shares. As holders of approximately 28% of the shares of PSP7 Common Stock, PSI and its affiliates would receive approximately 28% of the available funds in the liquidation. The process for liquidating PSP7's assets would in large measure be within the control of PSP7's Board of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

         The PSP7 Board of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of PSP7's assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The PSP7 Board of Directors, as fiduciaries to PSP7 Shareholders, remain responsible for determining the terms and conditions of the transaction. One of the more significant considerations for the PSP7 Board of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of PSP7 until receipt of those amounts by PSP7 and their distribution to PSP7 Shareholders. Such arrangements would also expose PSP7 to the risk that deferred payments might not be collected in full and that PSP7 might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PSP7 because it would depend on market conditions at the time of liquidation.

Continued Operation of PSP7

         Benefits of Continuation. Another alternative to the Merger would be to continue PSP7 in accordance with its existing business plan, with PSP7 remaining as a separate legal entity and with its own assets and liabilities. Nothing requires the liquidation or merger of PSP7 at this time, and PSP7 is operating profitably and does not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

         There are indications of improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of PSP7's mini-warehouses. For example, from 1992 to 1994, occupancy per square foot increased from an average of 87% to 89%, and realized monthly rents from an average of $.56 per square foot to $.61 per square foot. Assuming that there is no substantial new development of mini-warehouses in the foreseeable future, the PSP7 Board of Directors anticipates that the financial performance from existing facilities will continue to improve. Should such improvements continue, the value of PSP7's properties would be expected to increase. See "Description of PSP7's Properties."

         A number of advantages are expected to arise from the continued operation of PSP7. PSP7 Shareholders should continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of PSP7's assets. Given the currently improving market conditions, the PSP7 Board of Directors and the PSP7 Special Committee believe that the level of these distributions may improve. Continuing PSP7 affords PSP7 Shareholders with the opportunity to participate in any future appreciation in PSP7's properties and allows the PSP7 Board of Directors to select the most opportune time for disposing of PSP7's assets. In addition, the decision to continue PSP7, if selected, means that there would be no change in the nature of PSP7 Shareholders' investment. This option avoids whatever disadvantages might be deemed inherent in the Merger. See "Risk Factors and Material Considerations" for discussion of various risks associated with the Merger.

         Disadvantages of Continuation. The primary disadvantage with continuing PSP7 is the failure of that strategy to secure the benefits that the PSP7 Board of Directors expects to result from the Merger. These benefits are highlighted under "-- Potential Advantages of the Merger." The Merger affords PSP7 Shareholders increased liquidity. In addition, because PSP7 is not authorized to issue new securities or to reinvest sale or financing proceeds, PSP7 is less able to take advantage of new real estate investment opportunities. In contrast, SEI has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases SEI's ability to access capital markets for new capital investments.

Amendment of PSP7's Bylaws

         Benefits of Bylaw Amendment. Another alternative to the Merger would be an amendment to PSP7's bylaws to remove the restrictions on investment of cash flow and on the issuance of securities by PSP7. If approved, such action would provide some of the advantages of the Merger. PSP7 could take advantage of new real estate opportunities through the reinvestment of cash flow and the investment of proceeds from the issuance of securities.

         Disadvantages of Bylaw Amendment. The PSP7 Board of Directors and the PSP7 Special Committee believe that such an amendment has disadvantages. It is believed that PSP7 Shareholders could better take advantage through SEI than through PSP7 of the current market for REIT securities for the following reasons. First, SEI has a larger capital base. At December 31, 1994, PSP7 had total shareholders' equity of $37,235,000 compared with SEI's total shareholders' equity of $587,786,000 (including preferred stock) and $365,011,000 (without preferred stock). Second, the market for SEI Common Stock should be more liquid than the market for PSP7 Common Stock. PSP7 has 3,806,491 shares of Common Stock traded on the AMEX and, during the 12 months ended December 31, 1994, the average daily trading volume of PSP7 Common Stock was 1,394 shares. In comparison, SEI has approximately 32,000,000 shares of Common Stock traded on the NYSE and, during the 12 months ended December 31, 1994, the average daily trading volume of SEI Common Stock was 39,106 shares (24,421 shares if February and November 1994, during which SEI was engaged in public offerings of Common Stock, are excluded). Third, SEI has broader geographic diversification than PSP7. At December 31, 1994, PSP7 owned 38 properties in 12 states and SEI owned equity interests (directly, as well as through general and limited partnership interests) in 402 properties in 37 states. For additional information on the properties owned by PSP7 and SEI, see "-- Comparison of Ownership of Shares in PSP7 and SEI -- Properties," "Description of PSP7's Properties" and "Description of SEI's Properties."

No Solicitation of Other Proposals

         Neither the PSP7 Board of Directors nor the PSP7 Special Committee solicited any other proposal for the acquisition of PSP7 or its properties. The PSP7 Board of Directors agreed to the Merger Agreement, which includes a provision against soliciting other officers to buy, because it believes that the potential advantages to PSP7 Shareholders described under "-- Potential Advantages of the Merger" are more likely to be achieved through the Merger than in a transaction with another party. In particular, assuming the Merger qualifies as a tax-free reorganization, no taxable gain or loss will be recognized by PSP7 Shareholders who exchange their PSP7 Common Stock solely for SEI Common Stock. PSP7's final REIT distribution generally will be taxable to all PSP7 Shareholders as ordinary income to the extent of PSP7's earnings and profits. PSI has little, and many other PSP7 Shareholders have relatively low (approximately $12.90 for most original PSP7 Shareholders), tax basis in their PSP7 Common Stock. Accordingly, for many PSP7 Shareholders, the proceeds available for reinvestment after liquidation would be significantly reduced as a result of federal and state income taxes (as they would be in the case of a Cash Election) and real estate commissions and other sales expenses (estimated at $3,685,000 or $.97 per share of PSP7 Common Stock). However, another proposal could have been for a higher price and possibly also structured as a merger qualifying as a tax-free reorganization. Under California law, most acquisitions of PSP7 or its properties would require approval by the PSP7 Shareholders. PSI and its affiliates own approximately 28% of the PSP7 Common Stock.

Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger

         In connection with the Merger PSP7 Shareholders will receive a value of $18.95 (less the amount of any Required REIT Distributions) per share of PSP7 Common Stock in cash, SEI Common Stock, or a combination of the two, calculated as follows:

         1. The market value (not book value) of PSP7's real estate assets has been determined by Wilson, showing such values as of December 31, 1994. In valuing PSP7's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP7's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP7's portfolio of real estate assets based on property operations (before non-recurring charges) for the 12 months ended December 31, 1994 averaged 10% before taking into account the structural and environmental costs described under "-- Real Estate Appraisal by Wilson" and 10.2% after taking into account such costs. Wilson's valuation is as of December 31, 1994 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisal by Wilson."

         2. PSP7's net asset value has been computed as (a) the market value of PSP7's real estate assets as of December 31, 1994 ($74,300,000) plus (b) the estimated book value of PSP7's non-real estate assets as of May 31, 1995 (a total of $2,983,000) less (c) PSP7's estimated liabilities as of May 31, 1995 (a total of $2,398,000).

         3. PSP7's net asset value per share of PSP7 Common Stock was calculated at $18.95 by reducing PSP7's net asset value (as computed in 1 and 2 above, $74,885,000) by amounts paid in redemption of the Series D Shares 's
($2,757,000) and dividing the difference ($72,128,000) by the number of outstanding shares of PSP7 Common Stock (3,806,491).

         4. Upon completion of the Merger, each share of PSP7 Common Stock (other than shares held by PSP7 Shareholders who have properly exercised Dissenters' Rights) would be converted into the right to receive $18.95 in cash (with respect to up to 20% of the outstanding PSP7 Common Stock, less any Dissenting Shares), subject to reduction as described below, or that number of shares of SEI Common Stock determined by dividing $18.95, subject to reduction as described below, by the average of the closing prices on the NYSE of SEI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP7 Shareholders. Pre-Merger cash distributions would be made to PSP7 Shareholders to cause PSP7's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. The consideration paid by SEI in the Merger will be reduced on a pro rata basis by the amount of any Required REIT Distributions. However, the consideration received by PSP7 Shareholders in the Merger along with the Required REIT Distributions (which will be paid in cash) will not be less than $18.95.

         The following tables set forth the calculation of the payments to be paid to PSP7 Shareholders and the allocation of SEI shares in the Merger between PSI (and its affiliates) and the other PSP7 Shareholders.

                            Computation of Payments

  Net book        Appraised     Book value         PSP7's       Redemption     PSP7's net    Payments
  value of         market        of PSP7's        net asset         of         asset value  received in
 PSP7's real      value of       other net        value(1)       Series D       per share connection with
   estate          PSP7's        assets(1)                       Shares(3)       of PSP7    Merger per
portfolio(1)     real estate                                                     Common   original $1,000
                portfolio(2)                                                      Stock  investment in the
                                                                                   (1)   Partnership(4)(5)


$38,556,000      $74,300,000     $585,000        $74,885,000   $(2,757,000)      $18.95        $991

- ---------------

(1) Estimated as of May 31, 1995. Does not reflect the effect of Required REIT Distributions, estimated at up to $.60 per share or $2,280,000 in the aggregate. PSP7 Shareholders would receive the Required REIT Distributions upon any liquidation of PSP7, regardless of the Merger.

(2)     As of December 31, 1994.

(3) Under PSP7's articles of incorporation, holders of shares of the Series D Shares are entitled to a liquidation preference in the aggregate amount of $2,757,000. See "Summary -- Series D Shares" and "Redemption of Series D Shares."

(4) Does not include quarterly cash distributions to PSP7 Shareholders or to limited partners of the Partnership. PSP7 was organized to succeed, on July 31, 1991, to the business of the Partnership, which completed its offering of limited partnership interests in 1981. PSP7's capital structure was designed to reflect the economic rights of the limited and general partners in the Partnership. The market price of SEI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP7 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors.

(5) Includes amounts paid in redemption of the Series D Shares. The Series D Shares were issued to the original PSP7 Shareholders, who were limited partners in the Partnership, based on their respective dates of admission to the Partnership.

                              Allocation of Shares

     Maximum              Percentage              Number of             Percentage of              Maximum
    Number of               of PSP7              SEI Shares              PSP7 Shares              Number of
   SEI Shares            Common Stock           to be issued              owned by               SEI Shares
      to be                currently             to PSI and                 other                   to be
  issued in the            owned by              affiliates            Shareholders(1)            issued to
  Merger(1)(2)              PSI and                in the                                        other PSP7
                       affiliates(1)(3)         Merger(1)(2)                                Shareholders(1)(2)(4)
 4,306,149                   28.1%                1,208,380                 71.9%                 3,097,769

- ---------------

(1)     Assumes no Cash Elections and no Required REIT Distributions.

(2)     Assumes issue price of the SEI Common Stock of $16.75 per share.

(3) Represents the percentage of shares deemed beneficially owned by PSI and its affiliates. The interests of PSI and its affiliates in the
        Partnership were converted into an interest in PSP7 in the Reorganization. See "-- Background."

(4) Assumes that none of the PSP7 Shareholders make Cash Elections. PSI and its affiliates, who have little tax basis in their PSP7 Common Stock, have informed SEI that they do not intend to make Cash Elections. If the maximum Cash Elections are made, 2,236,539 shares of SEI Common Stock would be issued to the other PSP7 Shareholders and 1,208,380 shares of SEI Common Stock would be issued to PSI and affiliates, representing approximately 65% and 35%, respectively, of the shares of SEI Common Stock that would be issued in the Merger.

Potential Advantages of the Merger

         The Merger would provide SEI with a larger asset and capital base. The principal potential benefits to PSP7 Shareholders who receive SEI Common Stock include the following:

         Acquisition of Additional Properties. The primary business activity of PSP7 is operating the properties originally developed by its predecessor. PSP7 has not raised additional capital, and PSP7's articles of incorporation and bylaws restrict PSP7's ability to reinvest cash flow in new properties. SEI, on the other hand, has expanded, and is expected to continue to expand, its asset and capital base. SEI is also permitted to borrow money to fund new acquisitions. Accordingly, PSP7 Shareholders who receive SEI Common Stock in the Merger will be investors in an entity that has grown, and is expected to continue to grow, as new investments are made.

         Increased Liquidity. PSP7 has 3,806,491 shares of Common Stock traded on the AMEX and, during the 12 months ended December 31, 1994, the average daily trading volume of PSP7 Common Stock was 1,394 shares. In comparison, SEI has approximately 33,000,000 shares of Common Stock traded on the NYSE and, during the 12 months ended December 31, 1994, the average daily trading volume of SEI Common Stock was 39,106 shares (24,421 shares if February and November 1994, during which SEI was engaged in public offerings of Common Stock, are excluded). Accordingly, the investment in SEI of PSP7 Shareholders who receive SEI Common Stock in the Merger should have greater liquidity than the current investment in PSP7 of these same shareholders of PSP7.

         Possible Tax-Free Treatment. The Merger is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Merger by PSP7 Shareholders who exchange their PSP7 Common Stock solely for SEI Common Stock. However, the Required REIT Distributions will be taxable to all PSP7 Shareholders as ordinary income. PSI and its affiliates, who have little tax basis in their PSP7 Common Stock, have advised SEI and PSP7 that they intend to exchange their PSP7 Common Stock solely for SEI Common Stock. See "Certain Federal Income Tax Matters -- The Merger."

Recommendation to PSP7 Shareholders and Fairness Analysis

         Conclusions. Based upon an analysis of the Merger, the PSP7 Special Committee and the PSP7 Board of Directors have concluded (i) that the terms of the Merger are fair to PSP7 Shareholders, (ii) after comparing the potential benefits and detriments of the Merger with alternatives, that the Merger is more advantageous to PSP7 Shareholders than such alternatives and (iii) that PSP7 Shareholders should vote for the Merger.

         Although the PSP7 Board of Directors and the PSP7 Special Committee reasonably believe the terms of the Merger are fair to PSP7 Shareholders and recommend that PSP7 Shareholders vote for the Merger, affiliates of PSI are members of the Boards of Directors of both PSP7 and SEI, and PSI has other significant relationships with both PSP7 and SEI and conflicts of interest with respect to the Merger. The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and who are also affiliated with PSI. The PSP7 Special Committee, composed of independent directors, has reviewed the terms of the Merger. See "Summary -- Relationships" and "Conflicts of Interest."

         Material Factors Underlying Conclusions of PSP7 Special Committee and PSP7 Board of Directors. The following is a discussion of the material factors underlying the conclusions of the PSP7 Special Committee and the PSP7 Board of Directors. The PSP7 Board of Directors and the PSP7 Special Committee have not quantified the relative importance of these factors.

         1. PSP7 Bylaw Provision. PSP7's bylaws require a proposal for the sale or financing of PSP7's properties by 1995. As discussed under "-- Background," the PSP7 Special Committee and the PSP7 Board of Directors believe that the proposed Merger satisfies this requirement and that, as discussed in paragraph 2 below, the form and amount of consideration offered to PSP7 Shareholders constitute fair value in respect of their shares of PSP7 Common Stock. The PSP7 Special Committee and the PSP7 Board of Directors recognize that if PSP7 were liquidated through asset sales to third parties PSP7 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of PSP7's real estate assets. Such assets would be valued through arms' length negotiations between PSP7 and the prospective purchasers.

         2. Consideration Offered. The PSP7 Board of Directors and the PSP7 Special Committee believe that (i) the proposal that the consideration to be paid to PSP7 Shareholders in the Merger be based on the value of PSP7's assets is reasonable and consistent with PSP7's bylaws, (ii) the net asset value of PSP7 represents a fair estimate of the value of its assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by PSP7 Shareholders, and (iii) the division of the consideration to be received by PSP7 Shareholders between PSI and its affiliates and the public shareholders of PSP7 is fair because it is based on their proportionate respective share ownerships of PSP7. There was no negotiation regarding the basis for determining the consideration to be paid to PSP7 Shareholders in the Merger or the division of the consideration between PSI and its affiliates and the public shareholders of PSP7. See "-- Background."

         3. Choice as to Form of Consideration. The Merger provides PSP7 Shareholders with the choice of either (A) converting their investment in PSP7 into an investment in SEI, which generally owns the same type of properties as PSP7, on a tax-free basis (assuming the Merger is a tax-free reorganization and except that the Required REIT Distributions will be taxable as ordinary income) and which has acquired, and is expected to continue to acquire, additional properties or (B) with respect to up to 20% of the outstanding PSP7 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if PSP7's properties were sold at their appraised values and PSP7 were liquidated (without any reduction for real estate commissions and other sales expenses). Although Cash Elections may not be made with respect to more than 20% of the outstanding PSP7 Common Stock, PSI and its affiliates have informed PSP7 that they intend to receive SEI Common Stock in the Merger. Accordingly, Cash Elections may be made with respect to approximately 28% of the outstanding PSP7 Common Stock held by the public shareholders of PSP7.

         4. Independent Portfolio Appraisals and Fairness Opinion. The conclusions of the PSP7 Special Committee and the PSP7 Board of Directors are partially based upon the portfolio appraisals prepared by Wilson and Stanger's fairness opinion. The PSP7 Special Committee and the PSP7 Board of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisals and Stanger's fairness opinion. The PSP7 Special Committee and the PSP7 Board of Directors believe that the engagement of Wilson and Stanger to provide the portfolio appraisals and the fairness opinion, respectively, assisted the PSP7 Special Committee and the PSP7 Board of Directors in the fulfillment of their duties to PSP7 Shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "-- Real Estate Portfolio Appraisal by Wilson" and "-- Fairness Opinion from Stanger."

         5. Voting Procedures and Dissenters' Rights. The PSP7 Special Committee and the PSP7 Board of Directors believe that the voting process and the rights of dissenting shareholders of PSP7 support their conclusions as to the Merger. The Merger is required to be approved by a majority of the outstanding shares of PSP7 Common Stock, as well as by a majority of the shares of PSP7 Common Stock voting at the meeting of PSP7 Shareholders not held by PSI and its affiliates. PSP7 Shareholders will have the right to exercise Dissenters' Rights, although the PSP7 Special Committee and the PSP7 Board of Directors recognize that these rights may be exercised only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP7 Common Stock.

         6. Comparison of Payments to be Received at the Time of the Merger to Other Alternatives. The payments to be received at the time of the Merger of $18.95 per share of PSP7 Common Stock compares favorably with (A) the trading price of the PSP7 Common Stock immediately prior to the first announcement of the Merger ($16.88) and during other periods, (B) a range of estimated going concern value per share of PSP7 Common Stock ($16.66 to $19.09), (C) an estimated liquidation value per share of PSP7 Common Stock ($17.98) and (D) the book value per share of PSP7 Common Stock ($9.78). The PSP7 Board of Directors and the PSP7 Special Committee recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives."

         7. Lower Level of Distributions After the Merger. Depending on the market price of the SEI Common Stock during the period in which the number of shares to be issued in the Merger is established, the level of distributions to PSP7 Shareholders who receive SEI Common Stock in the Merger may be lower after the Merger than before. Based on a market price of SEI Common Stock of $16.75 and the current regular quarterly distribution rate for SEI ($.22 per share) and PSP7 ($.28 per share), PSP7 Shareholders would receive approximately $.03 (11%) less in regular quarterly distributions per share of PSP7 Common Stock after the Merger than before and approximately $.01 less per share in regular quarterly distributions for each $.70 (4%) increase in the market price of SEI Common Stock above $16.75.

         8. Benefits to PSI. The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public shareholders of PSP7, and the terms of the Merger are not the result of arms' length negotiations. The Merger affords certain benefits to PSI and its affiliates, including receipt of approximately 28% of the consideration paid in the Merger and an increase in the Advisory Fee.

         The PSP7 Special Committee and the PSP7 Board of Directors do not believe that the benefits to PSI and its affiliates in the Merger and the absence of independent representatives to negotiate the Merger undermine the fairness of the Merger because the consideration to be received by PSI and its affiliates in the Merger is in proportion to their ownership interest in PSP7 and the increase in the Advisory Fee is in accordance with the terms of the existing Advisory Contract. The Merger has been reviewed and approved by the PSP7 Special Committee, comprised of independent directors of PSP7. Based upon the use of an independent appraisal firm, the Stanger fairness opinion and the participation of the PSP7 Special Committee, the PSP7 Board of Directors and the PSP7 Special Committee considered that the engagement of such independent representatives was not necessary or cost effective.

         Comparison of Benefits and Detriments. Prior to concluding that the Merger should be proposed to PSP7 Shareholders, the PSP7 Board of Directors and the PSP7 Special Committee considered several alternatives to the Merger. The alternatives considered by the PSP7 Board of Directors and the PSP7 Special Committee were liquidation of PSP7, continuation of PSP7 and an amendment to PSP7's organizational documents. In order to determine whether the Merger or one of its alternatives would be more advantageous to PSP7 Shareholders, the PSP7 Board of Directors and the PSP7 Special Committee compared the potential benefits and detriments of the Merger with the potential benefits and detriments of the alternatives. See "-- Alternatives to Merger" for a discussion of the potential benefits and detriments of each of these alternatives. Each of the Merger and its alternatives offers potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of PSP7 Board of Directors and the PSP7 Special Committee regarding the comparison of the Merger to its alternatives.

         (i) The PSP7 Board of Directors and the PSP7 Special Committee favor the Merger over liquidation of PSP7 because they believe that (A) the Merger permits PSP7 Shareholders to take advantage of the current markets for REIT securities which more fully reflect the underlying net asset value of many REITs that grow, like SEI, (B) PSP7 should not be liquidated at this time (other than through the Merger that provides PSP7 Shareholders who receive SEI Common Stock with greater liquidity and increased geographic diversification, while retaining an interest in a similar type of properties which may increase in value) and (C) the Merger provides PSP7 Shareholders, with respect to up to 20% of the outstanding PSP7 Common Stock (less any Dissenting Shares), with the opportunity, if they so elect, to receive in cash the amounts they would receive if PSP7's properties were sold at their appraised values and PSP7 were liquidated (without any reduction for real estate commissions and other sales expenses).

         (ii) The PSP7 Board of Directors and the PSP7 Special Committee have concluded that the continued operation of PSP7 is not as attractive an alternative as the Merger because the Merger affords PSP7 Shareholders increased liquidity and the opportunity to participate in SEI, an entity that, unlike PSP7, has grown, and is expected to continue to grow, as new investments are made. However, the PSP7 Board of Directors and the PSP7 Special Committee recognize that the level of distributions to PSP7 Shareholders who receive SEI Common Stock may be reduced. See "- Recommendation to PSP7 Shareholders - 7.Lower Level of Distributions After the Merger."

         (iii) The PSP7 Board of Directors and the PSP7 Special Committee believe that PSP7 Shareholders would have better opportunities to participate in the current markets for equity securities of REITs through SEI than through PSP7, even if PSP7's bylaws were amended to remove restrictions on reinvestment of cash flow and on the issuance of securities by PSP7, because of SEI's larger capital base, greater liquidity and broader geographic diversification.

         Based upon this comparison of the potential benefits and detriments of the Merger with its alternatives, the PSP7 Board of Directors and the PSP7 Special Committee have concluded that the Merger is more attractive to PSP7 Shareholders than any of the alternatives.

Comparison of Consideration to be Received in the Merger to Other Alternatives

         General. To assist PSP7 Shareholders in evaluating the Merger, the PSP7 Board of Directors and the PSP7 Special Committee compared the consideration to be received in the Merger, i.e., a value of $18.95 per share (less the amount of any Required REIT Distributions) of PSP7 Common Stock against: (i) the trading price of the PSP7 Common Stock on the AMEX; (ii) estimates of the value of PSP7 on a liquidation basis assuming that its assets were sold at their appraised fair market value and the net proceeds distributed to the PSP7 Shareholders in accordance with their share ownership in PSP7; and (iii) estimates of the value of PSP7 on a going-concern basis assuming that PSP7 were to continue as a stand-alone entity and its securities sold at the end of either a five-year or ten-year holding period or its assets sold at the end of a ten-year holding period. Due to the uncertainty in establishing these values, the PSP7 Board of Directors and the PSP7 Special Committee have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the Merger are dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the PSP7 Board of Directors and the PSP7 Special Committee believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

         The results of this comparative analysis are summarized in the following table. PSP7 Shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PSP7. These assumptions relate, among other things, to: projections as to PSP7's future income, expenses, cash flow and other significant financial matters; the capitalization rates that will be used by prospective buyers when PSP7's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PSP7 Common Stock. In addition, these estimates are based upon certain information available to PSP7 at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by PSP7 in arriving at the estimates of value would exist at the time of the Merger. The assumptions used have been determined by the PSP7 Board of Directors in good faith, and, where appropriate, are based upon current and historical information regarding PSP7 and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the PSP7 Board of Directors and the PSP7 Special Committee. While PSP7 believes it has a reasonable basis for the assumptions selected, the assumptions employed by PSP7 as to future events may not reflect the actual experience of PSP7. The estimated values of alternate forms of consideration would have been different had PSP7 made different assumptions, and such differences could be material.

         No assurance can be given that such consideration would be realized through any of the designated alternatives, and PSP7 Shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations.


                                                                                              Estimated Liquidation Value
 Payments in Merger per Share                                    Estimated Going Concern        per Share of PSP7 Common
     of PSP7 Common Stock           Trading Prices of PSP7       Value per Share of PSP7      Stock at Appraised Value (4)
                                       Common Stock (2)              Common Stock (3)
           $18.95(1)                $15.00         $16.88         $16.66         $19.09                  $17.98
- ---------------

(1)     Based  on  PSP7's  net  asset  value  consisting  of  the  independently appraised market value of PSP7's real estate portfolio as of December 31, 1994 and estimated book value of PSP7's other net assets as of May 31, 1995 and assuming no Required REIT Distributions. See "-- Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger."

(2) High and low sales prices on the AMEX composite tape for the fourth quarter of 1994, the last full calendar quarter prior to the announcement of the Merger. On February 1, 1995, the closing price was $16.88. See "-- Trading Prices of PSP7 Common Stock."

(3) High and low of three methods of estimating going concern value. Based upon a number of assumptions regarding the future net operating income and distributions of PSP7 and the date of PSP7's liquidation. See "-- Going-Concern Value."

(4) Based upon Wilson's real estate appraisal, less estimated expenses of liquidation. See "-- Liquidation Values."

         Trading Prices of PSP7 Common Stock. The data in the table on the trading price of PSP7 Common Stock shows the high and low sales prices on the AMEX composite tape for the fourth quarter of 1994 (the last full calendar quarter prior to February 1, 1995, the last trading day prior to first public announcement of the terms of the Merger): $16.88 and $15.00, respectively.

         The PSP7 Board of Directors and the PSP7 Special Committee also considered that the trading price for PSP7 Common Stock averaged $16.20, $15.80, $16.23 and $16.07 for the respective 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Merger, that the closing price for PSP7 Common Stock on the last trading day prior to the first announcement of the proposed Merger was $16.88, and that the highest closing price for PSP7 Common Stock preceding the announcement of the proposed Merger was $17.88. The PSP7 Board of Directors also considered that the consideration offered in the Merger adjusted for interim earnings of approximately $.22 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and May 31, 1995) represents a premium of 15.6%, 18.5%, 15.4%, 16.6%, 11% and 7% over the 20-day, 60-day,
180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Merger and the highest closing price recorded for PSP7 Common Stock, respectively.

         Going-Concern Value. The PSP7 Board of Directors and the PSP7 Special Committee have estimated the going-concern value of PSP7 by analyzing projected cash flows and distributions assuming that PSP7 were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP7 liquidated in securities markets at an FFO multiple ranging from
8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP7 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolio of PSP7 liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisal and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP7 used to redeem the Series D Shares and paid out to PSP7 Shareholders in a liquidation distribution. Dividends and sale proceeds per share of PSP7 Common Stock were discounted in the projections at a rate of 13%.

         Scenario #3 of the going-concern analysis assumes all of PSP7's properties are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP7 Shareholders out of PSP7's cash flow from operations might be reduced because PSP7's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

         The estimated value of PSP7 on a going-concern basis is not intended to reflect the distributions payable to PSP7 Shareholders if PSP7's assets were to be sold at their current fair market values.

         Liquidation Values. Since one of the alternatives available to the PSP7 Board of Directors is to proceed with a liquidation of PSP7, and the corresponding distribution of the net liquidation proceeds to PSP7 Shareholders, the PSP7 Board of Directors and the PSP7 Special Committee have estimated the liquidation value of PSP7 assuming that its real estate portfolio were sold at its fair market value, based upon the Wilson real estate portfolio appraisals (excluding for these purposes any pre-Merger distributions that might be made to PSP7 Shareholders). This alternative assumes non-real estate assets are sold at their book value (such assets, excluding cash, representing less than 1% of the value of PSP7), PSP7 incurs selling costs at the time of liquidation of $3,684,000 (state and local transfer taxes, real estate commissions and legal and other closing costs), redemption of the Series D Shares, and the remaining net liquidation proceeds are distributed among PSP7 Shareholders in proportion to their share ownership.

         The liquidation analysis assumes all of PSP7's portfolio is sold in a single transaction at its portfolio appraised value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP7 Shareholders out of PSP7's cash flow from operations might be reduced because PSP7's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

         Applying these procedures, the PSP7 Board of Directors and the PSP7 Special Committee arrived at the liquidation value set forth in the table. The real estate portfolio appraisals set forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of PSP7's real estate portfolios as of December 31, 1994. While the portfolio appraisals are not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arms' length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisals assume that PSP7's assets are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "-- Real Estate Appraisal by Wilson."

         Distribution Comparison. The PSP7 Board of Directors and the PSP7 Special Committee have considered the potential impact of the Merger upon distributions that would be made to PSP7 Shareholders who exchange their PSP7 Common Stock for SEI Common Stock. Based on a market price of SEI Common Stock of $16.75 per share and the current regular quarterly distribution rate for SEI ($.22 per share) and PSP7 ($.28 per share), PSP7 Shareholders would receive approximately $.03 (11%) less in regular quarterly distributions per share of PSP7 Common Stock after the Merger than before and approximately $.01 less per share in regular quarterly distributions for each $.70 (4%) increase in the market price of SEI Common Stock above $16.75. This estimate is based upon the actual distributions made by PSP7 and SEI (not upon the amounts that might have been distributed by them based upon their cash flow from operations).

         In evaluating this estimate, PSP7 Shareholders should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs), and the corporate policy with respect to cash distributions. Generally, both SEI and PSP7 are currently distributing less than their current cash flow from operations. A comparison of the current distribution levels of SEI and PSP7 does not show how the Merger might affect a PSP7 Shareholder's distribution level over a number of years.

Recommendation to SEI Shareholders and Fairness Analysis

         Conclusions. Based upon an analysis of the Merger, the SEI Special Committee and the SEI Board of Directors have concluded (i) that the terms of the Merger, when considered as a whole, are fair to SEI Shareholders and (ii) that SEI Shareholders should vote for the Merger.

         Although the SEI Board of Directors and the SEI Special Committee recommend that SEI Shareholders vote for the Merger, affiliates of PSI are members of the Boards of Directors of both PSP7 and SEI and PSI has other significant relationships with both PSP7 and SEI and conflicts of interest with respect to the Merger. The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and who are affiliated with PSI. The SEI Special Committee composed of independent directors has reviewed the terms of the Merger. See "Summary -- Relationships" and "Conflicts of Interest."

         Material Factors Underlying Conclusions of SEI Special Committee and SEI Board of Directors. The following is a discussion of the material factors underlying the conclusions of the SEI Special Committee and the SEI Board of Directors. The SEI Board of Directors and the SEI Special Committee are unable to quantify the relative importance of these factors.

         1. Consideration Offered. The SEI Board of Directors and the SEI Special Committee believe that (i) the proposal that the consideration to be paid to PSP7 in the Merger be based on the appraised value of PSP7's real estate assets is reasonable and (ii) the net asset value of PSP7 represents a fair estimate of the value of its assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be paid to PSP7 Shareholders. There was no negotiation regarding the basis for determining the consideration to be paid to PSP7 Shareholders in the Merger. See "-- Background."

         2.  Independent   Portfolio   Appraisals  and  Fairness  Opinion.   The
conclusions of the SEI Special Committee and the SEI Board of Directors are partially based upon the portfolio appraisals prepared by Wilson and Houlihan Lokey's fairness opinion. The SEI Special Committee and the SEI Board of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisals and Houlihan Lokey's fairness opinion. The SEI Special Committee and the SEI Board of Directors believe that the engagement of Wilson and Houlihan Lokey to provide the portfolio appraisals and the fairness opinion, respectively, assisted the SEI Special Committee and the SEI Board of Directors in the fulfillment of their duties to SEI Shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "-- Real Estate Appraisal by Wilson" and "-- Fairness Opinion from Houlihan Lokey."

         3. Voting Procedures. The Merger is required to be approved by a majority of the shares of SEI Common Stock voting, although the SEI Board of Directors and the SEI Special Committee recognize that PSI and its affiliates own approximately 25% of the outstanding SEI Common Stock.

         4. Benefits of the Merger. The SEI Board of Directors and the SEI Special Committee considered the following benefits of the Merger: (i) the acquisition of PSP7's properties and the issuance of SEI Common Stock in the Merger will provide SEI with a larger asset and capital base, which should enhance SEI's access to capital by facilitating the issuance of additional senior securities and Common Stock, (ii) PSP7's properties represent a large portfolio of high quality mature mini-warehouses similar to those being acquired by SEI in other transactions and the transaction will increase the number of SEI's wholly owned properties (as of December 31, 1994) from 147 to 185, (iii) since PSP7's properties were developed by PSI and are currently operated by PSMI and PSCP, the Adviser is knowledgeable about them, and (iv) the Merger provides an efficient mechanism for the issuance of capital stock because there is no delay between the issuance and the investment of the proceeds therefrom and the expenses of the Merger are expected to be less than the expenses that would be incurred in the issuance of securities by SEI and the investment of the proceeds therefrom.

         5. Risks of the Merger. The SEI Board of Directors and SEI Special Committee recognized the following business risks of the Merger: (i) a potential decline in value of PSP7's properties after the date of the portfolio appraisal and (ii) potential environmental liabilities related to the properties.

         6. Premium Over Market Price of PSP7 Common Stock. SEI is paying a premium over the trading price of the PSP7 Common Stock, but the SEI Board of Directors and the SEI Special Committee believe that the average capitalization rate used in the real estate portfolio appraisal appears reasonable and, accordingly, they do not believe that SEI is paying a premium over the fair market value of PSP7's properties. For a comparison of the consideration to be paid in the Merger with the trading price of the PSP7 Common Stock, see "-- Comparison of Consideration to be Received in the Merger to Other Alternatives
- -- Trading Prices of PSP7 Common Stock."

         7. Benefits to PSI. The Merger has been initiated and structured by individuals who are executive officers of SEI and PSP7 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public shareholders of SEI, and the terms of the Merger are not the result of arms' length negotiations. The Merger affords certain benefits to PSI and its affiliates, including receipt of approximately 28% of the consideration paid in the Merger and an increase in the Advisory Fee and Disposition Fee.

         The SEI Special Committee and the SEI Board of Directors do not believe that the benefits to PSI and its affiliates in the Merger and the absence of independent representatives to negotiate the Merger undermine the fairness of the Merger because the consideration to be received by PSI and its affiliates in the Merger is in proportion to their share ownership in PSP7 and the increase in the Advisory Fee is in accordance with the terms of the existing Advisory Contract. The Merger has been reviewed and approved by the SEI Special Committee, comprised of independent directors of SEI. Based upon the use of an independent appraisal firm, the Houlihan Lokey fairness opinion and the participation of the SEI Special Committee, the SEI Board of Directors and the SEI Special Committee considered that the engagement of such independent representatives was not necessary or cost effective.

Real Estate Portfolio Appraisal by Wilson

         Wilson was engaged by PSP7 and SEI to appraise the real estate portfolio of PSP7 and has delivered a written report of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of PSP7's portfolio of properties as of December 31, 1994 (the "Appraisal"). PSP7 and SEI selected Wilson to provide the Appraisal because of its experience and reputation in connection with appraising mini-warehouses, its familiarity with PSP7's properties and its appraisal of the properties of PSP VIII and PSP VI in connection with their mergers with SEI. The consideration to be paid by SEI to PSP7 Shareholders in the Merger is based on the Appraisal. The Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth as Appendix B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Appraisal are described below.

         Experience of Wilson. Wilson was founded by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson appraised over 100 mini-warehouses in 1994.

         Mr. Wilson founded Self Storage Data Services, Inc. ("SSDS") in 1993 for the purpose of tracking and publishing income and expense trends in the mini-warehouse industry. The SSDS data base now contains over 23,600 facilities nationwide. Mr. Wilson, recognized as a leading authority on mini-warehouses, has spoken extensively and has written several articles on the subject of mini-warehouses.

         Summary of Methodology. At the request of PSP7 and SEI, Wilson evaluated PSP7's portfolio of real estate. In valuing the properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to PSP7's properties.

         The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

         The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

         The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings the age of PSP7's properties diminishes the validity of this approach.

         While the Appraisal was prepared for PSP7's entire portfolio, Wilson analyzed the individual properties by (a) reviewing each property's previous four years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through telephone calls and other sources; (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the neighborhood; and (d) considering published data on median income and expense benchmarks on comparable facilities.

         To determine any significant differences in quality among the various properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

         Wilson also interviewed management personnel responsible for PSP7's properties to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Wilson also reviewed surveys of local self storage markets conducted by management. Representatives of Wilson performed site inspections on all 38 properties during May to July, 1994. Most of the properties had been appraised by Wilson previously.

         Wilson then determined the value of each property in the portfolio relying heavily upon a discounted cash flow analysis in the income approach. The results were verified using a direct capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors during the fourth quarter of 1994. Further, Wilson interviewed various sources in local markets to identify sales of mini-warehouses within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, and others. Wilson also reviewed information compiled by PSI identifying sales and acquisitions of mini-warehouses in local markets.

         In applying a discounted  cash flow analysis,  projections of cash flow from each property (assuming no indebtedness) were developed for a ten-year period ending July 31, 2004. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates in competitive facilities. Also included in the income estimate were trends in ancillary income from late fees and rental concessions. Wilson then made an analysis of each subject's occupancy history, took into consideration the occupancy level of competitive facilities and estimated an occupancy level for each property in the portfolio.

         Estimated expenses were based upon each property's actual operating history as well as the actual experience of several other mini-warehouses within each given market from the SSDS data base. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

         Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Growth rates for income and expenses generally ranged from 2.6% to 4.0% depending upon property and local market conditions. Wilson then used terminal capitalization rates that ranged from 10.5% to 10.75% to capitalize each property's eleventh year net income into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The ten yearly cash flows were then discounted to present worth using discount rates ranging from 11.5% to 13.5%, again depending upon local market and property conditions. Properties having retail/office space were discounted using rates at the lower end of the indicated range to reflect market parameters. The indicated value based upon the income approach is $75,970,000 (before taking into account the costs described below).

         In applying the sales comparison approach, Wilson analyzed over 100 mini-warehouses which were sold during the past 24 months. Using a regression analysis, a statistically significant correlation was derived between each property's net income and its sales price per square foot. Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value by the sales comparison approach ranged between $66,000,000 to $84,000,000 (before taking into account the costs described below).

         Structural and Environmental Costs. In arriving at a market value estimate of PSP7's portfolio of properties, Wilson took into account the anticipated cost of seismic related structural retrofitting and asbestos abatement to be completed at one of PSP7's properties. Based upon interviews with investors, institutional advisors and others, Wilson concluded that the portfolio valuation should take into account the uncertainty of expected future costs associated with this property because this property could not readily be marketed without an adjustment to price to take into account these anticipated costs.

         Seismic Structural Retrofitting - Based on the analysis and recommendations of John A. Martin & Associates, structural engineers, and Financial Research Group ("FRG"), financial consultants, which were engaged by PSP7 and SEI, the future cost of seismic structural retrofitting was estimated. It was assumed that the retrofitting would be performed in 1998 and that the estimated cost of the retrofitting in 1998 would be $1,625,000. In estimating this cost, FRG applied a probability analysis that took into account the likelihood of certain work being performed. This amount was discounted back to approximately $990,000 in present dollars. Wilson consulted with certain institutional investors as to the methodology used in measuring the risk of uncertain events such as anticipated structural retrofitting and found this methodology to be commonly accepted.

         Asbestos Abatement - ENSR Consulting and Engineering ("ENSR"), engineering consultants, was engaged by PSP7 and SEI to conduct environmental assessments of PSP7's properties. ENSR located asbestos at one of PSP7's properties and estimated the cost of asbestos abatement at approximately $250,000.

         Based on the foregoing, Wilson estimated the aggregate cost (on a present value basis) of the anticipated seismic related retrofitting and the asbestos abatement at approximately $1,240,000. Wilson's estimate of the market value of PSP7's properties takes into account these anticipated costs.

         Conclusions as to Value. Wilson reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market. The resulting effective implied capitalization rate averaged approximately 10.0% (before taking into account the costs described above) and 10.2% (after taking into account such costs) for the portfolio based on reported property operations (before non-recurring expenses) during the 12 months ended December 31, 1994.

         Based on the valuation methodology described above, after taking into account the costs described above, Wilson assigned a market value of $74,300,000 to PSP7's portfolio of real property assets.

         Assumptions, Limitations and Qualifications of the Appraisal. The Appraisal reflects Wilson's valuation of PSP7's real estate portfolio as of December 31, 1994 in the context of the information available on such date. Events occurring after December 31, 1994 and before the closing of the Merger could affect the properties or assumptions used in preparing the Appraisal. Wilson has no obligation to update the Appraisal on the basis of subsequent events; however, Wilson has informed PSP7 and SEI that, as of the date of this Joint Proxy Statement and Prospectus, Wilson is not aware of any event or change in conditions, since December 31, 1994, that may have caused a material change in the value of PSP7's portfolio of real estate since that date.

         The Appraisal is subject to certain general and specific assumptions and limiting conditions and is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Appraisal (i) did not consider the effect of easements, restrictions and other similar items on the value of PSP7's properties, (ii) assumed that PSP7's properties comply with local building codes and zoning ordinances, (iii) did not involve the physical inspections of competing properties and (iv) did not involve a comparison of PSP7's properties' commercial leases with other properties' commercial leases. See Appendix B for a discussion of the specific assumptions, limitations and qualifications of the Appraisal.

         Compensation and Material Relationships. Wilson is being paid a fee of $87,750 for preparation of the Appraisal, which fee will include reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the Merger. As one of the nation's leading appraisers of mini-warehouses, since 1976, Wilson has continuously prepared appraisals for PSI and its affiliates, including appraisals of the properties of PSP VIII and PSP VI in connection with their mergers with SEI, and is expected to continue to prepare appraisals for them.

Fairness Opinion from Stanger

         Stanger was engaged by PSP7 through the PSP7 Special Committee to deliver a written summary of its determination as to the fairness of the consideration to be received in the Merger, from a financial point of view, to the public shareholders of PSP7. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix C to this Joint Proxy Statement and Prospectus and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses to be used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

         Except for certain assumptions, described more fully below, which PSP7 advised Stanger that it would be reasonable to make, PSP7 imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinion. PSP7 has agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinion.

         Experience of Stanger. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets. Stanger was selected because of its experience and national reputation in connection with real estate investment trusts, partnerships and real estate assets and its services in connection with the mergers of PSP VIII and PSP VI with SEI.

         Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the Merger, Stanger: (i) reviewed this Joint Proxy Statement and Prospectus; (ii) reviewed PSP7's and SEI's annual reports on Form 10-K for the four fiscal years ending December 31, 1991, 1992, 1993 and 1994, and the pro forma financial statements contained in this Joint Proxy Statement and Prospectus; (iii) reviewed the Appraisal and discussed with management of PSP7 and Wilson the methodologies and procedures employed in preparing the Appraisal; (iv) reviewed information regarding purchases and sales of self-storage properties by SEI or any affiliated entities over the past two years, and other information available relating to acquisition criteria for self-storage properties; (v) reviewed estimates prepared by PSP7, and based in part on the Appraisal, of the current net liquidation value per common share of PSP7's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP7; (vi) discussed with certain members of management of PSP7 and SEI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP7, current and projected operations and performance, and the financial condition and future prospects of PSP7 and SEI; (vii) reviewed historical market prices, trading volume and dividends for PSP7 and SEI Common Stock; and (viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

         Summary of Analysis. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this Joint Proxy and Prospectus is qualified in its entirety by reference to the full text of such opinion.

         Review of Appraisal. In preparing its opinion, Stanger relied upon the Appraisal of PSP7's portfolio of properties which was prepared as of December 31, 1994 by Wilson, an independent appraiser. Stanger reviewed the Appraisal rendered by Wilson, reviewed a sample of supporting documentation for the Appraisal and discussed with Wilson its experience and qualifications and the appraisal methodologies utilized.

         Stanger observed that the Appraisal was certified by a Member of the Appraisal Institute and was conducted utilizing the income approach to valuation, applying the discounted cash flow methods to establish a value for each individual property and the sales comparison approach. In addition, Stanger observed that in the course of conducting the Appraisal, Wilson confirmed certain parameters utilized based upon interviews conducted by Wilson of major buyers, owners and managers of self-storage properties, and data collected by Wilson relating to capitalization rates, effective gross income multiples, and net operating income per square foot for actual sales transactions in the marketplace for mini-warehouse properties which occurred during the 24 months preceding the date of the Appraisal.

         Stanger observed that the effective capitalization rate utilized in the Appraisal for the properties in the Portfolio was approximately 10.0% based on net operating income (before non-recurring expenses) generated for the 12 months prior to the Appraisal date before taking into account certain structural and environmental costs associated with one of the properties in the portfolio and 10.2% after taking into account such costs. Stanger further observed that among 48 properties acquired by SEI or affiliated entities from third-parties between March 1992 and December 1994, capitalization rates for such purchases averaged approximately 10.2%. In addition, capitalization rates among transactions involving self-storage properties tracked by Self Storage Data Services, Inc., an affiliate of Wilson, averaged approximately 10.4%. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

         Review of Liquidation Analysis. Stanger reviewed an analysis prepared by management of PSP7 of the estimated value of PSP7 based upon liquidation of PSP7's portfolio on a property-by-property basis utilizing estimates prepared by PSP7 and information provided by Wilson.

         The property-by-property liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the Appraisal, to an independent third-party buyer. Costs of such property sales to independent third-parties were estimated by PSP7 to total approximately $3,684,000 and were comprised of estimates of $341,000 in state and local transfer taxes, $2,229,000 in commissions and $1,114,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of PSP7 based on its knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, the associated dissolution of PSP7 and distribution of all remaining assets assuming no Required REIT
Distributions, and the simultaneous payment of amounts due on redemption of Series D Shares was $17.98 per share, versus the consideration offered in the Merger of $18.95 cash per share of PSP7 Common Stock, assuming no Required REIT Distributions, or the equivalent of $18.95 of SEI Common Stock per share of PSP7 Common Stock, assuming no Required REIT Distributions, based on the average closing price of SEI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP7 Shareholders.

         Stanger also observed that Wilson concluded that no premium or discount is appropriate for the bulk acquisition of an assembled portfolio in self-storage property markets today. Stanger reviewed information on bulk purchases and sales of self-storage properties transacted by SEI, PSI or affiliates during 1993 through December 1994 and reviewed available information concerning bulk purchases of self-storage properties by independent third parties.

         Stanger observed that SEI, PSI or affiliated entities have transacted seven bulk purchases of property portfolios during the period reviewed excluding the properties associated with the mergers of PSP VIII and PSP VI with SEI. These transactions involved affiliated entities and a total of 33 properties with an aggregate value of approximately $75 million. Specifically, the transactions included the sale of: (1) a three-property portfolio by a private limited partnership affiliated with PSI in November 1993 (at a capitalization rate of approximately 10.2%); (2) a twelve-property portfolio in which PSI has an interest by an unaffiliated party in December 1993 (at a capitalization rate of approximately 10.5% for the owner's interest); (3) a three-property portfolio in which PSI has an interest by an unaffiliated party in December 1993 (at a capitalization rate of approximately 10.5% for the owner's interest); (4) a two-property portfolio by a private limited partnership affiliated with PSI in October 1993 (at a capitalization rate of approximately 10.7%); (5) a seven-property portfolio by a private limited partnership affiliated with PSI in June 1994 (at a capitalization rate of approximately 10.7%); (6) a three-property portfolio by a private limited partnership affiliated with PSI in June 1994 (at a capitalization rate of approximately 10.1%); and (7) a three-property portfolio by a private limited partnership affiliated with PSI in December 1994 (at a capitalization rate of approximately 10.0%). Among these transactions, capitalization rates averaged approximately 10.4%. Stanger also observed that capitalization rates currently cited by market participants for bulk property sales transactions generally range from 10% to 11%, a range consistent with capitalization rates for individual property purchases.

         Based upon the review cited above, Stanger concluded that Wilson's opinion that assembled portfolios do not command a premium to underlying individual property values in the current market for self-storage property acquisitions appears to be supported by available data.

         Review of Going Concern Analysis. Stanger reviewed financial analyses and projections prepared by the management of PSP7 concerning estimated cash flows and dividend distributions from continued operation of PSP7 as an independent stand-alone entity and estimated sales proceeds from the liquidation of the shares of PSP7 or the portfolio of properties owned by PSP7. The analyses incorporated estimates of revenues and operating expenses for each of the properties, capital expenditures, entity-level general and administrative costs, anticipated structural and environmental costs associated with one of the properties and cash flow distributions and proceeds from sale of either the securities of PSP7 or the properties owned by PSP7 during projection periods of up to 10 years. The analyses and projections assumed, among other things, that
(i) net operating income for PSP7 would grow at a compound annual rate of approximately 3.6% over the 10-year projection period; (ii) anticipated structural and environmental costs associated with PSP7's properties of
$1,240,000 (on a present value basis) are expended; (iii) general and administrative expenses would increase at an average rate of 3.0% per annum over the projection period; and (iv) in the scenario involving sale of the properties in private real estate markets (as described below), such sales would occur at the terminal value projected by the appraiser in the independent Appraisal.

         The projections evaluated the going-concern value of PSP7 under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP7 Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP7 Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolio of PSP7 liquidated in private real estate markets at the terminal value projected by the appraiser in the Appraisal and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP7 and the redemption of PSP7 Series D Shares paid out to shareholders in a liquidating distribution.
Dividends and sale proceeds per share of PSP7 Common Stock were discounted in the projections at a rate of 13%.

         Stanger observed that the FFO multiples utilized by management in the projections were consistent with current FFO multiples among publicly traded REITs investing in self-storage facilities and with market capitalization and leverage levels reasonably comparable to those of PSP7. This group of publicly traded REITs are all affiliated with PSI and SEI, and include Storage Properties, Partners Preferred Yield I, II and III, and Public Storage Properties IX, X, XI, XII, XIV, XV, XVI, XVII, XVIII, XIX, and XX. Stanger further observed that the discount rates applied to dividends and sale proceeds were consistent with the historic rates of return produced by equity REITs.

         Stanger further observed that the estimated values per share of PSP7 Common Stock on a going-concern basis resulting from the above analysis were as follows for each scenario: Scenario #1 -- $16.66 to $19.09; Scenario #2 -- $17.47 to $19.03; and Scenario #3 -- $17.98, compared with the consideration offered in the Merger of $18.95 per share of PSP7 Common Stock.

         The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by PSP7. While PSP7 has advised Stanger that it has a reasonable basis for the assumptions employed by PSP7, these assumptions may not reflect the actual experience of PSP7 and such differences could be material. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives."

         Review of Market Value. Stanger reviewed historical market prices, trading volume and dividend distributions for PSP7 Common Stock. In the course of this review, Stanger compared the historical market prices of PSP7 Common Stock with amounts to be received at the time of the Merger. Stanger observed that the trading price for PSP7 Common Stock averaged $16.20, $15.80, $16.23 and $16.07 for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed Merger, that the closing price for PSP7 Common Stock on the last trading day prior to the first announcement of the proposed Merger was $16.88, and that the highest closing price for PSP7 Common Stock preceding the announcement of the proposed Merger was $17.88. Stanger further observed that the consideration offered in the Merger, reduced by $840,000, or approximately $.22 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisal and May 31, 1995) represents a premium of 15.6%, 18.5%, 15.4%, 16.6%, 11% and 7% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Merger and the highest closing price recorded for PSP7 Common Stock, respectively.

         In addition, Stanger observed that the consideration per share of PSP7 Common Stock offered in the Merger in the form of shares of SEI Common Stock will reflect a value established in public securities trading markets equivalent to the cash offer per share of PSP7 Common Stock. Such value will be based on the average closing prices on the NYSE of SEI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of PSP7 shareholders.

         Distribution/FFO Analysis. Stanger reviewed distributions per share and FFO per share for PSP7 Shareholders pro forma the Merger. Stanger noted that based on financial results pro forma the Merger for 1994, a closing price of $16.75 for SEI Common Stock and the resulting exchange ratio of PSP7 Common Stock for SEI Common Stock, regular quarterly distributions per share would decrease by approximately $.03 (11%) for PSP7 Shareholders receiving SEI Common Stock. Stanger observed that, at the $16.75 closing price for SEI Common Stock, FFO per share earned by PSP7 Shareholders would range from an increase of approximately $.04 (2%) to a decrease of approximately $.02 (1%) based on the proportion of cash paid and stock issued in the Merger and on financial results pro forma the Merger for 1994.

         Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinion, the consideration to be received in the Merger is fair to the public shareholders of PSP7, from a financial point of view.

         Assumptions. In evaluating the Merger, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Joint Proxy Statement and Prospectus or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of PSP7 or SEI and relied upon and assumed the accuracy of the Appraisal. Stanger also relied on the assurances of PSP7 and SEI that any pro forma financial statements, projections, budgets, or value estimates contained in the Joint Proxy Statement and Prospectus or otherwise provided to Stanger, including projected estimates of structural and environmental costs, were reasonably prepared on bases consistent with actual historical experience and reflecting the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of the opinion; and that PSP7 and SEI are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

         In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix C. Stanger does not intend to deliver any additional written summary of the analysis.

         Compensation and Material Relationships. For preparing the fairness opinion and related services in connection with the Merger, Stanger is being paid a fee of $60,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $9,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger. Payment of the fee to Stanger is not dependent upon completion of the Merger. During the past two years (1993 to present), Stanger has rendered consulting and related services and provided products to SEI and to PSI and its affiliates, including a fairness opinion to the public shareholders of PSP VIII and PSP VI in connection with the mergers of PSP VIII and PSP VI with SEI and an analysis used in a 1992 exchange offer involving SEI and three partnerships affiliated with PSI, and may be engaged in the future. Stanger has received compensation aggregating approximately $125,000 in connection with these services and products during the past two years (exclusive of amounts received in connection with the Merger).

         Limitations and Qualifications. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Merger; (ii) make any recommendation to the PSP7 or SEI Shareholders with respect to whether to approve or reject the Merger or whether to select the cash or Common Stock option in the Merger; or (iii) express any opinion as to the business decision to effect the Merger or alternatives to the Merger. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis.

         Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of PSP VIII and PSP VI with SEI, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the Merger to PSP7 Shareholders, and PSP7 has neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the Merger to PSP7 Shareholders.

Fairness Opinion from Houlihan Lokey

         Houlihan Lokey was engaged by SEI through the SEI Special Committee to render an opinion as to the fairness, from a financial point of view, to the public shareholders of SEI of the consideration to be paid in the Merger. The full text of the opinion, which contains a detailed description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix D and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses to be used by Houlihan Lokey in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

         Except for certain assumptions, described more fully below, which SEI advised Houlihan Lokey that it would be reasonable to make, SEI imposed no conditions or limitations on the scope of Houlihan Lokey's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinion.

         Experience of Houlihan Lokey. Houlihan Lokey is engaged in the investment banking business, providing a broad range of investment banking and other financial services to clients located throughout the United States. The business activities of Houlihan Lokey include: financial opinions, investment banking, financial restructuring and fixed income asset management. Houlihan Lokey was retained to render an opinion in part because of its experience in valuation and financial analysis, its knowledge of SEI and PSP7 from prior engagements and its services in connection with the merger of PSP VIII and SEI.

         Summary of Materials Considered. In connection with its analysis, Houlihan Lokey (i) reviewed SEI's audited financial statements in its annual reports on Form 10-K for the five fiscal years ended December 31, 1994; (ii) reviewed PSP7's audited financial statements in its annual reports on Form 10-K for the five fiscal years ended December 31, 1994; (iii) reviewed this Joint Proxy Statement and Prospectus; (iv) reviewed the pro forma financial statements included in this Joint Proxy Statement and Prospectus; (v) reviewed the Appraisal and met with Wilson to discuss the Appraisal; (vi) met with certain members of the senior management of SEI and PSP7 to discuss the operations, financial condition, future prospects and projected operations and performance of SEI and PSP7; (vii) examined information provided by PSP7 and SEI concerning the composition of the property portfolios of PSP7, including summaries of the number and original cost broken down by property type (mini-warehouse versus business park) and state in which the property is located, and reviewed information provided by management concerning net operating income, occupancy, rental revenues and capital expenditures for 1991, 1992, 1993 and through June 30, 1994 for the properties of PSP7; (viii) visited the business offices of SEI and PSP7; (ix) discussed with management the operations, business plans, current conditions in the mini-warehouse/business park industry, historical financial statements, future prospects of PSP7 and SEI, including market conditions for sales/acquisitions of properties of the type owned by PSP7 and SEI, the impact of general economic and financial conditions on each portfolio; and the expected financial performance and capital expenditures of the portfolios of PSP7 and SEI; (x) reviewed the historical market prices and trading volume for SEI's and PSP7's publicly traded securities; (xi) reviewed certain other publicly available financial and market data for certain companies that Houlihan Lokey deemed comparable to SEI and PSP7; (xii) reviewed information provided by management of transactions by SEI involving the acquisition of properties from unaffiliated parties during the period January 1994 to January 1995; (xiii) reviewed the Merger Agreement and drafts of certain documents to be delivered at the closing of the Merger; (xiv) reviewed two letters from ENSR Consulting and Engineering, environmental consultants, each dated January 31, 1995, summarizing the environmental assessment of PSP7's properties and describing the asbestos condition at one of PSP7's properties; (xv) letters from John A. Martin &
Associates, structural engineers, and Financial Research Group, financial consultants, each dated January 31, 1995; and (xvi) conducted such other studies, analyses, inquiries and investigations as Houlihan Lokey deemed appropriate.

         Summary of Methodology and Analysis. Houlihan Lokey was engaged by SEI through the SEI Special Committee to render an opinion as to the fairness, from a financial point of view, to the public shareholders of SEI of the consideration to be paid by SEI in the Merger. In connection with its engagement, the following analysis, among others, was undertaken by Houlihan
Lokey: (a) an analysis of the pricing and trading volume of SEI's and PSP7's Common Stock; (b) a comparison of SEI's and PSP7's dividend yields, FFO yields and market capitalization multiples to a group of publicly traded PSI-related REITs and a group of publicly traded unaffiliated REITs deemed comparable; (c) a comparison of the capitalization rates applied in the Appraisal to other properties acquired by SEI over the last two years; and (d) an analysis of implied dividend yield, funds from operation yield, and market capitalization multiples implied by the $18.95 per share (assuming no Required REIT Distributions) being offered to PSP7 Shareholders.

         The pricing and trading volume of SEI's and PSP7's Common Stock were analyzed over a variety of time periods preceding and subsequent to the announcement of the Merger. This analysis was performed to, among others, determine the consideration being paid by SEI in the Merger and to determine the premium, if any, being paid for PSP7's Common Stock. The amounts to be received in connection with the Merger represent a premium of 17.8% (or 15.6% after being reduced by $840,000 ($.22 per share), management's estimate of increases in current net assets generated and retained between the date of the Appraisal and May 31, 1995) and 12.3% (11% after such reduction) over the 20-day average closing prices and the closing price on the last trading day prior to the announcement of the Merger, respectively.

         Investors  typically  analyze REITs based on: (1) their dividend yield;
(2) their yield based on FFO; and (3) traditional market capitalization multiples such as price to earnings, price to cash flow, and price to book value ratios. Houlihan Lokey compared the dividend yield, FFO yield and appropriate market capitalization multiples of SEI and PSP7 to 11 REITs affiliated with PSI and a group of 11 REITs with no affiliation with PSI and deemed by Houlihan Lokey to be comparable. The following table summarizes the yields and multiples for SEI, PSP7, the 11 affiliated REITs and the 11 unaffiliated REITs.

                                                   Dividend           FFO           Price to          Price to
                                                     yield           yield          earnings             FFO
PSP 7 (based on the $18.95 price)                   5.91%            9.25%           14.13x            10.82x
SEI                                                 5.33%            9.85%           16.66x            10.15x
Affiliated REITs (group median)                     7.67%            8.97%           15.51x            11.15x
Unaffiliated REITs (group median)                   6.96%           10.72%           14.53x            9.33x

The 11 affiliated REITs are all publicly traded REITs engaged in the mini-warehouse business under the Public Storage trade name in a variety of locations. The unaffiliated REITs include other companies competing in the mini-warehouse industry and other equity REITs commonly compared to SEI and the affiliated REITs by securities and mini-warehouse industry analysts.

         Houlihan Lokey compared the implied capitalization rates of the Appraisal to 33 properties acquired by SEI, an active purchaser of mini-warehouses, from January 1994 through January 1995. The 33 properties included only those in which SEI purchased 100 percent ownership. The capitalization rates for the 33 properties purchased by SEI from January 1994 to January 1995 ranged from 7.72% to 11.77%, with an average capitalization rate of 9.98%. The capitalization rate averaged 10% (before taking into account the costs described under "- Real Estate Appraisal by Wilson") and 10.2% (after taking into account such costs) for the portfolio based on reported property operations (before non-recurring expenses) during the 12 months ended December 31, 1994.

         Houlihan Lokey further evaluated PSP7's yields and market capitalization multiples implied by the $18.95 offer. Houlihan Lokey compared these implied yields and capitalization multiples to the dividend yield, FFO yield and capitalization multiples of the 11 affiliated REITs and 11 unaffiliated REITs referred to above. PSP7's yields and multiples at the transaction price compared to the 11 affiliated REITs are as follows:

                                                                         Affiliated
                                                                             Group
                                                   PSP7                     Median                   Comparison
Dividend yield                                     5.91%                     7.67%                      Lower
FFO yield                                          9.25%                     8.97%                     Similar
Price to earnings                                  14.1x                     15.5x                      Lower
Price to FFO                                       10.8x                     11.2x                     Similar

PSP7's yields and multiples at the transaction price compared to the 11 unaffiliated REITs are as follows:

                                                                          Affiliated
                                                                             Group
                                                   PSP7                     Median                   Comparison
Dividend yield                                     5.91%                     6.96%                      Lower
FFO yield                                          9.25%                    10.72%                      Lower
Price to earnings                                  14.1x                     14.5x                     Similar
Price to FFO                                       10.8x                      9.3x                     Higher

         Conclusions. Based on the foregoing, Houlihan Lokey concluded that, based upon its analysis and assumptions, and as of the date of its opinion, the consideration to be paid by SEI in the Merger is fair, from a financial point of view, to the public shareholders of SEI.

         Assumptions. In rendering its opinion, Houlihan Lokey has relied on and assumed the accuracy of, without independent verification, data, material and other information (including, without limitation, financial forecasts and projections), with respect to SEI and PSP7 furnished to Houlihan Lokey. Houlihan Lokey has not made an independent evaluation or appraisal of the assets of PSP7 or SEI; nor has Houlihan Lokey been furnished with any such evaluations or appraisals other than the Appraisal prepared by Wilson. Houlihan Lokey has relied on the Appraisal in its analysis and has assumed its accuracy. It has also relied and assumed, without independent verification, that the financial forecasts and projections furnished to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of SEI and PSP7.

         Limitations and Qualifications. Houlihan Lokey is not a real estate appraisal firm and SEI did not provide it with any property appraisals other than the Appraisal prepared by Wilson. Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of PSP7 or SEI.

         Houlihan Lokey's opinion is based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey on the date of its opinion. Events occurring after that date may materially affect the assumptions used in preparing the opinion. Houlihan Lokey will not render any additional fairness opinions concerning the Merger on the effective date of the Merger.

         Compensation and Material Relationships. As compensation for its services, Houlihan Lokey is being paid a fee of $45,000. In addition, Houlihan Lokey will be reimbursed for out-of-pocket expenses, reasonably incurred, not to exceed $2,500 without SEI's consent and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Houlihan Lokey. Payment of the fee to Houlihan Lokey is not dependent upon completion of the Merger. During the past two years (1993 to present), Houlihan Lokey has rendered consulting and related services to SEI and to PSI and its affiliates, including a fairness opinion to the public shareholders of SEI in connection with the mergers of SEI with PSP VIII and PSP VI, and may be engaged in the future. During this period, Houlihan Lokey has received compensation aggregating approximately $235,000 in connection with these services (exclusive of amounts received in connection with the Merger). In 1991, Houlihan Lokey rendered opinions to PSP7 (and to 17 other REITs sponsored by PSI) as to the fairness of the reorganizations of those REITs and as to certain other matters. For such services, Houlihan Lokey received aggregate compensation of $102,500 and was reimbursed $7,000 for out-of-pocket expenses.

         Among the factors considered in the selection of Houlihan Lokey were Houlihan Lokey's experience in connection with the merger between SEI and PSP VIII, its experience in valuation and financial analysis, its knowledge of SEI from prior engagements and the fee quoted by Houlihan Lokey. No party other than Houlihan Lokey was contacted or engaged to render an opinion as to the fairness of the Merger to the public shareholders of SEI, and SEI has neither requested nor received any views, preliminary or otherwise, from any party other than Houlihan Lokey regarding the fairness to the public shareholders of SEI.

The Merger Agreement

         If the Merger is approved by PSP7 and SEI Shareholders and the other applicable conditions to the Merger are satisfied or waived, the Merger will be consummated pursuant to the Merger Agreement which is set forth in Appendix A to, and is incorporated by reference into, this Joint Proxy Statement and Prospectus. As a result of the Merger, all of the assets now held by PSP7 will be held by SEI upon completion of the Merger. The Merger Agreement contains representations and warranties of PSP7 and SEI and certain other provisions relating to the Merger. The representations and warranties are extinguished by, and do not survive, the Merger.

         Conditions to Consummation of the Merger. Consummation of the Merger is contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and SEI shall have received all other authorizations necessary to issue SEI Common Stock in exchange for PSP7 Common Stock and to consummate the Merger; (ii) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP7 and SEI, including a majority of the shares of PSP7 Common Stock voting at the meeting of PSP7 Shareholders which are not owned by PSI and its affiliates; (iii) receipt by PSP7 of a legal opinion of Hogan & Hartson L.L.P. that the Merger will qualify as a reorganization under
Section 368(a) of the Code (which opinion has been received and is described under "Certain Federal Income Tax Matters"); (iv) the SEI Shares issued to PSP7 Shareholders shall be listed on the NYSE; (v) the Board of Directors of PSP7 shall have received a fairness opinion from Stanger (which opinion has been received); (vi) the Board of Directors of SEI shall have received a fairness opinion from Houlihan Lokey (which opinion has been received); (vii) the redemption by PSP7 of all of the Series D Shares prior to the Merger; (viii) in the case of SEI, the average of the per share closing prices on the NYSE of the SEI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP7 (the "Average SEI Share Price") is not less than $13; (ix) in the case of PSP7, the Average SEI Share Price is not more than $16; and (x) demands for payment by holders of Dissenting Shares are filed with respect to less than 5% of the outstanding shares of PSP7 Common Stock. The obligations of SEI to effect the Merger are also subject to it, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, each property of PSP7. Any of these conditions (other than the conditions of approval by the SEI and PSP7 Shareholders) may be waived by the board of directors of the corporation benefiting from such condition, and the PSP7 Board of Directors has waived the condition relating to the Average SEI Share Price. See "- Background - PSP7 Board Actions."

         Amendment or Termination. The Merger Agreement provides for amendment or modification thereof by written agreement authorized by the Boards of Directors of SEI and PSP7 either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the Merger or the Merger Agreement. The Merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the Merger shall not have occurred on or before December 31, 1995.

         Consummation. It is contemplated that the Merger will be consummated by filing the Agreement of Merger (attached as Exhibit A to the Merger Agreement) with the California Secretary of State as soon as practicable after its approval by SEI and PSP7 Shareholders and the satisfaction or waiver of various conditions contained in the Merger Agreement. It is currently contemplated that the Merger will be consummated during the first quarter of 1995.

         Exchange of Certificates. After the Merger, holders of certificates that evidenced outstanding shares of PSP7 Common Stock that were converted into shares of SEI Common Stock, upon surrender of the certificates to The First National Bank of Boston (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of SEI Common Stock into which the shares of PSP7 Common Stock shall have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the Merger, the Exchange Agent will send a notice and a transmittal form to each holder of record whose PSP7 Common Stock shall have been converted into shares of SEI Common Stock, advising of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP7 Common Stock in exchange for certificates evidencing SEI Common Stock. HOLDERS OF PSP7 COMMON STOCK WHO INTEND TO RECEIVE SEI COMMON STOCK IN THE MERGER SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT WHICH WILL BE MAILED AFTER CONSUMMATION OF THE MERGER.

         Until surrendered, each outstanding certificate which represents shares of PSP7 Common Stock that were converted into shares of SEI Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of SEI Common Stock into which the PSP7 Common Stock evidenced thereby were converted. However, until the certificates formerly evidencing PSP7 Common Stock are surrendered, no dividend payable to holders of record of the SEI Common Stock shall be paid to the holders of such certificates, but upon surrender of the certificates by the holders they will be entitled to receive the dividends (without interest) previously paid with respect to such SEI Common Stock as of any record date on or subsequent to the effectiveness of the Merger. After the Merger, there will be no further registration of transfers of PSP7 Common Stock on the records of PSP7 and, if certificates formerly evidencing such shares are presented, they will be cancelled and exchanged for certificates evidencing SEI Common Stock.

         Fractional Shares. No fractional shares of SEI Common Stock will be issued in the Merger. In lieu of any fractional share interests, each holder of PSP7 Common Stock who would otherwise be entitled to a fractional share of SEI Common Stock will, upon surrender of the certificate representing such PSP7 Common Stock, receive a whole share of SEI Common Stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of SEI Common Stock such holder is entitled to receive in the Merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the SEI Common Stock at the time of effectiveness of the Merger, by (ii) the fractional interest.

         Restrictions on Other Acquisitions. PSP7 has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP7, or any purchase of all or any significant portion of the assets of PSP7, or any equity interest in PSP7, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that the Board of Directors on behalf of PSP7 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the Board of Directors to breach their fiduciary duty to PSP7's Shareholders under applicable law as advised by counsel. PSP7 has agreed to notify SEI immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with PSP7, and to keep SEI informed of the status and terms of any such proposals and any such negotiations or discussions.

         Distributions. Pending the Merger, PSP7 is precluded from declaring or paying any dividend on its Common Stock or making any other distribution to its shareholders other than (i) regular dividends at a quarterly rate not in excess of $.28 per share, (ii) a dividend to shareholders of record immediately prior to the effectiveness of the Merger equal to the amount by which PSP7's estimated net asset value at such date exceeds the estimated net asset value at May 31, 1995 and (iii) Required REIT Distributions. Pending the Merger, SEI is precluding from declaring or paying any dividend on its Common Stock or making any other distribution to its shareholders other than regular quarterly dividends. See "Determination of Payments to be Received by PSP7 Shareholders in Connection with the Merger."

Cash Election Procedure

         Each holder of record of PSP7 Common Stock may make a Cash Election and have its shares of PSP7 Common Stock converted into the right to receive cash in the Merger. If the aggregate number of shares of PSP7 Common Stock as to which Cash Elections are made, together with shares of PSP7 Common Stock owned by Dissenting Shareholders (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP7 Common Stock outstanding as of the record date for the meeting of PSP7 Shareholders, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the Merger. If the aggregate number of such shares (together with any Dissenting Shares) is more than 20%, such shares shall be converted into the right to receive cash in the Merger on a pro rata basis, and the balance of such shares shall be converted into SEI Common Stock. For a discussion of the federal income tax consequences to a PSP7 Shareholder receiving both cash and SEI Common Stock in connection with the Merger, see "Certain Federal Income Tax Matters -- The Merger -- PSP7 Shareholders Receiving Cash and SEI Common Stock."

         All Cash Elections are to be made on a cash election form (a "Cash Election Form"). Holders of record of shares of PSP7 Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Cash Election Forms, provided that such Representative certifies that each such Cash Election Form covers all the shares of PSP7 Common Stock held by such Representative for a particular beneficial owner. Any Cash Election Form may be revoked by written notice received by American Stock Transfer & Trust Company (The "Depositary") prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders. In addition, all Cash Election Forms will automatically be revoked if the Depositary is notified in writing by SEI and PSP7 that the Merger has been abandoned.

         If a PSP7 Shareholder does not properly complete and return the Cash Election Form, he or she will receive SEI Common Stock in the Merger. A PSP7 Shareholder may not make a Cash Election as to less than all of the shares of PSP7 Common Stock owned by such shareholder. A Cash Election Form is being sent to PSP7 Shareholders of record on __________ __, 1995. To be effective, a Cash Election Form must be properly completed and signed and must be received by the Depositary accompanied by all stock certificates representing shares of PSP7 Common Stock held by the person submitting such Cash Election Form to which the Cash Election Form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the Cash Election Form (a "Guaranteed Delivery")) no later than 5:00 p.m. New York City Time on __________ __, 1995. If a Cash Election Form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PSP7 Common Stock to which the Cash Election Form relates will be promptly returned by the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

         HOLDERS OF SHARES OF PSP7 COMMON STOCK THAT WISH TO SUBMIT A CASH ELECTION FORM SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORM OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

         ANY HOLDER OF PSP7 COMMON STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON __________ __, 1995 WILL RECEIVE SEI COMMON STOCK IN THE MERGER. IF SEI OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDERS OF PSP7 COMMON STOCK MAKING SUCH PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF, RECEIVE SEI COMMON STOCK IN THE MERGER. NEITHER SEI, PSP7 NOR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

         The tax consequences of receiving cash and/or SEI Common Stock are different. See "Certain Federal Income Tax Matters -- The Merger."

Consequences to PSP7 if the Merger is Not Completed

         If the Merger is not completed, PSP7 will remain as a separate legal entity and will continue to operate its properties.

Costs of the Merger

         It is estimated that the total consideration (cash and Common Stock) to be paid by SEI to purchase all of the PSP7 Common Stock in the Merger and to pay related costs and expenses would be $72,128,000 (less the amount of any Required REIT Distributions) and that the total amount of funds that would be required by SEI to purchase the PSP7 Common Stock from PSP7 Shareholders making Cash Elections and to pay the cost and expenses of the Merger would be $19,699,000 (assuming maximum Cash Elections and no Required REIT Distributions). These amounts would be paid with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $115,000,000 and bear interest at LIBOR plus 1.25%. SEI intends to repay amounts borrowed under these facilities from the public or private placement of securities or from SEI's undistributed cash flow.

         If the Merger is not completed, all costs incurred in connection with the Merger will be paid by the party incurring such costs, except that SEI and PSP7 will each pay one-half of the cost of any expenses incurred in connection with the printing of this Joint Proxy Statement and Prospectus and related registration statement, the real estate appraisals, environmental and structural audits and preparation for real estate closings and filing fees. PSP7's share of such costs would be paid from its working capital. If the Merger is completed, all costs incurred in connection with the Merger will be paid by SEI.

         The following is a statement of certain fees and expenses estimated to be incurred in connection with the Merger (exclusive of amounts paid as a result of Cash Elections).

         Preclosing Transaction Costs
              Printing and Mailing                                               $  320,000
              Proxy Solicitation                                                     45,000
              Legal                                                                 100,000
              Real Estate Valuations and Fairness Opinions                          202,000
              Registration, Listing and Filing Fees                                 200,000
              Accounting                                                             50,000
              Other                                                                  18,000
                                                                                   --------
              Subtotal                                                              935,000

         Closing Transaction Costs
              Transfer Fees                                                         220,000
              Legal                                                                  20,000
              Title endorsements and escrow                                         265,000
              Other                                                                  10,000
                                                                                  ---------
              Subtotal                                                              515,000*
                                                                                  ---------
         TOTAL                                                                   $1,450,000

- ---------------
 *     Would not be incurred if Merger is not approved.

Accounting Treatment

         The Merger will be treated as a purchase. Accordingly, the assets and liabilities of PSP7 in the pro forma financial statements have been accounted for at fair market value based upon independent appraisals and estimates.
See "Pro Forma Financial Statements."

Regulatory Requirements

         The Merger is subject to compliance with federal and state securities law requirements.

Comparison of Ownership of Shares in PSP7 and SEI

         The information below compares certain attributes of the ownership of shares of SEI and PSP7 Common Stock. The effect of the Merger on PSP7 Shareholders who receive SEI Common Stock in the Merger is set forth in italics below each caption.

                PSP7                                         SEI

                       Investment Objectives and Policies


The principal investment objectives        The investment objectives of SEI are
of   PSP7   are  to   provide   (i)        to maximize FFO allocable of holders
quarterly cash  distributions  from        to maximize FFO allocable of holders
its  operations  and (ii) long-term        of SEI Common  Stock and to increase
capital gains through  appreciation        shareholder  value through  internal
in the value of PSP7's properties.         growth  and  acquisitions.  FFO is a
                                           supplemental performance measure for
Under     PSP7's     organizational        equity   REITs   used  by   industry
documents, PSP7 is not permitted to        analysts.  FFO does  not  take  into
raise new  capital  or to  reinvest        consideration  principal payments on
operating  cash  flow  or  sale  or        debt,     capital      improvements,
financing   proceeds.   PSP7   will        distributions  and other obligations
terminate  on  December  31,  2038,        of  SEI.  Accordingly,  FFO is not a
unless  earlier  dissolved.  PSP7's        substitute   for   SEI's   net  cash
predecessor  anticipated selling or        provided by operating  activities or
financing  its  properties   within        net  income  as a  measure  of SEI's
seven to ten years after completion        liquidity or operating  performance.
of development (i.e.,  between 1990        An  increase  in SEI's  FFO will not
and 1993).                                 necessarily   correspond   with   an
                                           increase in distributions to holders
                                           of  SEI   Common   Stock.   See  "--
                                           Liquidity,     Marketability     and
                                           Distributions."

                                           SEI   intends   to   continue    its
                                           operations for an indefinite  period
                                           of time  and is not  precluded  from
                                           raising   new   capital,   including
                                           senior  securities  that  would have
                                           priority   over  its  Common   Stock
                                           (including  Common  Stock  issued in
                                           the   Merger)   as  to  cash   flow,
                                           distributions     and    liquidation
                                           proceeds,  or from  reinvesting cash
                                           flow or sale or  financing  proceeds
                                           in  new  properties,  except  to the
                                           extent such  reinvestment  precludes
                                           SEI   from   satisfying   the   REIT
                                           distribution           requirements.
                                           Therefore,  SEI Shareholders  should
                                           expect to be able to liquidate their
                                           investment  only  by  selling  their
                                           shares in the market, and the market
                                           value of the  Common  Stock  may not
                                           necessarily   equal  or  exceed  the
                                           market  value of SEI's assets or the
                                           net   proceeds    which   might   be
                                           available  for   distribution   upon
                                           liquidation    if   SEI    were   to
                                           liquidate.   SEI  has   grown,   and
                                           intends to continue to grow,  as new
                                           investments are made.

         After the Merger, PSP7 Shareholders who receive SEI Common Stock in the Merger will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the SEI Common Stock. The interest of SEI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over SEI Common Stock as to cash flow, distributions and liquidation proceeds. SEI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement, including a recently completed $57,500,000 offering of preferred stock. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations -Uncertainty Regarding Market Price of Common Stock" and "-- Financing Risks -- Dilution and Subordination."

         SEI has no plans with respect to a sale or financing of any of PSP7's properties. SEI intends to continue to acquire properties from other parties.

                PSP7                                         SEI
                               Borrowing Policies

PSP7 is not  permitted to borrow in        Subject  to certain  limitations  in
connection  with the acquisition of        SEI's  Bylaws,  SEI has broad powers
its   properties.   PSP7  is  fully        to  borrow  in  furtherance  of  its
invested and would  distribute  the        investment   objectives.   SEI   has
proceeds  from a  financing  of its        incurred in the past,  and may incur
properties. PSP7 does not generally        in the future,  both  short-term and
incur  borrowings  in the  ordinary        long-term debt to increase its funds
course of business.                        available  for  investment  in  real
                                           estate,   capital  expenditures  and
                                           distributions.  As of  December  31,
                                           1994,    SEI's   ratio   of   "Debt"
                                           (liabilities other than "accrued and
                                           other   liabilities"  and  "minority
                                           interest" that should, in accordance
                                           with  GAAP,  be  reflected  on SEI's
                                           balance  sheet) to  "Assets"  (SEI's
                                           total   assets   that   should,   in
                                           accordance  with GAAP,  be reflected
                                           on   SEI's   balance    sheet)   was
                                           approximately 12%.

         SEI, unlike PSP7, incurs debt in the ordinary course of business and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          Transactions with Affiliates

PSP7's  Bylaws  restrict  PSP7 from        SEI's   Bylaws   restrict  SEI  from
entering into a variety of business        acquiring  properties  from  PSI and
transactions   with   PSI  and  its        its   affiliates   or  from  selling
affiliates.  PSP7's  Bylaws  may be        properties   to  them   unless   the
amended by a majority  vote of PSP7        transaction  (i)  is  approved  by a
Shareholders.   See  "Amendment  to        majority   of   SEI's    independent
PSP7's    Bylaws."                         directors  and  (ii)  is fair to SEI
                                           based on an independent appraisal.

         It is easier for SEI to enter into transactions with PSI and its affiliates than in the case of PSP7 because shareholder approval is not required.

                                   Properties

PSP7    owns    38     wholly-owned        At  December  31,  1994,  SEI  owned
properties  in 11  states.  For the        equity interests (directly,  as well
year ended  December 31, 1994,  the        as  through   general   and  limited
weighted  average  occupancy  level        partnership    interests)   in   402
and   realized   monthly  rent  per        properties in 37 states,  consisting
square      foot     of      PSP7's        of 147 wholly owned  properties  and
mini-warehouses  were 89% and $.61,        246   properties   in  which   SEI's
respectively.  See  "Description of        effective  interest  ranged from 33%
PSP7's Properties."                        to 66% and nine  properties in which
                                           SEI's  effective  interest  was less
                                           than   20%.   For  the  year   ended
                                           December  31,  1994,   the  weighted
                                           average occupancy level and realized
                                           monthly  rent  per  square  foot  of
                                           SEI's   same-store   mini-warehouses
                                           (those  mini-warehouses owned by SEI
                                           since   1989)  were  90%  and  $.59,
                                           respectively.  See  "Description  of
                                           SEI Properties."

         Because SEI owns substantially more property interests in more states than does PSP7, SEI's results of operations are less affected by the profitability or lack of profitability of a single property than are those of PSP7 and it would be more difficult to liquidate SEI than PSP7 within a reasonable period of time. On an overall basis, the rents of PSP7's mini-warehouses are higher than those of SEI.

                   Liquidity, Marketability and Distributions

PSP7 Common  Stock is traded on the        SEI  Common  Stock is  traded on the
AMEX.  During  the 12 months  ended        NYSE.  During  the 12  months  ended
December  31,  1994,   the  average        December 31, 1994, the average daily
daily trading volume of PSP7 Common        trading  volume of SEI Common  Stock
Stock  was 1,394  shares.  PSP7 has        was 39,106 shares  (24,421 shares if
not issued any securities that have        February and November  1994,  during
priority  over  PSP7  Common  Stock        which  SEI  was  engaged  in  public
(other  than  the  Series  D Shares        offerings  of  Common   Stock,   are
issued  in   connection   with  the        excluded).  SEI has issued,  and may
organization of PSP7).                     in the future issue, securities that
                                           have  priority over SEI Common Stock
                                           as to cash flow,  distributions  and
                                           liquidation proceeds.

         PSP7 and SEI Shareholders receive distributions when, as and if declared by their respective Boards of Directors out of any funds legally available for that purpose. PSP7 and SEI, as REITs, are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs, but, subject to certain limitations and penalties, PSP7 and SEI can take into account subsequent year distributions for purposes of satisfying this requirement. SEI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

         A PSP7 Shareholder who receives SEI Common Stock in the Merger should have an investment for which the market is broader and more active than the market for PSP7 Common Stock. Distributions of SEI Common Stock are subject, however, to priority of preferred stock. See "Risk Factors and Material Considerations -- Consequences of Loss of Qualification as a REIT," "Distributions and Price Range of SEI Common Stock" and "Distributions and Price Range of PSP7 Common Stock" for information on trading prices of the PSP7 and SEI Common Stock.

                                    Taxation

         PSP7 and SEI were organized to qualify for taxation as REITs and intend to continue to so qualify. As REITs, they generally are permitted to deduct distributions to their shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSP7 and SEI Shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

                                 Voting Rights

         Both PSP7 and SEI hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for (i) the removal of directors, (ii) the dissolution of the company,
(iii) the amendment of certain  provisions of the  organizational  documents and
(iv) the sale of all or substantially all of the company's assets.

                           Compensation of Affiliates

                  Executive Compensation and Advisory Contract

During    1994,    the    aggregate        Under the Advisory  Contract between
compensation   paid  to   executive        SEI and the Adviser,  the Adviser is
officers  of  PSP7  (who  are  also        paid an  Advisory  Fee of (i) 12.75%
executive   officers  of  PSI)  was        of SEI's  Adjusted  Income per Share
$16,000. Affiliates of PSI received        (as  defined)   multiplied   by  the
distributions  on the  PSP7  Common        number of  shares  of  Common  Stock
Stock owned by them.                       outstanding as of September 30, 1991
                                           plus   (ii)  6%  of  the   Company's
                                           Adjusted Income per Share multiplied
                                           by the  number  of  shares of Common
                                           Stock issued after  October 1, 1991,
                                           such as the SEI  Common  Stock to be
                                           issued in the  Merger  plus (iii) 6%
                                           of the  dividends  paid with respect
                                           to   SEI's   preferred   stock.   In
                                           addition to the  Advisory  Fee,  the
                                           Adviser is paid a disposition fee of
                                           20%   of   Total    Realized    Gain
                                           (generally,  the  sum of  the  gains
                                           realized   by  SEI   from  the  sale
                                           (reduced    by    the    accumulated
                                           depreciation)  less  the  sum of the
                                           losses  from the sale of  assets) on
                                           dispositions of equity  interests in
                                           real property.  Upon  termination of
                                           the Advisory  Contract,  the Adviser
                                           is  entitled   to  receive   certain
                                           payments,  including  a  portion  of
                                           SEI's unrealized gains.

         As a result of the Merger, the Advisory Fee is expected to increase because there will be more shares of SEI Common Stock outstanding after the Merger. The Advisory Fee is a function of SEI's capitalization and results of operations. On a pro forma basis the increase in Advisory Fee for 1994 is estimated to be approximately $373,000 assuming the Merger is completed with no Cash Elections. PSP7 does not have an advisory relationship similar to SEI's with the Adviser and pays no advisory fee. PSP7 Shareholders who receive SEI Common Stock in the Merger will, as holders of SEI Common Stock, bear their proportionate share of the Advisory Fee.

                               Property Operation

         The properties of PSP7 and SEI are operated by PSMI and PSCP under agreements for monthly fees of 6% and 5%, respectively, of gross revenues from operations for operating mini-warehouse space (in the case of PSMI) and business park space (in the case of PSCP). The fees of PSMI and PSCP will not change as a result of the Merger. See "Comparison of Fees and Compensation" for information on the amount of fees paid during the last three years.

                                    Expenses

PSP7  pays  all  of  its  expenses,        Under  the  Advisory  Contract,  SEI
including    office    space    and        pays  all  of its  expenses,  except
equipment   and   compensation   to        that  the  Adviser  provides  office
executive officers.                        space    and    equipment    (except
                                           accounting and computing equipment),
                                           executive    officers    and   their
                                           secretarial support personnel.

         As a result of the Merger, the Advisory Fee payable to the Adviser is expected to increase.

                             Management and Duties

PSP7 is  managed  by its  board  of        Subject to the  general  supervision
directors and  executive  officers.        of  the  board  of  directors,   the
Two  of  the   directors   are  not        Adviser  advises SEI with respect to
affiliated with PSI and one, who is        its  investments and administers its
also   the   principal    executive        operations.   A   majority   of  the
officer  of  PSP7  and  SEI,  is an        directors of SEI are not  affiliated
affiliate of PSI.                          with PSI. Two of the directors,  who
                                           are also the  principal  officers of
                                           SEI and PSP7,  are affiliates of PSI
                                           and  one  is  a   former   executive
                                           officer of PSI.

         Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of both PSP7 and SEI is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to the respective corporation or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to the respective corporation or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide both PSP7 and SEI with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. Both PSP7 and SEI have taken advantage of those provisions and have entered into agreements with the respective corporation's directors and executive officers, indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, both PSP7 and SEI have been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

             Restrictions on Transfer and Anti-Takeover Provisions

For  PSP7  to be  taxed  as a REIT,        For SEI to be taxed  as a REIT,  SEI
PSP7  Common  Stock  must be widely        Common Stock must be widely held. To
held.  To aid PSP7 in meeting  this        aid SEI in meeting this requirement,
requirement, its board of directors        its board of  directors is given the
is given the power to restrict  the        power to  prohibit  the  transfer of
transfer  of shares of PSP7  Common        shares  of SEI  Common  Stock if the
Stock if the transfer could produce        transfer  could  produce a violation
a  violation  of this  requirement.        of   this   requirement.    SEI   is
Subject  to the  rules  of the AMEX        authorized   to   issue   60,000,000
and   applicable    provisions   of        shares of SEI Common Stock, of which
California   law,  PSP7  can  issue        approximately  33,000,000 shares are
authorized   common  and  preferred        currently      outstanding,      and
stock without shareholder approval.        50,000,000   shares   of   preferred
                                           stock,   of   which    approximately
                                           11,000,000   shares  are   currently
                                           outstanding. Subject to the rules of
                                           the NYSE and  applicable  provisions
                                           of  California  law,  SEI can  issue
                                           authorized   common  and   preferred
                                           stock without shareholder  approval.
                                           See   "Description  of  SEI  Capital
                                           Stock  --  Effects  of  Issuance  of
                                           Capital Stock" and "Certain  Federal
                                           Income Tax  Matters  -- General  Tax
                                           Treatment of SEI."

         Through the issuance of capital stock, including senior securities with special voting rights and priority over common stock, SEI is positioned to deter attempts to obtain control in transactions not approved by its Board of Directors, which could potentially deprive shareholders of SEI of the benefits of a takeover not approved by its Board of Directors.

                         Limited Liability of Investors

         Under  California  law,  shareholders  are  not  generally  liable  for
corporate   debts  or   obligations.   Both  PSP7  and  SEI  Common   Stock  are
nonassessable.

                          Review of Shareholder Lists

         Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder.

                            AMENDMENT TO PSP7 BYLAWS

         A provision of PSP7's Bylaws prohibits the sale of property to PSI or its affiliates. Because this would arguably apply to the Merger, PSP7 is proposing an amendment to its Bylaws that expressly authorizes a merger with SEI provided any such merger is approved by the majority of outstanding shares of PSP7 Common Stock. The proposed amendment has been approved by PSP7's Board of Directors who recommend that PSP7 Shareholders vote FOR the proposal. Appendix F contains a complete text of the proposed amendment.

                         REDEMPTION OF SERIES D SHARES

         PSP7's articles of incorporation provide that holders of the Series D Shares are entitled to a liquidation preference in the amount of $2,757,000 and that PSP7 may redeem the Series D Shares at any time for $2,757,000. PSP7 is redeeming all outstanding Series D Shares, conditional upon effectiveness of the Merger. Appendix G contains the notice of redemption. See "Summary -- Series D Shares."

                   APPROVAL OF THE MERGER AND BYLAW AMENDMENT

General

         This Joint Proxy Statement and Prospectus and the enclosed proxy are first being mailed on or about __________ __, 1995 to the shareholders of PSP7 and SEI in connection with the solicitation by their boards of directors for use at the special meetings of their shareholders (and at any adjournment) to consider and vote upon the Merger and, in the case of PSP7, the Bylaw amendment.

         If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made, the shares will be voted in favor of the Merger and the Bylaw amendment. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PSP7 or SEI, as the case may be, at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the meeting and chooses to vote in person.

PSP7

         Holders of record at the close of business on __________ __, 1995 of the PSP7 Common Stock and the Series D Shares will be entitled to receive notice of and to vote at the meeting. On such date, there were _________ shares of PSP7 Common Stock and 2,757 shares of Series D Shares outstanding, and each share is entitled to one vote on the Merger and the Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP7 Common Stock and Series D Shares, counted together as a single class, constitutes a quorum. As of the record date, the directors and executive officers of PSP7 (and members of their immediate family) and their affiliates beneficially owned approximately 1,069,567 shares (approximately 28.1%) of PSP7 Common Stock and 27.57 shares (1%) of the Series D Shares. Such parties intend to vote their shares of PSP7 Common Stock and Series D Shares for the Merger and the Bylaw amendment.

         The affirmative vote of a majority of the shares of PSP7 Common Stock and Series D Shares outstanding and entitled to vote on the record date, voting together as a single class, is required under California law to approve the Merger and the Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the Merger and the Bylaw amendment. PSP7 has voluntarily imposed the additional condition that the Merger be approved by a majority of the shares of PSP7 Common Stock voting at the meeting of PSP7 Shareholders not held by PSI and its affiliates. For these purposes, an abstention or broker non-vote will not be counted as a share voting.

SEI

         SEI Shareholders of record at the close of business on __________ __, 1995 will be entitled to receive notice of and to vote at the meeting. On such date, there were __________ shares of SEI Common Stock outstanding, and each share is entitled to one vote on the Merger. Presence, in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum. As of the record date, the directors and executive officers of SEI (and members of their immediate family) and their affiliates beneficially owned approximately 9,358,024 shares (approximately 28.4%) of SEI Common Stock. Such parties intend to vote their shares of SEI Common Stock for the Merger.

         Although not required by California law, SEI shareholder approval (by holders of a majority of the shares of SEI Common Stock voting, provided that the total votes cast represent a majority of all shares of SEI Common Stock entitled to vote) is required by the NYSE rules, on which the SEI Common Stock is listed. For these purposes, an abstention or broker non-vote will not be counted as a share voting.

Security Ownership of Certain Beneficial Owners and Management

         PSP7.  Information  regarding  beneficial  ownership  of shares of PSP7
Common Stock by B. Wayne Hughes (a beneficial owner of more than 5% of the shares of PSP7 Common Stock) is set forth in the table below concerning the security ownership of management.

         The following table sets forth information as of March 31, 1995 concerning the security ownership of each director of PSP7 (including B. Wayne Hughes, the chief executive officer) and of all directors and executive officers of PSP7 as a group:
                                                    Shares of PSP7 Common Stock
                                                        Beneficially Owned(1)
                                                        Number
                 Name                                 of Shares       Percent
                 ----                                 ---------       -------
     B. Wayne Hughes                                 1,062,407(2)      27.9%
     Vern O. Curtis                                        500            (3)
     Jack D. Steele                                        900            (3)
     All Directors and Executive Officers
       as a Group (seven persons)                    1,069,567(2)      28.1%
                                                                        ----
(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Includes (i) 215,488 shares of PSP7 Common Stock owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust, and (ii) 846,919 shares of PSP7 Common Stock owned by PSI. PSI Holdings, Inc. ("PSH") is the sole shareholder of PSI. The stock of PSH is owned 49% by B. Wayne Hughes, as trustee of the B.W. Hughes Living Trust, 37% by Tamara L. Hughes, an adult daughter of B. Wayne Hughes, and 14% by Kenneth Q. Volk, Jr., as co-trustee with his wife, of the K. & B. Volk Living Trust (the "Volk Trust"). The Volk Trust has granted to Tamara L. Hughes an irrevocable proxy to vote the Volk Trust's shares in PSH and Tamara L. Hughes has an option (exercisable under certain circumstances) to acquire the Volk Trust's interest in PSH. Pursuant to a resolution of the Board of Directors of PSH, B. Wayne Hughes, the president, chief executive officer and a director of PSH, has the sole right to vote and dispose of the shares of PSP7 Common Stock held by PSH directly or indirectly through its wholly-owned subsidiaries.

(3)     Less than 0.1%.


         As of March 31, 1995, B. Wayne Hughes also beneficially owned 27.57 (or 1%) of the Series D Shares (approximately 27.02 of these shares are held of record by PSI). To the knowledge of PSP7, no other executive officer or director of PSP7 owns any Series D Shares and there is no beneficial owner of more than 5% of the Series D Shares.

         SEI. The following table sets forth information with respect to persons known to SEI to be the beneficial owners of more than 5% of the outstanding shares of SEI Common Stock:

                                                      Shares of SEI Common Stock
                                                          Beneficially Owned
                                                           Number
                  Name and Address                        of Shares    Percent

     Public Storage Partners, Ltd.,                        7,603,394    23.2%
     a California limited partnership,
     Public Storage Partners II, Ltd.,
     a California limited partnership,
     Public Storage Properties, Ltd., a California limited partnership,
     Public Storage Properties IV, Ltd., a
     California limited partnership,
     Public Storage Properties V, Ltd., a
     California limited partnership,
     PSMI, PSI, B. Wayne Hughes,
     B. Wayne Hughes, Jr., Parker Hughes
     Trust No. 2, Tamara L. Hughes
     600 North Brand Boulevard,
     Suite 300, Glendale,
     California 91203-1241
     PS Insurance Company, Ltd., a
     Bermuda corporation ("PSIC")
     41 Cedar Avenue
     Hamilton, Bermuda (1)

     FMR Corp.                                             2,423,500     7.4%
     82 Devonshire Street
     Boston, Massachusetts 02109 (2)
- --------
(1)     This  information  is as of  March  31,  1995  and is  based  on a joint
        Schedule 13D, amended as of February 28, 1995, and subsequent reports on Form 4 filed by the reporting persons listed above (the "SEI Reporting Persons"). The number of shares of SEI Common Stock owned by the SEI Reporting Persons at March 31, 1995 includes 6,522 shares which can be acquired upon conversion of 3,875 shares of 8.25% Convertible Preferred Stock which are beneficially owned by the SEI Reporting Persons. PSI is the general partner of Public Storage Partners, Ltd. and Public Storage Partners II, Ltd., PSI and B. Wayne Hughes are the general partners of Public Storage Properties, Ltd., Public Storage Properties IV, Ltd. and Public Storage Properties V, Ltd., and PSI is the sole shareholder of PSIC and PSMI. PSIH is the sole shareholder of PSI, and the stock ownership of PSIH is described above. Pursuant to a resolution of the Board of Directors of PSIH, B. Wayne Hughes, the President, Chief Executive Officer and a director of PSIH, has the sole right to vote and dispose of the shares of SEI held by PSIH directly or indirectly through its wholly-owned subsidiaries. Each of the SEI Reporting Persons disclaims the existence of a group within the meaning of Section 13(d)(3) of the Exchange Act. B. Wayne Hughes disclaims beneficial ownership of the shares owned by B. Wayne Hughes, Jr., Parker Hughes Trust No. 2 and Tamara L. Hughes (an aggregate of 924,357 shares or approximately 2.8% as of March 31, 1995). Each of the other SEI Reporting Persons disclaims beneficial ownership of the shares owned by any other SEI Reporting Person.

(2) This information is as of December 31, 1994 and is based on a Schedule 13G (Amendment No. 1) filed by FMR Corp. (except that the percent shown in the table is based on the outstanding shares of SEI Common Stock at March 31, 1995). As of December 31, 1994, FMR Corp. beneficially owned 2,423,500 shares of SEI Common Stock. This number includes 2,423,500 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serves as investment adviser to certain other funds which are generally offered to limited groups of investors. FMR Corp. does not have sole voting power with respect to any shares and has sole dispositive power with respect to 2,423,500 shares.

        The following tables set forth information as of March 31, 1995 concerning the security ownership of each director of SEI (including B. Wayne Hughes, the chief executive officer) and of all directors and executive officers of SEI as a group:




                 Shares of Common Stock:
                   Beneficially Owned(1)
                   Shares Subject to Options(2)                  Shares of 8.25% Convertible      Shares of 10% Cumulative
                   Shares Issuable Upon Conversion                    Preferred Stock,               Preferred Stock,
                   of Convertible Preferred Stock (3)                 Beneficially Owned(1)          Series A Beneficially Owned(1)
                   ----------------------------------                 ----------------------------   ------------------------------

                          Number                                        Number                            Number
                          of Shares                    Percent        of Shares           Percent        of Shares        Percent
                         --------------------------------------       ----------------------------     ----------------------------
B. Wayne Hughes          6,679,037  (1)(4)               20.3%             --                --             --              --

Harvey Lenkin              582,290  (1)(5)                1.8%           2,400  (1)(13)      0.1%           --              --
                             4,040  (3)                   (12)
                             -----                        ----
                           586,330                        1.8%

Robert J. Abernethy         65,591  (1)                   0.2%             --                --             --              --
                            18,333  (2)                   (12)
                            ------                        ----
                            83,924                        0.3%

Dann V. Angeloff            77,333  (1)(6)                0.2%             --                --             --              --

William C. Baker            10,000  (1)                   (12)             --                --             --              --
                            18,333  (2)                   (12)
                            ------                        ----
                            28,333                        (12)

Uri P. Harkham             474,746  (1)(7)                1.4%             --                --             --              --
                            10,000  (2)                   (12)
                            ------                        ----
                           484,746                        1.5%

Berry Holmes                   100  (1)(8)                (12)             --                --             --              --
                            18,333  (2)                   (12)
                            ------                        ----
                            18,433                        (12)

Michael M. Sachs            39,838  (1)(9)                0.1%             --                --          1,000  (1)(14)       (12)

All Directors and
  Executive              8,265,428  (1)(4)(5)(6)(7)      25.2%          39,250(1)(10)(11)    1.7%       12,460  (1)(10)(11)  0.7%
  Officers as a Group               (8)(9)(10)(11)                                                              (14)
  (12 persons) (10)        102,164  (2)                   0.3%
                            66,075  (3)                   0.2%
                            ------                       ----
                         8,433,667                       25.6%

                            Shares of 9.20% Cumulative       Shares of Adjustable Rate      Shares of 10% Cumulative
                             Preferred Stock,                 Cumulative Preferred Stock,      Preferred Stock,
                             Series B Beneficially Owned(1)   Series C Beneficially Owned(1)    Series
                             ------------------------------   ---------------------------   --------------------------
                             Number                           Number                         Number
                             of Shares         Percent       of Shares         Percent      of Shares          Percent
                             ------------------------------  ----------------------------   --------------------------
B. Wayne Hughes                  --              --               --            --               --            --

Harvey Lenkin                    --              --            40,000(1)(15)   3.3%              --            --

Robert J. Abernethy              --              --               --            --               --            --

Dann V. Angeloff                 --              --               --            --               --            --

William C. Baker                 --              --               --            --               --            --

Uri P. Harkham                   --              --               --            --               --            --

Berry Holmes                     --              --               --            --               --            --

Michael M. Sachs                 --              --               --            --            1,000(1)(14)       (12)

All Directors and Executive   16,240(1)(10)(11)  0.7%         40,000(1)(15)    3.3%           1,000(1)(14)       (12)
 Officers as a Group
 (12 persons)(10)

- ---------------

(1) Shares of SEI Common Stock or 8.25% Convertible Preferred Stock or 10% Cumulative Preferred Stock, Series A or 9.20% Cumulative Preferred Stock, Series B or Adjustable Rate Cumulative Preferred Stock, Series C or 10% Cumulative Preferred Stock, Series E, as applicable, beneficially owned as of March 31, 1995. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion, as of March 31, 1995, and portion of which will be vested within 60 days of March 31, 1995, of shares of SEI Common Stock subject to options granted to the named individuals or the group pursuant to SEI's 1990 Stock Option Plan.

(3) Represents shares of SEI Common Stock which can be acquired upon conversion of the shares of 8.25% Convertible Preferred Stock which are beneficially owned as of March 31, 1995 by the named individuals or the group.

(4) Includes 1,298,876 shares held of record by the B.W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,341 and 1,336 shares, respectively, held by custodians of IRAs for Mr. Hughes and Mrs. Kathleen Hughes as to which each has investment power, 4,826 shares held by Mrs. Hughes as to which she has investment power and 29,469 shares held by Mrs. Hughes as custodian FBO Parker Hughes Trust dtd 3/7/91. Also includes (i) 3,797,836 shares held of record by PSI, (ii) 512,639 shares held of record by PSMI, (iii) 250,000 shares held of record by PSIC, (iv) 45,000 shares held of record by Public Storage Partners, Ltd., (v) 5,000 shares held of record by Public Storage Partners II, Ltd., (vi) 39,911 shares held of record by Public Storage Properties, Ltd., (vii) 274,675 shares held of record by Public Storage Properties IV, Ltd. and (viii) 418,128 shares held of record by Public Storage Properties V, Ltd.

(5) Includes 1,000 and 700 shares, respectively, held by custodians of IRAs for Mr. Lenkin and Mrs. Lenkin as to which each has investment power and 500 shares held by Mrs. Lenkin as custodian for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "PSI Plan") as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 5,000 shares held by a custodian of an IRA for Mr. Angeloff, 2,000 shares held by Mr. Angeloff as trustee of Angeloff Children's Trust and 68,333 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Includes 76,400 shares held by Mr. Harkham as trustee of Jonathan Martin Profit Sharing Plan, 371,179 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 5,300 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 13,172 shares held by Jonathan Martin, Inc. Employee Profit Sharing Plan, 650 and 320 shares, respectively, held by custodians of IRAs for Mr. Harkham and Mrs. Harkham as to which each has investment power, and 1,525, 1,600, 1,500, 1,600 and 1,500 shares, respectively, held by Mr. Harkham as custodian for five of his children.

(8) Shares held of record by Mr. and Mrs. Holmes, who share voting and investment power.

(9) Includes 9,300 shares held of record by Michael M. Sachs Professional Corporation Defined Benefit Pension Trust and 8,768 shares held of record by Michael M. Sachs Self-Employed Retirement Trust as to which Mr. Sachs has voting and investment power. Also includes 890 shares held by Mrs. Sachs and 2,000 shares held by a custodian for an IRA for Mrs. Sachs as to which Mrs. Sachs has investment power.

(10)    Includes Kenneth Q. Volk, Jr., Chairman Emeritus of SEI.

(11) Includes shares held of record or beneficially by members of the immediate family of executive officers of SEI and shares held by custodians of IRAs for the benefit of executive officers of SEI.

(12)    Less than 0.1%.

(13) Includes 100 shares held by Mrs. Lenkin and 300 shares held by Mrs. Lenkin as custodian for a son.

(14)    Shares  held of record by  Michael  M.  Sachs  Professional  Corporation
        Defined Benefit Pension Trust as to which Mr. Sachs has voting and investment power.

(15) Shares held of record by the PSI Plan as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

         As of March 31, 1995, the directors and executive officers of SEI did not own any shares of SEI's 9.50% Cumulative Preferred Stock, Series D.

Solicitation of Proxies

         SEI and PSP7 will pay its respective cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of SEI, PSP7 and their affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. SEI and PSP7 may also reimburse brokerage firms and other persons representing the beneficial owners of their Common Stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist SEI and PSP7 in solicitation of proxies at an estimated cost of $30,000.

                        DESCRIPTION OF PSP7'S PROPERTIES

         PSP7 owns a total of 38 properties: 34 mini-warehouses, three business parks and one property that combines mini-warehouse and business park space. The following table contains information as of December 31, 1994 about PSP7's properties. Pursuant to the Merger, these properties would be acquired by SEI.

                                                                     Net
                                     Size of          Number       Rentable
                                     Parcel            of          Square                  Date
Location                            (Acres)          Spaces         Feet                  Opened
- --------------------------------------------------------------------------------------------------------------
California
   Cerritos (1)
        Artesia Boulevard             2.60              26         31,000                April 1983

   Los Angeles
        Beverly Boulevard             1.05           1,206         80,000                November 1982

   Richmond
        Carlson Boulevard             2.65             570         65,000                November 1982

Florida
   Altamonte Springs
        Altamonte Road                2.96             444         48,000                May 1982

   Jacksonville
        Blanding Boulevard            2.40             356         41,000                January 1982

   Lauderhill
        State Road 7                  3.00             475         51,000                April 1982

   Miami
        Miami Gardens                 3.40             572         65,000                December 1981

   Orlando
        Oak Ridge                     4.30             657         74,000                April 1982

   St. Petersburg
        34th Street South             2.36             372         38,000                September 1981

   St. Petersburg
        Joe's Creek                   5.18             636         62,000                April 1982

Illinois
   E. Hazelcrest
        Halsted                       3.79             590         70,000                February 1983

   Elmhurst
        Lake Street                   3.30             456         53,000                February 1983

   Joliet
        Route 52 Illinois             1.91             304         37,000                December 1981

   Markham
        159th Place                   4.06             356         42,000                April 1982

                                                                          Net
                                     Size of            Number          Rentable
                                     Parcel               of             Square                  Date
Location                             (Acres)            Spaces            Feet                  Opened
- -------------------------------------------------------------------------------------------------------------
Missouri
   Bridgeton
      Pennridge Drive                 2.56                316           38,000              February 1982

   Independence
      Noland Road                     5.12                496           57,000              February 1982

St. Louis
    Page                              2.51                356           41,000              May 1982

New Jersey
    Cherry Hill
        Interstate 295                5.58                505           60,000              March 1982

    Edgewater Park
        Route 130                     4.00                476           50,000              January 1982

   Lawrence Township
        Allegheny Street              3.94                357           40,000              October 1982

New York
    Liverpool
        Route 57                      3.89                436           55,000              November 1982

    Rochester
        East Avenue                   1.80                582           57,000              March 1983

Oregon
    Beaverton
        110th Street                  2.37                424           45,000              February 1982

    Milwaukee (1)
        Edison Street                 2.30                 27           40,000              July 1982

    Portland
        Gantenbein                    1.25                303           35,000              March 1982

    Portland
        N.E. Prescott Street          3.27                427           53,000              June 1982

    Portland
        S.E. Flavel Street            1.78                362           40,000              June 1982

Pennsylvania
    Upper Chichester
        Market Street                3.94                 428           49,000              June 1982

Texas
    Dallas (2)
        LBJ Freeway                  3.72                 445          101,000              October 1982


    Fort Worth
        Highway 80-180               3.09                 456           55,000              May 1982

    Grand Prairie
        19th Street                  3.46                 484           64,000              November 1981

    Houston
        Guhn Road                    3.00                 510           57,000              May 1982

    Houston
        S.W. Freeway                 3.25                 472           49,000              August 1982

    Pasadena
        E. Belt Drive                4.19                 684           81,000              February 1983

Washington
    Renton (1)
        Ranier                       2.12                  24           28,000              January 1983

    Seattle
        Del Ridge                    1.83                 355           38,000              July 1982

Wisconsin
    Greenfield
        W. Layton                    3.89                 589           70,000              May 1982

Milwaukee
    Brown Deer                       2.78                 458           54,000              December 1981
- ---------------

(1)     Business park facility.

(2)     Combination mini-warehouse and business park facility.


         As of the date of this Joint Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

         No single property has a book value of at least 10% of the total assets of PSP7 or has accounted for at least 10% of its aggregate gross revenues.

         None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP7 believes each property is adequately covered by insurance.

         As reflected in the table below, PSP7 has experienced overall improved property operations:


                                                         Years ended December 31,
                                                        1992      1993      1994

Weighted average occupancy level (1)                      87%       90%       89%





Realized monthly rent per occupied square foot (1)(2)  $ .56     $ .57     $ .61

- ---------------

(1)     Mini-warehouses only.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP7 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions.


         At December 31, 1994, PSP7 had 10% or more of its portfolio of properties (based on original acquisition and construction cost) in the following states:

                                                             Weighted average    Realized monthly
                                         Percentage of       occupancy level     rent per occupied
                                         Portfolio at        for the twelve      square foot for
                                         December 31, 1994   months ended        the year ended
                       Number of         Based on Original   December 31,        December 31,
                       Properties        Cost                1994(1)             1994(1)

Texas                      6                   22%              88.8%                 $0.53
Florida                    7                   16               91.2                    .56
California                 3                   13               80.8                    .82
Oregon                     5                   11               91.0                    .65
Illinois                   4                   10               89.3                    .59
Other                     13                   28               90.6                    .61
                          --                  ---               ----                  -----
                          38                  100%              88.6%                 $ .61
                          ==                  ===               ====                  =====

- ---------------

(1)     Mini-warehouses only.


                        DESCRIPTION OF SEI'S PROPERTIES

         At December 31, 1994, SEI had equity interests (through direct ownership, as well as general and limited partnership interests) in 402 facilities (147 of which were wholly-owned) located in 37 states: Alabama (14), Arizona (5), California (95), Colorado (14), Connecticut (3), Delaware (3), Florida (32), Georgia (9), Hawaii (1), Illinois (5), Indiana (8), Kansas (13), Kentucky (2), Louisiana (3), Maryland (9), Massachusetts (1), Michigan (2),
Minnesota (1), Missouri (9), Nebraska (1), Nevada (8), New Hampshire (2), New Jersey (13), New York (4), North Carolina (6), Ohio (20), Oklahoma (5), Oregon
(11), Pennsylvania (7), Rhode Island (2), South Carolina (1), Tennessee (6), Texas (61), Utah (5), Virginia (12), Washington (7), and Wisconsin (2). These facilities consist of 368 mini-warehouses, 16 business parks and 18 combination mini-warehouse/business park facilities. For additional information on SEI's properties, see "The Merger -- Comparison of Ownership of Shares in PSP7 and SEI
- -Properties." At December 31, 1994, SEI also held mortgage loans secured by 12 other mini-warehouses owned by eight private limited partnerships whose general partners are affiliates of the Adviser. None of SEI's current investments involves 10% or more of SEI's total assets or gross revenues. In the opinion of management of SEI, the facilities in which SEI has invested are adequately insured.

         As reflected in the table below, SEI has experienced overall improved property operations:


                                                          Years ended December 31,
                                                        1992       1993       1994

Weighted average occupancy level (1)                    86.1%      89.5%      90.3%
Realized monthly rent per occupied square foot (1)(2)  $  .55     $  .56     $  .59

- -----

(1)    Mini-warehouses owned throughout the periods.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. SEI believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions.

         At December 31, 1994, SEI had 10% more of its portfolio of properties (based on origial acquisition cost) in the following states:


                                                                                                Realized monthly rent
                                                 Percentage of           Weighted average       per occupied square
                                                 Portfolio at December   occupancy level for    foot for the year
                                                 31, 1994 Based on       the twelve months      ended December 31,
                          Number of Properties   Original Cost           ended December 31,     1994(1)
                                                                         1994(1)
California                 95                     22%                    88%                    $.82
Texas                      61                     14%                    87%                     .50
Other                     246                     64%                    90%                     .58
                          ---                    ---                     --                     ----
                          402                    100%                    88%                    $.63
                          ===                    ===                     ==                     ====
- --------------------

(1) Mini-warehouses only.


               DISTRIBUTIONS AND PRICE RANGE OF SEI COMMON STOCK

         The SEI Common Stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the SEI Common Stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.


                                                                                         Distributions
                     Calendar Periods                      High           Low               Paid  (1)
                     ----------------                      ----           ---             --------

                     1993:
                        First quarter                        $12           $ 8 7/8        $.21
                        Second quarter                        12 1/4        11             .21
                        Third quarter                         14 1/2        11 5/8         .21
                        Fourth quarter                        15            13 3/4         .21

                     1994:
                        First quarter                         16            13 1/2         .21
                        Second quarter                        16 3/4        13 3/8         .21
                        Third quarter                         15 3/4        14 1/4         .21
                        Fourth quarter                        15            13             .22

                     1995:
                        First Quarter                         17 1/8        13 1/2         .22

- -----------

(1)  For GAAP purposes, all distributions were from investment income.


         As of February 28, 1995, there were approximately 11,960 record holders of SEI Common Stock. On February 1, 1995, the last full trading day prior to the first public announcement of the proposed Merger, the closing price of the Common Stock of SEI was $14. On __________ __, 1995, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the closing price was $_____.

         Holders of SEI Common Stock are entitled to receive distributions when, as and if declared by the Board of Directors out of any funds legally available for that purpose. SEI, as a REIT, is required to distribute annually at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, SEI can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Certain Federal Income Tax Matters -- General Tax Treatment of SEI."

         SEI's revolving credit facility with a commercial bank restricts SEI's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on SEI's preferred stock have been paid for all past dividend periods, no dividends may be paid on SEI Common Stock, except in certain instances.

               DISTRIBUTIONS AND PRICE RANGE OF PSP7 COMMON STOCK

         The PSP7 Common Stock has been listed on the AMEX since September 1991. The following table sets forth the distributions paid per share on PSP7 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.


                                                                                         Distributions
                     Calendar Periods                      High           Low               Paid  (1)
                     ----------------                      ----           ---             --------
                     1993:
                        First quarter                        $15 1/2        12            $.36
                        Second quarter                        16            14             .36
                        Third quarter                         17            14 1/4         .36
                        Fourth quarter                        17 1/2        15 3/4         .28

                     1994:
                        First quarter                         17            15 1/4         .28
                        Second quarter                        16            14             .28
                        Third quarter                         17            15             .28
                        Fourth quarter                        16            15             .28

                     1995:
                        First quarter                         18 3/8        15 1/4         .28


- ---------------

(1) Distributions paid per share of PSP7 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, in 1993 and 1995, all distributions were from investment income and, in 1994, distributions consisted of $1.08 of ordinary income and $.04 of capital gain.


         As of December 31, 1994, there were approximately 4,709 record holders of PSP7's Common Stock. On February 1, 1995, the last full trading day prior to the first public announcement of the proposed Merger, the closing price of PSP7 Common Stock was $16-7/8. On __________ __, 1995, the last full trading day prior to the date of this Joint Proxy Statement and Prospectus, the closing price was $_____.

         Holders of PSP7 Common Stock are entitled to receive distributions when, as and if declared by its Board of Directors out of any funds legally available for that purpose. PSP7 as a REIT, is required to distribute annually at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP7 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

         There have been no distributions paid on the Series D Shares.

                        DESCRIPTION OF SEI CAPITAL STOCK

Common Stock

         SEI is authorized to issue 60,000,000 shares of common stock, $.10 par value per share. SEI has outstanding approximately 32,000,000 shares of SEI Common Stock and approximately 500,000 shares of SEI Common Stock which are subject to options under SEI's 1990 and 1994 Stock Option Plans and 3,872,054 shares which are issuable upon conversion or redemption of SEI's Convertible Preferred Stock.

         The following description of SEI Common Stock sets forth certain general terms and provisions of SEI Common Stock. The statements below describing SEI Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the SEI's Restated Articles of Incorporation and Bylaws.

         SEI Shareholders will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on SEI Common Stock and purchases of shares thereof by SEI will be subject to certain restrictions if SEI fails to pay dividends on outstanding preferred stock. See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of SEI, holders of SEI Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of SEI and the preferential amounts owing with respect to any outstanding preferred stock. Holders of SEI Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by SEI at a subsequent date.

         Each outstanding share of SEI Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote, with the exception that shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each SEI Shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A SEI Shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the SEI Shareholder chooses. SEI Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of SEI Common Stock. All outstanding shares of SEI Common Stock are fully paid and nonassessable. Under California law, if SEI is liquidated, subject to the rights of any holders of preferred stock, each outstanding share is entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of SEI.

         The Board of Directors may prohibit the transfer, or effect redemptions of, the SEI Common Stock to aid SEI in maintaining its qualification as a REIT. See "Certain Federal Income Tax Matters -- General Tax Treatment of SEI."

Preferred Stock

         SEI is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. SEI's Articles of Incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

         SEI has six series of preferred stock outstanding: 1,825,000 shares of Series A Preferred Stock, 2,386,000 shares of Series B Preferred Stock, 2,300,000 shares of Convertible Preferred Stock, 1,200,000 shares of Adjustable Rate Preferred Stock, 1,200,000 shares of Series D Preferred Stock and 2,195,000 shares of Series E Preferred Stock. In all respects, the Series A Preferred Stock, the Series B Preferred Stock, the Adjustable Rate Preferred Stock and the Series D Preferred Stock and the Series E Preferred Stock rank on a parity with each other and are senior to the Convertible Preferred Stock. Each of the Series A Preferred Stock, the Series B Preferred Stock, the Adjustable Rate Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of SEI Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, the Series B Preferred Stock, the Adjustable Rate Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock as to payment of dividends (including the Convertible Preferred Stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (10% in the case of the Series A Preferred Stock, 9.20% in the case of the Series B Preferred Stock, 9.50% in the case of the Series D Preferred Stock, 10% in the case of the Series E Preferred Stock and a rate adjustable quarterly ranging from 6.75% to 10.75% in the case of the Adjustable Rate Preferred Stock (currently 8.668%)) and (iii) is subject to redemption, in whole or in part, at the option of SEI at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after September 30, 2002 in the case of the Series A Preferred Stock, on and after June 30, 2003 in the case of the Series B Preferred Stock, on and after June 30, 1999 in the case of the Adjustable Rate
Preferred Stock, on and after September 30, 2004 in the case of the Series D Preferred Stock and on or after January 31, 2005 in the case of the Series E Preferred Stock).

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of SEI, the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Adjustable Rate Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock will be entitled to receive out of SEI's assets available for distribution to stockholders, before any distribution of assets is made to holders of SEI Common Stock or any other shares of capital stock ranking as to such distributions junior to the Series A Preferred Stock, the Series B Preferred Stock, the Adjustable Rate Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (including the Convertible Preferred Stock) liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends. Except as expressly required by law and in certain other limited circumstances, the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Adjustable Rate Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are not entitled to vote.

         The Convertible Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Convertible Preferred Stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into SEI Common Stock at a conversion price of 1.6835 shares of SEI Common Stock for each share of Convertible Preferred Stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances is redeemable for SEI Common Stock at the option of SEI, in whole or in part, at a redemption price of 1.6835 shares of SEI Common Stock for each share of Convertible Preferred Stock (subject to adjustment in certain circumstances).

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of SEI, the holders of the Convertible Preferred Stock will be entitled to receive out of SEI's assets available for distribution to stockholders, before any distribution of assets is made to holders of SEI Common Stock or any other shares of capital stock ranking as to such distributions junior to the Convertible Preferred Stock, liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends. Except as expressly required by law and in certain other limited circumstances, the holders of the Convertible Preferred Stock are not entitled to vote.

Effects of Issuance of Capital Stock

         The issuance of SEI Common Stock and the issuance of preferred stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of SEI in transactions not approved by the Board of Directors. SEI has no intention to issue SEI Common Stock or the preferred stock for such purposes.

                  DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

PSP7

         Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of shares of PSP7 Common Stock may, in some instances, be entitled to require PSP7 to purchase his or her shares for cash at their fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The general terms of the Merger were first announced on February 2, 1995. The following is a brief summary of the procedures to be followed by a PSP7 Shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Joint Proxy Statement and Prospectus as Appendix E, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders (the "Dissenting Shareholders") and the procedures to be followed.

         Shares of PSP7 Common Stock will qualify as Dissenting Shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP7 Common Stock. This 5% requirement is applicable because PSP7 Common Stock is listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

         A Dissenting Shareholder who wishes to require PSP7 to purchase his or her shares of PSP7 Common Stock must:

               (1) vote against the Merger any or all of the shares of PSP7 Common Stock entitled to be voted (shares of PSP7 Common Stock not voted are not considered to be voted against the Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP7 Shareholder votes part of the shares entitled to be voted in favor of the Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

               (2) make written demand upon PSP7 or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of PSP7 Shareholders, setting forth the number of shares of PSP7 Common Stock demanded to be purchased by PSP7 and a statement as to claimed fair market value of such shares at February 1, 1995; and

               (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by PSP7 Shareholders described below is mailed to such shareholders, to PSP7 or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

         The statement of fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the Merger nor the giving of a proxy directing a negative vote will be sufficient to constitute the demand described in clause (2) above. A proxy which fails to include instructions with respect to approval of the Merger will be voted in favor of the Merger. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Merger, or a failure to vote at all, will nullify any previously filed written demand for payment.

         If the holders of 5% or more of the outstanding shares of PSP7 Common Stock have made demands for payment on or prior to the date of the PSP7 Shareholder meeting to approve the Merger, and have voted against the Merger at the meeting, within 10 days after the date of the approval of the Merger, PSP7 will mail to each Dissenting Shareholder who holds PSP7 Common Stock a notice of such approval together with a statement of the price determined by PSP7 to represent the fair market value of Dissenting Shares, a copy of certain sections of Chapter 13, and a brief description of the procedure to be followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by PSP7 to purchase at the price stated therein any Dissenting Shares.

         If PSP7 and the Dissenting Shareholder agree that any shares of PSP7 Common Stock are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. If PSP7 denies that the shares are Dissenting Shares or if PSP7 and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the Merger by the Shareholders of PSP7 is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of PSP7 Common Stock. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by PSP7 to the shareholder upon the surrender of the certificates representing such shares to PSP7. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by PSP7, PSP7 shall pay the costs, and if the appraisal is more than 125% of the price offered by PSP7, PSP7 may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the shareholder complied with Sections 1300-1302 of Chapter 13.

         A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without PSP7's consent. Written demands for payment and submissions for endorsement with respect to PSP7 Common Stock must be addressed to Public Storage Properties VII, Inc., 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241, attention: Investor Services Department or to PSP7's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

         Any reference to "Dissenting Shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of Dissenting Shares and includes a transferee of record.

         A PSP7 Shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for income tax purposes. See "Certain Federal Income Tax Matters."

         PSP7 Shareholders are entitled, upon written demand, to inspect and copy the record of PSP7 Shareholders at any time during usual business hours to communicate with other PSP7 Shareholders with respect to the Merger.

SEI

         SEI Shareholders are not entitled to dissenters' rights in connection with the Merger.

                       CERTAIN FEDERAL INCOME TAX MATTERS

         The following discussion summarizes the material federal income tax considerations of the Merger and the subsequent ownership and disposition of shares of SEI Common Stock that are generally applicable to a PSP7 Shareholder. Neither PSP7 nor SEI plan to obtain any rulings from the Internal Revenue Service ("IRS") concerning tax issues with respect to the Merger or the qualification of PSP7 or SEI as a REIT. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged. Hogan & Hartson L.L.P., counsel to PSP7, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to a PSP7 Shareholder as a result of the Merger and the subsequent ownership of SEI Common Stock. This discussion and such opinion are based on the Code, applicable Treasury Regulations, judicial decisions, and IRS rulings, certain factual assumptions related to the ownership and operation of PSP7 and SEI and certain representations made by PSP7, SEI, and certain shareholders of PSP7. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of PSP7 and SEI that would affect this discussion. BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PSP7 SHAREHOLDERS, PSP7 SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

The Merger

         The Merger is intended to be a "reorganization" for federal income tax purposes, and accordingly: (i) no gain or loss will be recognized by either PSP7 or SEI in connection with the Merger; and (ii) no gain or loss will be recognized by PSP7 Shareholders who receive solely SEI Common Stock in exchange for their PSP7 Common Stock in the Merger (but all PSP7 Shareholders will recognize ordinary income in the amount of any Required REIT Distributions made to them). No rulings have been or will be requested from the IRS regarding the Merger or any other aspect of the matters discussed in this Joint Proxy Statement and Prospectus. Hogan & Hartson L.L.P., counsel to PSP7, has rendered an opinion that the Merger will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by PSP7, SEI and certain PSP7 Shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below.

         Continuity of Interest Assumption. To qualify as a reorganization, among other requirements, the Merger must satisfy a "continuity of interest" test, under which the historic PSP7 Shareholders (shareholders who purchase shares of PSP7 in anticipation of the Merger may not be included for this purpose) must continue to retain a meaningful ownership interest in SEI after the Merger. Generally, this test will be considered satisfied if historic PSP7 Shareholders exchange at least 50% of PSP7's Common Stock for SEI Common Stock in the Merger, and those shareholders do not at the time of the Merger plan to dispose of that SEI Common Stock. Management of PSP7 and SEI have represented that they are not aware of any plan on the part of PSP7 Shareholders that would cause this test not to be satisfied. Based upon this representation and similar representations from B. Wayne Hughes and PSI, Hogan & Hartson has assumed, for purposes of its opinion, that the Merger will constitute a reorganization, and that the continuity of interest test will be satisfied in the Merger.

         Reorganization Consequences to PSP7 and SEI. As a result of reorganization treatment, neither PSP7 nor SEI will recognize gain or loss because of the Merger. SEI will also succeed to the assets, liabilities, and tax attributes of PSP7. Accordingly, following the Merger, SEI will hold PSP7's properties with a carryover tax basis, determined by reference to the relatively low, historic basis of those assets in the hands of PSP7. The tax basis will not be increased by any cash expended by SEI pursuant to the Cash Elections or to satisfy dissenter's rights, or by the amount of any gain reportable by those PSP7 Shareholders who may be taxable as a result of the transaction.

         Exchange of PSP7 Common Stock Solely for SEI Common Stock. As a result of reorganization treatment (i) no gain or loss will be recognized by PSP7 Shareholders who exchange their PSP7 Common Stock solely for SEI Common Stock pursuant to the Merger (but see "Required REIT Distributions" below"), and (ii) such a shareholder's aggregate tax basis in the SEI Common Stock received will be the same as the aggregate tax basis of the shares of PSP7 Common Stock surrendered, and (iii) provided such PSP7 Common Stock is held as a capital asset at the Effective Time, the holding period of the SEI Common Stock will include the holding period of the surrendered PSP7 Common Stock.

         PSP7 Shareholders Receiving Only Cash. A PSP7 Shareholder who exchanges PSP7 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of dissenters' rights) will be taxed on the difference between such shareholder's adjusted basis in his or her PSP7 Common Stock and the amount of cash received. This generally would produce capital gain or loss, depending on the relationship between the cash received and the tax basis of the shares surrendered (it is possible that dividend treatment might apply in some circumstances if the shareholder is actually or constructively related to continuing shareholders of
SEI).

         PSP7 Shareholders Receiving Cash and SEI Common Stock. As a result of reorganization treatment (i) a PSP7 Shareholder who, pursuant to the Merger and subject to the conditions of the Cash Election, exchanges PSP7 Common Stock for a combination of SEI Common Stock and cash will not recognize any loss realized on such exchange, and (ii) such shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the SEI Common Stock and cash received over such shareholder's tax basis in the PSP7 Common Stock surrendered. The recognized gain will be treated as capital gain (provided the PSP7 Common Stock is held as a capital asset at the Effective Time). The aggregate tax basis of the SEI Common Stock received will be the same as the aggregate tax basis of the PSP7 Common Stock surrendered for the SEI Common Stock, reduced by the amount of cash received and increased by the amount of gain recognized, if any. The holding period of the SEI Common Stock will include the holding period of the PSP7 Common Stock surrendered for the SEI Common Stock, provided that the PSP7 Common Stock is held as a capital asset at the Effective Time.

         Required REIT Distributions. The Required REIT Distributions would not be treated as cash paid in exchange for the PSP7 Common Stock, but rather as a dividend taxable to all recipients as ordinary income.

         Cash Received in Lieu of Fractional Shares of SEI Common Stock. PSP7 Shareholders that receive cash in lieu of a fractional share of SEI Common Stock pursuant to the Merger will recognize capital gain or loss equal to the difference between the tax basis allocable to the fractional share and the cash paid for it, provided that the PSP7 Common Stock is held as a capital asset as the Effective Time.

         Failure to Qualify for Reorganization Treatment. In the event that the Merger does not qualify as a reorganization, the Merger likely would be treated as a taxable sale by PSP7 of its assets and a contemporaneous liquidation. PSP7 presumably would not incur a federal income tax liability as a result of this deemed sale because of the contemporaneous deemed liquidating distribution. PSP7 Shareholders would recognize income or loss equal to the difference between the tax basis of their PSP7 Common Stock and the sum of the fair market value of the SEI Common Stock and the cash received in exchange for their PSP7 Common Stock, but some of the income could be ordinary income. PSP7 Shareholders receiving SEI Common Stock would have a tax basis in those shares equal to the fair market value of the shares at the time of the Merger, and the holding period would not include the period during which the PSP7 Common Stock was held. SEI would receive a basis in the properties acquired from PSP7 equal to their fair market value.

         Series D Shares. As described more fully in "Summary -- Series D Shares," prior to, and conditioned upon, the Merger, PSP7 intends to redeem all of the outstanding Series D Shares. In the case of a redemption of the Series D Shares from holders who do not own shares of SEI Common Stock or receive shares of SEI Common Stock in the Merger, such holders generally will recognize capital gain in the amount that the cash received for the Series D Shares exceeds the adjusted tax basis in the Series D Shares redeemed. In the case of a redemption of Series D Shares from holders who own shares of SEI Common Stock or receive shares of SEI Common Stock in the Merger, PSP7 and SEI intend also to treat those holders as recognizing capital gain in the amount that the cash received for the Series D Shares exceeds the adjusted tax basis in the Series D Shares redeemed. Such treatment, however, is not free from doubt. The IRS may contend that some or all of the amount paid to redeem the Series D Shares from holders who receive shares of SEI Common Stock, is taxable as a dividend to the Series D holder (and thus taxable at ordinary income rates).

Opinion of Counsel

         Hogan & Hartson L.L.P., counsel to PSP7, has rendered an opinion to PSP7 to the effect that (i) for federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) SEI has qualified as a REIT during each of the five years ended December 31, 1994 and as of April ___, 1995, and (iii) the discussion under the heading "Certain Federal Income Tax Matters" fairly summarizes the federal income tax considerations that are material to PSP7 Shareholders as a result of the Merger and the subsequent ownership of SEI Common Stock (the "Opinion of Counsel"). The Opinion of Counsel is based upon certain extensive and detailed representations as to factual and legal matters made by SEI and PSP7 that relate both to the qualification of SEI as a REIT and to the qualification of the Merger as a reorganization, and specific representations from B. Wayne Hughes and PSI regarding the expected continued ownership of SEI Common Stock to be received in the Merger. In addition, as discussed above, the Opinion of Counsel expressly assumes, based upon certain representations of the management of SEI and PSP7, that the "continuity of interest" requirement necessary for the Merger to qualify as a reorganization will be satisfied. See "The Merger -- Continuity of Interest Assumption" and "The Merger -- Failure to Qualify for Reorganization Treatment." The Opinion of Counsel also makes certain customary assumptions regarding the accuracy and completeness of documents reviewed by counsel and representations relied upon by counsel and as to the consummation of the Merger in accordance with the terms of the Merger Agreement. The Opinion of Counsel states that the conclusions set forth therein could be adversely affected if any of these representations or assumptions is incorrect or incomplete at the time the Merger is consummated. The Opinion of Counsel only represents counsel's best judgment, based upon the underlying representations and assumptions, regarding the application of relevant provisions of the Code and interpretations thereof, as set forth in existing judicial decisions, administrative regulations and published rulings and procedures of the Internal Revenue Service. The Opinion of Counsel is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the Opinion of Counsel. Finally, the Opinion of Counsel is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including the tax consequences of the Merger as applied to specific shareholders of PSP7 (or classes of shareholders of PSP7, including the holders of the Series D Shares); the tax consequences of the Merger to PSP7 or SEI (including whether either entity will recognize any gain in the Merger and SEI's adjusted tax basis in the assets of PSP7 acquired in the Merger); the application of the "golden parachute" provisions, the alternative minimum tax provisions, and any other provisions of the Code (other than Section 368(a) of the Code) to the Merger and/or participants therein; and whether shareholders of PSP7 who have provided or will provide services to either PSP7 or SEI will recognize compensation income, either as a result of the Merger or otherwise).

General Tax Treatment of SEI

         If certain detailed conditions imposed by the Code and the related regulations are met, an entity, such as SEI, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to SEI of being treated as a REIT for federal income tax purposes is that this enables SEI to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

         SEI elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. SEI believes that it has qualified during each of the past five fiscal years, and currently qualifies, as a REIT. Based upon the description in this Joint Proxy Statement and Prospectus of SEI's current and contemplated method of operation and upon certain representations made by officers of SEI concerning SEI's satisfaction of the factual elements of the REIT tests, Hogan & Hartson L.L.P. is of the opinion that SEI has qualified as a REIT during each of the five years in the period ended December 31, 1994 and as of __________ __, 1995, the date of the opinion. This opinion is based on various assumptions relating to the organization and operation of SEI and is conditioned upon certain representations made by SEI as to certain relevant factual matters. While SEI intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of SEI, no assurance can be given by SEI that SEI will so qualify for any particular year.

         The following is a very brief overview of certain of the technical requirements that SEI must meet on an ongoing basis in order to continue to qualify as a REIT:

         1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). To aid in meeting these requirements, the Bylaws give the Board of Directors the power to prohibit the transfer, or effect the redemption, of shares of capital stock if the transfer would result in SEI not meeting these requirements or if the ownership of capital stock would otherwise prevent SEI from so complying.

         2.     SEI's gross income must meet three income tests:

                (a) at least 75% of the gross income must be derived from specified real estate sources;

                (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

                (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

         3. Generally, 75% by value of SEI's investments must be in real estate, mortgages secured by real estate, cash, or government securities.

         4. SEI must distribute to its shareholders in each taxable year an amount at least equal to 95% of SEI's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, SEI can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

         SEI in years prior to 1990 made distributions in excess of its REIT Taxable Income. During 1990, SEI reduced its distributions to its shareholders to permit SEI to make an optional reduction in short-term borrowings (which previously had been used to fund distributions to its Shareholders). As a result, distributions paid by SEI in 1990 were less than 95% of SEI's REIT Taxable Income for 1990. SEI has satisfied the REIT distribution requirements for 1990, 1991, 1992, 1993 and 1994 by attributing distributions in 1991, 1992, 1993, 1994 and 1995 to the prior year's taxable income. SEI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which SEI will be required to attribute distributions to the prior year will depend on SEI's operating results and the level of distributions as determined by the Board of Directors. Reliance on subsequent year distributions could cause SEI to be subject to certain penalty taxes. In that regard, if SEI were to distribute during any year less than 85% of SEI's REIT Taxable Income (not taking into account distributions made in subsequent years but attributed to such year), then a 4% non-deductible excise tax would apply to the excess of the required 85% distribution (plus any distribution shortfall from the preceding year) over the amount actually distributed during the year. SEI intends to comply with this 85% distribution requirement in an effort to minimize any excise tax.

         For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest.

         For years in which SEI qualifies as a REIT, SEI generally will be taxable only on its undistributed income. Certain penalty taxes can apply if SEI delays distributions until after the close of a taxable year. Moreover, a confiscatory tax of 100% can apply to income derived by SEI from sales of "dealer" property. If SEI fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax is imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% or the 95% income tests, times (ii) the fraction that its REIT Taxable Income represents of SEI's gross income (excluding capital gain and certain other items). It should be noted that SEI is not required to distribute its net capital gain. However, to the extent that SEI does not declare a capital gain dividend, that gain will be taxable to SEI at normal corporate rates, and SEI will be subject to a 4% non-deductible excise tax to the extent that it does not distribute 95% of its capital gain. SEI also will be subject to the minimum tax on tax preference items (excluding items specifically allocable to its shareholders).

         For any taxable year that SEI fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to SEI for distribution to its shareholders. As a result, failure of SEI to qualify during any taxable year as a REIT could have a material adverse effect upon SEI and its shareholders, unless certain relief provisions are available.

         SEI's election to be treated as a REIT will terminate automatically if SEI fails to meet the qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, SEI will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which SEI's election was terminated (or revoked). If SEI loses its REIT status, but later qualifies and elects to be taxed as a REIT again, SEI may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, SEI would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to SEI's appreciated assets. (SEI would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) SEI would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

Taxation of SEI Shareholders

         Distributions generally will be taxable to SEI Shareholders as ordinary income to the extent of SEI's earnings and profits. For this purpose, earnings and profits of SEI first will be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on the preferred stock will be taxable in full as dividends to the holders of the preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of shareholders subject to the passive activity rules. Distributions designated by SEI as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed SEI's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by SEI, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If SEI should realize a loss, shareholders will not be permitted to deduct any share of that loss. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of SEI.

         SEI may distribute cash in excess of its net taxable income. Upon distribution of such cash by SEI to shareholders (other than as a capital gain dividend), if all of SEI's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of SEI may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of SEI Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from SEI and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

        If a shareholder is subject to "backup withholding," SEI will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies SEI that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

         SEI is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

         In any year in which SEI does not qualify as a REIT, distributions by SEI to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of SEI's tax preference items.

         Tax Exempt Investors. In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from SEI or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements.

         Foreign Investors. The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only upon United States federal and state income, gift and estate tax principles, but also upon the treaties, if any, between the United States and the country of the nonresident investor. Therefore, any prospective foreign investor is urged to consult its own tax advisor with respect to both the United States and foreign tax consequences of owning stock of SEI. The following discussion sets forth several points that may be relevant to particular foreign investors. It assumes that any such investor holds the stock of SEI as an investment and not in connection with the conduct of a U.S. trade or business. Ordinary dividends generally will be subject to withholding at the source, at a 30% rate (which may be reduced under applicable treaties if the shareholder satisfies all pertinent requirements). Capital gain dividends may be subject to such withholding at a 35% rate if they relate to dispositions of U.S. real property interests (including the sale or disposition prior to maturity of loans where interest is based upon a "participation" in the income or appreciation from real property). Such dispositions would generally include the sale (but not the retirement) of profit-sharing loans relating to U.S. real property. In addition, such capital gain dividends (net of the amount of regular income tax) may be subject to a 30% branch tax in the hands of any foreign corporate recipients. Such tax may be reduced or eliminated in the case of a corporation that is a resident of a country with which the U.S. has a tax treaty, provided that a majority of such corporation's ultimate shareholders are residents of the country in question and that various filing requirements are satisfied. Investors may be able to obtain a partial refund of taxes withheld in respect of capital gain distributions by filing a nonresident U.S. tax return. Because only a minority of SEI Shareholders are expected to be foreign taxpayers, SEI should qualify as a "domestically-controlled REIT." Accordingly, a foreign taxpayer will not be subject to U.S. tax from gains recognized upon disposition of capital stock (unless the shareholder was present in the U.S. for more than 183 days in the year of sale and certain other requirements are met). Upon the death of a foreign individual shareholder, the investor's stock in SEI will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Tax Consequences to SEI of Joint Investments with PSP Partnerships

         SEI entered into arrangements with a series of public partnerships affiliated with PSI under which SEI participated in the acquisition of existing mini-warehouses and business park properties.

         Under the arrangements with the seven PSP Partnerships, SEI would acquire an undivided interest in property that was to be owned jointly with a PSP Partnership and then would transfer its interest in the property to a joint venture that was formed with the PSP Partnership in exchange for a partnership interest in that joint venture. These transactions have been treated as nontaxable events under Section 721 of the Code, and SEI generally has received a carryover basis in that joint venture interest equal to SEI's basis in the property conveyed to the joint venture. SEI obtained opinions of counsel that the actual tax consequences arising from the formation of SEI's joint investments with PSP Partnerships were consistent with the foregoing. It is possible, however, that the IRS might attempt to restructure the transactions by taking the position that SEI and the PSP Partnership should be treated for tax purposes as having transferred their respective consideration to the joint venture, with the joint venture (rather than SEI and the PSP Partnership) acquiring the real property from the seller. In the event that a court would agree with the IRS, the joint venture would recognize a short-term capital gain in an amount equal to the fair market value of the consideration supplied by SEI that consisted of SEI's securities or notes. Under the joint venture agreements, any such gain would be allocated to SEI.

         All of the joint ventures with the PSP Partnerships provide for a special allocation of initial cost recovery deductions to the PSP Partnerships. After that initial allocation, subsequent cost recovery deductions are then allocated to SEI, to the extent required to balance out the initial allocation to the PSP Partnerships. Assuming that these allocations are respected for tax purposes, these provisions initially have the effect of delaying the cost recovery deductions otherwise allocable to SEI, reducing the amount of SEI's distributions during that period that would be considered a return of capital, if distributions to shareholders otherwise exceeded SEI's current or accumulated earnings and profits. These effects reverse at such time as the depreciation of the joint ventures begins to be allocated to SEI.

State and Local Taxes

         The tax treatment of SEI, and SEI and PSP7 Shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of SEI, and SEI and PSP7 Shareholders, is provided nor is any representation made as to the tax status of SEI in such states. All investors should consult their own tax advisors as to the treatment of SEI under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

         David Goldberg, Glendale, California, counsel to SEI and to PSI and its affiliates, will deliver an opinion to the effect that the shares of Common Stock of SEI to be issued in the Merger will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 20,877 shares of SEI Common Stock, 1,000 shares of SEI Convertible Preferred Stock, 500 shares of SEI Adjustable Rate Preferred Stock and 5,500 shares of PSP7 Common Stock, has options to acquire an additional 47,500 shares of SEI Common Stock and has invested in entities affiliated with PSI. Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the discussion under "Certain Federal Income Tax Matters" fairly summarizes the material federal income tax considerations to a PSP7 Shareholder as a result of the Merger and the subsequent ownership of SEI Common Stock, as well as to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code (based on certain factual assumptions and representations made by PSP7, SEI and certain PSP7 Shareholders). Hogan & Hartson L.L.P. has performed certain legal services on behalf of SEI and PSI and its affiliates, including the representation of SEI in the transaction described under "Recent Developments - Proposed Restructuring."

                                    EXPERTS

         The consolidated financial statements and related schedules of SEI for the year ended December 31, 1994 appearing in SEI's Annual Report on Form 10-K, as amended by a Form 10-K/A (Amendment No. 2) dated April __, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included in SEI's Annual Report on Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of PSP7 for the year ended December 31, 1994 appearing herein and in PSP7's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

         It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of both SEI and PSP7 since their respective organization, will be in attendance at the special meetings of SEI and PSP7 Shareholders with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

         Any proposal that a PSP7 or SEI Shareholder wishes to submit for consideration for inclusion in the proxy statement for the 1995 annual meetings of shareholders must be received by the respective corporation no later than __________ __, 1995. Shareholder proposals should be addressed to: 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241.

                                    GLOSSARY

         The following are definitions of certain terms used in this Joint Proxy Statement and Prospectus:

         "Adjusted Income." SEI's net income before inclusion of (i) depreciation expense, (ii) gains and losses from sales of investments, (iii) extraordinary items, (iv) the Advisory Fee, the Disposition Fee and any amount payable upon termination of the Advisory Contract with respect to the Total Unrealized Gain, and (v) provision for unrealized losses on real estate investments. Adjusted Income is reduced by dividends on preferred stock and by SEI's capital expenditures without regard to whether or not the amount of the capital expenditures is expensed or capitalized.

         "Adjusted Income per Share." SEI's Adjusted Income divided by the weighted average number of shares of Common Stock of SEI outstanding for the period of time for which a computation is made.

         "Adviser."  Public Storage Advisers, Inc., a California corporation.

         "Advisory Contract." The Amended and Restated Advisory Contract between the Company and the Adviser dated as of September 30, 1991.
         "Advisory Fee." That portion of the Adviser's compensation payable under the Advisory Contract which is based upon Adjusted Income.

         "Disposition Fee." That portion of Total Realized Gain which is payable to the Adviser under the Advisory Contract.

         "Initial Shares." Shares of SEI Common Stock sold in SEI's initial public offering that terminated in November 1980.

         "Management Agreement." The Management Agreement between SEI and PSMI dated as of November 18, 1980, as amended. The term "Management Agreement" includes the related Assignment of Interest in Management Agreement, dated September 1, 1987, between PSMI and PSCP.

         "Merger."  The merger of PSP7 with and into SEI.

         "Partnership." Public Storage Properties VII, Ltd., a California limited partnership, the predecessor to PSP7.

         "PSCP." Public Storage Commercial Properties Group, Inc., a California corporation.

         "PSI."  Public Storage, Inc., a California corporation.

         "PSH."  PSI Holdings, Inc., a California corporation.

         "PSMI."  Public Storage Management, Inc., a California corporation.

         "PSP7." Public Storage Properties VII, Inc., a REIT organized as a California corporation.

         "PSP7 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP7.

         "PSP7 Shareholder."  A holder of shares of PSP7 Common Stock.

         "Realized Gain (Loss)" (under the Advisory Contract). The gain (loss) recognized by SEI from the sale or other disposition of any interest in real property minus any previously allowed depreciation allocable to the interest. In computing Realized Gain (Loss) (i) the gain (loss) will be reduced (increased) by actual or estimated, as the case may be, expenses in connection with any sale or other disposition, including without limitation legal fees, broker fees and closing costs and (ii) the gain (loss) will be increased (reduced) by (A) capital expenditures, (B) payments made by the sellers of properties to SEI under rental guaranties and (C) the portion of contingent notes delivered to SEI by the sellers of properties not paid.

         "REIT."  A real estate investment trust.

         "SEI." Storage Equities, Inc., a REIT organized as a California corporation.

         "SEI Common Stock." Shares of Common Stock, par value $.10 per share, of SEI.

         "SEI Shareholder."  A holder of shares of Common Stock of SEI.

         "Series D Shares." Shares of Common Stock Series D, par value $.01 per share, of PSP7.

         "Total Realized Gain (Loss)." At any point in time, the sum of all prior Realized Gains minus the sum of all prior Realized Losses.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements were prepared to reflect the purchase by SEI of the outstanding Public Storage Properties VII, Inc. ("PSP7") Common Stock pursuant to the Merger. In the Merger, PSP7 would be merged with and into SEI, and each outstanding share of PSP7 Common Stock would be converted, at the election of the shareholders of PSP7, into either shares of SEI or, with respect to up to 20% of the PSP7 Common Stock, $18.95 in cash per share. The consideration paid by SEI in the Merger will be reduced by the amount of aggregate cash distributions required to be paid by PSP7 to its shareholders prior to completion of the Merger in order to satisfy PSP7's Required REIT Distributions. The consideration received by PSP7 Shareholders in the Merger, however, along with any Required REIT Distributions, will not be less than $18.95 per share of PSP7 Common Stock. The Merger is structured such that the total consideration is not predictable and is dependent on the percentage of PSP7's stock electing cash and the amount of aggregate cash distributions required to be paid by PSP7 to its shareholders. Accordingly, two separate scenarios of pro forma consolidated financial statements have been presented which give effect to the range of possible results: (1) the consummation of the Merger through the issuance of SEI Common Stock (representing 80% of the purchase cost) and cash (representing 20% of the purchase cost) and (2) the consummation of the Merger solely through the issuance of SEI Common Stock. The amount of cash distributions required to be paid by PSP7 prior to the Merger is not determinable and is currently estimated to be from $.00 to $.60 per PSP7 Common Share. Accordingly, each of the scenarios have been prepared assuming that PSP7 will not be required to make cash distributions prior to the completion of the Merger in order to satisfy PSP7's REIT requirements. This presentation results in higher purchase cost and number of pro forma SEI Common Shares issued in the Merger, and a lower pro forma book value per SEI Common Share and earnings per SEI Common Share.

In addition to adjustments to reflect the proposed Merger, pro forma adjustments were made to reflect the following transactions:

         Issuance of Preferred and Common stock:

         o On February 15, 1994, SEI issued 5,484,000 shares of Common Stock in a public offering. The net offering proceeds were approximately $76.5 million which combined with the use of cash reserves were used to repay debt, acquire real estate facilities, acquire mortgage notes receivable, and acquire additional minority interests.

         o On June 30, 1994,  SEI issued  1,200,000  shares of  Adjustable  Rate
           Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"). The aggregate net offering proceeds of the offering ($28.9 million) was used to retire bank borrowings (borrowings which were used primarily to acquire real estate facilities and minority interests in real estate partnerships).

         o On September 1, 1994, SEI issued 1,200,000 shares of 9.5% Cumulative Preferred Stock, Series D (the "Series D Preferred Stock"). The aggregate net offering proceeds of the offering ($29.0 million) was used to acquire real estate facilities and minority interests in real estate partnerships.

         o On November 25, 1994, SEI issued 2,500,000 shares of Common Stock pursuant to a public offering. The offering provided gross proceeds of approximately $33.8 million which were utilized to repay borrowings on SEI's credit facilities (borrowings which were used to fund the acquisition of real estate facilities, minority interests and the cash portion of the PSP VIII merger, see below).

         o On February 1, 1995,  SEI issued  2,195,000  shares of 10% Cumulative
           Preferred Stock, Series E (the "Series E Preferred Stock"). The aggregate net offering proceeds of $52.9 million were used to acquire real estate facilities, minority interests in real estate partnerships and retire bank borrowings (borrowings which were used to acquire real estate facilities).

Mergers:

         o On September 30, 1994, SEI completed a merger transaction with PSP VIII whereby SEI acquired all of the outstanding shares of PSP VIII's common stock for an aggregate cost of $55,839,000 consisting of the issuance of 2,593,910 shares of SEI Common Stock and $17,341,000 in cash.

         o On February 28, 1995, SEI completed a merger transaction with PSP VI whereby SEI acquired all of the outstanding shares of PSP VI's common stock for an aggregate cost of $65,343,000 consisting of the issuance of 3,148,000 shares of SEI Common Stock and $21,428,000 in cash.

The pro forma consolidated balance sheet at December 31, 1994 has been prepared to reflect (i) the proposed Merger, (ii) the issuance of 2,195,000 shares of Series E Preferred Stock and the utilization of the proceeds therefrom, and
(iii) the merger with PSP VI.

The pro forma consolidated statement of income for the year ended December 31, 1994 has been prepared assuming (i) the proposed Merger, (ii) the issuance of the Preferred and Common Stock and the utilization of the proceeds therefrom, and (iii) the merger transactions with PSP VIII and PSP VI, as if such transactions were completed at the beginning of the period presented. Pro forma adjustments have been made to reflect increased rental income, cost of operations, depreciation of the real estate facilities, interest income for the acquired mortgage notes receivable, advisory fees and decreased interest expense as a result of the repayment of debt. The pro forma adjustments are based upon available information and upon certain assumptions as set forth in the notes to the pro forma consolidated financial statements, that SEI believes are reasonable in the circumstances.

The pro forma consolidated statement of cash flows for the year ended December 31, 1994 has been prepared on the same basis as the pro forma consolidated statement of income for the same period. Pro forma adjustments have been made to the pro forma consolidated statement of cash flows, as if such transactions were completed on January 1, 1994.

The following pro forma consolidated financial statements do not purport to represent what SEI's results of operations would actually have been if the transactions in fact had occurred at the beginning of the respective periods or to project SEI's results of operations for any future date or period.

                    Index to Pro Forma Financial Information

(Scenario 1) the consummation of the Merger through the issuance of SEI Common Stock (representing 80% of the purchase cost) and cash (representing 20% of the purchase cost):

          o Pro forma consolidated balance sheet at December  31, 1994 ..........   PF-4

          o Pro forma consolidated statements of income:
              For the year ended December 31, 1994...............................   PF-11

          o Pro forma consolidated statements of cash flows:
              For the year ended December 31, 1994 ..............................   PF-21

(Scenario 2) the consummation of the Merger solely through the issuance of SEI Common Stock:

          o Pro forma consolidated balance sheet at December 31, 1994............   PF-28

          o Pro forma consolidated statements of income:
              For the year ended December 31, 1994 ..............................   PF-31

          o Pro forma consolidated statements of cash flows:
              For the year ended December 31, 1994 ..............................   PF-34


                             STORAGE EQUITIES, INC.
                      CONSOLIDATED PRO FORMA BALANCE SHEET
               (Scenario 1: Consummation of Merger through the
             issuance of SEI Common Stock (80%) and Cash (20%))
                               December 31, 1994
                                  (Unaudited)

                                                                             Pro Forma Adjustments
                                                                       ----------------------------------
                                                                           Issuance
                                                           SEI           Of Series E           PSP VI             SEI
                      ASSETS                           (Historical)    Preferred Stock       Merger(2)        (Pro Forma)
                     --------                        --------------    ---------------    ---------------    -------------
Cash and cash equivalents                            $20,151,000       $     851,000      $  (15,000,000)     $6,002,000
Investments in real estate entities                    8,858,000                                               8,858,000
Real estate facilities, net of accumulated
  depreciatiion                                      764,973,000          24,948,000          66,475,000     856,396,000
Mortgage loans receivable, primarily from
  affiliated                                          23,062,000              -                               23,062,000
Unallocated purchase cost                                                     -                1,026,000       1,062,000
Other assets                                           3,265,000              -                  352,000       3,617,000
Total assets                                        $820,309,000         $25,799,000         $52,853,000    $898,961,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable to bank                               $  25,447,000       $ (25,447,000)       $  9,249,000    $  9,249,000
Mortgage notes payable                                51,788,000            -                      -          51,788,000
Total debt                                            77,235,000         (25,447,000)          9,249,000      61,037,000
Accrued and other liabilities                         14,061,000              -                  739,000      14,800,000
Minority interest                                    141,227,000          (1,700,000)              -         139,527,000
Shareholder's equity
  Preferred Stock, $0.1 par value, 50,000,000
    shares authorized:
      10% cumulative preferred stock, Series A, $25
        stated value 1,825,000 shares issued
        and outstanding                               45,625,000              -                    -          45,625,000
      9.2% cumulative preferred stock, Series B,
        $25 stated value 2,386,000 shares
        issued and outstanding                        59,650,000              -                    -          59,650,000
      Adjustable Rate Cumulative Preferred Stock,
        Series C, $25 stated value, 1,200,000 shares
        issued and outstanding                        30,000,000              -                    -          30,000,000
      8.25% Convertible Preferred Stock, $25
        stated value, 2,3000,000 shares issued
        and outstanding                               57,500,000              -                    -          57,500,000
      9.50% cumulative preferred Stock, Series D,
        $25 stated value, 1,200,000 shares issued
        and outstanding                               30,000,000              -                    -          30,000,000
      10% cumulative preferred Stock, Series D,
        $25 stated value, 1,200,000 shares issued
        and outstanding                                    -              54,875,000               -          54,875,000
Common stock , $.10 par value,  60,000,000 shares
  authorized  28,826,707 shares issued and
  outstanding (37,160,642 pro forma shares
  issued and outstanding)                              2,883,000              -               315,000          3,198,000
  Series B. Common Stock
Paid-in capital                                      372,361,000         (1,929,000)       42,550,000        412,982,000
Cumulative net income                                172,485,000               -                  -          172,485,000
Cumulative distribution paid                        (182,718,000)             -                   -         (182,718,000)
  Total shareholders' equity                         587,786,000         52,946,000        42,865,000        683,597,000
  Total liabilities and shareholders equity        $ 820,309,000      $  25,799,000     $  52,853,000      $ 898,961,000
Book Value per Common Share                        $       12.66                                           $       12.70

(TABLE CONTINUED)

                                                           PSP 7                                                  SEI
                      ASSETS                            (Historical)       Purchase         Valuation          Pro Forma
                     --------                         ---------------   --------------   ----------------      -------------
Cash and cash equivalents                             $1,724,000      $  (5,273,000)    $      -              $2,453,000
Investments in real estate entities                                                                            8,858,000
Real estate facilities, net of accumulated
  depreciatiion                                       38,556,000                           35,744,000        930,696,000
Mortgage loans receivable, primarily from
  affiliated                                                                                                  23,062,000
Unallocated purchase cost                                                72,128,000        70,222,000          2,932,000
Other assets                                             420,000                                               4,037,000
Total assets                                         $40,700,000        $66,855,000      $(34,478,000)      $972,038,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable to bank                                 $   917,000       $ 14,426,000      $      -           $ 24,592,000
Mortgage notes payable                                                                          -             51,788,000
Total debt                                               917,000         14,426,000             -             76,380,000
Accrued and other liabilities                          2,548,000         (1,066,000)            -             16,282,000
Minority interest                                          -                  -                              139,527,000
Shareholder's equity
  Preferred Stock, $0.1 par value, 50,000,000
    shares authorized:
      10% cumulative preferred stock, Series A, $25
        stated value 1,825,000 shares issued
        and outstanding                                    -                  -                               45,625,000
      9.2% cumulative preferred stock, Series B,
        $25 stated value 2,386,000 shares
        issued and outstanding                                                                                59,650,000
      Adjustable Rate Cumulative Preferred Stock,
        Series C, $25 stated value, 1,200,000 shares
        issued and outstanding                        30,000,000                                              30,000,000
      8.25% Convertible Preferred Stock, $25
        stated value, 2,3000,000 shares issued
        and outstanding                                                                                       57,500,000
      9.50% cumulative preferred Stock, Series D,
        $25 stated value, 1,200,000 shares issued
        and outstanding                                                                                       30,000,000
      10% cumulative preferred Stock, Series D,
        $25 stated value, 1,200,000 shares issued
        and outstanding                                    -                  -                               54,875,000
Common stock , $.10 par value,  60,000,000 shares
  authorized  28,826,707 shares issued and
  outstanding (37,160,642 pro forma shares
  issued and outstanding)                                 38,000            344,000           (38,000)         3,542,000
  Series B. Common Stock
Paid-in capital                                       49,827,000         53,151,000       (47,070,000)       468,890,000
Cumulative net income                                 54,276,000              -           (54,276,000)       172,485,000
Cumulative distribution paid                         (66,906,000)             -            66,906,000       (182,718,000)
  Total shareholders' equity                          37,235,000         53,495,000       (34,478,000)       739,849,000
  Total liabilities and shareholders equity        $  40,700,000      $  66,855,000      $(34,478,000)      $972,038,000
Book Value per Common Share                                                                                 $      13.05

 See Accompanying Notes to Pro Forma Consolidated Balance Sheet (Scenario 1).

1. On February 1, 1995, SEI completed a public offering of 2,195,000 shares of Series E Preferred Stock, receiving net offering proceeds of approximately $52,946,000 (after reduction for offering costs and expenses). The net offering proceeds were used to (i) acquire real estate facilities, (ii) acquire minority interests and (iii) repay bank borrowings (borrowings which were used to acquire additional real estate facilities and minority interests) as follows:


                       o        Acquire additional real estate facilities                             $  24,948,000

                       o        Acquire minority interests                                                1,700,000

                       o        Repay bank borrowings                                                    25,447,000

                       o        Increase in cash and cash equivalents                                       851,000
                                                                                                            -------

                                   Total uses of net offering proceeds                                $  52,946,000
                                                                                                         ==========

                      Pro forma adjustments have been made to reflect the above acquisitions as if such acquisitions were completed on December 31, 1994:

                      o         Cash  and  cash   equivalents  has  been  increased  to               $     851,000
                                reflect net offering proceeds in excess of total uses                       =======

                      o         Real estate facilities, net of accumulated depreciation has be       $   24,948,000
                                increased to reflect the acquisition cost of the                         ==========
                                additional real estate facilities acquired

                      o         Note payable to bank has been reduced to reflect the repayment       $  (25,447,000)
                                of bank borrowings from the net offering proceeds                       ===========

                      o         Minority interest has been reduced to reflect the acquisition        $   (1,700,000)
                                of such interest                                                         ==========

                      o         Series E Preferred  Stock and Paid-in  capital  have been
                                adjusted to reflect the issuance of 2,195,000  shares
                                as follows:

                                Series E Preferred Stock (2,195,000 shares                            $  54,875,000
                                  at stated value)
                                Paid in Capital (offering costs)                                         (1,929,000)
                                                                                                         ----------
                                  Net offering proceeds                                                $ 52,946,000
                                                                                                        ===========

2. On February 28, 1995, the merger between SEI and PSP VI was completed. In the merger, PSP VI was merged with and into SEI, and the outstanding PSP VI common stock (2,713,723 shares) was converted into an aggregate of approximately (i) 3,148,000 shares of SEI Common Stock (at the rate of 1.724 shares of SEI Common Stock for each share of PSP VI common stock) and (ii) $21,428,000 in cash (at the rate of $24.05 per share of PSP VI common stock) (excluding, in each case, a liquidating cash distribution of $.72 per share). Concurrent with the merger, PSP VI's outstanding stock options were repurchased and retired. In addition, liquidating distributions totaling $1,791,000 were paid to former shareholders of PSP VI.

         The Merger has been accounted for using the purchase method of accounting and the total purchase cost has been allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities of PSP VI based upon their respective fair values, as illustrated below:

                                                                                                                Pro forma
                                                 PSP VI                                                           PSP VI
                                               Historical            Pro forma adjustments to reflect             Merger
                                                12/31/94            Purchase (a)           Merger (b)           Adjustments
                                            --------------         --------------       ---------------       ---------------
Cash and cash equivalents                     $2,650,000          $(17,650,000)         $      -               $(15,000,000)
Investment in real estate entities               -                  65,343,000            (65,343,000)                -
Real estate facilities, at cost:              26,835,000                  -                39,640,000            66,475,000
Unallocated excess purchase cost
   over net assets acquired                      -                        -                 1,026,000             1,026,000
Other assets                                     352,000                  -                    -                    352,000
                                              ----------           -----------            -----------            ----------
         Total assets                        $29,837,000           $47,693,000           $(24,677,000)          $52,853,000
                                              ==========           ===========            ===========            ==========
Note payable to bank                         $     -               $ 9,249,000          $      -               $  9,249,000
Accrued and other liabilities                  1,960,000            (1,221,000)                -                    739,000
Shareholders' equity:
  Common stock                                    27,000               315,000                (27,000)              315,000
  Paid-in capital                             34,939,000            39,350,000            (31,739,000)           42,550,000
  Cumulative net income                       56,133,000           -                      (56,133,000)               -
  Cumulative distributions paid              (63,222,000)                -                 63,222,000                -
                                             ------------          ------------           -----------           -----------
    Total shareholders' equity                27,877,000            39,665,000            (24,677,000)           42,865,000
                                             -----------           -----------            ------------           ----------
    Total liabilities and
       shareholders' equity                  $29,837,000           $47,693,000           $(24,677,000)          $52,853,000
                                             ===========           ===========            ============           ==========

      Note: (a)
         Purchase cost,  including related fees (see related adjustments below):
         Acquisition of 2,713,723 shares of PSP VI Common Stock:

                Fair value of real estate facilities acquired                                    $ 66,475,000
                Fair value of other assets at December 31, 1994                                       352,000
                Cash balance at December 31, 1994                                                   2,650,000
                Fair value of liabilities at December 31, 1994                                     (1,960,000)
                                                                                                   ----------
                                                                                                   67,517,000

                                                                                                    1,642,000
                Add: Exercise price of PSP VI's stock options
                                                                                                     (827,000)
                Less:  Repurchase and retirement of PSP VI's Series D common stock
                                                                                                    1,026,000
                Add : Estimated net increase in PSP VI's net current assets projected as of
                February 28, 1995
                                                                                                   69,358,000
                                                                                                    1,221,000

                Add:  adjustment to reflect the payment of distributions to former shareholders of PSP VI which were included in "Accrued and other liabilities"
                at December 31, 1994
                                                                                                   (1,221,000)
                Less:  adjustment to PSP VI's historical cash balance at December 31, 1994 to reflect the payment of the above accrued distributions
                Less : Aggregate value paid to holders of PSP VI's stock options                   (2,224,000)
                Less : liquidating distributions to be paid to former shareholders of PSP VI       (1,791,000)
                                                                                                   ----------
                Total purchase cost                                                              $ 65,343,000
                                                                                                   ==========
The purchase cost has been paid as follows:

         Cash portion of purchase cost:
            From  cash reserves                                                                   $13,229,000
            From bank borrowings                                                                    9,249,000
                                                                                                   ----------
                  Total cash                                                                       22,478,000

         Common Stock  (issuance  of  approximately  3,148,000  shares of Common
           Stock,  par value of $.10 per share at $13.95 per share)                                   315,000
           Paid  in capital (as adjusted for estimated costs of $1,050,000)                        42,550,000

                  Equity portion of purchase cost                                                  42,865,000
                                                                                                   ----------
                  Total purchase cost                                                             $65,343,000
                                                                                                   ==========

         The following pro forma adjustments have been made to reflect the above purchase:

              o Cash and cash  equivalents has been decreased for the following:

                To reflect the aggregate exercise price of PSP VI's stock options                $1,642,000
                To reflect the payment to retire PSP VI's outstanding stock options              (2,224,000)
                To reflect the repurchase and retirement of PSP VI's Series D common stock         (827,000)
                To reflect the payment of accrued distributions at December 31, 1994             (1,221,000)
                The payment of liquidating distributions to former shareholders of PSP VI        (1,791,000)
                Cash portion of acquisition cost                                                (13,229,000)
                                                                                              -------------

                                                                                               $(17,650,000)
                                                                                              =============
              o Note payable to bank has been increased to reflect estimated
                bank borrowings to fund the cash portion of the merger                         $  9,249,000
                                                                                              =============

              o Accrued and other liabilities has been adjusted to reflect to
                payment of accrued distributions of at December 31, 1994                      $  (1,221,000)
                                                                                              =============
                                                                                                             ===========
              o Shareholders' Equity has been adjusted as follows to reflect the pro forma issuance of common stock in the merger:

                    Common Stock (issuance of approximately 3,148,000 shares of
                      Common Stock, par value of $.10 per share)                             $      315,000

                    Paid-in capital                                                              39,350,000
                                                                                              -------------
                        Equity portion of purchase cost                                         $39,665,000
                                                                                              =============


         Note (b):

               Preliminary allocation of purchase cost:
                Net assets acquired at historical amounts                                       $27,877,000
                Aggregate cash to be  received  upon  the  assumed  exercise  of
                  PSP  VI's existing  stock options                                               1,642,000
                Aggregate cash to be paid to retire  the  existing   options                     (2,224,000)
                Repurchase and retirement of PSP VI's Series D common stock                        (827,000)
                Liquidating  distributions to be paid to former  shareholders of
                  PSP VI                                                                         (1,791,000)
                                                                                              -------------
               Adjusted net assets acquired at historical amounts                                24,677,000

               Adjustments to reflect the fair value of the real estate
                 facilities acquired                                                             39,640,000
               Unallocated excess purchase cost over net assets acquired                          1,026,000
                                                                                              -------------
                      Total acquisition cost                                                    $65,343,000
                                                                                              =============

3. The Merger will be accounted for using the purchase method of accounting and the total purchase cost will be allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities of PSP7 based upon their respective fair values, and the remainder, if any, will be allocated to excess of purchase cost over book value of assets acquired. The aggregate purchase cost to be paid to the shareholders of PSP7 has been determined to be the sum of
         (1) the fair market value of PSP7's real estate assets, (2) the estimated book value of PSP7's non-real estate assets as of December 31, 1994 less (3) PSP7's estimated liabilities as of December 31, 1994, including an estimated adjustment for potential environmental matters. In addition, concurrent with the Merger, PSP7's outstanding Series D common stock is assumed to be repurchased and retired. The aggregate purchase cost and its preliminary allocation to the historical assets and liabilities is as follows:

           Purchase cost, including related fees (see related adjustments below):
             Acquisition of 3,806,491 shares of PSP7 Common Stock:

                     Fair value of real estate facilities acquired                              $ 74,300,000
                     Estimated fair value of other assets at December 31, 1994                       420,000
                     Cash balance at December 31, 1994                                             1,724,000
                     Estimated fair value of liabilities at December 31, 1994                     (3,465,000)
                                                                                                 -----------
                                                                                                  72,979,000

                     Less:  Repurchase and retirement of PSP7's Series D common stock             (2,757,000)

                     Add : Estimated net increase in PSP7's net current assets
                        projected as of May 31, 1995                                               1,906,000
                                                                                                ------------
                                                                                                $ 72,128,000
                                                                                                ============
           Preliminary allocation of purchase cost:
                     Net assets acquired at historical amounts                                   $37,235,000

                     Repurchase and retirement of PSP7's Series D common stock                    (2,757,000)
                                                                                                ------------
                             Adjusted net assets acquired at historical amounts                   34,478,000

                     Adjustments to reflect the fair value of the real estate
                           facilities acquired                                                    35,744,000
                     Unallocated excess purchase cost over net assets acquired                     1,906,000
                                                                                                ------------
                                                                                                $ 72,128,000
                                                                                                ============

         Under Scenario 1, the purchase cost will consist of the payment of cash ($14,426,000) and the issuance of SEI Common Stock ($57,702,000, as determined using a closing price of $16.75 per share of SEI Common Stock). The unallocated excess purchase cost over the net assets acquired will ultimately be allocated to the fair value of PSP7's current assets and liabilities at the completion of the Merger.

         The following pro forma purchase adjustments have been made assuming the Merger is consummated as of December 31, 1994:

                  o  Cash and cash equivalents has been decreased to reflect:
                         The cash portion of the purchase price                                 $(14,426,000)
                         Fees and expense expected to be incurred by SEI                          (1,450,000)
                         Repurchase and retirement of PSP7's Series D common
                         stock                                                                    (2,757,000)
                         Payment of accrued distributions as of December 31,1994                  (1,066,000)
                                                                                               -------------

                                                                                                 (19,699,000)

                         Add back: pro forma amount funded through borrowings on
                           bank lines of credit                                                   14,426,000
                                                                                               -------------
                         Net reduction to cash and cash equivalents                            $ ( 5,273,000)
                                                                                                ============


                 o  Accrued and other liabilities has been reduced to reflect the pro forma payment of PSP7's  distributions  which were accrued
                    as of December 31, 1994                                                     $ (1,066,000)


                 o Shareholders' equity has been increased to reflect the issuance of Common Stock in connection with the Merger:

                        Common Stock (issuance of approximately 3,444,919 shares
                          of SEI Common Stock, par value of $.10 per share)                       $  344,000
                        Paid in capital                                                           57,358,000
                                                                                               -------------
                             Equity portion of purchase cost                                      57,702,000

                        Additional adjustment to "Paid in capital" to reflect:

                           Repurchase and retirement of PSP7's Series D common
                              stock                                                               (2,757,000)
                           Estimated fees and expenses of issuing Common Stock                    (1,450,000)
                                                                                               -------------

                             Total adjustment to shareholders' equity                            $53,495,000
                                                                                               =============

                             STORAGE EQUITIES, INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
        (Scenario 1: Consummation of Merger Solely through the issuance of SEI Common Stock)
                      For the Year Ended December 31, 1994
                                  (Unaudited)

                                                                       Pro Forma Adjustments
                                                                   ----------------------------
                                                                      Issuance
                                                        SEI        Of Preferred &     PSP VIII         PSP VI           SEI
                                                    (Historical)    Common Stock     Merger(2)       Merger(3)       (ProForma)
                                                   --------------  --------------  ------------   ------------    --------------
Revenues
   Rental Income                                   $141,845,000    $13,765,000     $6,858,000      $10,557,000     $173,025,000
   Management Fees - Minis
   Management Fees - BP
   Equity in earnings of real estate entities
   Interest and Other Income                          5,351,000     (1,199,000)       139,000           51,000        4,342,000
                                                    147,196,000     12,566,000      6,997,000       10,608,000      177,367,000

Expenses
   Cost of Operations                                52,816,000      4,877,000      2,515,000        3,591,000       63,799,000
   Depreciation and Amortization                     28,274,000      2,696,000      1,120,000        1,769,000       33,859,000
   General and Administrative                         2,631,000           --           67,000          138,000        2,836,000
   Advisory Fee                                       4,983,000        902,000        152,000          359,000        6,396,000
   Interest Expenses                                  6,893,000     (2,078,000)     1,472,000          879,000        7,166,000
                                                     95,597,000      6,397,000      5,326,000        6,736,000      114,056,000

  Income before minority interest in income and      51,599,000      6,169,000      1,671,000        3,872,000       63,311,000
     gain on disposition of real estate
   Minority interest in income                       (9,481,000)     1,421,000            --              --         (8,060,000)
                                                     42,118,000      7,590,000      1,671,000        3,872,000       55,251,000

   Gain on disposition of real estate                     --              --              --              --              --
   Net Income                                        42,118,000      7,590,000      1,671,000        3,872,000       55,251,000
   Net income allocable to preferred shareholders   $16,846,000     $8,606,000     $               $                $25,452,000
   Net income allocable to Class B Shareholders
   Net income allocable to common shareholders       25,272,000     (1,016,000)     1,671,000        3,872,000       29,799,000
   Net Income                                       $42,118,000     $7,590,000     $1,671,000      $ 3,872,000      $55,251,000
  Per Common Share:

   Net Income                                       $      1.05                                                     $    0.93(4)


   Weighted Average Shares                           24,077,055                                                      32,046,269(4)

  Ratio  of earnings to combined fixed charges             2.22                                                            1.99
     and preferred stock dividends (7)

(TABLE CONTINUED)


                                                                     Pro forma
                                                        PSP 7       Offer & Merger       SEI
                                                     (Historical)   Adjustments(5)   (ProForma)
                                                   -------------   ------------    -------------
Revenues
   Rental Income                                   $13,257,000     $      --       $ 186,282,000
   Management Fees - Minis
   Management Fees - BP
   Equity in earnings of real estate entities
   Interest and Other Income                            28,000                         4,370,000
                                                    13,285,000            --         190,652,000

Expenses
   Cost of Operations                                6,008,000            --          69,807,000
   Depreciation and Amortization                     1,912,000          96,000        35,867,000
   General and Administrative                          283,000         (55,000)        3,064,000
   Advisory Fee                                            --          291,000         6,687,000
   Interest Expenses                                   146,000       1,370,000         8,682,000
                                                     8,349,000       1,702,000       124,107,000

  Income before minority interest in income and      4,936,000      (1,702,000)       66,545,000
     gain on disposition of real estate
   Minority interest in income                             --             --          (8,060,000)
                                                     4,936,000      (1,702,000)       58,485,000

   Gain on disposition of real estate                  203,000            --             203,000
   Net Income                                        5,139,000      (1,702,000)       58,688,000
   Net income allocable to preferred shareholders   $               $                $25,452,000
   Net income allocable to Class B Shareholders
   Net income allocable to common shareholders       5,139,000      (1,702,000)       33,236,000
   Net Income                                       $5,139,000     $(1,702,000)      $58,688,000
  Per Common Share:

   Net Income                                       $     1.35                     $        0.94(6)


   Weighted Average Shares                           3,810,908                        35,491,188(6)

  Ratio of earnings to combined fixed charges                                               2.05
     and preferred stock dividends (7)


 See Accompanying Notes to Pro Forma Consolidated Balance Sheet (Scenario 1).

                             STORAGE EQUITIES, INC.
              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
  (Scenario 1: Consummation of Merger through the issuance of SEI Common Stock
           (80%) and Cash (20%)) For the Year Ended December 31, 1994
                                  (Unaudited)


1. During 1994 and 1995, SEI issued shares of both its Preferred and Common Stock as follows:

                  o On February 15, 1994, SEI issued 5,484,000 shares of Common
                    Stock in a public offering. The net offering proceeds were approximately $76.5 million of which approximately $37.8 million has been used to repay debt, to acquire real estate facilities, to acquire mortgage notes receivable and to acquire additional minority interests.

                  o On June 30, 1994, SEI issued 1,200,000 shares of Adjustable
                    Rate Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"). The aggregate net offering proceeds of the offering ($28.9 million) was used to retire bank borrowings (borrowings which were used primarily to acquire real estate facilities and minority interests in real estate partnerships).

                  o On September 1, 1994, SEI issued  1,200,000  shares of 9.5%
                    Cumulative Preferred Stock, Series D (the "Series D Preferred Stock"). The aggregate net offering proceeds ($29.0 million) was used to acquire real estate facilities and minority interests in real estate partnerships.

                  o On November 25, 1994, SEI issued 2,500,000 shares of Common
                    Stock pursuant to a public offering. The offering provided gross proceeds of approximately $33.8 million which were utilized to repay borrowings on SEI's credit facilities (borrowings which were used to fund the acquisition of real estate facilities, minority interests and the cash portion of the PSP VIII merger, see Note 2 below).

                  o On February  1, 1995,  SEI issued  2,195,000  shares of 10%
                    Cumulative Preferred Stock, Series E (the "Series E Preferred Stock"). The aggregate net offering proceeds of the ($52.9 million) were used to acquire real estate facilities, minority interests in real estate partnerships and retire bank borrowings (borrowings which were used to acquire real estate facilities.


         The following pro forma adjustments have been made to the pro forma consolidated statements of income to reflect the above uses (the acquisition of real estate facilities, minority interests and the repayment of bank borrowings) of the proceeds as if the transactions were completed at the beginning of the year ended December 31, 1994:

                                                                                       Year
                                                                                      Ended
                                                                                December 31, 1994
                                                                                ------------------
                  o Rental income has been increased to reflect the  incremental difference  between the actual rental income included in the historical  statement of operations and the pro forma rental income as if the  acquired  real estate  facilities  were in
                    operation for a full period                                    $13,765,000



                                                                                       Year
                                                                                      Ended
                                                                                December 31, 1994
                                                                                ------------------

                  o Interest and other income has been  decreased to reflect the following:

                    o In   connection   with  the   acquisition   of  the  above
                      properties,  SEI canceled  mortgage notes  receivable from which SEI recognized interest income during the year ended
                      December 31, 1994. A pro forma adjustment has been made to eliminate  such  interest as if the notes were canceled at the  beginning of the period  (including  amortization  of
                      mortgage note discounts totaling $254,000)                   $ (1,199,000)
                                                                                   ------------

                  o Cost  of  operations  has  been  increased  to  reflect  the incremental difference between the actual cost of operations included in the  historical  statement of income and the pro forma cost of  operations  as if the real estate  facilities
                    were in operation for a full period                             $ 4,877,000
                                                                                   ------------

                  o Depreciation  has been increased to reflect the  incremental difference between the actual depreciation  expense included in the  historical  statements  of income  and the pro forma depreciation  expense as if the real estate  facilities were
                    in operation for a full period                                  $ 2,696,000
                                                                                   ------------

                  o Interest   expense  has  been   decreased   to  reflect  the
                    following:

                    o Interest expense was decreased to eliminate the historical interest  expense  related  to the pay  down  of the  debt
                      through the use of net offering proceeds                     $ (1,117,000)

                    o Mortgage notes payable were assumed in connection with the acquisition of the real estate  facilities.  An adjustment was made to reflect the  interest  expense as if the notes
                      were assumed at the beginning of the period.                      511,000

                    o In  October,   1994,  SEI  borrowed  on  its  bank  credit
                      facilities  to finance the cash portion of the merger with
                      PSP  VIII.  Accordingly,  in  Note  2  below  a pro  forma adjustment  was made to  interest  expense to reflect  the related  outstanding  borrowings  for  the  entire  period presented.  The net offering  proceeds of the November 25,
                      1994 Common  Stock  offering  were used to retire the bank borrowings  of the PSP  VIII  merger,  accordingly,  a pro forma  adjustment  has  been  made  offset  the pro  forma
                      interest   expense   adjustment  made  in  Note  2  below.     (1,472,000)
                                                                                    ------------

                           Net decrease in interest expense                       $  (2,078,000)
                                                                                    ============

                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------
                  o Minority  interest in income has been  decreased  due to the
                    acquisition  of such  minority  interests by SEI              $ 1,421,000
                                                                                    ===========

                  o Advisory  fees have been  increased to reflect the effect of
                    the above adjustments                                         $   902,000
                                                                                   ============

2.       On September 30, 1994,  SEI completed the merger  transaction  with PSP
         VIII. The following pro forma adjustments have been made assuming the merger transaction with PSP VIII was completed at the beginning of the year ended December 31, 1994:



                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------

                  o A pro forma  adjustment  has been made to reflect PSP VIII's
                    historical rental income                                      $ 6,858,000
                                                                                  ===========

                  o A pro forma  adjustment  has been made to reflect PSP VIII's
                    historical interest and other income                          $   139,000
                                                                                  ===========
                  o A pro forma  adjustment  has been made to reflect PSP VIII's
                    historical cost of operations                                 $ 2,515,000
                                                                                  ===========
                  o Depreciation and amortization was adjusted as follows:

                    o A pro forma adjustment has been made to reflect PSP VIII's
                      historical depreciation                                     $   825,000

                    o A pro  forma  adjustment  has been  made to  increase  the historical  depreciation  of the  acquired  PSP VIII  real estate  facilities  to an  amount  which  is  based on the purchase  cost  of the  buildings  (straight-line  over 25
                      years)                                                          295,000
                                                                                  -----------
                                                                                  $ 1,120,000
                                                                                  ===========

                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------

                  o General and administrative expense was adjusted as follows:

                    o A pro forma adjustment has been made to reflect PSP VIII's
                      historical general and administrative expenses              $  157,000

                    o A pro forma  adjustment  has been  made to reduce  certain
                      general  and   administrative   expenses   which  SEI  has
                      determined  would be eliminated as a result of the merger.
                      Such expenses  include the elimination of PSP VIII's board of directors fees, PSP VIII's stock exchange listing fees, audit  and tax fees and  certain  administrative  expenses
                      which  will no longer be  applicable.                          (90,000)
                                                                                  ----------
                                                                                  $   67,000
                                                                                  ==========


                  o Interest  expense  has  been  increased  for the  pro  forma borrowings  ($32,389,500)  on SEI's  bank lines of credit to consummate the merger.  The pro forma  interest  expense was
                    determined based on an interest rate of 9.50%.                $1,472,000
                                                                                  ==========


                  o A pro forma  adjustment has been made to the advisory fee to reflect the above  adjustments  combined with the effects of the  operations  of PSP VIII and the issuance of  additional
                    shares of SEI's Common Stock                                  $  152,000
                                                                                  ==========




3. On February 28, 1995, SEI completed the merger transaction with PSP VI (see Note 2 to the pro forma consolidated balance sheet). The following pro forma adjustments have been made assuming the merger transaction with PSP VI was completed at the beginning of the year ended December 31, 1994:


                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------

                    o A pro forma  adjustment  has been made to reflect PSP VI's
                      historical rental income                                    $ 10,557,000
                                                                                    ==========

                    o A pro forma  adjustment  has been made to reflect PSP VI's
                      historical interest and other income                        $     51,000
                                                                                    ==========


                    o A pro forma  adjustment  has been made to reflect PSP VI's
                      historical cost of operations                               $  3,591,000
                                                                                   ===========



                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------

                  o Depreciation and amortization was adjusted as follows:

                    o A pro forma  adjustment  has been made to reflect PSP VI's
                      historical depreciation                                     $ 1,223,000

                    o A pro  forma  adjustment  has been  made to  increase  the historical depreciation of the acquired PSP VI real estate facilities to an amount which is based on the  preliminary purchase cost  allocation to the buildings  (straight-line
                      over 25 years)                                                  505,000

                    o A pro  forma  adjustment  has  been  made to  reflect  the
                      amortization   (straight-line   over  25   years)  of  the
                      unallocated  purchase  cost of $960,000 (see Note 2 to Pro
                      Forma Consolidated Balance Sheet)                                41,000
                                                                                  -----------
                                                                                  $ 1,769,000
                                                                                  ===========
                  o General and administrative expense was adjusted as follows:

                    o A pro forma  adjustment  has been made to reflect PSP VI's
                      historical general and administrative expenses                $ 193,000

                    o A pro forma  adjustment  has been  made to reduce  certain
                      general  and   administrative   expenses   which  SEI  has
                      determined  would be eliminated as a result of the merger.
                      Such expenses include the elimination of PSP VI's board of director fees, PSP VI's stock exchange listing fees, audit and tax fees and  certain  administrative  expenses  which
                      will  no  longer  be  applicable.                              (55,000)
                                                                                  -----------
                                                                                  $  138,000
                                                                                  ===========
                  o Interest expense has been made to increase  interest expense for the pro  forma  borrowings  ($8,710,000)  on SEI's  bank lines of credit to consummate  the merger (See Note 2 to Pro
                    Forma  Consolidated  Balance Sheet).  The pro forma interest
                    expense was determined based on an interest rate of 9.50%.    $  879,000
                                                                                  ==========


                  o A pro forma  adjustment has been made to the advisory fee to reflect the above  adjustments  combined with the effects of the  operations  of PSP VI and the  issuance  of  additional
                    shares of SEI's Common Stock                                   $ 359,000
                                                                                  ==========

4.       Net income per Common Share has been computed as follows:

                                                                                                                 Year
                                                                                                                 Ended
                                                                                                           December 31, 1994
                                                                                                        -----------------------
         Historical net income                                                                               $ 42,118,000

         Less: Historical preferred stock dividends                                                           (16,846,000)
                                                                                                              -----------
         Income applicable to common shareholders                                                            $ 25,272,000
                                                                                                              ===========

         Historical weighted average common shares                                                             24,077,055
                                                                                                              ===========
         Historical net income per common share                                                         $            1.05
                                                                                                         ================


         Pro forma net income                                                                                $ 55,251,000

         Less: Pro forma preferred stock dividends (1)                                                        (25,452,000)
                                                                                                              -----------

         Income applicable to common shareholders                                                            $ 29,799,000
                                                                                                              ===========

         Pro forma weighted average common shares (2)                                                          32,046,269
                                                                                                               ==========

         Pro forma net income per common share                                                           $            .93
                                                                                                          ===============

         (1) As adjusted to give effect to the issuance of the Series C, Series D, Series E and Convertible Preferred Stock as if such stock were outstanding at the beginning of the period. The dividend rate on the Series C Preferred Stock is adjustable quarterly and is equal to the highest of the three separate indices as published by the Federal Reserve Board, multiplied by 110%. However, the dividend rate will not be less than 6.75% per annum nor greater than 10.75% per annum. At the date of issuance, the dividend rate was equal to 8.15% per annum, which rate was used in the determination of pro forma dividends applicable to the Series C Preferred Stock for the year ended December 31, 1994. If the dividend rate used was 10.75% per annum, the pro forma Preferred Stock dividends would have been approximately $780,000 higher for the year ended December 31, 1994. Accordingly, income applicable to common shareholders would have been reduced by a like amount or approximately $.03 per common for the year ended December 31, 1994.

         (2) As adjusted to give effect to the issuance of additional shares of SEI's Common Stock in connection with the acquisition of additional investments in real estate entities, the public offering of Common Stock during 1994, and the PSP VIII and PSP VI mergers.

5. Pro forma Merger adjustments (with respect to PSP7), assuming that the Merger is consummated through the issuance of SEI Common Stock (80% of the purchase cost) and cash (20% of the purchase cost) have been made to reflect the following:

                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------
           Pro forma adjustments have been made to depreciation and amortization to reflect the following:

                  o A pro  forma  adjustment  has  been  made  to  increase  the historical  depreciation  of the  acquired  PSP7 real estate facilities  to an amount  which is based on the  preliminary purchase cost  allocation  to the  buildings  (straight-line
                    over 25 years)                                                 $ 20,000

                  o A  pro  forma  adjustment  has  been  made  to  reflect  the
                    amortization   (straight-line   over   25   years)   of  the
                    unallocated  purchase cost of $1,906,000  (see Note 3 to Pro
                    Forma Consolidated Balance Sheet)                                76,000
                                                                                -----------
                                                                                $    96,000
                                                                                ===========

           A pro forma  adjustment has been made to reduce  certain  general and administrative  expenses which SEI has determined would be eliminated as a result of the Merger.  Such expenses  include the elimination of
           PSP7's board of directors fees,  PSP7's stock exchange  listing fees, audit and tax fees and certain administrative  expenses which will no
           longer be applicable.                                                $   (55,000)
                                                                                ===========

           A pro forma adjustment has been made to increase interest expense for the pro forma borrowings  ($14,426,000) on SEI's bank lines of credit to  consummate  the  Merger  (See  Note 3 to Pro  Forma  Consolidated
           Balance Sheet).  The pro forma interest  expense was determined based
           on an interest rate of 9.50%.                                        $ 1,370,000
                                                                                ===========
                  If the assumed  interest  rate was 9.75%,  pro forma  interest expense  would be $1,407,000  for the year ended  December 31,
                  1994,  resulting  in  pro  forma  net  income  of  $58,717,000
                  ($33,265,000  allocable  to  common  shareholders  or $.92 per common  share)  for the year  ended  December  31,  1994 after giving  effect  to  reduced  advisory  fees  as  a  result  of increased interest expense.



                                                                                        Year
                                                                                       Ended
                                                                                 December 31, 1994
                                                                                --------------------

           A pro forma  adjustment  has been made to the advisory fee to reflect the above adjustments  combined with the effects of the operations of
           PSP7 and the  issuance of  additional  shares of SEI's Common Stock  $    291,000
                                                                                ============

6.       Pro forma net income per Common Share has been computed as follows:



         Pro forma net income                                                    $58,688,000

         Less: Pro forma preferred stock dividends                               (25,452,000)
                                                                                ------------

         Income applicable to common shareholders                                $33,236,000
                                                                                ============
         Pro forma weighted average common shares (1)                             35,491,188
                                                                                ============

         Pro forma net income per common share                                   $       .94
                                                                                ============



         (1) As adjusted to give effect to the issuance of 3,444,919 additional shares of Common Stock in connection with the Merger.


7. For purposes of these computations, earnings consists of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) and less the portion of minority interest in income for those consolidated minority interests which had no fixed charges during the period. Fixed charges and preferred stock dividends consist of interest expense and the dividend requirements of SEI's Series A, Series B, Series C, Series D, Series E and Convertible Preferred Stock.

8. The number of shares to be issued in the Merger under this scenario is dependent upon the market price of SEI Stock. For purposes of these pro forma financial statements it was assumed that the SEI Stock price would be approximately $16.75 per share of Common Stock. This share price resulted in the pro forma issuance of approximately 3,444,919 shares of Common Stock.

         The following illustrates the effect of a $.25 per share market price fluctuation on the above pro forma financial information:

                            Number of shares           Pro forma          Pro forma Net       Pro forma Book
         Market Price     issued in the Merger        Net Income        Income per Share      Value per share
        -------------    -----------------------     -------------     -------------------   -------------------
             $16.50             3,497,115             $58,690,000             $0.94                 $13.03
             $17.00             3,394,259             $58,686,000             $0.94                 $13.07

            PSP7 - Pro Forma Equivalent Per Share Amounts (a):

                                                                                               Book Value at
         Market Price                        Net Income                   Distributions      December 31, 1994

             $16.50                              $1.08                        $0.98                 $14.96
             $17.00                              $1.05                        $0.95                 $14.57

(a) Presents combined pro forma amounts per share of PSP7 Common Stock based on the number of shares of PSP7 Common Stock assumed to be outstanding immediately prior to the effective time of the Merger. Income and book value data are calculated by multiplying the combined pro forma amounts by an assumed ratio (based on assumed issue price of SEI stock of $16.75). The distribution amounts are calculated by multiplying the SEI historical distribution ($.85 per SEI Common Share) by the assumed exchange ratio. The pro forma distributions per SEI Common Share for purposes of these pro forma financial statements were assumed to be $.85 per SEI Common Share for fiscal 1994.

                             STORAGE EQUITIES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOW
        (Scenario 1: Consummation of Merger through the issuance of SEI
    Common Stock (80%) and Cash (20%)) For the Year Ended December 31, 1994
                                  (Unaudited)


                                                                      Issuance
                                                        SEI        Of Preferred &     PSP VIII         PSP VI           SEI
                                                    (Historical)   Common Stock(1)   Merger(2)       Merger(3)       (ProForma)
                                                   --------------  -------------- --------------  ---------------  ------------
Cash flows from operating activities:
   Net Income                                      $ 42,118,000    $   7,590,000   $   1,671,000  $    3,872,000  $  55,251,000

   Depreciation and amortization                     27,581,000        2,950,000       1,120,000       1,769,000     33,420,000
   Minority Interest in income                        9,481,000       (1,421,000)              0               0      8,060,000
   Less:  Equity in earnings of real estate                   0                0               0               0              0
     entities
   Distribution from real estate entities
   Gain on disposition of real estate                         0                0               0               0              0
     Total adjustments                               37,062,000        1,529,000       1,120,000       1,769,000     41,480,000
   Cash provided by operating activities             79,180,000        9,119,000       2,791,000       5,641,000     96,731,000

Cash flows from investing activities:
   Principal payments on mortgage notes               6,785,000         (557,000)             --              --      6,228,000
     receivable
   Investment in real estate partnerships               (78,000)              --              --              --        (78,000)
   Acquisition of mortgage notes receivable          (4,020,000)              --              --              --     (4,020,000)
   Acquisition of minority interest                 (51,711,000)      (1,700,000)             --              --    (53,411,000)
   Acquisition of real estate facilities            (93,026,000)     (24,948,000)             --              --   (117,974,000)
   Proceeds form insurance settlement                 1,666,000               --         425,000              --      2,091,000
   Purchase cost of the mergers                     (20,972,000)              --              --     (22,478,000)   (43,450,000)
   Capital expenditures                              (8,312,000)        (473,000)     (1,507,000)       (360,000)   (10,652,000)
   Cash provided by (used in) investing            (169,668,000)     (27,678,000)     (1,082,000)    (22,838,000)  (221,266,000)
     activities


Cash flows from financing activities:
   Principal payments on bank debt
   Proceeds from the issuance of Common Stock      (10,323,000)      (25,447,000)             --       9,249,000    (26,521,000)
   Proceeds from the issuance of Preferred Stock   110,280,000                --              --              --    110,280,000
   Principal payments on mortgage debt              57,899,000        52,946,000              --              --    110,845,000
   Distribution s to shareholders                   (8,233,000)         (457,000)             --              --     (8,690,000)
   Distribution to minority interest               (38,095,000)      (10,026,000)     (1,634,000)     (2,676,000)   (52,431,000)
   Reinvestment by minority interest               (23,037,000)        3,670,000              --              --    (19,367,000)
   Other                                             7,962,000        (2,111,000)             --              --      5,851,000
   Cash provided by (used in) financing              3,654,000                --        (276,000)       (336,000)     3,042,000
     activities
                                                   100,107,000        18,575,000      (1,910,000)      6,237,000    123,009,000

   Net increase (decrease) in cash and cash          9,619,000            16,000        (210,000)    (10,960,000)    (1,526,000)
     equivalents

   Cash and cash equivalents at the beginning       10,532,000                 0       1,470,000       1,408,000     13,410,000
     of the year

   Cash and cash equivalents at the end of the   $  20,151,000      $     16,000   $   1,269,000   $  (9,552,000)  $ 11,884,000
     year

  Funds from Operations                          $  56,143,000                                                     $ 77,364,000

(TABLE CONTINED)

                                                                       Offer and
                                                          PSP 7           Merger           SEI
                                                       (Historical)    Adjustments(4)   (ProForma)
                                                     --------------  ---------------- ------------
Cash flows from operating activities:
   Net Income                                     $    5,139,000   $   (1,702,000)   $ 58,688,000

   Depreciation and amortization                       1,912,000           96,000      35,428,000
   Minority Interest in income                                 0                0       8,060,000
   Less:  Equity in earnings of real estate                    0                0               0
     entities
   Distribution from real estate entities
   Gain on disposition of real estate                   (203,000)               0        (203,000)
     Total adjustments                                 1,709,000           96,000      43,285,000
   Cash provided by operating activities               6,848,000       (1,606,000)    101,973,000

Cash flows from investing activities:
   Principal payments on mortgage notes                       --              --        6,228,000
     receivable
   Investment in real estate partnerships                     --              --          (78,000)
   Acquisition of mortgage notes receivable                   --              --       (4,020,000)
   Acquisition of minority interest                           --              --      (53,411,000)
   Acquisition of real estate facilities                      --              --     (117,974,000)
   Proceeds form insurance settlement                    375,000              --        2,466,000
   Purchase cost of the mergers                               --      (15,876,000)    (59,326,000)
   Capital expenditures                                 (464,000)             --      (11,116,000)
   Cash provided by (used in) investing                  (89,000)     (15,876,000)   (237,231,000)
     activities


Cash flows from financing activities:
   Principal payments on bank debt
   Proceeds from the issuance of Common Stock         (2,116,000)      14,426,000     (14,211,000)
   Proceeds from the issuance of Preferred Stock              --              --      110,280,000
   Principal payments on mortgage debt                        --              --      110,845,000
   Distribution s to shareholders                             --              --       (8,690,000)
   Distribution to minority interest                  (4,271,000)       1,343,000     (55,359,000)
   Reinvestment by minority interest                          --              --      (19,367,000)
   Other                                                      --              --        5,851,000
   Cash provided by (used in) financing                 (457,000)             --        2,585,000
     activities
                                                      (6,844,000)      15,769,000     131,934,000

   Net increase (decrease) in cash and cash              (85,000)      (1,713,000)     (3,324,000)
     equivalents

   Cash and cash equivalents at the beginning          1,809,000                0      15,219,000
     of the year

   Cash and cash equivalents at the end of the      $  1,724,000     $ (1,713,000)    $11,895,000
     year

  Funds from Operations                                                              $ 82,606,000



See Accompanying Notes to Pro Forma Consolidated Statement of Cash Flows (Scenario 1).

1. During 1994 and 1995, SEI issued shares of both its Preferred and Common Stock as follows:


           o On February 15, 1994, SEI issued 5,484,000 shares of Common Stock in a public offering. The net offering proceeds were approximately $76.5 million which combined with the use of cash reserves were used to repay debt, acquire real estate facilities, acquire mortgage notes receivable, and acquire additional minority interests.

           o On June 30, 1994, SEI issued 1,200,000 shares of Adjustable Rate Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"). The aggregate net offering proceeds ($28.9 million) was used to retire bank borrowings (borrowings which were used primarily to acquire real estate facilities and minority interests in real estate partnerships).

           o On September 1, 1994, SEI issued 1,200,000 shares of 9.5% Cumulative Preferred Stock, Series D (the "Series D Preferred Stock"). The aggregate net offering proceeds ($29.0 million) was used to acquire real estate facilities and minority interests in real estate partnerships.

           o On November 25, 1994, SEI issued 2,500,000 shares of Common Stock pursuant to a public offering. The offering provided gross proceeds of approximately $33.8 million which were utilized to repay borrowings on SEI's credit facilities (borrowings which were used to fund the acquisition of real estate facilities, minority interests and the cash portion of the PSP VIII merger, see Note 3 below).

           o On February 1, 1995, SEI issued 2,195,000 shares of 10% Cumulative Preferred Stock, Series E (the "Series E Preferred Stock"). The aggregate net offering proceeds of $52.9 million were used to acquire real estate facilities, minority interests in real estate partnerships and retire bank borrowings (borrowings which were used to acquire real estate facilities).

         Pro forma adjustments have been made to the pro forma consolidated statements of income to reflect the uses of the proceeds as if the transactions were completed at the beginning of the year ended December 31, 1994. Similarly, the following pro forma adjustments were made to reflect the effect on net cash provided by operating activities:

                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------
           "Net income" was adjusted to reflect the overall  effect of the above offerings  and the use of the net  proceeds  therefrom  on the pro
              forma consolidated net income                                         $ 7,590,000
                                                                                    ===========

           "Depreciation  and  amortization"  has been  increased to reflect the incremental  difference  between the actual  depreciation  expense included in the  historical  statements of operations  and the pro forma depreciation  expense as if the facilities were in operation for a full  period  (including  a pro  forma  adjustment  for  the
              amortization  of  mortgage  note  receivable   discounts  totaling
              $254,000 - See Note 1 to the Pro Forma  Consolidated  Statement of
              Income)                                                               $ 2,950,000
                                                                                    ===========



                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------


           "Minority  interest in income" has been  adjusted to reflect  similar
              adjustments to the pro forma  consolidated  statements of income     $  (1,421,000)
                                                                                   =============

         The following pro forma adjustments have been made to cash flows from investing and financing activities:


           "Principal  payments on mortgage notes  receivable"  was decreased to reflect the  elimination  of historical  payments  relating to the canceled  mortgage  notes (which were canceled in connection  with
              the acquisition of real estate facilities)                          $    (557,000)
                                                                                   =============

           "Acquisitions of minority interests in real estate  partnerships" was increased to reflect the  acquisitions  of such  interests,  which
              occurred subsequent to the period                                   $  (1,700,000)
                                                                                   =============
           "Acquisitions of real estate facilities" was increased to reflect the acquisitions of real estate facilities,  which occurred subsequent
              to the period                                                       $ (24,948,000)
                                                                                   =============
           "Capital  improvements  to real estate  facilities"  was increased to reflect the estimated  additional capital improvements which would have been incurred  during the period for the acquired real estate
              facilities                                                          $    (473,000)
                                                                                   =============

           "Net  proceeds  (pay  downs)  from  note  payable  to bank"  has been adjusted to reflect the pro forma use of the offering  proceeds to pay down the  historical  borrowings  on SEI's  credit  facilities
              during the year ended December 31, 1994                             $ (25,447,000)
                                                                                   =============

           "Net proceeds from the issuance of preferred  stock" was increased to reflect the net  proceeds  from the issuance of Series E Preferred
              Stock, which occurred subsequent to the period                      $  52,946,000
                                                                                   =============
           "Principal  payments on mortgage  notes  payable"  was  increased  to reflect the payments  which would have been made during the period with respect to the mortgage  notes  payable which were assumed in
              connection  with  the  acquisition  of real  estate  facilities     $    (457,000)
                                                                                   =============

                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------

           "Distributions  paid to  shareholders"  has been increased to reflect the  additional  distributions  which  would have been paid to the holders of the Common  Stock,  Series C, Series D, Series E issued during  1994 and 1995,  as if the common and  preferred  stock was
              outstanding for the entire period                                     $(10,026,000)
                                                                                     ===========
           "Distributions  from  operations to minority  interest in real estate partnerships"  has been  adjusted  to  reflect  the  reduction  in distributions  to minority  interests which would have resulted in connection  with the  acquisition  of minority  interests  by SEI, assuming SEI had completed such  acquisitions  at the beginning of
              the period                                                            $  3,670,000
                                                                                     ===========
           "Reinvestment by minority  interests  into real estate  partnerships"
              has been  adjusted  to  reflect  the  reduction  which  would have resulted in connection with the acquisition of minority  interests by  SEI,  assuming  SEI had  completed  such  acquisitions  at the
              beginning of the period                                               $ (2,111,000)
                                                                                     ===========

2. Effective September 30, 1994, SEI completed the merger transaction with PSP VIII. The following pro forma adjustments have been made assuming the merger transaction with PSP VIII was completed at the beginning of the year ended December 31, 1994:


                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------


                An adjustment has been made to reflect the pro forma increase in net  income as a result  of the PSP VIII  merger  transaction
                                                                                  $ 1,671,000
                                                                                  ===========
                An adjustment has been made to reflect the pro forma increase in depreciation  as a result of the PSP VIII merger  transaction
                                                                                  $ 1,120,000
                                                                                  ===========
                A pro forma  adjustment  has been  made to  reflect  PSP  VIII's
                historical proceeds from an insurance settlement                  $   425,000
                                                                                  ===========
                A pro forma  adjustment  has been  made to  reflect  PSP  VIII's
                historical capital improvements                                   $(1,507,000)
                                                                                  ===========


                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------


                Distributions paid to shareholders has been increased to reflect the  additional  distributions  which would have been paid (from
                January 1, 1994 through  September  30, 1994) as a result of the
                issuance  of  2,593,910   additional   shares  of  Common  Stock
                (assuming the historical distribution rate of $.21 per share per
                quarter)                                                             $(1,634,000)
                                                                                     ===========
                A pro forma  adjustment  has been  made to  reflect  PSP  VIII's historical net change in other assets and liabilities during the
                period                                                               $  (276,000)
                                                                                     ===========

3. On February 28, 1995, SEI completed the merger transaction with PSP VI (see Note 3 to the pro forma consolidated balance sheet). The following pro forma adjustments have been made assuming the merger transaction with PSP VI was completed at the beginning of the year ended December 31, 1994: Similarly, the following pro forma adjustments were made to reflect the effect on net cash provided by operating activities:

                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------
                An adjustment has been made to reflect the pro forma increase in
                net  income  as a  result  of the PSP VI  merger  transaction       $ 3,872,000
                                                                                    ===========
                An adjustment has been made to reflect the pro forma increase in
                depreciation  as a result  of the PSP VI  merger  transaction       $ 1,769,000
                                                                                    ===========
                A pro  forma  adjustment  has  been  made to  reflect  PSP  VI's
                historical capital improvements                                      $ (360,000)
                                                                                    ===========

                Distributions paid to shareholders has been increased to reflect the distributions  which would have been paid as a result of the
                issuance  of  3,148,000   additional   shares  of  Common  Stock
                (assuming the historical distribution rate of $.85 per share for
                the year ended December 31, 1994)                                   $(2,676,000)
                                                                                    ===========
                A pro forma  adjustment  has been  made to  reflect  PSP  VIII's historical net change in other assets and liabilities during the
                period                                                              $  (336,000)
                                                                                    ===========

                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------

                In addition, pro forma adjustments were made to cash flows from investing and financing activities as follows:

                  "Purchase cost of the Merger" has been adjusted to reflect:

                    o the cash portion of the purchase price                       $(21,428,000)
                    o fees and expenses expected to be incurred by SEI               (1,050,000)
                                                                                   ------------
                                                                                   $(22,478,000)
                                                                                   ============
                "Net  proceeds  (pay downs)  from note  payable to bank has been adjusted to reflect  additional  borrowings to fund the purchase
                cost of the Merger                                                  $ 9,249,000
                                                                                   ============



4. Pro forma Merger adjustments, assuming that the Merger is consummated through the issuance of SEI Common Stock (80% of the purchase cost) and cash (20% of the purchase cost) have been made to the pro forma consolidated statements of income to reflect the Merger. Similarly, the following pro forma adjustments were made to reflect the effect on net cash provided by operating activities:

                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------


                "Net income" was  adjusted to reflect the overall  effect of the
                Merger                                                             $ (1,702,000)
                                                                                   ============

                Pro  forma  adjustments  have  been  made  to  depreciation  and
                amortization expense to reflect the Merger                         $     96,000
                                                                                   ============


         In addition, pro forma adjustments were made to cash flows from investing and financing activities as follows:

                 "Purchase cost of the Merger" has been adjusted to reflect:

                 o the cash portion of the purchase price                          $(14,426,000)
                 o fees and expenses expected to be incurred by SEI                  (1,450,000)
                                                                                   ------------
                                                                                   $(15,876,000)
                                                                                   ============
                "Net  proceeds  (pay downs)  from note  payable to bank has been adjusted to reflect  additional  borrowings to fund the purchase
                cost of the Merger                                                 $ 14,426,000
                                                                                   ============


                                                                                         Year
                                                                                        Ended
                                                                                  December 31, 1994
                                                                                  -----------------


           "Distributions paid to shareholders" has been decreased as following:

                 o  to eliminate PSP7 historical distributions                     $4,271,000

                 o  to reflect  the  additional  distributions  which would have
                    been  paid  as  a  result  of  the   issuance  of  3,444,919
                    additional  shares of Common Stock  (assuming the historical distribution  rate of $.85  per  share  for the  year  ended
                    December 31, 1994)                                             (2,928,000)
                                                                                   ----------
                                                                                  $ 1,343,000
                                                                                   ==========

                             STORAGE EQUITIES, INC.
                      CONSOLIDATED PRO FORMA BALANCE SHEET
 (Scenario 2: Consummation of Merger through the issuance of SEI Common Stock)
                               December 31, 1994
                                  (Unaudited)

                                                                       Pro Forma Adjustments
                                                                   ----------------------------
                                                                      Issuance
                                                        SEI          Of Series E       PSP VI           SEI            PSP 7
                     ASSETS                         (Historical)   Preferred Stock   Merger(2)      (Pro Forma)     (Historical)
                     ------                        -------------   ---------------  -----------   -------------   ---------------
Cash and cash equivalents                        $  20,151,000     $     851,000   $ (15,000,000)   $6,002,000      $1,724,000
Investments in real estate entities                  8,858,000                                       8,858,000
Real estate facilities, net of accumulated         764,973,000        24,948,000      66,475,000   856,396,000      38,556,000
   depreciation
Mortgage loans receivable, primarily from           23,062,000             -                        23,062,000
   affiliates
Unallocated purchase cost                                                  -           1,026,000     1,062,000
Other assets                                         3,265,000             -             352,000     3,617,000         420,000
     Total assets                                 $820,309,000     $  25,799,000     $52,853,000  $898,961,000     $40,700,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable to bank                             $  25,447,000     $ (25,447,000)   $  9,249,000  $  9,249,000     $   917,000
Mortgage notes payable                              51,788,000             -                -     $ 51,788,000
Total debt                                          77,235,000       (25,447,000)      9,249,000    61,037,000         917,000
Accrued and other liabilities                       14,061,000             -             739,000    14,800,000       2,548,000
Minority interest                                  141,227,000        (1,700,000)           -      139,527,000            -
Shareholders' equity:
  Preferred Stock, $0.1 par value, 50,000,000
  shares authorized:
    10% cumulative preferred stock, Series A, $25   45,625,000             -                -       45,625,000            -
       stated value, 1,825,000 shares issued and
       outstanding
    9.20% cumulative preferred stock, Series B,     59,650,000             -                -       59,650,000
       $25 stated value 2,386,000 shares
       issued and outstanding
    Adjustable Rate Cumulative Preferred Stock,     30,000,000             -                -       30,000,000
       Series C, $25 stated value, 1,200,000 shares
       issued and outstanding
    8.25% Convertible Preferred Stock, $25 stated   57,500,000             -                -       57,500,000
       value, 2,3000,000 shares issued and
       outstanding
    9.50% cumulative preferred Stock, Series D,     30,000,000             -                -       30,000,000
       $25 stated value, 1,200,000 shares
       issued and outstanding
   10% cumulative preferred Stock, Series E,               -          54,875,000            -       54,875,000            -
      $25 stated value, 2,195,000 shares
        issued and outstanding
   Common stock , $.10 par value, 60,000,000 shares
      authorized, 28,826,707 shares issued and
      outstanding (37,160,642 pro forma shares       2,883,000              -            315,000     3,198,000          38,000
   issued and outstanding)
  Series B. Common Stock
Paid-in capital                                    372,361,000        (1,929,000)     42,550,000   412,982,000      49,827,000
Cumulative net income                              172,485,000              -                -     172,485,000      54,276,000
Cumulative distribution paid                      (182,718,000)             -                -    (182,718,000)    (66,906,000)
                                                 -------------     -------------   ------------- -------------   -------------
  Total shareholders' equity                       587,786,000        52,946,000      42,865,000   683,597,000      37,235,000
                                                 -------------     -------------   ------------- -------------   -------------
  Total liabilities and shareholders equity      $ 820,309,000     $  25,799,000   $  52,853,000 $ 898,961,000   $  40,700,000
                                                 =============     =============   ============= =============   =============
Book Value per Common Share                      $       12.66                                   $       12.70
                                                 =============                                   =============

(TABLE CONTINUED)

                                                          Pro forma Offer and
                                                          Merger Adjustments
                                                    ----------------------------

                                                                                        SEI
                     ASSETS                          Purchase (3)    Valuation(3)     Pro Forma
                     ------                         -------------  -------------  -------------
Cash and cash equivalents                            $ (5,273,000)  $     -          $2,453,000
Investments in real estate entities                                                   8,858,000
Real estate facilities, net of accumulated                            35,744,000    930,696,000
   depreciation
Mortgage loans receivable, primarily from                                            23,062,000
   affiliates
Unallocated purchase cost                              72,128,000     70,222,000      2,932,000
Other assets                                                                          4,037,000
     Total assets                                     $66,855,000    (34,478,000)  $972,038,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable to bank                                 $      -       $      -       $ 10,166,000

Mortgage notes payable                                                     -         51,788,000
Total debt                                                  -              -         61,954,000
Accrued and other liabilities                         (1,066,000)          -         16,282,000
Minority interest                                           -                       139,527,000
Shareholders' equity:
  Preferred Stock, $0.1 par value, 50,000,000
shares authorized:
10% cumulative preferred stock, Series A, $25               -                        45,625,000
   stated value, 1,825,000 shares issued and
   outstanding
9.20% cumulative preferred stock, Series B, $25                                      59,650,000
   stated value 2,386,000 shares issued and
   outstanding
Adjustable Rate Cumulative Preferred Stock,                                          30,000,000
   Series C, $25 stated value, 1,200,000 shares
   issued and outstanding
8.25% Convertible Preferred Stock, $25 stated                                        57,500,000
   value, 2,3000,000 shares issued and
   outstanding
9.50% cumulative preferred Stock, Series D, $25                                      30,000,000
   stated value, 1,200,000 shares issued and
   outstanding
10% cumulative preferred Stock, Series E, $25               -                        54,875,000
   stated value, 2,195,000 shares issued and
   outstanding
Common stock , $.10 par value, 60,000,000 shares
   authorized, 28,826,707 shares issued and
   outstanding (37,160,642 pro forma shares              431,000        (38,000)      3,629,000
   issued and outstanding)
  Series B. Common Stock
Paid-in capital                                       67,490,000    (47,070,000)    468,229,000
Cumulative net income                                       -       (54,276,000)    172,485,000
Cumulative distribution paid                                -        66,906,000    (182,718,000)
                                                    ------------  -------------   -------------
  Total shareholders' equity                              67,921    (34,478,000)    754,275,000
                                                    ------------  -------------   -------------
  Total liabilities and shareholders equity         $ 66,855,000   $(34,478,000)   $972,038,000
                                                    ============  =============   =============
Book Value per Common Share                                                        $      13.05
                                                                                  =============

  See Accompanying Notes to Pro Forma Consolidated Balance Sheet (Scenario 2).

                             STORAGE EQUITIES, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
       (Scenario 2: Consummation of Merger solely through the issuance of
                                SEI Common Stock)
                               December 31, 1994
                                  (Unaudited)



1.       See Note 1 to Pro Forma Consolidated Balance Sheet (Scenario 1).

2.       See Note 2 to Pro Forma Consolidated Balance Sheet (Scenario 1).

3. The Merger will be accounted for using the purchase method of accounting and the total purchase cost will be allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities of PSP7 based upon their respective fair values, and the remainder, if any, will be allocated to excess of purchase cost over book value of assets acquired. The aggregate purchase cost to be paid to the shareholders of PSP6 has been determined to be the sum of
         (1) the fair market value of PSP7's real estate assets, (2) the estimated book value of PSP7's non-real estate assets as of December 31, 1994 less (3) PSP7's estimated liabilities as of December 31, 1994, including an estimated adjustment for potential environmental matters. In addition, concurrent with the Merger, PSP7's outstanding Series D common stock is assumed to be repurchased and retired. The aggregate purchase cost and its preliminary allocation to the historical assets and liabilities is as follows:


           Purchase cost, including related fees (see related adjustments below):
           Acquisition of 3,806,491 shares of PSP7 Common Stock:

                     Fair value of real estate facilities acquired                              $ 74,300,000
                     Estimated fair value of other assets at December 31, 1994                       420,000
                     Cash balance at December 31, 1994                                             1,724,000
                     Estimated fair value of liabilities at December 31, 1994                     (3,465,000)
                                                                                                 -----------
                                                                                                  72,979,000

                     Less:  Repurchase and retirement of PSP7's Series D common
                        stock                                                                     (2,757,000)

                     Add : Estimated net increase in PSP7's net current assets
                        projected as of May 31, 1995                                               1,906,000
                                                                                                ------------
                                                                                                $ 72,128,000
                                                                                                ============
           Preliminary allocation of purchase cost:
                     Net assets acquired at historical amounts                                   $37,235,000

                     Repurchase and retirement of PSP7's Series D common stock                    (2,757,000)
                                                                                                ------------
                             Adjusted net assets acquired at historical amounts                   34,478,000

                     Adjustments to reflect the fair value of the real estate
                           facilities acquired                                                    35,744,000
                     Unallocated excess purchase cost over net assets acquired                     1,906,000
                                                                                                ------------
                                                                                                $ 72,128,000
                                                                                                ============

         Under Scenario 2, the purchase cost will consist of the issuance of SEI Common ($72,128,000, as determined using a closing price of $16.75 per share of SEI Common Stock). The unallocated excess purchase cost over the net assets acquired will ultimately be allocated to fair value of PSP7's current assets and liabilities at the completion of the Merger.

         The following pro forma purchase adjustments have been made assuming the Merger is consummated as of December 31, 1994:

                   o Cash and cash equivalents has been decreased to reflect:
                      Fees and expense expected to be incurred by SEI                          $  (1,450,000)
                      Repurchase and retirement of PSP7's Series D common
                         stock                                                                    (2,757,000)
                         Payment of accrued distributions as of December 31,1994                  (1,066,000)
                                                                                               -------------

                         Net reduction to cash and cash equivalents                            $ ( 5,273,000)
                                                                                                ============

                  o Accrued and other liabilities has been reduced to reflect the pro forma payment of PSP7's  distributions  which were accrued
                    as of December 31, 1994                                                     $ (1,066,000)

                 o Shareholders' equity has been increased to reflect the issuance of Common Stock in connection with the Merger:

                        Common Stock (issuance of approximately 4,306,149 shares of SEI
                            Common Stock, par value of $.10 per share)                         $     431,000
                        Paid in capital                                                           71,697,000
                                                                                               -------------
                             Equity portion of purchase cost                                      72,128,000

                           Additional adjustments to "Paid-in capital" to reflect:

                           Repurchase and retirement of PSP7's Series D common
                              stock                                                               (2,757,000)
                           Estimated fees and expenses of issuing Common Stock                    (1,450,000)
                                                                                                 -----------
                             Total adjustment to shareholders' equity                          $  67,921,000
                                                                                                ============

                             STORAGE EQUITIES, INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          (Scenario 2: Consummation of
            Merger Solely through the Issuance of SEI Common Stock)
                      For the Year Ended December 31, 1994
                                  (Unaudited)

                                                                    Issuance
                                                      SEI        Of Preferred &        PSP VIII         PSP VI             SEI
                                                  (Historical)   Common Stock(1)      Merger(2)       Merger(3)         (ProForma)
                                                  -------------  ---------------   --------------   ------------      ------------
Revenues
   Rental Income                                  $ 141,845,000    $ 13,765,000       $ 6,858,000   $ 10,557,000      $ 173,025,000
   Management Fees - Minis
   Management Fees - BP
   Equity in earnings of real estate entities
   Interest and Other Income                          5,351,000      (1,199,000)          139,000         51,000          4,342,000
                                                  -------------  ---------------   --------------   ------------      -------------
                                                    147,196,000      12,566,000         6,997,000     10,608,000        177,367,000
                                                  -------------  ---------------   --------------   ------------      -------------
Expenses
   Cost of Operations                                52,816,000       4,877,000         2,515,000      3,591,000         63,799,000
   Depreciation and Amortization                     28,274,000       2,696,000         1,120,000      1,769,000         33,859,000
   General and Administrative                         2,631,000              --            67,000        138,000          2,836,000
   Advisory Fee                                       4,983,000         902,000           152,000        359,000          6,396,000
   Interest Expenses                                  6,893,000      (2,078,000)        1,472,000        879,000          7,166,000
                                                  -------------  ---------------   --------------   ------------      -------------
                                                     95,597,000       6,397,000         5,326,000      6,736,000        114,056,000
                                                  -------------  ---------------   --------------   ------------      -------------
  Income before minority interest in income and      51,599,000       6,169,000         1,671,000      3,872,000         63,311,000
     gain on disposition of real estate
   Minority interest in income                       (9,481,000)      1,421,000                --             --         (8,060,000)
                                                  -------------  ---------------   --------------   ------------      -------------
                                                     42,118,000       7,590,000         1,671,000      3,872,000         55,251,000
                                                  -------------  ---------------   --------------   ------------      -------------
   Gain on disposition of real estate                        --              --                --             --                 --
   Net Income                                     $  42,118,000    $  7,590,000       $ 1,671,000   $  3,872,000      $  55,251,000
                                                  =============  ===============   ==============   ============      =============
   Net income allocable to preferred shareholders $  16,846,000    $  8,606,000       $             $                 $  25,452,000
   Net income allocable to Class B Shareholders
   Net income allocable to common shareholders       25,272,000      (1,016,000)        1,671,000      3,872,000         29,799,000
                                                  -------------  ---------------   --------------   ------------      -------------
   Net Income                                     $  42,118,000    $  7,590,000       $ 1,671,000   $  3,872,000      $  55,251,000
                                                  =============  ===============   ==============   ============      =============

   Per Common Share:
                                                  =============  ===============   ==============   ============      =============

   Net Income                                     $        1.05                                                       $      0.93(4)
                                                  =============  ===============   ==============   ============      =============


   Weighted Average Shares                           24,077,055                                                        32,046,269(4)
                                                  =============  ===============   ==============   ============      =============

  Ration of earnings to combined fixed charges             2.22                                                               1.99
     and preferred stock dividends (7)
                                                  =============  ===============   ==============   ============      =============

(TABLE CONTINUED)

                                                                        Pro forma
                                                          PSP 7      Offer & Merger         SEI
                                                      (Historical)   Adjustments (5)    (ProForma)
                                                       ------------   --------------   ------------
Revenues
   Rental Income                                     $ 13,257,000    $                $ 186,282,000
   Management Fees - Minis
   Management Fees - BP
   Equity in earnings of real estate entities
   Interest and Other Income                               28,000                         4,370,000
                                                     ------------   --------------   --------------
                                                       13,285,000               --      190,652,000
                                                     ------------   --------------   --------------
Expenses
   Cost of Operations                                   6,008,000               --       69,807,000
   Depreciation and Amortization                        1,912,000           96,000       35,867,000
   General and Administrative                             283,000          (55,000)       3,064,000
   Advisory Fee                                                --          373,000        6,769,000
   Interest Expenses                                      146,000                0        7,312,000
                                                     ------------   --------------   --------------
                                                        8,349,000          414,000      122,819,000
                                                     ------------   --------------   --------------
  Income before minority interest in income and         4,936,000         (414,000)      67,833,000
     gain on disposition of real estate
   Minority interest in income                                --               --        (8,060,000)
                                                     ------------   --------------   --------------
                                                        4,936,000         (414,000)      59,773,000
                                                     ------------   --------------   --------------
   Gain on disposition of real estate                     203,000               --          203,000
   Net Income                                        $  5,139,000    $    (414,000)   $  59,976,000
                                                     ============   ==============   ==============
   Net income allocable to preferred shareholders    $               $                $  25,452,000
   Net income allocable to Class B Shareholders
   Net income allocable to common shareholders         5,139,000         (414,000)       34,524,000
                                                     ------------   --------------   --------------
   Net Income                                       $  5,139,000    $    (414,000)    $  59,976,000
                                                     ============   ==============   ==============

   Per Common Share:
                                                     ============   ==============   ==============

   Net Income                                       $       1.35                     $        0.95(6)
                                                     ============   ==============   =============


   Weighted Average Shares                             3,810,908                        36,352,418(6)
                                                     ============   ==============   ==============

  Ration of earnings to combined fixed charges                                                2.13
     and preferred stock dividends (7)
                                                     ============   ==============   ==============


  See Accompanying Notes to Pro Forma Consolidated Balance Sheet (Scenario 2).

                             STORAGE EQUITIES, INC.
              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
       (Scenario 2: Consummation of Merger Solely through the issuance of
                               SEI Common Stock)
                                  (Unaudited)


1.       See Note 1 to Pro Forma Consolidated Statements of Income (Scenario 1).

2.       See Note 2 to Pro Forma Consolidated Statements of Income (Scenario 1).

3.       See Note 3 to Pro Forma Consolidated Statements of Income (Scenario 1).

4.       See Note 4 to Pro Forma Consolidated Statements of Income (Scenario 1).

5. Pro forma Merger adjustments, assuming that the Merger is consummated solely through the issuance of SEI Common Stock have been made to reflect the following:

                                                                                         Year
                                                                                        Ended
                                                                                   December 31, 1994
                                                                                   -----------------
           Pro forma adjustments have been made to depreciation and amortization expense to reflect the following:

                 o  A pro  forma  adjustment  has  been  made  to  increase  the historical  depreciation  of the  acquired  PSP7 real estate facilities  to an amount  which is based on the  preliminary purchase cost  allocation  to the  buildings  (straight-line
                    over 25 years)                                                   $ 20,000

                 o  A  pro  forma  adjustment  has  been  made  to  reflect  the amortization of the unallocated purchase cost (straight-line
                    over 25 years)                                                     76,000
                                                                                     --------
                                                                                  $    96,000
                                                                                     ========
                  A pro forma  adjustment has been made to reduce certain general and  administrative  expenses which SEI has determined would be eliminated as a result of the Merger. Such expenses include the elimination  of PSP7's  board of directors  fees,  PSP7's stock
                 exchange   listing  fees,   audit  and  tax  fees  and  certain
                 administrative  expenses which will no longer be applicable.     $  (55,000)
                                                                                     --------
                 A pro forma  adjustment  has been made to the  advisory  fee to reflect the above adjustments  combined with the effects of the operations  of PSP7 and the  issuance of  additional  shares of
                 SEI's Common Stock                                               $  373,000
                                                                                     ========


6.        Pro forma net income per Common Share has been computed as follows:

                                                                                         Year
                                                                                        Ended
                                                                                   December 31, 1994
                                                                                   -----------------

         Pro Forma net income                                                        $59,976,000

         Less: Pro Forma Preferred Stock dividends                                   (25,452,000)
                                                                                     -----------

         Income applicable to common shareholders                                    $34,524,000
                                                                                      ==========
         Pro forma weighted average common shares (1)                                 36,352,418
                                                                                      ==========

         Pro forma Net income per common share                                       $       .95
                                                                                     ===========

         (1) As adjusted to give effect to the issuance of 4,306,149 additional shares of Common Stock in connection with the Merger.

7. For purposes of these computations, earnings consist of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) and less the portion of minority interest in income for those consolidated minority interests which had no fixed charges during the period. Fixed charges and preferred stock dividends consist of interest expense and the dividend requirements of SEI's Series A, Series B, Series C, Series D, Series E, and Convertible Preferred Stock.

8. The number of shares to be issued in the Merger under this scenario is dependent upon the market price of SEI Stock. For purposes of these pro forma financial statements it was assumed that the SEI Stock price would be approximately $16.75 per share of Common Stock. This share price resulted in the pro forma issuance of approximately 4,306,149 shares of Common Stock.

         The following illustrates the effect of a $.25 per share market price fluctuation on the above pro forma financial information:

                            Number of shares           Pro forma          Pro forma Net       Pro forma Book
         Market Price     issued in the Merger        Net Income        Income per Share      Value per share
         ------------     --------------------       -------------      ----------------      ----------------
             $16.50             4,371,394             $59,979,000             $0.95                 $13.11
             $17.00             4,242,824             $59,973,000             $0.95                 $13.16

            PSP7 - Pro Forma Equivalent Per Share Amounts (a):

                                                                                               Book Value at
         Market Price                        Net Income                   Distributions      December 31, 1994
         ------------                        -----------                  --------------    --------------------
             $16.50                              $1.09                        $0.98                 $15.06
             $17.00                              $1.06                        $0.95                 $14.67

(a) Presents combined pro forma amounts per share of PSP7 Common Stock based on the number of shares of PSP7 Common Stock assumed to be outstanding immediately prior to the effective time of the Merger. Income and book value data are calculated by multiplying the combined pro forma amounts by an assumed ratio (based on assumed issue price of SEI stock of $16.75). The distribution amounts are calculated by multiplying the SEI historical distribution ($.85 per SEI Common Share) by the assumed exchange ratio. The pro forma distributions per SEI Common Share for purposes of these pro forma financial statements were assumed to be $.85 per SEI Common Share for fiscal 1994.

                             STORAGE EQUITIES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOW
 (Scenario 2: Consummation of Merger through the Issuance of SEI Common Stock)
                      For the Year Ended December 31, 1994
                                  (Unaudited)

                                                                      Issuance
                                                        SEI        Of Preferred &     PSP VIII        PSP VI            SEI
                                                    (Historical)   Common Stock(1)   Merger(2)       Merger(3)       (ProForma)
                                                   ------------      ------------  ------------    -----------     -------------
Cash flows from operating activities:
   Net Income                                      $ 42,118,000   $    7,590,000  $  1,671,000  $   3,872,000     $ 55,251,000
   Depreciation and amortization                     27,581,000        2,950,000     1,120,000      1,769,000       33,420,000
   Minority Interest in income                        9,481,000       (1,421,000)            0              0        8,060,000
   Less:  Equity in earnings of real estate                   0                0             0              0                0
     entities
   Distribution from real estate entities
   Gain on disposition of real estate                         0                0             0              0                0
     Total adjustments                               37,062,000        1,529,000     1,120,000      1,769,000       41,480,000
                                                   ------------      ------------  ------------    -----------     -------------
   Cash provided by operating activities             79,180,000        9,119,000     2,791,000      5,641,000       96,731,000
                                                   ------------      ------------  ------------    -----------     -------------
Cash flows from investing activities:
   Principal payments on mortgage notes               6,785,000         (557,000)           --             --        6,228,000
     receivable
   Investment in real estate partnerships               (78,000)              --            --             --          (78,000)
   Acquisition of mortgage notes receivable          (4,020,000)              --            --             --       (4,020,000)
   Acquisition of minority interest                 (51,711,000)      (1,700,000)           --             --      (53,411,000)
   Acquisition of real estate facilities            (93,026,000)     (24,948,000)           --             --     (117,974,000)
   Proceeds form insurance settlement                 1,666,000               --       425,000             --        2,091,000
   Purchase cost of the mergers                     (20,972,000)              --            --    (22,478,000)     (43,450,000)
   Capital expenditures                              (8,312,000)        (473,000)   (1,507,000)      (360,000)     (10,652,000)
                                                   ------------      ------------  ------------    -----------     -------------
   Cash provided by (used in) investing            (169,668,000)     (27,678,000)   (1,082,000)   (22,838,000)    (221,266,000)
     activities                                      ------------      ------------  ------------    -----------     -------------

Cash flows from financing activities:
   Principal payments on bank debt
   Proceeds from the issuance of Common Stock       (10,323,000)      (25,447,000)           --      9,249,000      (26,521,000)
   Proceeds from the issuance of Preferred Stock    110,280,000                --            --             --      110,280,000
   Principal payments on mortgage debt               57,899,000        52,946,000            --             --      110,845,000
   Distribution s to shareholders                    (8,233,000)         (457,000)           --             --       (8,690,000)
   Distribution to minority interest                (38,095,000)      (10,026,000)   (1,634,000)    (2,676,000)     (52,431,000)
   Reinvestment by minority interest                (23,037,000)        3,670,000            --             --      (19,367,000)
   Other                                              7,962,000        (2,111,000)           --             --        5,851,000
   Cash provided by (used in) financing               3,654,000                --      (276,000)      (336,000)       3,042,000
     activities                                      ------------      ------------  ------------    -----------     -------------
                                                    100,107,000        18,575,000    (1,910,000)     6,237,000      123,009,000
                                                    ------------      ------------  ------------    -----------     -------------
   Net increase (decrease) in cash and cash           9,619,000            16,000      (210,000)   (10,960,000)      (1,526,000)
     equivalents

   Cash and cash equivalents at the beginning        10,532,000                 0     1,470,000      1,408,000       13,410,000
     of the year                                     ------------      ------------  ------------    -----------     -------------

   Cash and cash equivalents at the end of the     $ 20,151,000          $ 16,000  $  1,269,000    $(9,552,000)     $11,884,000
     year                                             ============      ============  ============    ===========     =============

   Funds from Operations                           $ 56,143,000                                                    $ 77,364,000
                                                   ============                                                     ============

(TABLE CONTINUED)

                                                                   Offer and
                                                     PSP 7           Merger           SEI
                                                 (Historical)    Adjustments(4)  (ProForma)
                                                 ------------    ------------     -----------
 Cash flows from operating activities:
   Net Income                                    $  5,139,000    $  (414,000) $  59,976,000

   Depreciation and amortization                    1,912,000         96,000     35,428,000
   Minority Interest in income                              0              0      8,060,000
   Less:  Equity in earnings of real estate                 0              0              0
     entities
   Distribution from real estate entities
   Gain on disposition of real estate                (203,000)             0       (203,000)
     Total adjustments                              1,709,000         96,000     43,285,000
                                                  -----------     -----------    ------------
   Cash provided by operating activities            6,848,000       (318,000)   103,261,000
                                                  -----------     -----------    ------------
Cash flows from investing activities:
   Principal payments on mortgage notes                   --             --       6,228,000
     receivable
   Investment in real estate partnerships                 --             --         (78,000)
   Acquisition of mortgage notes receivable               --             --      (4,020,000)
   Acquisition of minority interest                       --             --     (53,411,000)
   Acquisition of real estate facilities                  --             --    (117,974,000)
   Proceeds form insurance settlement                375,000             --       2,466,000
   Purchase cost of the mergers                           --    (14,450,000)    (44,900,000)
   Capital expenditures                             (464,000)            --     (11,116,000)
                                                 -----------     -----------    ------------

   Cash provided by (used in) investing              (89,000)   (14,450,000)   (222,805,000)
    activities                                    -----------     -----------    ------------

Cash flows from financing activities:
   Principal payments on bank debt
   Proceeds from the issuance of Common Stock     (2,116,000)            --     (28,637,000)
   Proceeds from the issuance of Preferred Stock         --              --     110,280,000
   Principal payments on mortgage debt                   --              --     110,845,000
   Distribution s to shareholders                        --              --      (8,690,000)
   Distribution to minority interest              (4,271,000)       611,000     (56,091,000)
   Reinvestment by minority interest                     --              --     (19,367,000)
   Other                                                 --              --       5,851,000
   Cash provided by (used in) financing             (457,000)            --       2,585,000
     activities                                     -----------     -----------    ------------
                                                  (6,844,000)        611,000    116,776,000
                                                  -----------     -----------    ------------
   Net increase (decrease) in cash and cash          (85,000)     (1,157,000)    (2,768,000)
     equivalents

   Cash and cash equivalents at the beginning      1,809,000               0     15,219,000
     of the year                                    -----------     -----------   ------------

   Cash and cash equivalents at the end of the   $ 1,724,000     $(1,157,000)   $12,451,000
     year                                           ===========     ===========   ============

   Funds from Operations                                                        $83,894,000

                See Accompanying Notes to Pro Forma Consolidated
                     Statement of Cash Flows (Scenario 2).

1.     See Note 1 to Pro Forma  Consolidated  Statements of Cash Flows
       (Scenario 1).

2.     See Note 2 to Pro Forma  Consolidated  Statements of Cash Flows
       (Scenario 1).

3.     See Note 3 to Pro Forma  Consolidated  Statements of Cash Flows
       (Scenario 1).

4. Pro forma Merger adjustments, assuming that the Merger is consummated solely through the issuance of SEI Common Stock have been made to the pro forma consolidated statements of income to reflect the Merger. Similarly, the following pro forma adjustments were made to reflect the effect on net cash provided by operating activities:

                                                                                          Year
                                                                                         Ended
                                                                                    December 31, 1994
                                                                                   -------------------
         "Net income" was adjusted to reflect the overall effect of the Merger      $    (414,000)
                                                                                      ============

         Pro forma  adjustments  have been made to depreciation and amortization
           expense to reflect the Merger                                                 $ 96,000
                                                                                      ============
       In  addition,  pro  forma  adjustments  were  made  to  cash  flows  from investing and financing activities as follows:

         "Purchase cost of the Merger" has been adjusted to reflect the fees and
            expenses expected to be incurred by SEI                                  $ (1,450,000)
                                                                                      ============
         "Distributions paid to shareholders" has been decreased as followings:

                  o to eliminate PSP7 historical distributions                         $4,271,000

                  o to reflect  the  additional  distributions  which would have
                    been  paid  as  a  result  of  the   issuance  of  4,306,149
                    additional  shares of Common Stock  (assuming the historical distribution  rates of $.85  per  share  for the year  ended
                    December 31, 1994)                                                 (3,660,000)
                                                                                      ------------
                                                                                       $  611,000
                                                                                      ============

                                                                      Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 2nd day of February, 1995, by and between STORAGE EQUITIES, INC., a California corporation ("SEI"), and PUBLIC STORAGE PROPERTIES VII, INC., a California corporation ("PSP7").

         A. The parties intend that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The Plan of Reorganization provides for the merger of PSP7 with and into SEI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and an Agreement of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreement").

         B. The Boards of Directors of SEI and PSP7 believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, the parties agree as follows:

         1.   Adoption  of  Plan.   The  parties   hereby   adopt  the  Plan  of
Reorganization hereinafter set forth.

         2. The Merger.

            2.1 Completion of the Merger. At the Effective Time (as defined below), PSP7 will be merged with and into SEI (the "Merger") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreement. The Merger shall become effective at the time at which the Merger Agreement, together with the requisite Officers' Certificates of SEI and PSP7, are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). SEI and PSP7 are sometimes collectively referred to herein as the "Constituent Corporations" and SEI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

            2.2   Effect of the Merger. At the Effective Time:

                  2.2.1 Constituent Corporations. The separate corporate existence of PSP7 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP7 and shall be subject to all the debts and liabilities of PSP7 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP7 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP7 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                  2.2.2. Articles and Bylaws. The Articles of Incorporation and the Bylaws of SEI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

                  2.2.3 Officers and Directors. The officers and directors of SEI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

            2.3 Conversion of PSP7 Shares. The manner of converting the outstanding shares of Common Stock Series A ($.01 par value) of PSP7 (the "PSP7 Shares") into cash and/or shares of Common Stock ($.10 par value) of SEI (the "SEI Shares") shall be as follows:

                  2.3.1 Cash Election. At the Effective Time, subject to Sections 2.6 and 6.8 hereof, each PSP7 Share as to which a cash election has been made in accordance with the provisions of Section 2.5 hereof and has not been revoked, relinquished or lost pursuant to Section 2.5 hereof (the "Cash Election Shares") shall be converted into and shall represent the right to receive $18.95 in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

                  2.3.2 Share Exchange. At the Effective Time, subject to Sections 2.4, 2.5, 2.7 and 6.8 hereof, each PSP7 Share (other than Cash Election Shares) shall be converted into that number of SEI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $18.95 by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of SEI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP7 provided for in Section 6.2 hereof. If, prior to the Effective Time, SEI should split or combine the SEI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

            2.4 No Fractional Shares. Notwithstanding any other term or provision of this Agreement, no fractional SEI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of PSP7 Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSP7 Shares, receive a whole SEI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an SEI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an SEI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of SEI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the SEI Shares at the Effective Time by (ii) the factional interest.

            2.5 Procedure for Cash Election. At the time of the mailing of the Joint Proxy Statement and Prospectus provided for in Section 6.5 hereof, SEI will send to each holder of record of PSP7 Shares at the record date for PSP7 meeting of shareholders referred to in Section 6.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's PSP7 Shares. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if The First National Bank of Boston (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to SEI), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New
York time, on the last business day before the day of the meeting of shareholders referred to in Section 6.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the parties hereto that the Merger has been abandoned. If a Form of Election is revoked pursuant to this Section 2.5, the certificate or certificates or any guarantee of delivery in respect of the PSP7 Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Exchange Agent. The Exchange Agent may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Exchange Agent determines that any election to receive cash was not properly or timely made, the PSP7 Shares covered thereby shall not be treated as Cash Election Shares, and shall be converted in the Merger as provided in Section 2.3.2 hereof. The Exchange Agent may, with the mutual agreement of SEI and PSP7, establish such procedures, not inconsistent with this
Section 2.5, as may be necessary or desirable to implement this Section 2.5.

            2.6 Procedure for Proration.

                  2.6.1 No Proration. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) is 20% or less than the number of PSP7 Shares outstanding as of the record date for the meeting of shareholders of PSP7 referred to in Section 6.2, then each Cash Election Share shall be converted in the Merger into the right to receive the Cash Election Price.

                  2.6.2 Proration. If the aggregate number of Cash Election Shares and Dissenting Shares exceeds 20%, then each Cash Election Share shall be converted in the Merger into the right to receive cash or into SEI Shares as follows: the number of Cash Election Shares owned by a holder of PSP7 Shares that shall be converted into the right to receive the Cash Election Price shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP7 Shares less (B) the number of Dissenting Shares (as hereinafter defined), if any, by
(ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares. The balance of such Cash Election Shares shall be converted into SEI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, SEI, in its sole discretion, may allow Cash Election Shares to receive the Cash Election Price even if the aggregate number of Cash Election Shares and Dissenting Shares exceeds 20% (but not 50%) of the number of PSP7 Shares outstanding as of the record date for the meeting of shareholders of PSP7 referred to in Section 6.2.

            2.7 Dissenting Shares. PSP7 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with
Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or SEI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP7 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP7 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP7 Shares, such PSP7 Shares shall automatically be converted into the right to receive SEI Shares pursuant to Section 2.3.2 hereof.

            2.8 SEI Shares Unaffected. The Merger shall effect no change in any of the outstanding SEI Shares and no outstanding SEI shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable, and no securities shall be issuable, with respect thereto.

            2.9 Cancellation of Shares Held or Owned by Parties. At the Effective Time, any PSP7 Shares owned by SEI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

            2.10 Exchange of Certificates. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP7 Shares which were converted into SEI Shares pursuant hereto, upon surrender of such certificate to the Exchange Agent or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole SEI Shares into which the PSP7 Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP7 Shares of record at the Effective Time whose stock shall have been converted into SEI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP7 Shares in exchange for certificates evidencing SEI Shares.

            2.11 Status  Until  Surrendered.  Until  surrendered  as provided in
Section 2.10 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP7 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole SEI Shares into which the PSP7 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP7 Shares are so surrendered, no dividend payable to holders of record of SEI Shares shall be paid to the holders of such outstanding certificates in respect of PSP7 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole SEI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests pursuant to Section 2.4 hereof.

            2.12 Transfer of Shares. After the Effective Time, there shall be no further registration of transfers of PSP7 Shares on the records of PSP7 and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing SEI Shares and cash in lieu of fractional share interests as herein provided.

         3. Closing.

            3.1 Time and Place of Closing. If this Agreement is approved by the shareholders of SEI and PSP7, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as SEI may designate. The date of the Closing shall be referred to as the "Closing Date."

            3.2 Execution and Filing of Merger Agreement. At or before the Closing and after shareholder approval, SEI and PSP7 shall execute and deliver the Merger Agreement, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreement, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

         4. Representations, Warranties and Agreements of PSP7. PSP7 represents, warrants and agrees with SEI that:

            4.1 Authorization. Subject to approval of this Agreement by the shareholders of PSP7, (i) the execution, delivery and performance of this Agreement by PSP7 has been duly authorized and approved by all necessary corporate action of PSP7, and (ii) PSP7 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

            4.2 Organization and Related Matters. PSP7 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP7. PSP7 has no direct or indirect equitable or beneficial interest in any other corporation.

            4.3 Capital Stock. The authorized capital stock of PSP7 consists solely of (i) 4,312,521 shares of Common Stock Series A ($.01 par value), 3,806,491 of which were issued and outstanding as of December 31, 1994 and (ii) 2,757 shares of Common Stock Series D ($.01 par value), all of which were issued and outstanding as of December 31, 1994. All of the issued and outstanding shares of Common Stock Series A and Common Stock Series D of PSP7 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP7 is a party or by which it is bound calling for or requiring the issuance of any of PSP7's capital stock. PSP7's
Common Stock Series B and C have been fully converted and are no longer authorized or outstanding.

            4.4 Consents and Approvals; No Violation. Assuming approval of the Merger and of this Agreement by the shareholders of PSP7, neither the execution and delivery of this Agreement nor the consummation by PSP7 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP7 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP7's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP7 or adversely affect the ability of PSP7 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP7 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP7 or adversely affect the ability of PSP7 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP7 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP7 or adversely affect the ability of PSP7 to consummate the transactions contemplated hereby.

            4.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP7, threatened against PSP7 or involving any of its properties or assets.

            4.6 SEC Reports. Since January 1, 1992, PSP7 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP7 SEC Reports"). None of the PSP7 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.7 Financial Statements. The financial statements included in the PSP7 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP7 as of their respective dates, and the results of operations of PSP7 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

            4.8 Absence of Certain Changes or Events. Since January 1, 1994, the business of PSP7 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

            4.9 S-4 Registration Statement and Joint Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSP7 for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement and Prospectus (as such terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement and Prospectus, at the time of the mailing of the Joint Proxy Statement and Prospectus and at the time of the meetings of the shareholders of SEI and PSP7, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            4.10 Insurance. All material insurance of PSP7 is currently in full force and effect and PSP7 has reported all claims and occurrences to the extent required by such insurance.

            4.11 Disclosure. The representations and warranties by PSP7 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         5. Representations, Warranties and Agreements of SEI. SEI hereby represents, warrants and agrees with PSP7 that:

            5.1 Authorization. Subject to approval of this Agreement by the shareholders of SEI, (i) the execution, delivery and performance of this Agreement by SEI has been duly authorized and approved by all necessary corporate action of SEI, and (ii) SEI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

            5.2 Organization and Related Matters. SEI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of SEI. SEI has no direct or indirect equitable or beneficial interest in any other corporation, except that it owns all of the capital stock of (i) SEI Arlington Acquisition Corporation, a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Virginia and (ii) SEI Hypoluxo Acquisition Corporation, a corporation duly organized, existing and in good standing under the laws of the State of Florida.

            5.3 Capital Stock. The authorized capital stock of SEI consists solely of (i) 60,000,000 shares of Common Stock ($.10 par value), approximately 28,800,000 of which were issued and outstanding as of December 31, 1994 (and approximately 1,550,000 and 3,872,054 of which were reserved for issuance under SEI's employee stock option plans and for issuance upon conversion or redemption of SEI's Convertible Preferred Stock, respectively), and (ii) 50,000,000 shares of Preferred Stock ($.10 par value), 8,911,000 of which were issued and outstanding as of December 31, 1994, consisting of 1,825,000 shares of Series A Preferred Stock, 2,386,000 shares of Series B Preferred Stock, 2,300,000 shares of Convertible Preferred Stock and 1,200,000 shares of Adjustable Rate Preferred Stock and 1,200,000 shares of Series D Preferred Stock. In January 1995, SEI issued 524,072 shares of Common Stock. In February 1995, SEI issued 2,195,000 shares of Series E Preferred Stock. All of the issued and outstanding shares of Common Stock and Preferred Stock of SEI have been duly and validly authorized and issued, and are fully paid and nonassessable. Other than options under SEI's employee stock option plan and SEI's Convertible Preferred Stock and as provided in this Agreement, there are no options or agreements to which SEI is a party or by which it is bound calling for or requiring the issuance of any of SEI's capital stock. The issuance of the SEI Shares in the Merger has been duly and validly authorized and, when issued and delivered as provided in this Agreement, the SEI Shares will be duly and validly issued, fully paid and nonassessable; and the shareholders of SEI have no preemptive rights with respect to any shares of capital stock of SEI.

            5.4 Consents and Approvals; No Violation. Assuming the approval of the Merger and this Agreement by the shareholders of SEI, neither the execution and delivery of this Agreement nor the consummation by SEI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which SEI is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP7's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on SEI or adversely affect the ability of SEI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which SEI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on SEI or adversely affect the ability of SEI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SEI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on SEI or adversely affect the ability of SEI to consummate the transactions contemplated hereby.

            5.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of SEI, threatened against SEI or involving any of its properties or assets.

            5.6 SEC Reports. Since January 1, 1992, SEI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "SEI SEC Reports"). None of the SEI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            5.7 Financial Statements. The financial statements included in SEI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of SEI as of their respective dates, and the results of operations of SEI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

            5.8 Absence of Certain Changes or Events. Since January 1, 1994, the business of SEI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

            5.9 S-4 Registration Statement and Joint Proxy Statement and Prospectus. None of the information supplied or to be supplied by SEI for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement and Prospectus (as those terms are defined in Section 6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement and Prospectus, at the time of the mailing of the Joint Proxy Statement and Prospectus and at the time of the meetings of the shareholders of SEI and PSP7, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            5.10 Insurance. All material insurance of SEI is currently in full force and effect and SEI has reported all claims and occurrences to the extent required by such insurance.

            5.11 Disclosure. The representations and warranties by SEI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         6. Covenants and Agreements.

            6.1 Ordinary Course. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of SEI and PSP7 will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PSP7 will not issue any capital stock or debt securities convertible into capital stock, except for shares of Common Stock Series A issued upon exercise of outstanding employer stock options. Each of SEI and PSP7 will promptly notify the other of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

            6.2 Meetings of Shareholders. Each of SEI and PSP7 will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by the affirmative vote of (i)(A) a majority of the outstanding PSP7 Shares entitled to vote at the PSP7 shareholders meeting and (B) a majority of the PSP7 Shares voting at the meeting of PSP7 shareholders not held by Public Storage, Inc. and its affiliates, and (ii) a majority of the SEI Shares voting thereon at the SEI shareholders meeting, provided, however, that the total votes cast represent over 50% of the SEI Shares entitled to vote thereon.

            6.3 Tax Reporting. Each of SEI and PSP7 agrees to report the Merger for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

            6.4 Acquisition Proposals. PSP7 will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP7, or any purchase of all or any significant portion of the assets of PSP7, or any equity interest in PSP7, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of PSP7 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors to breach their fiduciary duty to PSP7's shareholders under applicable law as advised by counsel. PSP7 will notify SEI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP7, and will keep SEI informed of the status and terms of any such proposals and any such negotiations or discussions.

            6.5  Registration and Proxy  Statements.  SEI and PSP7 will promptly prepare and file with the SEC a joint preliminary proxy statement in connection with the vote of shareholders of SEI and PSP7 with respect to the Merger. SEI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a joint proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the SEI Shares to be issued to holders of PSP7 Shares in the Merger (such joint proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the shareholders of SEI and PSP7, being herein called the "Joint Proxy Statement and Prospectus"). SEI and PSP7 will each use its best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and SEI and PSP7 will each use its best efforts to cause the Joint Proxy Statement and Prospectus to be mailed to its respective shareholders at the earliest practicable date. PSP7 agrees that if at any time prior to the Effective Time any event with respect to PSP7 should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of SEI and PSP7 and
(ii) the Joint Proxy Statement and Prospectus will (with respect to PSP7) comply as to form in all material respects with the requirements of the federal securities laws. SEI agrees that (i) if at any time prior to the Effective Time any event with respect to SEI should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of SEI and PSP7 and (ii) the Joint Proxy Statement and Prospectus will (with respect to SEI) comply as to form in all material respects with the requirements of the federal securities laws.

            6.6 Best Efforts.  Each of SEI and PSP7 shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

            6.7 Registration and Listing of SEI Shares. SEI will use its best efforts to register the SEI Shares under the applicable provisions of the Securities Act and to cause the SEI Shares to be listed for trading on the NYSE upon official notice of issuance.

            6.8 Distributions. PSP7 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.28 per share, (ii) pre-Merger cash distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP7 (as defined below) as of the Effective Time exceeds the estimated Net Asset Value of PSP7 as of May 31, 1995, (iii) additional pre-Merger cash distributions required to satisfy PSP7's REIT distribution requirements (the number of SEI Shares issued in the Merger and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions) and (iv) as provided in
Section 6.9 hereof. For this purpose,  the Net Asset Value of PSP7 is the sum of
(a) the fair market value of PSP7's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of December 31, 1994, and
(b) the book value of PSP7's non-real estate assets as of the date of determination, less (c) PSP7's liabilities as of the date of determination and
(d) an amount estimated for environmental remediation. The determination of book value and liabilities shall be from PSP7's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods. SEI shall not, at any time prior to the Effective Time, declare, set aside or make payment of any cash distributions or distribution of assets to its shareholders except for regular quarterly dividends.

            6.9 Redemption of Series D Shares. PSP7 agrees to redeem prior to the Merger all outstanding shares of Common Stock Series D for an aggregate redemption price of $2,757,000.

         7.    Conditions.

            7.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

                  7.1.1   Shareholder   Approval.   This   Agreement   and   the
transactions   contemplated   hereby  shall  have  been  duly  approved  by  the
shareholders of SEI and PSP7 as contemplated by Section 6.2.

                  7.1.2 Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may
be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on either SEI or PSP7.

                  7.1.3 Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

                  7.1.4 Registration  Statement.  The S-4 Registration Statement
shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the SEI Shares shall have been received.

                  7.1.5 Listing of SEI Shares on NYSE. The SEI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

                  7.1.6 PSP7 Fairness Opinion. The Board of Directors of PSP7 shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to it to the effect that the consideration to be received by the shareholders of PSP7 in the Merger is fair to such shareholders from a financial point of view, and such opinion shall not have been withdrawn or revoked.

                  7.1.7 SEI Fairness Opinion. The Board of Directors of SEI shall have received the opinion of Houlihan, Lokey, Howard & Zukin, Inc. in form and substance satisfactory to it to the effect that the consideration to be paid by SEI in the Merger is fair to the shareholders of SEI from a financial point of view, and such opinion shall not have been withdrawn or revoked.

                  7.1.8 Tax Opinion. The Board of Directors of SEI and PSP7 shall have received a legal opinion of Hogan & Hartson that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

            7.2 Conditions to Obligations of SEI. The obligations of SEI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by SEI to the extent permitted by applicable law:

                  7.2.1 Accuracy of Representations; Performance of Agreements. Each of the representations and warranties of PSP7 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP7 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  7.2.2 Certificate of Officers. SEI shall have received such certificates of officers of PSP7 as SEI may reasonably request in connection with the Closing, including a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSP7, to the effect that, to the best of their knowledge, all representations and warranties of PSP7 contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP7 has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  7.2.3 Title to Properties; Environmental Audits. SEI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP7.

                  7.2.4 Redemption of Common Stock Series D. PSP7 shall have redeemed all outstanding shares of Common Stock Series D.

                  7.2.5 Trading Price of SEI Shares. The average of the per share closing prices of the SEI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP7 provided for in Section 6.2 hereof (the "Average SEI Share Price") shall be not less than $13.

                  7.2.6 Dissenting Shares. The number of Dissenting Shares shall be less than 5% of the outstanding PSP7 Shares.

            7.3 Conditions to Obligations of PSP7. The obligations of PSP7 to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP7 to the extent permitted by applicable law.

                  7.3.1 Accuracy of Representations; Performance of Agreements. Each of the representations and warranties of SEI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and SEI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  7.3.2 Certificate of Officers. PSP7 shall have received such certificates of officers of SEI as PSP7 may reasonably request in connection with the Closing, including a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of SEI, to the effect that, to the best of their knowledge, all representations and warranties of SEI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and SEI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  7.3.3 The Average SEI Share Price shall be not more than $16.

         8.    Termination.

            8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of SEI and PSP7.

            8.2 Termination by Either SEI or PSP7. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either SEI or PSP7 if (i) the Merger shall not have been consummated by December 31, 1995 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the shareholders of either SEI and PSP7 shall have failed to approve this Agreement and the transactions contemplated hereby at their respective meetings of shareholders.

            8.3 Termination by SEI. This Agreement may be terminated by SEI and the Merger may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSP7 shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSP7 at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSP7 of such failure to comply, or (ii) any representation or warranty of PSP7 contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to PSP7 of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

            8.4 Termination by PSP7. This Agreement may be terminated by PSP7 and the Merger may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) SEI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by SEI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to SEI of such failure to comply, or (ii) any representation or warranty of SEI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to SEI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

            8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

          9.    Miscellaneous.

            9.1 Payment of Expenses. If the Merger is consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Merger is not consummated, each of SEI and PSP7 shall pay its own expenses, except that they shall each pay 50% of any expenses incurred in connection with the printing of the S-4 Registration Statement and the Joint Proxy Statement and Prospectus, the real estate appraisals and environmental audits of PSP7's properties and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended.

            9.2 Survival of Representations, Warranties and Covenants. The respective representations and warranties of SEI and PSP7 contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

            9.3 Modification or Amendment. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of a party, no amendment shall be made which changes any of the principal terms of the Merger or this Agreement, without the approval of such shareholders.

            9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

            9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

            9.6 Interpretation. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

            9.7 Headings. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.8 Parties in Interest. This Agreement,  and the rights,  interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

            9.9 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

                        If to SEI:

                        Storage Equities, Inc.
                        600 North Brand Boulevard
                        Glendale, California 91203-1241
                        Attention:  Harvey Lenkin
                                        President

                        If to PSP7:

                        Public Storage Properties VII, Inc.
                        600 North Brand Boulevard
                        Glendale, California 91203-1241
                        Attention:  B. Wayne Hughes
                                         Chief Executive Officer

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

            9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

            9.11 Assignment. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

            9.12 Entire Agreement. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

            9.13 Severable Provisions. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

            9.14 Further Action. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP7, the officers of either Constituent Corporation are fully authorized in the name of PSP7 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.


                                        STORAGE EQUITIES, INC.


                                        By:      /s/ HARVEY LENKIN
                                        ----------------------------------
                                                 Harvey Lenkin
                                                 President


                                        PUBLIC STORAGE PROPERTIES VII, INC.


                                        By:      /s/ B. WAYNE HUGHES
                                        ----------------------------------
                                                 B. Wayne Hughes
                                                 Chief Executive Officer

                                                                    Exhibit A to
                                                                      Appendix A

                              AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _____________, 1995, by and between STORAGE EQUITIES, INC., a California corporation ("SEI"), and PUBLIC STORAGE PROPERTIES VII, INC., a California corporation ("PSP7"), with reference to the following:

         A. SEI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of 60,000,000 shares of Common Stock, $.10 par value (the "SEI Shares"), ___________ of which are issued and outstanding, and 50,000,000 shares of Preferred Stock ($.01 par value), __________ of which are issued and outstanding.

         B. PSP7 was incorporated in 1990 under the laws of California, and on the date hereof its authorized capital stock consists of ____________ shares of Common Stock Series A, $.01 per value (the "PSP7 Shares"), ______________ of which are issued and outstanding. PSP7's Common Stock, Series B and C, has been fully converted and is no longer authorized or outstanding and PSP7's Common
Stock Series D has been fully redeemed and is no longer authorized or outstanding.

         C. SEI and PSP7 have entered into an Agreement and Plan of Reorganization dated as of February __, 1995 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

         D. The Boards of Directors of SEI and PSP7 have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

            1.1 The Merger. At the Effective Time (as defined below), PSP7 will be merged with and into SEI (the "Merger") and SEI shall be the surviving corporation. SEI and PSP7 are sometimes collectively referred to herein as the "Constituent Corporations" and SEI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

            1.2 Effective Time. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of SEI and PSP7, are filed with the California Secretary of State (the "Effective Time").

            1.3 Effect of the Merger. At the Effective Time:

                  (a) The separate corporate existence of PSP7 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP7 and shall be subject to all the debts and liabilities of PSP7 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP7 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP7 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                  (b) The Articles of Incorporation and the Bylaws of SEI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

                  (c) The officers and directors of SEI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II

            2.1 Conversion of PSP7 Shares. The manner of converting the outstanding PSP7 Shares into cash and/or SEI Shares shall be as follows:

                  (a) At the Effective Time, subject to Section 2.6 of the Plan, each PSP7 Share as to which a cash election has been made in accordance with the provisions of Section 2.5 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.5 of the Plan (the "Cash Election Shares") shall be converted into and shall represent the right to receive $_______ in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

                  (b) At the  Effective  Time,  subject to Sections 2.4, 2.5 and
2.7 of the Plan, each PSP7 Share (other than Cash Election Shares) shall be converted into __________ SEI Shares.

            2.2 No Fractional Shares. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional SEI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of PSP7 Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSP7 shares, receive a whole SEI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an SEI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an SEI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of SEI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. of the SEI Shares at the Effective Time by (ii) the fractional interest.

            2.3 Dissenting Shares. PSP7 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with
Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or SEI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP7 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP7 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP7 Shares, such PSP7 Shares shall automatically be converted into the right to receive SEI Shares pursuant to Section 2.1(b) hereof.

            2.4 SEI Shares Unaffected. The Merger shall effect no change in any of the SEI Shares and no outstanding SEI shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable and no securities shall be issuable, with respect thereto.

            2.5 Cancellation of Shares Held or Owned by Parties. At the Effective Time, any PSP7 Shares owned by SEI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

            2.6 Exchange of Certificates. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP7 Shares which were converted into SEI Shares pursuant hereto, upon surrender of such certificate to First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole SEI Shares into which the PSP7 Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP7 Shares of record at the Effective Time whose stock shall have been converted into SEI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP7 Shares in exchange for certificates evidencing SEI Shares.

            2.7 Status  Until  Surrendered.  Until  surrendered  as  provided in
Section 2.6 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP7 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole SEI Shares into which the PSP7 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP7 Shares are so surrendered, no dividend payable to holders of record of SEI Shares shall be paid to the holders of such outstanding certificates in respect of PSP7 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole SEI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

            2.8 Transfer of Shares. After the Effective Time, there shall be no further registration of transfers of PSP7 Shares on the records of PSP7 and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing SEI Shares and cash in lieu of fractional share interests as herein provided.

                                  ARTICLE III

            3.1 Headings. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            3.2 Parties in Interest. This Agreement,  and the rights,  interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

            3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

            3.4 Further Action. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP7, the officers of either Constituent Corporation are fully authorized in the name of PSP7 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

            3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

            3.6 Abandonment of Merger. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

            IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.


                                            STORAGE EQUITIES, INC.


                                            By: _____________________________
                                                      Harvey Lenkin
                                                      President


                                            By: _____________________________
                                                      Obren B. Gerich
                                                      Assistant Secretary


                                            PUBLIC STORAGE PROPERTIES VII, INC.


                                            By: ______________________________
                                                      B. Wayne Hughes
                                                      Chairman of the Board of
                                                      Directors and Chief
                                                      Executive Officer


                                             By: _____________________________
                                                      Obren B. Gerich
                                                      Secretary

                                                                      Appendix B







                                        APPRAISAL OF
                                        PUBLIC STORAGE
                                        PROPERTIES VII, INC.
                                        A 38 PROPERTY PORTFOLIO





                                        PREPARED FOR
                                        PUBLIC STORAGE PROPERTIES VII, INC.
                                        STORAGE EQUITIES, INC.
                                        600 NORTH BRAND BOULEVARD
                                        3RD FLOOR
                                        GLENDALE, CALIFORNIA




                                        PREPARED BY
                                        CHARLES R. WILSON & ASSOCIATES, INC.
                                        595 EAST COLORADO BOULEVARD
                                        SUITE -518-
                                        PASADENA, CALIFORNIA 91101


                                        JANUARY 31, 1995

                               TABLE OF CONTENTS



Letter of Transmittal......................................................  1

Nature of the Assignment...................................................  3
  Property Identification and Classification...............................  3
  Purpose, Function and Scope of the Appraisal.............................  4
  Property Rights Appraised................................................  5
  Market Value Definition..................................................  5
  Valuation Methodology....................................................  6
  Market Value Adjustments.................................................  9

Market Overview............................................................ 11

General Assumptions and Limiting Conditions................................ 13

Specific Assumptions and Limiting Conditions............................... 15

Certification.............................................................. 17

January 31, 1995

PUBLIC STORAGE PROPERTIES VII, INC.
STORAGE EQUITIES, INC.
600 N. Brand Boulevard, 3rd Floor
Glendale, CA  91221

Re:      Market Value Appraisal
         Public Storage Properties VII, Inc.
         38 Property Portfolio

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio of properties described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL

The purpose of the appraisal is to estimate the aggregate market value of the 38 property portfolio in connection with a proposed merger of Public Storage Properties VII, Inc. (PSP7) into Storage Equities, Inc. (SEI).

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be included in proxy and registration statement materials filed with the Securities and Exchange Commission and distributed to the shareholders of PSP7 and SEI in connection with the proposed merger.

SCOPE OF ASSIGNMENT

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines.

Market Value Appraisal
Public Storage Properties VII, Inc.
38 Property Portfolio

Page -2-

This valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable to PSP7's properties. Based upon our contact with knowledgeable self storage investors, owners and managers, little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple Market Value of the Portfolio of subject properties, as of December 31, 1994, is:

              SEVENTY FOUR MILLION THREE HUNDRED THOUSAND DOLLARS
                                  $74,300,000


Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.



Charles R. Wilson, MAI, CRE
State of California
Certification #AG002172


Job File #940067

Appraisal: Public Storage Properties VII, Inc.
NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

Property Identification and Classification

The subject properties are located in 38 different locations in ten states and are specifically identified with the street address as follows:

                                                                                               Net          No.
PSI No.             Location                                                               Rentable SF     Units
- -------             ---------                                                             -------------   -------
00701               13515 NE Prescott Ct., Portland, OR.................................       52,700       426
00702               1400 34th St., So., St. Petersburg, FL..............................       38,400       372
00703/726*          11020 Audelia Rd., Dallas, TX (M/W).................................       37,760       398
             *      11020 Audelia Rd., Dallas, TX (BP)..................................       57,880
00704               18450 NE 5th Avenue, Miami, FL......................................       63,125       566
00705               1408 NW 19th St., Grand Prairie, TX.................................       64,400       485
00706               2626 W Jefferson St., Joliet, IL....................................       36,500       303
00707               3760 Pennridge Dr., Bridgeton, MO...................................       38,050       319
00708               7402 SE 92nd Ave., Portland, OR.....................................       40,000       362
00709               11770 SW Freeway, Houston, TX.......................................       50,400       488
00710               8824 W. Brown Deer Rd., Milwaukee, WI...............................       53,650       458
00711               1801 W. Oak Ridge Rd., Orlando, FL..................................       73,735       657
00712               1500 North State Road 7, Lauderhill, FL.............................       51,375       475
00713               217 Blanding Boulevard, Orange Park, FL.............................       40,625       356
00714               4500 34th St., North, St. Petersburg, FL............................       61,900       636
00715               11580 Page Service Road, St. Louis, MO..............................       41,300       356
00716               13620 East 42nd St., Independence, MO...............................       57,100       496
00717               6 Dobbs Lane, Cherry Hill, NJ.......................................       60,150       506
00718               2130 Route 130, Edgewater Park, NJ..................................       49,300       474
00719               6500 SW 110th Court, Beaverton, OR..................................       44,875       423
00720               3835 W. 159th Place, Markham, IL....................................       42,150       356
00721               14050 NW Freeway, Houston, TX.......................................       57,450       511
00722               1921 North Gantenbein Ave., Portland, OR............................       35,160       304
00723               4021 Market St., Aston, PA..........................................       48,950       428
00724               8400 West Highway -80-, Fort Worth, TX..............................       54,775       455
00725               4750 South 180th St., Greenfield, WI................................       70,300       587
00727**             17316-17326 Edwards Rd., Cerritos, CA...............................       31,270       N/A
00728**             4040 SE International Way, Milwaukie, OR............................       40,176       N/A
00729               1080 E Altamonte Springs, FL........................................       48,250       444
00730               17204 South Halsted St., East Hazel Crest, IL.......................       70,250       590

                                                                                                   Net          No.
PSI No.            Location                                                                    Rentable SF     Units
- -------            ---------                                                                  -------------   -------
00731              7133 Delridge Way SW, Seattle, WA........................................       37,625       354
00732              297 W. Lake Frontage Rd., Elmhurst, IL...................................       53,350       456
00733              3636 Beverly Bl., Los Angeles, CA........................................       79,895     1,203
00734              2629 Brunswick Ave., Lawrenceville, NJ...................................       39,675       357
00735**            901 Rainier Ave., North, Renton, WA......................................       27,912       N/A
00736              398 Carlson Bl., Richmond, CA............................................       64,790       569
00737              7345 Oswego Road, Liverpool, NY..........................................       54,650       436
00738              1693 East Avenue, Rochester, NY..........................................       56,940       582
00739              1507 East Beltway 8, Pasadena, TX........................................       81,350       684
PORTFOLIO TOTAL.............................................................................    2,008,151

* Combination Mini-Whse/Business Park
** Business Parks

Purpose, Function and Scope of the Appraisal

The purpose of this appraisal is to estimate the Fee Simple Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, Public Storage Properties VII, Inc. and Storage Equities, Inc., and their advisors in connection with the proposed merger of Public Storage Properties VII, Inc.
into Storage Equities, Inc.

The scope of this assignment is in accordance with an agreement  between Charles
R. Wilson & Associates, Inc. and Public Storage Properties VII, Inc. and Storage Equities, Inc. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

*    Inspections   were   conducted   by  Charles  R.   Wilson,   MAI/CRE  or  a
     representative of Charles R. Wilson & Associates, Inc.

* Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

*    No current interviews with city and county officials were conducted.

* Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Urban Decision Systems Inc.

* A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

* Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R. Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 23,600 self storage facilities.

* Historical income and expense information on each of the subject properties was provided by Public Storage Management Inc. (PSMI) and compared to the operating information found in the SSDS database.

* In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 200 self storage facilities during 1993 and 1994.

* Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, a survey of 50 of the largest self storage operators/investors throughout the United States conducted during December 1994, and our market experience over the past twenty years. Surveying self storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc.

* The Sales Comparison Approach is based on 62 sales of self storage properties which have occurred since January 1994.

* Four of the subject properties contain office or retail/showroom type space. Rental income and expense information for these facilities were derived in the same manner as the self storage data, including lease summaries. The capitalization and yield rates reflect these improvements.


Property Rights Appraised

The property rights appraised consist of the Fee Simple Estate. Due to the short-term, month-to-month tenancies in the facilities, and the fact that rents are at market levels, a Fee Simple Interest is appropriate. According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 2nd Edition, 1989, p. 123, "Fee Simple Estate" is defined as:

     "Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation."

Market Value Definition

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].)


Valuation Methodology

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:

         "The  reasonably  probable  and legal use of vacant land or an improved
         property,  which  is  physically  possible,   appropriately  supported,
         financially feasible, and that results in the highest value."

SOURCE:  Appraisal Institute,  The Appraisal of Real Estate, 10th Edition, 1992,
p. 275.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value all properties.

Inspections were made of each property and interviews with PSMI personnel were conducted to learn of any deferred maintenance items that needed correcting, any known environmental conditions, as well as, general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

The Income Approach utilized both direct and yield capitalization. In both instances, the analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy and expense levels. In addition, we reviewed each property's previous four year's operating statement. Ancillary income included: late fees, administrative fees, etc. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of hundreds of self storage facilities were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

Using direct capitalization, the net operating income was capitalized into a value estimate using overall capitalization rates derived directly from the market (see Sales Comparison Approach below). Overall capitalization rates generally ranged from 10% to 11%.

In applying yield capitalization, we studied acquisition criteria of investors in self storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of each of the self storage facilities, ending on December 31, 2004 was prepared. Using the investment criteria discussed above, the income and expenses were increased between 3% and 4% annually depending upon local market conditions. For California properties, real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at 2% per annum. The residual value of each property was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10.5% and then deducting 3% to 4% for sales costs. The yearly cash flows and the properties' residual value were discounted to present worth using a discount rates ranging from 13% to 13.25%. The indicated value based upon the Income Approach (before value adjustments described below) is $69,030,000.

A ten-year discounted cash flow analysis each of the four business parks, ending on December 31, 2004 was also prepared. Using the investment criteria discussed above, the income was increased between 1.0% and 3%; and, expenses were increased between 3% and 4% annually depending upon local market conditions. For California properties, real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at two percent per annum. The residual value of each property was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10.75% and then deducting 4% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate of 11.5%. The indicated value based upon the Income Approach is $5,740,000.

In the Sales Comparison Approach, we relied upon an analysis of 62 sales of self storage facilities which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration. Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value (before value adjustments) ranged between $66,000,000 to $84,000,000.

Market Value Adjustments

Adjustments to our market value estimate were made to reflect the anticipated cost of seismic-related structural retrofitting and asbestos abatement work to be completed at one property. Based upon interviews with investors, institutional advisors and others, it became apparent that the market valuation of the portfolio must be adjusted to reflect the uncertainty of expected future costs associated with this building. While we cannot say with absolute certainty that all of the following costs will be incurred by the investor, we are convinced without such adjustment, this property's marketability would be questionable.

Seismic-Related Structural Retrofitting - Based on the analysis by John A. Martin & Associates, Inc. (Martin), structural engineers, retained by PSP7, and an analysis and recommendations of Financial Research Group (FRG), a consulting firm retained by PSP7 and SEI, the expected future cost of seismic-related structural retrofitting was estimated.

The analysis assumes that the work will be completed in 1998 at an expected then cost of approximately $1,625,000. This amount has been utilized in the fourth year of our discounted cash flow which is then discounted back to present dollars equivalent to approximately $990,000. FRG's estimate of cost and timing is based in part on the study conducted by Martin and upon Martin's and FRG's experience in dealing with other properties with similar problems. FRG's method of measuring the diminution in value expected as the result of meeting future structural code requirements was premised upon probability theory. Using a probability matrix and assigning varying probabilities to possible scenarios, the most probable outcome i.e., cost, was derived. We have consulted with other institutional investors as to the methodology of measuring the risk of uncertain events similar to those described above an found this method to be commonly accepted.

Asbestos Abatement - The firm of ENSR Consulting & Engineering (ENSR) was retained for the purpose of determining the extent of any asbestos abatement which might be required. Their analysis indicated that limited amounts of asbestos is present in the public areas, around piping and in the flooring material. Based on information provided by ENSR, it is estimated that the cost for asbestos abatement and related work will be approximately $250,000.

Thus, total present value of the expected cost for seismic-related structural retrofitting and asbestos abatement is approximately $1,240,000.

Conclusions to Value

Considering that the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from both approaches, (the Income and Sales Comparison Approach) was then reconciled into our final value conclusion of $74,300,000. Most weight was given the Income Approach, as this is the methodology employed by today's investors in self storage.

MARKET OVERVIEW

An overall analysis of the self storage marketplace is important, as supply and demand for space play a key role in determining a property's value. The following summarizes factors that apply to the subject's property type and analyzes the trends in supply and demand.

Our analysis of over 250 sales over eight years shows that capitalization rates have not changed significantly over time. A recent survey of self storage investors confirms that capitalization rates are still in the 10.0% to 11.0% range. Values have changed due to increases in collected income and decreases in expenses, but the perceived risk on the part of major investors has not changed significantly. This is particularly true when comparing capitalization rates for self storage facilities to capitalization rates for multi-tenanted industrial buildings.

During the past twelve months, physical as well as economic occupancies reached ninety percent level in most markets across the United States. This is due to the overall lack of construction during the past three years and to improving economic conditions.

Based upon the appraisal of over 150 facilities during the past 12 months, and upon the information from the SSDS database of actual operating histories, we can draw the following conclusions about today's national self storage market:

* Economic occupancy has continued to increase over the past 18 months and is currently at or near 90% in most markets.

* Collected income nationwide has increased over 8% during the past 12 months as a result of continued increasing demand and lack of new construction. Rental concessions have declined or have ceased altogether in most markets.

* The RTC and REO inventory of distressed self storage properties has been eliminated.

* Capitalization rates of well located, properly designed and managed, stabilized facilities are generally in the 10.0% to 10.5% range. However, some sales are being recorded at less than 10.0% on trailing net operating income.

* Self storage investors are coming back into the market which is being recapitalized with new sources of capital. While this should put downward pressure on overall capitalization rates, we have not seen it reflected in the sales data. Property values are up, not because of lower capitalization rate, but due to increased net incomes.

* The investment market for self storage facilities has been improving faster than other property types which are still recovering from the overbuilding that occurred in the 1980s.

In short, the self storage market is strong and should remain so in the foreseeable future. The lack or cost of construction money should prevent massive overbuilding similar to what occurred in the late 80's. Increasing rental rates should start to meet with market resistance during the next 12 to 18 months, thus stabilizing the recent major rent increases we have witnessed in some markets.

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the property. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11.   Environmental  assessments were completed by ENSR Consulting & Engineering
      (ENSR), environmental consultants hired by the clients. ENSR's reports, dated January 31, 1995, identified one property which requires asbestos abatement. ENSR's esitmated cost to remediate has been considered in this appraisal as discussed in the preceding section. Based on ENSR's reports, the appraiser is informed that the other 37 properties in the portfolio do not present the potential for significant environmental liabilities.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15.   No opinion is intended to be expressed  for matters  which  require  legal
      expertise  or   specialized   investigation   or  knowledge   beyond  that
      customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or SRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by PSP7 and its property manager PSMI. Charles R. Wilson & Associates, Inc. assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components. (Referenve Item 8)

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.     This report invokes the Departure Provision as follows:

       Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, leases, reservations, covenants, contracts, declarations, special assessments, ordinances, or other items of a similar nature". The effect of any easements, encumbrances, leases, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

       Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances.

       Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: ...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised;..." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

       Standard Rule 1-4 (d), states that the appraiser must, "when estimating the value of a leased fee estate or leasehold estate, consider and analyze the effect on value if any, of the items and conditions of the lease". The appraisers were provided summaries of commercial leases which are assumed not to include any atypical market conditions.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

8. As mentioned in this report, the market value for one of the properties, has been adjusted to reflect the expected cost seismic-related structural retrofitting and asbestos abatement work as described herein.

                                 CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

- -        The statements of fact contained in this report are true and correct.

- -        The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- -        The  appraiser has no present or  prospective  interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- -        The appraiser's  compensation is not contingent upon an action or event resulting from the analyses, opinions or conclusions in or the use of this report.

- -        Receipt of the  appraisal  assignment  was not based  upon a  requested minimum value, a specific value or approval of a loan.

- -        The appraiser's  analyses,  opinions and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc. and PSP7 and SEI. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- -        The use of this report is subject to the  requirements of the Appraisal
         Institute relating to review by its duly authorized representatives.

- -        As of the effective date of this report,  January 31, 1995,  Charles R.
         Wilson, MAI/CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- -        Inspections of the properties in this portfolio were made by Charles R.
         Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between May 15, 1994 and July 15, 1994.

- -        Our firm's analyses, opinions and conclusions were not developed nor is this report is intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- -        The date of this report, January 31, 1995, indicates the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- -        The  appraiser's  estimate  of  aggregate  As Is  Market  Value for the portfolio as of December 31, 1994 in Fee Simple estate is: $74,300,000.

- -        The appraiser has extensive experience in appraising properties similar to the portfolio.

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.


______________________________

Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

                                                                     Appendix C



The Special Committee of
  The Board of Directors of
Public Storage Properties VI, Inc.
600 North Brand Boulevard
Glendale, CA  91203

Gentlemen:

         We have been advised that Public Storage Properties VII, Inc. ("PSP7") is entering into a transaction (the "Transaction") in which PSP7 will be merged with Storage Equities, Inc. ("SEI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP7 will be asked to approve the merger of PSP7 into SEI and the conversion of outstanding shares of PSP7 Common Stock Series A (other than shares held by shareholders of PSP7 who have properly exercised dissenters rights under California law ("Dissenting Shares")) into newly issued shares of SEI common stock or, at the option of the PSP7 shareholders with respect to up to 20% of the outstanding common stock, or 761,298 shares of PSP7 less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP7 common stock, other than Dissenting Shares held by PSP7 shareholders, will be converted into $18.95 (the net asset value per share of PSP7 Common Stock based on an independent appraisal of PSP7's properties) in cash or shares of SEI common stock with an equivalent market value based on average closing prices on the New York Stock Exchange of SEI common stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP7. We also have been advised that (i) cash distributions will be made to the shareholders of PSP7 prior to the consummation of the Transaction to the extent required to cause PSP7's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP7's net asset value as of May 31, 1995 contained in the Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated April 27, 1995, and (ii) if additional cash distributions are required to satisfy PSP7's REIT distribution requirements for 1994 and are paid to PSP7 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

         PSP7 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP7, from a financial point of view, of the Consideration to be received in the Transaction.

         In the course of our review to render this opinion, we have, among other things:

         * Reviewed the Joint Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission on April 27, 1995;

         * Reviewed PSP7's and SEI's annual reports to shareholders filed with the SEC on Form 10-K for the four fiscal years ending December 31, 1991, 1992, 1993, and 1994, which reports PSP7's management and SEI's management have indicated to be the most current financial statements available;

         * Reviewed the pro forma financial statements contained in the Joint Proxy Statement and Prospectus, and pro forma schedules prepared by PSP7's management and SEI's management;

         * Reviewed the MAI-certified portfolio appraisal of the thirty-eight properties owned by PSP7 dated December 31, 1994 performed by Charles R. Wilson & Associates, Inc. (the
                  "Appraisal"), and discussed with management of PSP7 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

         * Reviewed information regarding purchases and sales of self-storage properties by SEI or any affiliated entities during the period from March 1993 through December 1994, and other information available relating to acquisition criteria for self-storage properties;

         * Reviewed internal financial analyses and forecasts prepared by PSP7, and based in part on the Appraisal, of the current net liquidation value per common share of PSP7's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP7;

         * Discussed with members of senior management of PSP7 and SEI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP7, current and projected operations and performance, financial condition and future prospects of PSP7 and SEI;

         *        Reviewed   historical   market  prices,   trading  volume  and
                  dividends for PSP7 and SEI common stock; and

         *        Conducted    other    studies,    analyses,    inquiries   and
                  investigations as we deemed appropriate.

         In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Joint Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP7 and SEI. We have not performed an independent appraisal of the assets and liabilities of PSP7 or SEI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, the estimate of potential environmental liability provided by ENSR Consulting and Engineering, and the estimates of expected costs of seismic structural upgrades or retrofitting provided by John
A. Martin & Associates, Inc. and Financial Research Group. We have also relied on the assurance of PSP7 and SEI that any pro forma financial statements, projections, budgets, or value estimates contained in the Joint Proxy Statement and Prospectus or otherwise provided to us, and estimates of environmental liability and expected seismic structural upgrade or retrofitting costs relating to the self-storage property owned by PSP7 and located in Los Angeles, California (the Beverly building), were reasonably prepared on bases consistent with actual historical experience and reflecting the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP7 and SEI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

         We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP7 or SEI with respect to whether to approve or reject the Transaction or whether to select the cash or common stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction or alternatives to the Transaction. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

         Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP7, from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP7 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,


ROBERT A. STANGER & CO., INC.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
April 27, 1995

                                                                     Appendix D
April 27, 1995


To the Board of Directors and the
Special Committee of the Board of Directors of Storage Equities, Inc.
600 North Brand Boulevard, Suite 300
Glendale, CA  91221-5050


Gentlemen:

We understand that Storage Equities, Inc. ("SEI") has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Public Storage Properties VII, Inc. ("PSP7"), whereby PSP7 will be merged with and into SEI (the "Merger"). The Merger Agreement provides that each outstanding share of PSP7 Common Stock (other than shares held by shareholders of PSP7 who have properly exercised dissenters' rights under California law) is to be converted into the right to receive cash or SEI Common Stock as follows: (i) with respect to a certain number of shares of PSP7 Common Stock (not to exceed 20% of the outstanding PSP7 Common Stock), upon the shareholder's election, $18.95 in cash (the "Cash Election") or (ii) a number of shares of SEI Common Stock determined by dividing $18.95 by the average closing price of the SEI Common Stock during a specific period prior to closing. Pre-Merger cash distributions are to be made to the shareholders of PSP7 to cause PSP7's net asset value (as defined) as of the date of the Merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. If additional cash distributions are required in order to satisfy PSP7's REIT distribution requirements, such additional cash distributions would reduce on a pro rata basis the number of shares of SEI Common Stock to be issued in the Merger and the amount received upon Cash Election. The Merger and all related transactions are referred to collectively herein as the "Transaction" and the amount of cash to be paid by SEI and number of shares of SEI Common Stock to be issued are referred to in the aggregate herein as the "Consideration." It is our understanding that the SEI Board of Directors has formed a Special Committee to consider certain matters relating to the Transaction.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address SEI's underlying business decision to effect the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. reviewed SEI's audited financial statements in its annual reports on Form 10-K for the five fiscal years ended December 31, 1994, which SEI's management has identified as being the most current financial statements available;

    2. reviewed PSP7's audited financial statements in its annual reports on Form 10-K for the five fiscal years ended December 31, 1994, which PSP7's management has identified as being the most current financial statements available;

    3.     reviewed the Joint Proxy Statement and Prospectus;

    4. reviewed the pro forma financial statements included in the Joint Proxy Statement and Prospectus;

    5. reviewed the portfolio appraisal of PSP7's 38 properties as of December 31, 1994 prepared by Charles R. Wilson & Associates, Inc. ("Wilson"), and met with Wilson to discuss the portfolio appraisal;

    6. met with certain members of the senior management of SEI and PSP7 to discuss the operations, financial condition, future prospects and projected operations and performance of SEI and PSP7;

    7. examined information provided by PSP7 and SEI concerning the composition of the property portfolios of PSP7, including summaries of the number and original cost broken down by property type (mini-warehouse versus business park) and state in which the property is located, and reviewed information provided by management concerning net operating income, occupancy, rental revenues and capital expenditures for 1991, 1992, 1993 and 1994 for the properties of PSP7;

    8.     visited the business offices of SEI and PSP7;

    9. discussed with management the operations, business plans, current conditions in the miniwarehouse/business park industry, historical financial statements, future prospects of PSP7 and SEI, including market conditions for sales/ acquisitions of properties of the type owned by PSP7 and SEI, the impact of general economic and financial conditions on each portfolio; and the expected financial performance and capital expenditures of the portfolios of PSP7 and SEI;

    10. reviewed the historical market prices and trading volume for SEI's and PSP7's publicly traded securities;

    11. reviewed certain other publicly available financial and market data for certain companies that we deem comparable to SEI and PSP7;

    12. reviewed information provided by management of transactions by SEI involving the acquisition of unaffiliated properties during the period January 3, 1994 to January 13, 1995;

    13. reviewed the Merger Agreement and drafts of certain documents to be delivered at the closing of the Transaction;

    14.    reviewed  the   representation   letters  from  ENSR  Consulting  and
           Engineering,   dated  January  31,  1995,   regarding  the  potential
           environmental liability of PSP7's properties;

    15. reviewed the representation letters from Financial Research Group and John A. Martin & Associates, dated January 31, 1995, regarding the structural condition and necessary retrofitting for PSP7's properties; and

    16. conducted such other studies, analyses, inquiries and investigations as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of SEI and PSP7. We have also relied upon the appraisal of PSP7's properties performed by Charles R. Wilson & Associates, Inc. in our analysis and have assumed its accuracy.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to SEI and PSP7 and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of SEI and PSP7. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be paid by SEI in connection with the Transaction is fair to the public stockholders of SEI from a financial point of view.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                                                                    Appendix E

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS



* 1300. Right to Require Purchase - "Dissenting Shares" and "Dissenting Shareholder" Defined.

               (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

               (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

                         (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                         (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                         (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

                         (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

               (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

*  1301. Demand for Purchase.

               (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

               (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

               (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

*   1302. Endorsement of Shares.

               Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

*   1303. Agreed Price -- Time for Payment.

               (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

               (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

*   1304. Dissenter's Action to Enforce Payment.

               (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

               (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

               (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

*   1305. Appraisers' Report -- Payment Costs.

               (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

               (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

               (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

               (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

               (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

*   1306. Dissenting Shareholder's Status as Creditor.

               To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

*   1307. Dividends Paid as Credit Against Payment.

               Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

*   1308. Continuing Rights and Privileges of Dissenting Shareholders.

               Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

*   1309. Termination of Dissenting Shareholder Status.

               Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

               (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

               (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

               (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

               (d)  The  dissenting   shareholder,   with  the  consent  of  the
corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

*   1310. Suspension of Proceedings for Payment Pending Litigation.

               If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

*    1311. Exempt Shares.

               This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

*    1312. Attacking Validity of Reorganization or Merger.

               (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

               (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

               (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      Appendix F


                      Proposed Amendment to PSP7's Bylaws



         Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP7 so that Section 8 would read in its entirety as follows:

         Section 8.    Restrictions on Transactions with Affiliates.

                (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest. The provisions of this
     Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates.

                (b) The corporation shall not sell or lease property to PSI or its affiliates, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties and (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases.

                (c) No loans may be made by the corporation to PSI or any of its affiliates.

                (d) Except as permitted by Section 8(a) of this Article IX, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

                (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

                (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Storage Equities, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                      Appendix G


                              Notice of Redemption



To: Holders of shares of Common Stock Series D, par value $.01 per share of Public Storage Properties VII, Inc.


Notice is hereby given that the board of directors of Public Storage Properties VII, Inc. ("PSP7") has called for redemption of all of the outstanding shares of PSP7's Common Stock Series D, par value $.01 per share (the "Series D Shares") and that all of the Series D Shares are included within this call. Redemption will take place on __________ __, 1995 and the redemption price will be $1,000 per share of Series D Shares.

Redemption of the Series D Shares is conditioned upon completion of the merger of PSP7 with and into Storage Equities, Inc.


Dated:       __________ __, 1995


                                      Public Storage Properties VII, Inc.


                                      By:     /S/ HARVEY LENKIN
                                      --------------------------------
                                                 Harvey Lenkin
                                                 President

                                                                    Appendix H



                         Report of Independent Auditors




The Board of Directors and Shareholders
Public Storage Properties VII, Inc.


We have audited the accompanying balance sheets of Public Storage Properties VII, Inc. as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the schedules listed in the index at item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties VII, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.








                                                ERNST & YOUNG LLP


February 24, 1995

                            See accompanying notes.


                      PUBLIC STORAGE PROPERTIES VII, INC.
                                 BALANCE SHEETS
                           December 31, 1994 and 1993


                                                                                       1994                 1993
                                                                                  ----------------     ------------

                                     ASSETS

Cash and cash equivalents                                                          $ 1,724,000          $ 1,809,000
Rent and other receivables                                                             128,000               64,000
Prepaid expenses                                                                       292,000              184,000

Real estate facilities at cost:
      Building, land improvements and equipment                                     44,871,000           44,525,000
      Land                                                     14,784,000           14,820,000
                                                              -----------          -----------
                                                                                    59,655,000           59,345,000

      Less accumulated depreciation                                                (21,099,000)         (19,245,000)
                                                                                   -----------          -----------
                                                                                    38,556,000           40,100,000
                                                                                   -----------           ----------

           Total assets                                                            $40,700,000          $42,157,000
                                                                                   ===========          ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                                                   $ 1,022,000          $   971,000
Dividends payable                                                                    1,066,000            1,069,000
Advance payments from renters                                                          460,000              529,000
Note payable                                                                           917,000            3,033,000

Commitments and contingencies

Shareholders' equity:
      Series A common, $.01 par value,
           4,312,521 shares authorized,
           3,806,491 shares issued and
           outstanding (3,817,866 shares
           issued and outstanding in 1993)                                              38,000               39,000
      Series D common, $.01 par
           value, 2,757 shares authorized,
           issued and outstanding                                                         -                    -
      Paid-in-capital                                                               49,827,000           50,017,000
      Cumulative income                                                             54,276,000           49,137,000
      Cumulative distributions                                                     (66,906,000)         (62,638,000)
                                                                                   -----------          -----------

      Total shareholders' equity                                                    37,235,000           36,555,000
                                                                                   -----------          -----------

Total liabilities and shareholders' equity                                         $40,700,000          $42,157,000
                                                                                   ===========          ===========

                      PUBLIC STORAGE PROPERTIES VII, INC.
                              STATEMENTS OF INCOME
                       For each of the three years in the
                         period ended December 31, 1994


                                                              1994                  1993                 1992
                                                        ----------------      ----------------     ----------------

REVENUES:

Rental income                                                $13,257,000           $12,703,000          $12,008,000
Interest and other income                                         28,000                38,000               47,000
                                                          --------------        --------------       --------------
                                                              13,285,000            12,741,000           12,055,000
                                                             -----------           -----------          -----------


COSTS AND EXPENSES:

Cost of operations                                             5,226,000             4,673,000            4,669,000
Management fees paid to affiliates                               782,000               751,000              710,000
Depreciation and amortization                                  1,912,000             1,838,000            1,868,000
Administrative                                                   283,000               319,000              415,000
Interest expense                                                 146,000               217,000               45,000
                                                           -------------         -------------       --------------

                                                               8,349,000             7,798,000            7,707,000
                                                            ------------          ------------         ------------

Income before gain on sale of real estate                      4,936,000             4,943,000            4,348,000
Gain on sale of real estate                                      203,000                -                  -
                                                           -------------    ------------------  ------------

NET INCOME                                                   $ 5,139,000           $ 4,943,000          $ 4,348,000
                                                             ===========           ===========          ===========

Primary earnings per share-Series A
    Income before gain on sale of real estate                     $ 1.30                $ 1.43               $ 1.32
    Gain on sale of real estate                                     0.05                   -                   -
                                                                 -------            ---------           --------
Net income                                                        $ 1.35                $ 1.43               $ 1.32
                                                                  ======                ======               ======

Fully diluted earnings per share-Series A
    Income before gain on sale of real estate                     $ 1.30                $ 1.28               $ 1.07
    Gain on sale of real estate                                     0.05                  -                    -
                                                                 -------            ---------            -------
Net income                                                        $ 1.35                $ 1.28               $ 1.07
                                                                  ======                ======               ======

Dividends declared per share:
    Series A                                                      $ 1.12                 $1.36               $ 1.44
                                                                  ======                 =====               ======
    Series B                                                        -                   $  .72               $ 1.44
                                                               =========                ======               ======

Weighted average Common shares outstanding:
    Primary- Series A                                          3,810,908             3,330,154            2,980,531
                                                               =========             =========            =========
    Fully diluted- Series A                                    3,810,908             3,868,874            4,057,972
                                                               =========             =========            =========


                      PUBLIC STORAGE PROPERTIES VII, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                For each of the three years in the period ended
                               December 31, 1994

                                                               Convertible             Convertible
                                       Series A                  Series B               Series C               Series D
                                  Shares        Amount       Shares      Amount     Shares      Amount     Shares     Amount
                              ------------------------------------------------------------------------------------------------
Balances at December, 1991       3,155,323      $32,000      281,072     $3,000     796,369     $8,000      2,757       -
Net Income
Repurchase of shares              (282,298)      (3,000)
Cash distribution declared:
  $1.44 per share - Series A
  $1.44 per share - Series B

Balances at December, 1992       2,873,025       29,000      261,072      3,000     796,369      8,000      2,757       -
Net Income
Repurchase of shares              (132,600)      (1,000)
Conversion of B & C shares       1,077,441       11,000     (281,072)    (3,000)   (796,369)    (8,000)
Cash distribution declared:
  $1.36 per share - Series A
  $ .72 per share - Series B

Balances at December, 1993       3,817,866       39,000           -          -           -           -      2,757       -
Net Income
Repurchase of shares               (11,375)      (1,000)
Cash distribution declared:
  $1.12 per share - Series A

Balances at December, 1994       3,806,491      $38,000           -          -           -           -      2,757       -

THE PREVIOUS TABLE CONTINUED HERE
==================================

                                                   Cumulative                        Total
                                  Paid-in             net           Cumulative     shareholders'
                                   Capital           income        distributions      equity
Balances at December, 1991        $56,096,000      $39,846,000     ($53,324,000)    $42,661,000
Net Income
Repurchase of shares                                 4,348,000                        4,348,000
                                   (4,050,000)                                       (4,053,000)
Cash distribution declared:
  $1.44 per share - Series A                                         (4,249,000)     (4,249,000)
  $1.44 per share - Series B                                           (406,000)       (406,000)

Balances at December, 1992         52,046,000       44,194,000      (57,979,000)     38,301,000
Net Income                                           4,943,000                        4,943,000
Repurchase of shares               (2,029,000)                                       (2,030,000)
Conversion of B & C shares
Cash distribution declared:
  $1.36 per share - Series A                                         (4,457,000)     (4,457,000)
  $ .72 per share - Series B                                           (202,000)       (202,000)

Balances at December, 1993         50,017,000       49,137,000      (62,638,000)     36,555,000
Net Income                                           5,139,000                        5,139,000
Repurchase of shares                 (190,000)                                         (191,000)
Cash distribution declared:
  $1.12 per share - Series A                                         (4,268,000)     (4,268,000)

Balances at December, 1994        $49,827,000      $54,276,000     ($66,906,000)    $37,235,000

                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES VII, INC.
                            STATEMENTS OF CASH FLOWS
                       For each of the three years in the
                         period ended December 31, 1994


                                                              1994                  1993                 1992
                                                        ----------------      ----------------     ----------------

Cash flows from operating activities:

      Net income                                              $5,139,000            $4,943,000           $4,348,000

      Adjustments to reconcile net income to net cash provided by operating activities:


        Gain on sale of real estate facility                    (203,000)              -                    -
        Depreciation and amortization                          1,912,000             1,838,000            1,868,000
        (Increase) decrease in rent and
           other receivables                                     (11,000)              214,000             (104,000)
        Increase in prepaid expenses                            (194,000)             (133,000)             (98,000)
        Increase (decrease) in accounts payable                    8,000                (3,000)             (71,000)
        (Decrease) increase in advance
           payments from renters                                 (69,000)              (29,000)              50,000
                                                              ----------            -----------         -----------

           Total adjustments                                   1,443,000             1,887,000            1,645,000
                                                              ----------            ----------           ----------

           Net cash provided
              by operating activities                          6,582,000             6,830,000            5,993,000
                                                              ----------            ----------           ----------

Cash flows from investing activities:

      Proceeds from sale of real estate facility                 375,000               -                    -
      Additions to real estate facilities                       (464,000)             (533,000)            (306,000)
                                                             -----------           -----------          -----------

           Net cash used in
              investing activities                               (89,000)             (533,000)            (306,000)
                                                            ------------           -----------         -------------

Cash flows from financing activities:

      Distributions paid to shareholders                      (4,271,000)           (4,726,000)          (4,757,000)
      Proceeds from note payable to Bank                         -                   2,700,000            1,300,000
      Payments on note payable to Bank                        (2,116,000)             (967,000)              -
      Purchase of Company Series A
         common stock                                           (191,000)           (2,030,000)          (4,053,000)
                                                            ------------            ----------           -----------

           Net cash used in
              financing activities                            (6,578,000)           (5,023,000)          (7,510,000)
                                                              ----------            ----------           ----------

Net (decrease) increase in
  cash and cash equivalents                                      (85,000)            1,274,000           (1,823,000)

Cash and cash equivalents at
  the beginning of the year                                    1,809,000               535,000            2,358,000
                                                             -----------          ------------           ----------

Cash and cash equivalents at
  the end of the year                                         $1,724,000           $ 1,809,000           $  535,000
                                                              ==========           ===========           ==========

                      PUBLIC STORAGE PROPERTIES VII, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1994

1.      Description of Business

                Public Storage Properties VII, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties VII, Ltd. (the "Partnership") in a reorganization transaction which was effective July 31, 1991 (the "Reorganization").

                The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

                The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1995, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.      Summary of Significant Accounting Policies

        Income Taxes:

                The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

        Statements of Cash Flows:

                For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                The Company paid $146,000 and $180,000 in interest costs during 1994 and 1993, respectively.

        Real Estate Facilities:

                Cost of land  includes  appraisal  and  legal  fees  related  to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1994 and 1993 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. The real estate facilities are carried at the lower of depreciated cost or net realizable value. Included in depreciation and amortization is amortization of tenant improvements on the Company's business park facilities of $4,000, $16,000, and $27,000 in 1994, 1993 and 1992, respectively.

                In December 1994, the Company sold a portion of one of its Houston, Texas properties to the State of Texas under a condemnation proceeding for $428,000. The Company recognized a gain of $203,000 on the sale.

                At December 31, 1994, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $32,716,000) is $9,778,000.

        Revenue Recognition:

                Property rents are recognized as earned.

        Net Income Per Share:

                Net income per share has been computed based on the weighted average number of shares outstanding during the period. Series D shares have no rights to distributions of income and, therefore, are not included in the earnings per share calculation.

3.      Related Party Transactions

                The Company has Management Agreements with Public Storage Management, Inc. (PSMI) and Public Storage Commercial Properties Group, Inc. (PSCPG), subsidiaries of Public Storage, Inc. (PSI), a wholly-owned subsidiary of PSI Holdings, Inc. (PSIH). Under the terms of the agreements, PSMI operates the mini-warehouse facilities and PSCPG operates the business park facilities for fees equal to 6% and 5%, respectively, of the facilities' monthly gross revenue (as defined).

                The Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year commencing February 21, 1996 it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. The Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

4.      Shareholders' Equity

                Series A shares are entitled to all distributions of cash from sale or refinancing (subject to the Series D shares' distribution and liquidation preference) and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) did not participate in any distributions. The Series D shares have a liquidation preference of $2,757,000 ($1,000 per Series D share) less the amount of any prior distributions with respect to the Series D shares. The Series D shares will be automatically redeemed for no consideration when the Company has distributed $2,757,000 with respect to the Series D shares.

                 The Convertible Series B shares and Convertible Series C shares were outstanding through August 1993 when, according to their terms, they were converted into Series A shares on a share-for-share basis.

                 The Company's Board of Directors has authorized the Company to purchase up to 550,000 shares of the Company's Series A common stock. As of December 31, 1994, the Company had purchased and retired 503,273 shares of Series A common stock, of which 11,375 and 132,600 were purchased and retired in 1994 and 1993, respectively.


        For Federal income tax purposes, distributions declared by the Board of Directors in 1994, 1993 and 1992 were as follows:

                                                   1994             1993               1992
                                                ------------     ------------      -------------

        Ordinary income  $4,154,000               $4,659,000        $4,655,000
        Capital gains                                114,000           -                 -
                                                 ----------------------------- -----------------

        Total                                     $4,268,000        $4,659,000        $4,655,000
                                                  ==========        ==========        ==========


5.      Note Payable to Bank

        In November 1992, the Company obtained an unsecured revolving credit facility from a commercial bank for borrowings up to $4,000,000 for working capital purposes, which was guaranteed by an affiliate of the Company. The credit facility, which bears interest at the bank's prime rate plus 1%, converted to a term loan on April 30, 1993 and was payable in eleven quarterly principal installments plus interest beginning July 1, 1993.

        In September 1994, the Company obtained a new term loan with a bank for $1,000,000 which was used to repay in full the November 1992 credit facility. Outstanding borrowings on the loan which bear interest at the bank's prime rate plus .625% (9.125% at December 31, 1994), will be payable in twelve monthly principal and interest payments beginning January 1, 1995. On December 1, 1995, the remaining unpaid principal and interest is due and payable. At December 31, 1994, the outstanding balance on the loan was $917,000.

                Under covenants of the credit facility , the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than 1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than 1.0 to 1.0. At December 31, 1994, the Company was in compliance with the covenants of the credit facility.


6.      Hurricane Andrew

                In August 1992, the Company's Miami, Florida facility sustained minor damage from Hurricane Andrew. Damage to the facility was covered by the Company's property insurance. While the facility was being repaired, the facility sustained loss of rents on rental units that were idle. The Company had loss of rents insurance to cover loss of rental income on these idle units. Benefits from this loss of rents insurance in the amounts of $19,000 and $30,000 have been included in Other Income in the Statement of Income for the years ended December 31, 1993 and 1992. The property was fully operational during 1994.

7.      Commitments and Contingencies

        Environmental:


        In connection with the Company's proposed merger with SEI (as described below), the Company completed environmental assessments of each of its properties. Based on such investigations, a firm of environmental engineering consultants estimated the cost of environmental remediation at one property to be $250,000. Currently there is no requirement to remediate this condition. The appraised value of the property for purposes of the proposed merger reflects the estimated cost of this remediation, as well as the estimated cost of certain structural remediation. To date, the Company has not been informed by governmental agencies that it is a potentially responsible party for the contamination on the property (or any other property), nor has it been informed by any governmental agency that the contamination will need to be addressed and, accordingly, no amounts have been provided for this matter.

8.      Subsequent Event

                On February 2, 1995, the Company and Storage Equities, Inc. ("SEI") agreed, subject to certain conditions, to merge. SEI is a New York Stock Exchange listed real estate investment trust whose investment advisor is an affiliate of PSI. In the merger, the Company would be merged with and into SEI, and each outstanding share of the Company's Common Stock Series A (3,806,491 shares) would be converted, at the election of the shareholders of the Company, into either shares of SEI common stock or with respect to up to 20% of the Company's Common Stock Series A, $18.95 in cash. This dollar amount has been based on the Company's estimated net asset value (the appraised value of the Company's real estate assets as of December 31, 1994 and the estimated book value of the Company's other net assets as of May 31, 1995) and reduced by $2,757,000 paid in redemption of the Series D shares. The number of shares of SEI common stock will be based on dividing this same dollar amount by the average of the per share closing prices on the New York Stock Exchange for a specified period prior to the effective date determined at the Company's shareholders' meeting. In the event of the merger, pre-merger cash distributions would be made to shareholders of the Company to cause the Company's net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. If additional cash distributions are required in order to satisfy the Company's REIT distribution requirements, the number of shares of SEI common stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions. The merger is conditioned on, among other requirements, receipt of satisfactory fairness opinions by the Company and SEI and approval by the shareholders of both the Company and SEI. Prior to, and conditioned upon, the merger, the Company intends to redeem for an aggregate of $2,757,000 in cash all outstanding shares of its Common Stock Series D. It is expected that any merger would close during the second quarter of 1995. PSI and its affiliates have significant relationships with both SEI and the Company and have informed SEI and the Company that they would expect to elect to receive SEI common stock in any merger.

9.      Quarterly results (unaudited)

                The following is a summary of unaudited quarterly results of operations:

                                                                Three months ended
                                                   March 1994         June 1994        Sept 1994         Dec. 1994
                                                   -----------        ---------        ---------         ---------

   Revenues                                         $3,216,000        $3,310,000       $3,410,000        $3,552,000
                                                    ----------        ----------       ----------        ----------

    Expenses                                         2,001,000         2,007,000        2,004,000         2,337,000
                                                    ----------        ----------       ----------        ----------

    Net income                                      $1,215,000        $1,303,000       $1,406,000        $1,215,000
                                                    ==========        ==========       ==========        ==========


    Primary earnings per share- Series A                 $0.32             $0.34            $0.37             $0.32
                                                         =====             =====            =====             =====

    Fully diluted earnings per share- Series A           $0.32             $0.34            $0.37             $0.32
                                                         =====             =====            =====             =====


                                                                Three months ended
                                                   March 1993         June 1993        Sept 1993         Dec. 1993
                                                   -----------        ----------       ---------         ---------

    Revenues                                        $3,064,000        $3,140,000       $3,313,000        $3,224,000
                                                    ----------        ----------       ----------        ----------

    Expenses                                         1,966,000         1,904,000        1,972,000         1,956,000
                                                    ----------        ----------       ----------        ----------

    Net income                                      $1,098,000        $1,236,000       $1,341,000        $1,268,000
                                                    ==========        ==========       ==========        ==========


    Primary earnings per share- Series A                 $0.35             $0.40            $0.35             $0.33
                                                         =====             =====            =====             =====

    Fully diluted earnings per share- Series A           $0.28             $0.32            $0.35             $0.33
                                                         =====             =====            =====             =====


                                                                     Appendix I

                      Management's Discussion and Analysis
               of Financial Condition and Results of Operations.

Results of Operations.

         Year ended December 31, 1994 compared to year ended December 31, 1993. Net income in 1994 was $5,139,000 compared to $4,943,000 in 1993, representing an increase of $196,000. Net income per fully diluted Series A share was $1.35 in 1994 compared to $1.28 in 1993, representing an increase of $.07 or 5% per share. The increase was primarily the result a $203,000 gain recognized on the sale of a portion of the Company's Houston, S.W. Freeway property to the State of Texas in a condemnation proceeding in December 1994. Net income in 1993 was impacted by the loss of rents at one facility in Florida damaged by Hurricane Andrew. The Company had loss of rents insurance to cover the rental income lost which is included in "other income". Net income per share in 1994 also benefited by the reduction in the number of Series A shares outstanding due to the Company's repurchase of Series A shares.

         During 1994, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) decreased $104,000 from $5,441,000 in 1993 to $5,337,000 in 1994. This decrease is attributable to an increase in cost of operations at the Company's mini-warehouse operations and an increase in depreciation expense of $74,000 or 4% from $1,838,000 in 1993 to $1,912,000 in 1994.

         Rental income of the mini-warehouse operations increased $573,000 or 5% from $11,442,000 in 1993 to $12,015,000 in 1994. Cost of operations (including management fees paid to an affiliate of the Company) increased $635,000 or 13% from $4,722,000 in 1993 to $5,357,000 in 1994. The results of these changes was a net decrease in property net operating income before depreciation expense of $62,000 or 1% from $6,720,000 in 1993 to $6,658,000 in 1994. The increase in rental income is primarily due to an increase in occupancy levels at the Company's mini-warehouse properties in Oregon and Missouri. The increase in cost of operations is primarily due to increases in payroll, repairs and maintenance and legal expense offset by a decrease in advertising expense. Repairs and maintenance increased $196,000 due to major repairs incurred at a majority of the Company's facilities for such items as painting and roof repairs. Legal expense increased $260,000 due to legal costs incurred on a lawsuit brought by a former property manager. Advertising expense decreased due to relatively high occupancy levels and the reduced need for promotional incentives to maintain those occupancies.

         Property net operating income before depreciation expense with respect to the Company's business park operations increased by $31,000 or 5.5% from $560,000 in 1993 to $591,000 in 1994. This increase is primarily due to a decrease in cost of operations offset by a slight decrease in rental revenues. The decrease in cost of operations is due to decreases in property taxes and utilities offset by an increase in repairs and maintenance. The increase in repairs and maintenance was primarily for painting cost.

         Weighted average occupancy levels were 89% for the mini-warehouse facilities and 94% for the business park facilities in 1994 compared to 90% for the mini-warehouse facilities and 93% for the business park facilities in 1993.

         Interest expense decreased from $217,000 in 1993 to $146,000 in 1994 for a net decrease of $71,000. The decrease in interest expense is attributable to a reduction in the average debt outstanding as the term note was reduced by $2,116,000 in 1994. The average interest rate was 7% in 1993 compared to 8% in 1994. During September 1994, the Company refinanced the outstanding balance with a commercial bank reducing the interest rate from prime plus 1% to prime plus .625%. All other terms are comparable. The loan is scheduled to payoff, pursuant to its terms, in December 1995.

         Year ended December 31, 1993 compared to year ended December 31, 1992. Net income in 1993 was $4,943,000 compared to $4,348,000 in 1992, representing an increase of $595,000. Net income per fully diluted Series A share was $1.28 in 1993 compared to $1.07 in 1992, representing an increase of $.21 or 20% per share. The increase was primarily the result of improved property operations at the Company's mini-warehouse facilities. Net income in 1993 was impacted by the loss of rents at one facility in Florida damaged by Hurricane Andrew. The Company had loss of rents insurance to cover the rental income lost which is included in "other income". Net income per share in 1993 also benefited by the reduction in the number of Series A shares outstanding due to the Company's repurchase of Series A shares.

         During 1993, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $680,000 from $4,761,000 in 1992 to $5,441,000 in 1993. This increase is attributable to the Company's mini-warehouse operations and a decrease in depreciation expense of $30,000 or 2% from $1,868,000 in 1992 to $1,838,000 in 1993.

         Rental income of the mini-warehouse operations increased $680,000 or 6% from $10,762,000 in 1992 to $11,442,000 in 1993. Cost of operations (including management fees paid to an affiliate of the Company) increased $13,000 from $4,709,000 in 1992 to $4,722,000 in 1993. The results of these changes was a net increase in property net operating income before depreciation expense of $667,000 or 11% from $6,053,000 in 1992 to $6,720,000 in 1993. The increase in rental income is primarily due to an increase in rental rates. The increase in cost of operations is due to increases in payroll and management fees paid to an affiliate (as a result of increased revenue) offset by decreases in advertising and office expense. Advertising expense decreased due to relatively high occupancy levels and the reduced need for promotional incentives to maintain those occupancies.

         Property net operating income before depreciation expense with respect to the Company's business park operations decreased by $17,000 or 3% from $577,000 in 1992 to $560,000 in 1993. This decrease is due to an increase in cost of operations, mainly in payroll, utilities and repairs and maintenance.

         Weighted average occupancy levels were 90% for the mini-warehouse facilities and 93% for the business park facilities in 1993 compared to 87% for the mini-warehouse facilities and 91% for the business park facilities in 1992.

         Interest expense increased from $45,000 in 1992 to $217,000 in 1993 for a net increase of $172,000. This increase is due to a higher outstanding loan balance in 1993 over 1992. During 1993 and 1992, the Company had average loan balances of $3,200,000 and $1,300,000, respectively.


Mini-warehouse Operating Trends.

         The following table illustrates the operating trends for the Company's 35 mini-warehouses:

                                                               For   the   year    ended    December 31,
                                                                    1994               1993             1992
                                                                  --------           ------            ------

Weighted average occupancy level                                       89%              90%                87%
Realized monthly rent per occupied
  square foot (1)                                                    $.61             $.57               $.56
Operating margin: (2)
      After reduction for depreciation expense                         42%              45%                41%
      Before reduction for depreciation expense                        55%              59%                56%
- --------------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.
(2) Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income. Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income.

         The decrease in operating margins from 1993 to 1994 is due to costs incurred on a lawsuit brought by a former property manager and an increase in repairs and maintenance cost.

         Management believes that the trends in property operations are due to:

          Increasing occupancy levels resulting from decreased levels of new supply in the industry and promotion of the Company's facilities by PSMI.
          Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.
          Increasing revenues due to increasing realized rents and occupancy levels offset in part by an increase in expenses (approximately 13% for 1994 (as compared to 1993) and .3% in 1993.


Liquidity and Capital Resources.

         Capital structure. The Company's financial profile is characterized by a low level of debt to total capitalization, increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

         The Company repaid $2,116,000 of its outstanding debt in 1994. The remaining outstanding balance of $917,000 matures in 1995. The Company believes it will have sufficient cash flow after payment of operating expenses and scheduled distributions to repay the outstanding balance in full in 1995.

         Net Cash Provided by Operating Activities and Funds from Operations. The Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

         Net cash provided by operating activities computed in accordance with generally accepted accounting principles (net income plus depreciation and amortization and changes in working capital components) reflects the cash generated from the Company's business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities has increased over the past years from $5,993,000 in 1992 to $6,582,000 in 1994.

         The Company's FFO is defined generally by the National Association of Real Estate Investment Trusts (NAREIT) as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO for the years ended December 31, 1994 and 1993 was $7,051,000 and $6,781,000, respectively. NAREIT has recently adopted revisions to the definition of funds from operations which will become effective in 1996. The most material impact of the new guidelines will be (i) amortization of deferred financing costs will be treated as an expense - i.e., it will no longer be treated as an add-back to net income and (ii) certain gains on sales of land will be included in funds from operations if deemed to be recurring. These changes will have no impact on the way the Company currently computes its funds from operations. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income, as a measure of liquidity or operating performance.

         In September 1994, the Company obtained a new term loan with a bank for $1,000,000 to repay in full the outstanding balance of a prior credit facility. The new loan's interest rate of prime plus .625% is lower than the prior credit facility's interest rate of prime plus 1%. Outstanding borrowings on the loan will be payable in twelve monthly principal and interest payments beginning January 1, 1995. On December 1, 1995, the remaining unpaid principal and interest is due and payable.

         At December 31, 1994, the outstanding balance on the loan was $917,000. The loan may be prepaid at any time without penalty.

         The following table summarizes the Company's ability to make capital improvements to maintain its facilities and make scheduled principal payments on its outstanding debt through the use of cash provided by operating activities. The remaining cash flow is available to the Company to make optional principal payments on its debt, pay distributions to shareholders and repurchase its stock.

                                                                  Years ended December 31,

                                                               1994             1993             1992
                                                               ----             ----             -----
Net income                                                   $5,139,000       $4,943,000        $4,348,000
Depreciation and amortization                                 1,912,000        1,838,000         1,868,000
                                                             ----------       ----------        ----------
Funds from operations
     (Net cash provided by operating activities
     before changes in working capital components)            7,051,000        6,781,000         6,216,000
Capital improvements to maintain facilities                    (464,000)        (533,000)         (306,000)
Scheduled principal payments on outstanding debt             (1,333,000)        (667,000)          -
                                                             -----------        ---------          -------
Excess funds available for optional principal
     payments on debt, distributions to shareholders
     and repurchase of stock                                  5,254,000        5,581,000         5,910,000
Cash distributions to shareholders                           (4,271,000)      (4,726,000))      (4,757,000)
                                                             ----------       ----------        ----------
Excess funds available for optional principal
     payments on debt and repurchase of stock                $  983,000       $  855,000        $1,153,000
                                                             ==========       ==========        ==========


         The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements, debt service requirements and distributions to shareholders. For 1995, the Company anticipates approximately $557,000 in capital improvements. In addition, $917,000 of scheduled principal payments (representing the entire outstanding debt balance) is due in 1995.

         The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.


Distributions

         The Company has established a conservative distribution policy. The aggregate amount of dividends paid or accrued to the shareholders in each year since inception of the Company were as follows:

                                           Series A                   Series B                   Total

                    1981                   $3,599,000                 $  313,000               $ 3,912,000
                    1982                    1,293,000                    112,000                 1,405,000
                    1983                    3,071,000                    267,000                 3,338,000
                    1984                    4,849,000                    422,000                 5,271,000
                    1985                    5,496,000                    479,000                 5,975,000
                    1986                    5,819,000                    507,000                 6,326,000
                    1987                    5,819,000                    507,000                 6,326,000
                    1988                    4,242,000                    369,000                 4,611,000
                    1989                    5,212,000                    453,000                 5,665,000
                    1990                    5,010,000                    435,000                 5,445,000
                    1991                    4,644,000                    406,000                 5,050,000
                    1992                    4,249,000                    406,000                 4,655,000
                    1993                    4,457,000                    202,000                 4,659,000
                    1994                    4,268,000                     -                      4,268,000
                                        -------------         ------------------              ------------

                    Total                 $62,028,000                 $4,878,000               $66,906,000
                                          ===========                 ==========               ===========


REIT Distribution Requirement

         As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed. Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. The Company has satisfied the REIT distribution requirement for 1992, 1993 and 1994 by attributing distributions in 1993, 1994 and 1995 to the prior year's taxable income. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results (taxable income) and the level of distributions as determined by the Board of Directors.

         The Company's Board of Directors has authorized the Company to purchase up to 550,000 Series A common stock. The Company has repurchased 503,273 shares of Series A common stock.


Proposed Merger with Storage Equities, Inc.

         On February 2, 1995, the Company and Storage Equities, Inc. ("SEI") agreed, subject to certain conditions, to merge. SEI is a New York Stock Exchange listed real estate investment trust whose investment advisor is an affiliate of PSI. In the merger, the Company would be merged with and into SEI, and each outstanding share of the Company's Common Stock Series A (3,806,491 shares) would be converted, at the election of the shareholders of the Company, into either shares of SEI common stock or with respect to up to 20% of the Company's Common Stock Series A, $18.95 in cash. This dollar amount has been based on the Company's estimated net asset value (the appraised value of the Company's real estate assets as of December 31, 1994 and the estimated book value of the Company's other net assets as of May 31, 1995) and reduced by $2,757,000 paid in redemption of the Series D shares. The number of shares of SEI common stock will be based on dividing this same dollar amount by the average of the per share closing prices on the New York Stock Exchange for a specified period prior to the effective date determined at the Company's shareholders' meeting. In the event of the merger, pre-merger cash distributions would be made to shareholders of the Company to cause the Company's net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of May 31, 1995. If additional cash distributions are required in order to satisfy the Company's REIT distribution requirements, the number of shares of SEI common stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions. The merger is conditioned on, among other requirements, receipt of satisfactory fairness opinions by the Company and SEI and approval by the shareholders of both the Company and SEI. Prior to, and conditioned upon, the merger, the Company intends to redeem for an aggregate of $2,757,000 in cash all outstanding shares of its Common Stock Series D. It is expected that any merger would close during the second quarter of 1995. PSI and its affiliates have significant relationships with both SEI and the Company and have informed SEI and the Company that they would expect to elect to receive SEI common stock in any merger.

Environmental Issues.

         Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

         Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions.

         In connection with the Company's proposed merger with SEI, the Company completed environmental assessments of each of its properties. Those assessments indicate that the subject property sites do not have significant environmental issues except with respect to one property that indicated the presence of asbestos. Based on such investigations, a firm of environmental engineering consultants estimated the cost of environmental remediation at the property to be $250,000. Currently there is no requirement to remediate this condition. No amounts have been provided as reserves for this remediation. The appraised value of this property for purposes of the proposed merger reflects the estimated cost of this remediation, as well as the estimated cost of certain structural remediation.

         To date, the Company has not been informed by governmental agencies that it is a potentially responsible party for the contamination on the property (or any other property), nor has it been informed by any governmental agency that the contamination will need to be addressed.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.       Indemnification of Directors, Officers and Agents.

        In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See the description in Section IV of the Restated Articles of Incorporation (Exhibit 3.1) and the description in Article VII of the By-Laws (Exhibit 3.6) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.       Exhibits and Financial Statement Schedules.

        (a)    Exhibits:  See Exhibit Index contained herein.

        (b)    Financial Statement Schedules:

               See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

               All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.       Undertakings.

        The undersigned Registrant hereby undertakes as follows:

       1. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       2. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       3. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       6. (a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

              (b) That every  prospectus (i) that is filed pursuant to paragraph
              (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 27th day of April, 1995.

                                        STORAGE EQUITIES, INC.


                                        By:  B. WAYNE HUGHES
                                        ---------------------------------------
                                        B. Wayne Hughes, Chairman of the Board

         Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                     Capacity                                   Date
              ---------                                     --------                                   ----


              B. WAYNE HUGHES          Chairman of the Board,  Chief Executive Officer          April 27, 1995
         -------------------------        and Director (principal executive officer)
              B. Wayne Hughes


               HARVEY LENKIN                     President and Director                         April 27, 1995
         -------------------------
               Harvey Lenkin


           RONALD L. HAVNER, JR.         Vice  President  and  Chief  Financial  Officer        April 27, 1995
         -------------------------       (principal   financial  officer  and  principal
           Ronald L. Havner, Jr.                       accounting officer)


            ROBERT J. ABERNETHY                          Director                               April 27, 1995

         -------------------------
            Robert J. Abernethy


              DANN V. ANGELOFF                           Director                               April 27, 1995
         -------------------------
              Dann V. Angeloff


              WILLIAM C. BAKER                           Director                               April 27, 1995
         -------------------------
              William C. Baker


                BERRY HOLMES                             Director                               April 27, 1995

         -------------------------
                Berry Holmes


              MICHAEL M. SACHS                           Director                               April 27, 1995
         -------------------------
              Michael M. Sachs


               URI P. HARKHAM                            Director                               April 27, 1995
         -------------------------
               Uri P. Harkham


                                 EXHIBIT INDEX


       2.1 Agreement and Plan of Reorganization between Registrant and Public Storage Properties VII, Inc. dated as of February 2, 1995 (filed as Appendix A to the Joint Proxy Statement and Prospectus).

       3.1    Restated  Articles  of  Incorporation.   Filed  with  Registrant's
              Registration Statement No. 33-54557 and incorporated herein by reference.

       3.2 Certificate of Determination for the Series A Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

       3.3 Certificate of Determination for the Series B Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

       3.4 Amendment to Certificate of Determination for the Series B Preferred Stock. Filed with Registrant's Registration Statement No. 33-59625 and incorporated herein by reference.

       3.5 Certificate of Determination for the Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

       3.6 Certificate of Determination for the Adjustable Rate Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

       3.7 Certificate of Determination for the Series D Preferred Stock. Filed with Registrant's Form 8-A/A Registration Statement relating to the Series D Preferred Stock and incorporated herein by reference.

       3.8 Certificate of Determination for the Series E Preferred Stock. Filed with Registrant's Form 8-A/A Registration Statement relating to the Series E Preferred Stock and incorporated herein by reference.

       3.9 Revised Bylaws. Filed with Registrant's Registration Statement No. 33-30340 and incorporated herein by reference.

       5.1    Opinion on legality.  Filed herewith.

       8.1    Opinion on tax matters.  Filed herewith.

      10.1 Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of September 30, 1991. Filed with Registrant's Current Report on Form 8-K dated October 2, 1991 and incorporated herein by reference.

      10.2 First Amendment to Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of October 1, 1991. Filed with Registrant's Registration Statement No. 33-43750 and incorporated herein by reference.

     10.3 Second Amendment to Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of May 14, 1992. Filed with Registrant's Current Report on Form 8-K dated May 14, 1992 and incorporated herein by reference.

      10.4 Third Amendment to Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of February 25, 1993. Filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.

      10.5 Fourth Amendment to Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of June 7, 1994. Filed with Registrant's Current Report on Form 8-K dated June 23, 1994 and incorporated herein by reference.

      10.6 Fifth Amendment to Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of August 9, 1994. Filed with Registrant's Current Report on Form 8-K dated August 24, 1994 and incorporated herein by reference.

      10.7 Sixth Amendment to Amended and Restated Advisory Contract between Registrant and Public Storage Advisers, Inc. dated as of January 12, 1995. Filed with Registrant's Current Report on Form 8-K dated January 24, 1995 and incorporated herein reference.

      10.8 Amended Management Agreement between Registrant and Public Storage Management, Inc. dated as of February 21, 1995. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

      10.9 Amended Management Agreement between Registrant and Public Storage Commercial Properties Group, Inc. dated as of February 21, 1995. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

      10.10 Agreement on Investment Opportunities dated as of November 18, 1980 and Amendment to Agreement on Investment Opportunities dated as of September 12, 1986, each among Registrant, Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Registration Statement No. 33-30340 and incorporated herein by reference.

      10.11 Amendment No. 2 to Agreement on Investment Opportunities among Registrant, Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr., dated as of May 14, 1992. Filed with Registrant's Current Report on Form 8-K dated May 14, 1992 and incorporated herein by reference.

      10.12 Participation Agreement, dated as of September 14, 1982, among Registrant, PS Partners, Ltd., Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Current Report on Form 8-K dated September 14, 1982 and incorporated herein by reference.

      10.13 Participation Agreement dated as of November 9, 1983, among Registrant, PS Partners II, Ltd., Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Current Report on Form 8-K dated December 9, 1983 and incorporated herein by reference.

      10.14 Participation Agreement dated as of May 11, 1984, among Registrant, PS Partners III, Ltd., Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1984 and incorporated herein by reference.

      10.15 Participation Agreement dated as of December 26, 1984, among Registrant, PS Partners IV, Ltd., Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1984 and incorporated herein by reference.

      10.16 Participation Agreement dated as of June 20, 1985, among Registrant, PS Partners V, Ltd., a California Limited Partnership, Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Current Report on Form 8-K dated April 18, 1985 and incorporated herein by reference.

      10.17 Participation Agreement dated as of October 18, 1985, among Registrant, PS Partners VI, Ltd., a California Limited Partnership, Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Current Report on Form 8-K dated November 30, 1985 and incorporated herein by reference.

      10.18 Participation Agreement dated as of April 2, 1986, among Registrant, PS Partners VII, Ltd., a California Limited Partnership, Public Storage, Inc., B. Wayne Hughes and Kenneth Q. Volk, Jr. Filed with Registrant's Current Report on Form 8-K dated August 20, 1986 and incorporated herein by reference.

      10.19 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

      10.20   Amendment  to Loan  Agreement  between  Registrant  and Aetna Life
              Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

      10.21 Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of September 2, 1994 (the "Credit Agreement"). Filed with Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1994 and incorporated herein by reference.

      10.22 First Amendment to Credit Agreement dated as of December 22, 1994. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *    10.23   Registrant's  1990 Stock  Option  Plan.  Filed  with  Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *    10.24   Registrant's  1994 Stock  Option  Plan.  Filed  with  Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

      23.1    Consent of Independent Auditors.  Filed herewith.

      23.2    Consent of David Goldberg (included in Exhibit 5.1).

      23.3    Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

      23.4    Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

      23.5    Consent of ENSR Consulting and Engineering.  Filed herewith.

      23.6    Consent of Financial Research Group.  Filed herewith.

      23.7    Consent of John A. Martin & Associates, Inc.  Filed herewith.

      99.1    Proxy card for Registrant.  Filed herewith.

      99.2    Proxy card for Public Storage Properties VII, Inc. Filed herewith.

      99.3    Cash Election Form.  Filed herewith.

      99.4 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated as of January 31, 1995 (filed as Appendix B to the Joint Proxy Statement and Prospectus).

      99.5 Opinion of Robert A. Stanger & Co., Inc. dated April 27, 1995 (filed as Appendix C to the Joint Proxy Statement and Prospectus).

      99.6 Opinion of Houlihan, Lokey, Howard & Zukin, Inc. dated April 27, 1995 (filed as Appendix D to the Joint Proxy Statement and Prospectus). 99.7 Notice of Redemption of the Series D Shares of Public Storage Properties VII, Inc. (filed as Appendix G to the Joint Proxy Statement and Prospectus).

      99.7 Notice of Redemption of the Series D Shares of Public Storage Properties VII, Inc. (filed as Appendix G to the Joint Proxy Statement and Prospectus).

      99.8    Letter from ENSR  Consulting  and  Engineering  dated  January 31,
              1995.

      99.9    Letter from ENSR  Consulting  and  Engineering  dated  January 31,
              1995.

      99.10   Letter from Financial Research Group dated January 31, 1995.

      99.11   Letter from John A. Martin &  Associates,  Inc.  dated January 31,
              1995.


- ---------------

   *Compensatory benefit plan.